      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996



                                                       REGISTRATION NO. 333-4254

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             BAR TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     3312                    13-3753384
     (STATE OR OTHER            (PRIMARY STANDARD          (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL           IDENTIFICATION NUMBER)
   OF INCORPORATION OR         CLASSIFICATION CODE
      ORGANIZATION)                  NUMBER)

                            ------------------------

                         227 FRANKLIN STREET, SUITE 300
                         JOHNSTOWN, PENNSYLVANIA 15901
                                 (814) 533-7200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                            ------------------------

                                JAMES R. POWERS
                            CHIEF EXECUTIVE OFFICER
                             BAR TECHNOLOGIES INC.
                         227 FRANKLIN STREET, SUITE 300
                         JOHNSTOWN, PENNSYLVANIA 15901
                                 (814) 533-7200

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                             WILSON S. NEELY, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

     The address of the principal executive offices of each of the additional registrants listed below, and the name and address of the agent for service therefor, is the same as is set forth for Bar Technologies Inc. on the facing page of this Registration Statement.

                                                           PRIMARY STANDARD
                                                              INDUSTRIAL       I.R.S. EMPLOYER
                                        JURISDICTION OF     CLASSIFICATION     IDENTIFICATION
                NAME                     INCORPORATION          NUMBER             NUMBER
- -------------------------------------   ---------------    ----------------    ---------------
Bliss & Laughlin Industries Inc......          Delaware          3316               36-2607304
Bliss & Laughlin Steel Company.......          Illinois          3316               36-3183728
Canadian Drawn Steel Company Inc.....            Canada          3316          Not Applicable

                             BAR TECHNOLOGIES INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

             FORM S-4 ITEM NUMBER                 LOCATION IN PROSPECTUS
    -------------------------------------- -------------------------------------
 1. Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus.......................... Forepart of the Registration
                                             Statement and Outside Front Cover
                                             Page of Prospectus

 2. Inside Front and Outside Back Cover
      Pages of Prospectus................. Inside Front and Outside Back Cover
                                             Pages of Prospectus

 3. Risk Factors, Ratio of Earnings to
      Fixed Charges and Other
      Information......................... Summary; Pro Forma Financial
                                             Information; Selected Financial
                                             Information; Risk Factors

 4. Terms of the Transactions............. Summary; Use of Proceeds; The
                                             Exchange Offer; Certain Federal
                                             Income Tax Considerations;
                                             Description of the Exchange Notes;
                                             Notes Registration Rights

 5. Pro Forma Financial Information....... Pro Forma Financial Information

 6. Material Contracts with the Company
      Being Acquired...................... Not Applicable

 7. Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters........... Not Applicable

 8. Interests of Named Experts and
      Counsel............................. Not Applicable

 9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities......................... Not Applicable

10. Information with Respect to S-3
      Registrants......................... Not Applicable

11. Incorporation of Certain Information
      by Reference........................ Not Applicable


12. Information with Respect to S-2 or S-3
      Registrants......................... Not Applicable

13. Incorporation of Certain Information
      by Reference........................ Not Applicable

14. Information with Respect to
      Registrants Other than S-3 or S-2
      Registrants......................... Summary; The Company; Capitalization;
                                             Pro Forma Financial Information;
                                             Selected Financial Information;
                                             Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations; Business;
                                             Financial Statements

15. Information with Respect to S-3
      Companies........................... Not Applicable

16. Information with Respect to S-2 or S-3
      Companies........................... Not Applicable

17. Information with Respect to Companies
      Other than S-3 or S-2 Companies..... Not Applicable

18. Information if Proxies, Consents or
      Authorizations are to be
      Solicited........................... Not Applicable

19. Information if Proxies, Consents or
      Authorizations are not to be
      Solicited or in an Exchange Offer... Management; Certain Transactions;
                                             Principal Stockholders

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 12, 1996

PROSPECTUS

BAR TECHNOLOGIES INC.
AND ITS SUBSIDIARIES
OFFER TO EXCHANGE $91,609,000 OF ITS 13 1/2% SENIOR SECURED
NOTES DUE 2001 WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT FOR $91,609,000 OF ITS OUTSTANDING 13 1/2%
SENIOR SECURED NOTES DUE 2001


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ,
1996, UNLESS EXTENDED (THE 'EXPIRATION DATE').


     Bar Technologies Inc., a Delaware corporation ('BarTech'), and each of its existing wholly owned subsidiaries, Bliss & Laughlin Industries Inc., Bliss & Laughlin Steel Company and Canadian Drawn Steel Company Inc. (collectively, the 'Guarantors'), hereby offer to exchange (the 'Exchange Offer') up to $91,609,000 in aggregate principal amount of BarTech's new 13 1/2% Senior Secured Notes due 2001 (the 'Exchange Notes') for $91,609,000 in aggregate principal amount of BarTech's outstanding 13 1/2% Senior Secured Notes due 2001 (the 'Notes'). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as provided below) and are issued free from any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Notes and contain terms which are identical in all material respects to the terms of the Notes that are to be exchanged therefor.


    The Notes were sold by BarTech in connection with (i) the merger of a wholly owned subsidiary of BarTech with and into Bliss & Laughlin Industries Inc. (the 'B&L Acquisition'), (ii) the entering into by BarTech and certain of its subsidiaries of the New Credit Agreement (as defined) and (iii) the issuance of shares of Special Class B Common Stock of BarTech (the 'Class B Common Stock' and, together with the Class A Common Stock of BarTech (the 'Class A Common Stock'), the 'Common Stock'), representing a majority of the outstanding Common Stock on a fully diluted basis for gross proceeds of $30.0 million in cash (the

'Blackstone Investment') provided by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (collectively, 'Blackstone'). The issuance of the Notes, the B&L Acquisition, the effectiveness of the New Credit Agreement and the Blackstone Investment, together with the repayment of certain outstanding indebtedness, are referred to herein as the 'Recapitalization.'

    The Exchange Notes will bear interest at a rate of 13 1/2% per annum payable semiannually on April 1 and October 1 of each year, commencing October 1, 1996. BarTech has placed into an escrow account (the 'Interest Escrow Account') for the benefit of the holders of the Notes and the Exchange Notes (collectively, the 'Noteholders') approximately $18.5 million of the net proceeds from the sale of the 91,609 units (collectively, the 'Units'), each consisting of $1,000 principal amount of Notes and one warrant (a 'Warrant'), each Warrant initially entitling the holder thereof to purchase one share of Class A Common Stock, representing funds that will be sufficient to pay interest on the Notes and the Exchange Notes due on the first three interest payment dates.

    The Exchange Notes will be redeemable, in whole or in part, at the option of BarTech, at any time on or after April 1, 1999, at the redemption prices set forth herein. In addition, at any time prior to April 1, 1999, BarTech may redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued in the event of one or more Public Equity Offerings (as defined) for aggregate gross proceeds of $35.0 million or more at 113 1/2% of the principal amount thereof, together with accrued interest thereon; provided that not less than $55.0 million aggregate principal amount of Exchange Notes would remain outstanding immediately after giving effect to any such redemption.


    The Exchange Notes will be senior obligations of BarTech ranking pari passu in right of payment with all existing and future senior indebtedness of BarTech. The Exchange Notes will be guaranteed (the 'Guarantees') on a senior basis, jointly and severally, by the Guarantors. The Exchange Notes and the Guarantees will initially be secured by first or second priority liens on certain assets of BarTech and the Guarantors and certain other assets as described under 'Summary of Collateral and Intercreditor Agreements.' As of March 31, 1996, after giving effect on a pro forma basis to the Recapitalization and including $4.3 million of Caster financing incurred after March 31, 1996, BarTech and its subsidiaries would have had $50.5 million of other indebtedness which was pari passu with the Exchange Notes and the Guarantees, of which approximately $17.7 million was secured by liens on certain assets that were prior to the liens securing the Exchange Notes and the Guarantees.



    If BarTech has Excess Cash Flow (as defined) for any fiscal year, BarTech will under certain circumstances be obligated to make an offer to purchase Exchange Notes in an aggregate principal amount equal to the Noteholders' Pro Rata Share (as defined) of 75% of such Excess Cash Flow at a price of 100% of the principal amount thereof. Upon the occurrence of a Change of Control (as defined), BarTech will be obligated to make an offer to purchase all of the outstanding Exchange Notes at a purchase price equal to 101% of the principal amount thereof. If such an offer is made, there can be no assurance that BarTech or the Guarantors will have available funds sufficient to pay for all of the Exchange Notes that might be delivered by holders of Exchange Notes seeking to accept such offer. In addition, BarTech may be obligated to make an offer to purchase Exchange Notes at a price equal to 100% of the aggregate principal amount thereof in the event of certain asset sales. See 'Description of the Exchange Notes.'



    The Notes were issued on April 2, 1996 in transactions not registered under the Securities Act of 1933, as amended (the 'Securities Act'), in reliance upon the exemption provided by Section 4(2) of the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain of the obligations of BarTech and the Guarantors under the registration rights agreement relating to the Notes. See 'The Exchange Offer--Purpose of the Exchange Offer.' BarTech and the Guarantors are making the Exchange Offer in reliance upon an interpretation by the staff of the Securities and Exchange Commission set forth in a series of no-action letters issued to third parties. Based on such interpretation, BarTech and the Guarantors believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an 'affiliate' of BarTech and the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holders have no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, BarTech and the Guarantors have not sought, and do not intend to seek, their own no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Each broker-dealer that received the Notes from BarTech in the Offering (as defined) and not as a result of market-making or other trading activities, in the absence of an exemption, must comply with the registration requirements of the Securities Act. BarTech and the Guarantors will, for a period of 180 days after consummation of the Exchange Offer, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'


    The Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ('PORTAL') market. The Exchange Notes constitute securities for which there is no established trading market. Any

Notes not tendered and accepted in the Exchange Offer will remain outstanding. BarTech and the Guarantors do not currently intend to list the Exchange Notes on any securities exchange. To the extent that any Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange. The date of acceptance and exchange of the Notes (the 'Exchange Date') will be the first business day following the Expiration Date. Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. BarTech and the Guarantors will pay all expenses incident to the Exchange Offer. BarTech and the Guarantors will not receive any proceeds from the Exchange Offer.

                            ------------------------

SEE 'RISK FACTORS' BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       , 1996

                             ADDITIONAL INFORMATION

     BarTech and the Guarantors (collectively, the 'Issuers') have filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the 'Registration Statement') under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Issuers and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.


     The Issuers are not currently subject to the informational requirements of Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Upon completion of the Exchange Offer, BarTech will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission. In addition, pursuant to the Indenture covering the Notes and the Exchange Notes, BarTech has agreed to file with the Commission and provide to the Noteholders the annual reports and the information, documents and other reports otherwise required pursuant to Section 13 of the Exchange Act.
                      ------------------------------------

     UNTIL             , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements (and notes thereto) included elsewhere in this Prospectus. References to 'BarTech' shall mean Bar Technologies Inc. and references to the 'Company' shall, unless the context otherwise requires, include BarTech and its direct and indirect subsidiaries. Unless the context otherwise requires, references to 'B&L' shall mean Bliss & Laughlin Industries Inc. and its subsidiaries Bliss & Laughlin Steel Company ('BLSC') and Canadian Drawn Steel Company Inc. ('CDSC'). All references to a fiscal year of the Company, BarTech or B&L refer to the 12-month period ended on September 30 of such year. Holders of Notes considering tendering their Notes in the Exchange Offer should read this Prospectus in its entirety. This Prospectus contains forward-looking statements which involve certain risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements. Factors that might cause a difference include, but are not limited to, those discussed in 'Risk Factors.'

                                  THE COMPANY


     The Company believes that, upon the completion of its strategic modernization and expansion plan, it will be positioned to be one of the lowest cost vertically integrated producers of high quality hot rolled engineered and cold finished steel bar products in North America due to its collective bargaining agreement, attractive support arrangements and the B&L Acquisition. In September 1994, the Company acquired certain steelmaking and bar rolling assets (the 'BRW Assets') of the former Bar, Rod and Wire Division (the 'Bethlehem BRW Division') of Bethlehem Steel Corporation ('Bethlehem'). Until it

shut down its manufacturing operations in December 1992, the Bethlehem BRW Division was a leading manufacturer of high quality engineered bar, rod and wire products. In conjunction with the acquisition of the BRW Assets, the Company (i) negotiated a new five-year labor agreement which it believes provides significant cost advantages over its competitors and the historical labor costs of the Bethlehem BRW Division, (ii) secured long-term, low interest economic development funding from Federal and State and local agencies and attractive economic development rates and other support arrangements from utilities and other suppliers, and (iii) developed and is implementing a major modernization and expansion plan that it expects will reduce its per ton operating costs significantly below Bethlehem's costs of operating the BRW Assets. On February 9, 1996, BarTech restarted its Lackawanna, New York 13' bar mill (the 'Lackawanna Facility') on a limited basis and began producing for commercial sale hot rolled engineered bar products. BarTech expects to commence commercial steelmaking operations at its Johnstown, Pennsylvania facility (the 'Johnstown Facility') in the summer of 1996. In addition, BarTech on April 2, 1996 acquired B&L, the second largest processor of cold finished steel bar products in North America. The Company expects to realize a number of strategic benefits from the B&L Acquisition, including (i) providing BarTech with a wholly owned consumer of hot rolled engineered bar products, (ii) providing BarTech and B&L with an expanded breadth and scope of product offerings and opportunities for enhanced distribution of their products, and (iii) providing B&L with a more reliable, long-term source of supply of higher quality and larger sized hot rolled engineered bar products that it expects will enable it to bid effectively for more new business. In fiscal 1995, B&L purchased 246,000 tons of hot rolled engineered bar products.


     Hot rolled engineered bar products are high quality carbon and alloy steel bars that are manufactured to meet rigorous end user requirements for surface quality, strength, hardenability, machinability, toughness and other engineering objectives. In order to meet these quality specifications, detailed and specific practices must be followed in the engineered bar production process. The principal markets for engineered bar products are, among others, the automotive, industrial machinery, heavy equipment and independent forging industries, which use engineered bar products in a wide variety of applications where product quality and strength are critical, such as cam shafts, axles, roller bearings, hydraulic fittings, ordnance, valves and fittings, and wheel hubs and spindles. The Company believes that the engineered bar market is generally less volatile than the overall steel market, and hot rolled engineered bar products generally sell for higher prices and yield higher margins than lower grades of bar products such as merchant quality and reinforcing bar products. The Company estimates that the total North American market during calendar 1994 for hot rolled engineered bar products was approximately 8.7 million tons.

     The Company plans to target the higher quality, higher margin segment of the hot rolled engineered bar market. Customers in this market segment require specialized products with stringent quality specifications for applications such as the 'near net shape' manufacturing process, which is designed to produce parts as similar as possible in size and shape to the final part and, by minimizing costly machining and scrap, results in lower costs to the end user. These stringent product requirements limit the number of steelmakers that can produce higher quality hot rolled engineered bar products. The Company believes it will have a lower cost structure than most large producers of higher quality hot rolled engineered bar products and that other steelmakers that may operate with lower cost structures, such as certain mini-mills, generally lack the facilities or production processes to manufacture such high quality products.

     Pursuant to the B&L Acquisition, the Company has become a major processor of cold finished bar products. Cold finished bars are processed from hot rolled bars through value-adding processes that improve the physical properties of hot rolled bars, such as cold drawing, turning, grinding, polishing and thermal treating or combinations of such processes. Cold finishing allows for the manufacture of products with more precise size and straightness tolerances as well as surface finishes that allow customers to more efficiently produce a number of end products. Cold finished bar products include rounds, squares, hexagons and flats, all of which can be further processed by cold finished bar customers. The Company estimates that the total North American market during fiscal 1995 for cold finished bar products was approximately 2.4 million tons per year.

ACQUISITION OF BRW ASSETS, IMPROVED COST STRUCTURE AND STRATEGIC MODERNIZATION AND EXPANSION PLAN


     In September 1994, the Company acquired the BRW Assets from Bethlehem for an aggregate price of $26.5 million (consisting of $15.5 million in cash, the $5.5 million Bethlehem Subordinated Note and $5.5 million of Bethlehem Preferred Stock) without assuming any liability for past service costs for pension and retiree medical benefits and with an indemnification to limit BarTech's liability for material costs arising from certain pre-acquisition environmental conditions (i) through December 31, 1996, to 50% of the first $2.0 million in damages, or $1.0 million, and (ii) thereafter, to 50% of the first $10.0 million of damages, or $5.0 million in the aggregate. The BRW Assets had a net book value on Bethlehem's balance sheet at the time of acquisition in excess of $140.0 million. Through a new labor agreement and the procurement of attractive support arrangements and upon the completion of its strategic modernization and expansion plan, the Company believes it will be positioned to establish itself as one of the lowest cost producers of high quality hot rolled engineered bar products in North America.



     New Labor Agreement and Employee Partnership. BarTech's new five-year collective bargaining agreement with the United Steelworkers of America (the 'USWA') for the Johnstown Facility and the Lackawanna Facility (together, the 'BarTech Facilities') represents the start of a new partnership between BarTech and its employees. The new collective bargaining agreement provides for all-inclusive wage and benefits costs of approximately $16 per hour per employee for the first year of the agreement, which commenced with the restart of commercial operations at the Lackawanna Facility on February 9, 1996, and provides for increases in each year thereafter, culminating with all-inclusive wage and benefit costs of approximately $23 per hour per employee in the last year of the agreement. See 'Business-- Employees.' BarTech's first year wage and benefits costs per employee under the agreement will be approximately half of that experienced under the USWA labor agreement applicable to the BarTech

Facilities when operated by the Bethlehem BRW Division in 1992 (the 'Bethlehem Labor Agreement') and will be even more advantageous when compared with average steel industry all-inclusive wage and benefits costs, which were approximately $33 per hour per employee for calendar 1994 according to the American Iron and Steel Institute ('AISI'). BarTech also expects to realize reduced staffing levels and substantial operating flexibility resulting from a reduction in job classifications to five in the new agreement compared with 34 in the Bethlehem Labor Agreement. The new agreement also provides for a defined contribution plan for retirement benefits whereas retirement benefits under the Bethlehem Labor Agreement were on a defined benefit basis. Under a defined benefit plan the employer guarantees the participant a certain level of retirement income. Under a defined contribution plan the participant's retirement benefit is not guaranteed by the employer, but rather is based solely on (1) the amount contributed to the participant's account and (2) any income, expenses, gains and losses of such account. Unlike the defined benefit plan provided for by the Bethlehem Labor Agreement, the Company will not have an obligation to ensure that the defined contribution plan has adequate assets to fund any specified benefit level.



     The Company believes that its new partnership with its BarTech employees through the new collective bargaining agreement with the USWA provides a foundation for favorable labor relations with its BarTech employees. In exchange for the USWA entering into the new agreement, the Company agreed to establish an employee stock ownership plan (the 'ESOP'). The Company also agreed that BarTech would contribute a minimum of 20% of the then outstanding Common Stock of BarTech to the ESOP (subject to dilution for events occurring subsequent to February 1994) and granted the USWA the power to appoint, and the USWA has appointed, two of the eleven existing directors of BarTech. The Company intends to continue to work closely with the USWA to improve productivity and maintain low overall labor costs while providing a stable and safe work environment at competitive wage rates.



     The Company believes that it is unlikely that a competitor will be able to negotiate a similar contract with the USWA in the foreseeable future, although no assurance can be given to such effect. When the Company's labor contract was negotiated, the Company believes that the USWA was under considerable pressure to be conciliatory due to the shutdown of the Bethlehem BRW Division specifically and the generally poor performance of the steel industry. In contrast, the steel industry has since then experienced a turn-around in performance, and the Company believes that the USWA will request wage increases as contract discussions are reopened with other steel companies.


     Attractive Support Arrangements. The Company has secured favorable economic development funding commitments for the BarTech Facilities totaling

$43.5 million, after giving effect to the Recapitalization on a pro forma basis, from several Federal and State and local governmental entities in the Commonwealth of Pennsylvania and the State of New York. The majority of these funding arrangements carry annual interest rates of 3% or below with final maturities of up to 15 years.


     For the Johnstown Facility, the Company has a non-binding memorandum of understanding with its electric supplier which it believes will provide it with favorable electric rates. For example, in its first year of operations, the Company expects its rates to be as low as 3.2cents per kilowatt hour ('KWH'). A definitive agreement with Johnstown's electric supplier is expected to be signed in August 1996 and will become effective upon approval by the Pennsylvania Utility Commission. The Company also has entered into a letter of intent to purchase a local natural gas transmission line that will assure the Company's continued access to gas service at a cost below local utility rates. The Lackawanna Facility is expected to benefit from low electric rates of approximately 2.0cents per KWH (based on current rates) and favorable natural gas transmission rates. Utilities represent approximately 11% of the cost of production of hot rolled bars.


     Bethlehem also agreed to indemnify the Company for material costs arising from certain pre-acquisition environmental conditions relating to the BRW Assets. See 'Risk Factor--Environmental Considerations.' In addition, the Company expects that most of BarTech's employees will be former Bethlehem BRW Division employees who have qualified for Bethlehem pension benefits. Pursuant to an agreement with Bethlehem, such employees will continue to receive their medical benefits pursuant to Bethlehem's pension plan and the obligation of BarTech relating to these medical benefits will be limited to an annual fixed payment per employee by BarTech to Bethlehem that will be less than one-half of the factual cost for each employee for such benefits and will not vary over time or based on actual claims experience.


     Strategic Modernization and Expansion Plan. The Company developed and is implementing a plan to modernize and expand the Johnstown Facility to take advantage of proven technological advances in hot rolled engineered bar production. Phase One of the two phase plan involves replacing the former ingot based steel production process at the Johnstown Facility with a flexible combination bloom/billet continuous casting process, together with the installation of a new computerized management information system. The completion of Phase One is expected to lead to many cost savings and quality improvements for the Company as compared with the operations of the Bethlehem BRW Division. Phase One is scheduled to be completed and steelmaking operations are expected to commence at the Johnstown Facility in the summer of 1996. As of July 8, 1996, the Company estimates that an additional $6.3 million of capital expenditures (net of an approximate $2 million prepayment discount, as discussed in 'Management's Discussion and Analysis of Financial

Condition and Results of Operations--Liquidity and Capital Resources') will be required to complete Phase One. See 'Business--BarTech Modernization and Expansion Plan.'



     The Company plans to further modify the Johnstown Facility in Phase Two of its modernization and expansion plan, which will provide bloom processing and direct charged large sized bar finishing capabilities. Direct charging facilities will allow the Company to roll semi-finished billet and finished bar products directly as the blooms are produced from the continuous caster, thereby further reducing manufacturing costs, increasing productivity and improving product quality. Phase Two is intended to allow the Company to expand and diversify its product offerings and market share and penetrate additional higher quality and larger size segments of the engineered bar market, which segments the Company believes have fewer competitors than the engineered bar market generally. Commercial steelmaking operations of the Company will begin after the completion of Phase One and are not conditioned or dependent on the completion or progress of Phase Two. It is expected that the Company's commercial steelmaking operations at the Johnstown Facility will continue with minimal disruption during the construction and implementation of Phase Two, which is currently scheduled to be completed by the end of 1997. By the end of the summer of 1997, the Company expects to have the capability to cast larger blooms of up to 10' by 14' and to direct charge blooms and equalize their temperature in the new bloom reheat furnace immediately after casting and before further rolling on the existing 30'-21' mill and discharge to the new turnover cooling bed. By the end of 1997, with the addition of mill stands and other equipment to the existing 30'-21' mill, the Company expects to have the capability to produce large round and round-cornered square bars in sizes up to 6'. See 'Risk Factors--Risks of Implementation of Modernization and Expansion Plan and Start-Up of Idle Manufacturing Facilities' and 'Business--BarTech Modernization and Expansion Plan--Phase Two.'



     The cost of Phase Two was estimated in March 1996 to be approximately $25 million. However, it is now expected that the total cost may ultimately be $10 million to $15 million higher than the original estimate primarily due to (i) the Company's contemplated purchase of new, more efficient mill stands rather than the previously intended utilization of currently owned redundant mill stands, (ii) the receipt of higher price quotations than earlier anticipated,
(iii) the incorporation of certain equipment modifications in order to allow casting of additional bloom sizes to optimize efficiency at the Company's rolling mill operations and (iv) the addition of equipment to further improve the internal quality of the as-cast bloom product to enhance product marketability. The Company is continuing to analyze all aspects of Phase Two and negotiate with vendors and contractors in order to complete Phase Two at the lowest possible cost. See 'Business--BarTech Modernization and Expansion Plan-- Phase Two.'


     Projects designed to take advantage of additional growth opportunities currently are being planned and analyzed by the Company. These projects include the modification of the Company's existing 11' bar mill in Johnstown,

Pennsylvania with the installation of a rod block that would allow the Company to compete in the high quality, high margin segment of the steel rod market. The Company believes that the high quality segment of the rod market is served by few low cost domestic competitors and the Company's proximity to a major local customer of rod products should enable it to compete successfully in this market. This and other additional projects will be pursued only after the completion of the Company's two phase modernization and expansion plan and upon the Company's final determination that its entry into any new market would be a sustainable long-term enhancement to the Company's future profitability.

THE B&L ACQUISITION

     On October 4, 1995, BarTech entered into an amended merger agreement (the 'Merger Agreement') with B&L, and on April 2, 1996, BarTech acquired B&L for $9.50 per share of common stock in cash for an aggregate purchase price of approximately $38.0 million. The Company believes that B&L currently is the second largest processor of cold finished steel bar products in North America and offers the widest range of grades, shapes and sizes of cold finished bar products in North America. B&L has received quality awards from a number of its customers, including Ford Motor Company's 'Q1 Preferred Quality Award' for B&L's Harvey, Illinois and Cartersville, Georgia facilities and Case Corporation's 'Supplier Quality Assurance Recognition Award' for the Harvey, Illinois facility. B&L was one of the largest purchasers of hot rolled engineered bar products from the Bethlehem BRW Division before Bethlehem shut down the operations of the Bethlehem BRW Division in 1992.

     Through the B&L Acquisition and with the commencement of steelmaking production at the BarTech Facilities, the Company will be a vertically integrated producer of high quality hot rolled and cold finished steel bar products. The Company believes it will realize significant benefits from the B&L Acquisition, including: (i) a preferred supplier relationship with B&L as a wholly owned consumer of many of BarTech's engineered bar products, which will provide the Company with additional stability during its initial market re-entry and during any subsequent market downturns, (ii) cost savings through the consolidation of select corporate functions and the synergy of certain sales and marketing efforts and other activities, (iii) an expanded breadth and scope of product offerings and opportunities for enhanced distribution of the Company's products, (iv) improved inventory management due to dependable raw material sourcing for B&L, and (v) the opportunity for B&L to pursue more aggressively longer term marketing opportunities not previously pursued due to a lack of a reliable, long-term source of supply of higher quality and larger sized hot rolled engineered bar products.

MARKET RE-ENTRY STRATEGY

     The Company has begun the implementation of its marketing plan for its hot rolled engineered bar products, including contacting potential customers, many of whom are former customers of the Bethlehem BRW Division, and determining and identifying potential customer product and volume requirements.

     During its first year of commercial operations, BarTech's market re-entry strategy is to focus on shipping its hot rolled engineered bar products to the lower end segments of the engineered bar market where it believes fewer pre-qualification requirements exist and where its low cost operating structure will provide a competitive advantage over its primary competitors. The Company expects that, in addition to its lower end market shipments, BarTech will also produce trial heats of higher quality hot rolled engineered bar products for testing and analysis by customers requiring pre-qualification of products. As market penetration is gained in the lower end segment of the engineered bar market and pre-qualification of its higher quality products is achieved, BarTech will then selectively pursue higher quality engineered bar market segments that offer potentially higher profit margins than other engineered bar market segments.

     As part of its initial hot rolled engineered bar product strategy, the Company restarted operations at the Lackawanna Facility's 13' bar mill on February 9, 1996, utilizing semi-finished billets purchased from other steelmakers to produce hot rolled engineered bar products for the lower end segment of the engineered bar market. These initial operations at the Lackawanna Facility are intended to re-establish the Company as a supplier in the hot rolled engineered bar market while facilitating its transition into full steelmaking and bar rolling operations by avoiding simultaneous start-ups of its steelmaking and bar rolling facilities.

     In addition to these marketing strategies, the Company intends to capitalize on its new affiliation with B&L by supplying B&L, a large consumer of hot rolled engineered bar products, with a portion of BarTech's initial production of hot rolled engineered bar products. The Company believes that BarTech will have the capability to supply B&L with up to approximately 115,000 tons of product annually after the completion of Phase One, based on B&L's current projections for its hot rolled engineered bar requirements. Following the completion of Phase Two and BarTech's entry into the higher end segments of the engineered bar market, BarTech will have the capability to supply B&L with up to approximately 180,000 tons of product per year and therefore may be able to further expand its shipments to B&L. The Company believes that sales to B&L will (i) enhance BarTech's near term entry into the engineered bar market, (ii) provide an immediate initial market for BarTech's engineered bar products to permit more efficient production, and (iii) potentially offset any effects of any softening in the market for hot rolled engineered bar products.

MANAGEMENT


     Both BarTech's and B&L's management teams have extensive experience in the steel industry. BarTech's management team consists of executives that have had experience at many of the Company's principal competitors and at mini-mills, and also includes key personnel from the Bethlehem BRW Division. Collectively, the top four senior executives of the Company have 125 years of experience in the steel industry. In addition, it is intended that, subject to certain vesting provisions, senior management of the Company will have an ownership interest in BarTech equal to approximately 2.1% of the Common Stock (after giving effect to all the issuances agreed to as of the time of the Recapitalization, but subject to further dilution for subsequent events). See 'Management--Executive Compensation.'


THE RECAPITALIZATION

     The Units were offered as part of a recapitalization (the
'Recapitalization') of BarTech. The other principal components of the Recapitalization, which were consummated concurrently with the offering of the Units (the 'Offering'), include the following:


     o The issuance of shares of Class B Common Stock of BarTech in consideration of the $30.0 million Blackstone Investment. Blackstone, as the beneficial owner of the Class B Common Stock, is entitled to designate the Class B Directors, who hold 50% of the voting power of the Board of Directors. In addition, pursuant to the terms of the Stockholders' Agreement, Blackstone has the right to cause one additional director to be replaced by a person designated by Blackstone. Accordingly, Blackstone has the ability to control the affairs of BarTech and its subsidiaries.



     o The establishment of a new senior revolving credit agreement (the 'New Credit Agreement') among BarTech, B&L and a syndicate of banks led by Chemical Bank, as agent, which provides BarTech and B&L with a revolving credit facility in an aggregate principal amount of up to $90.0 million, of which a portion will be available in the form of letters of credit. The New Credit Agreement is initially secured by (i) all of the inventory, accounts receivable, related intangibles and documents and the proceeds of the foregoing, (ii) all of the Common Stock of BarTech outstanding on the Issue Date, subject to dilution and release under certain circumstances, and (iii) all the capital stock of each direct or indirect subsidiary of BarTech. The pledges of capital stock referred to in (ii) and (iii) will be made on a first priority basis and will be equal and ratable with the liens on such capital stock in favor of Noteholders. Borrowings under the New Credit Agreement will bear interest at a rate per annum equal to, at BarTech's option, either a prime rate plus 2.00% or an adjusted Libor rate plus 3.00%, subject to upward adjustment in certain circumstances. See 'Description of Other Indebtedness--The New Credit Agreement.'


     o The consummation of the B&L Acquisition and the payment of the aggregate purchase price of approximately $38.0 million. See 'The
       Company--Acquisition of B&L by BarTech.'

     o The repayment of the following indebtedness: (i) approximately $16.8 million aggregate principal amount of outstanding loans under the B&L Revolving Credit Facilities (as defined); (ii) approximately $5.8 million aggregate principal amount of outstanding loans under the Existing BarTech Credit Facilities (as defined); and (iii) approximately $6.1 million aggregate principal amount of outstanding loans under the Master Agreement (as defined).

     The following table sets forth a summary of the sources and uses of funds associated with the Recapitalization:

                     SOURCES
- --------------------------------------------------          AMOUNT
                                                     ---------------------
                                                     (DOLLARS IN MILLIONS)
Issuance of the Units.............................          $  90.0
Blackstone Investment.............................             30.0
                                                           --------
  Total...........................................          $ 120.0
                                                           --------
                                                           --------

                       USES
- --------------------------------------------------
Purchase Price for the B&L Acquisition............          $  38.0
Repayment of Indebtedness(a)......................             27.4
Pre-funding of Phase Two of the Modernization and
  Expansion Plan..................................             20.0
Funding of the Interest Escrow Account............             18.5
Expenses of the Recapitalization other than for
  the Offering....................................              8.8
Fees and expenses related to the Offering.........              7.3
                                                           --------
  Total...........................................          $ 120.0
                                                           --------
                                                           --------

- ------------------
(a) In addition, approximately $1.3 million of Indebtedness was repaid utilizing the Company's available sources of liquidity.

                               THE EXCHANGE OFFER

The Exchange Offer............ BarTech and the Guarantors are offering to exchange pursuant to the Exchange Offer up to
                               $91,609,000 aggregate principal amount of
                               BarTech's new 13 1/2% Senior Secured Notes due
                               2001 (the 'Exchange Notes') for $91,609,000
                               aggregate principal amount of BarTech's

                               outstanding 13 1/2% Senior Secured Notes due 2001
                               (the 'Notes'). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act.
                               See 'The Exchange Offer--Terms of the Exchange' and '--Terms and Conditions of the Letter of Transmittal' and 'Description of Exchange Notes.'

Interest Payments............. Interest on the Exchange Notes shall accrue from the last Interest Payment Date (April 1 or
                               October 1) on which interest was paid on the
                               Notes so surrendered or, if no interest has been
                               paid on such Notes, from April 2, 1996 (the
                               'Issue Date').

Minimum Condition............. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being
                               tendered for exchange.

Expiration Date............... The Exchange Offer will expire at 5:00 p.m., New
                               York City time, on                , 1996, unless
                               extended (the 'Expiration Date'). Any Note not
                               accepted for exchange for any reason will be
                               returned without expense to the tendering holder
                               thereof as promptly as practicable after the
                               expiration or termination of the Exchange Offer.

Exchange Date................. The date of acceptance for exchange of the Notes will be the first business day following the
                               Expiration Date.

Conditions of the Exchange
  Offer....................... BarTech and the Guarantors' obligation to consummate the Exchange Offer will be subject to
                               certain conditions. See 'The Exchange
                               Offer--Conditions to the Exchange Offer.' BarTech
                               and the Guarantors reserve the right to terminate
                               or amend the Exchange Offer at any time prior to
                               the Expiration Date upon the occurrence of any
                               such condition.

Withdrawal Rights............. The tender of Notes pursuant to the Exchange
                               Offer may be withdrawn at any time prior to the
                               Expiration Date.

Procedures for Tendering
  Notes....................... See 'The Exchange Offer--Tender Procedure.'


Federal Income Tax
  Consequences................ The exchange of Notes for Exchange Notes will not be a taxable exchange for federal income tax
                               purposes. See 'Certain Federal Income Tax
                               Considerations.'

Effect on Holders of Notes.... As a result of the making of, and upon acceptance for exchange of all validly tendered Notes
                               pursuant to the terms of, this Exchange Offer,
                               BarTech and the Guarantors will have fulfilled a
                               covenant contained in the Registration Rights
                               Agreement (the 'Notes Registration Rights
                               Agreement') dated April 1, 1996 by and among
                               BarTech, the Guarantors and Chase Securities
                               Inc., as Initial Purchaser (the 'Initial
                               Purchaser'), and, accordingly, there will be no
                               increase in the interest rate on the Notes
                               pursuant to the terms of the Notes Registration
                               Rights Agreement, and the holders of the Notes
                               will have no further registration or other rights
                               under the Notes Registration Rights Agreement.
                               Holders of the Notes who do not tender their
                               Notes in the Exchange Offer will continue to hold
                               such Notes and will be entitled to all the rights
                               and limitations applicable thereto under the
                               Indenture dated as of April 1, 1996, among
                               BarTech, the Guarantors and United States Trust
                               Company of New York, as trustee, relating to the
                               Notes and the Exchange Notes (the 'Indenture'),
                               except for any such rights under the Notes
                               Registration Rights Agreement that by their terms
                               terminate or cease to have further effectiveness
                               as a result of the making of, and the acceptance
                               for exchange of all validly tendered Notes
                               pursuant to, the Exchange Offer. All untendered
                               Notes will continue to be subject to the
                               restrictions on transfer provided for in the
                               Notes and in the Indenture. To the extent that
                               Notes are tendered and accepted in the Exchange
                               Offer, the trading market for untendered Notes
                               could be adversely affected.

Use of Proceeds............... There will be no cash proceeds to BarTech and the
                               Guarantors from the exchange pursuant to the
                               Exchange Offer.

Exchange Agent................ United States Trust Company of New York is
                               serving as Exchange Agent in connection with the

                               Exchange Offer.

Consequence of Failure to
  Exchange.................... Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer
                               will continue to be subject to the restrictions
                               on transfer of such Notes as set forth in the
                               legend thereon as a consequence of the offer or
                               sale of the Notes pursuant to an exemption from,
                               or in a transaction not subject to, the
                               registration requirements of the Securities Act
                               and applicable state securities laws. In general,
                               the Notes may not be offered or sold, unless
                               registered under the Securities Act, except
                               pursuant to an exemption from, or in a
                               transaction not subject to, the Securities Act
                               and applicable state securities laws. BarTech and
                               the Guarantors do not currently anticipate that
                               they will register the Notes under the Securities
                               Act.

TERMS OF THE EXCHANGE NOTES:

Maturity Date................. April 1, 2001.

Interest Payment Dates;
  Interest Escrow Account..... Interest will accrue on the Exchange Notes at a rate of 13 1/2% per annum from the Issue Date and
                               will be payable

                               semiannually on each April 1 and October 1, commencing October 1, 1996. On the Issue Date, the Company placed approximately $18.5 million of the net proceeds from the sale of the Units into the Interest Escrow Account.

Optional Redemption........... The Exchange Notes will be redeemable, in whole or in part, at the option of BarTech, at any time
                               on or after April 1, 1999 at the redemption
                               prices set forth in 'Description of the Exchange
                               Notes--Redemption,' together with accrued and
                               unpaid interest, if any, to the date of
                               redemption. In addition, at any time prior to
                               April 1, 1999, BarTech may redeem up to 35% of
                               the aggregate principal amount of the Exchange
                               Notes originally issued in the event of one or
                               more Public Equity Offerings (as defined in

                               'Description of the Exchange Notes-- Redemption') for aggregate gross proceeds of $35.0 million or more at a redemption price of 113 1/2% of principal amount, together with accrued and unpaid interest, if any, thereon; provided that not less than $55.0 million aggregate principal amount of Notes and Exchange Notes would remain outstanding immediately after giving effect to any such redemption.

Guarantees.................... The Exchange Notes will be guaranteed (the
                               'Guarantees') on a senior basis, jointly and
                               severally, by all of BarTech's existing
                               subsidiaries, Bliss & Laughlin Industries Inc.,
                               Bliss & Laughlin Steel Company and Canadian Drawn
                               Steel Company ('CDSC'), and any future
                               subsidiary of BarTech that owns or holds any
                               Collateral (as defined below).

Security...................... The Exchange Notes and the Guarantees will initially be secured by liens on (i) interests in
                               certain real properties owned or leased by
                               BarTech and the Guarantors on the Issue Date,
                               (ii) interests in machinery and equipment owned
                               on, or acquired after, the Issue Date by BarTech
                               and the Guarantors located at such real
                               properties, (iii) all of the Common Stock of
                               BarTech outstanding on the Issue Date (which was
                               pledged by all of the shareholders of BarTech as
                               of the Issue Date on a non-recourse basis and
                               will be subject to dilution for issuances of
                               Common Stock subsequent to the Offering and
                               release upon the occurrence of certain events),
                               (iv) all of the outstanding capital stock of
                               BarTech's existing subsidiaries, (v) certain
                               contract and intellectual property rights of
                               BarTech and the Guarantors, (vi) the Interest
                               Escrow Account, and (vii) proceeds of the
                               foregoing. The assets and property described in
                               clauses (i)-(vii) above are collectively referred
                               to herein as the 'Collateral.' The claims of
                               Noteholders to proceeds of the Collateral will be
                               entitled to a first or second priority pursuant
                               to the terms of two intercreditor agreements
                               which define the relative rights and remedies of
                               various creditors having claims on the
                               Collateral. As of March 31, 1996, on a pro forma
                               basis after giving effect to the
                               Recapitalization, BarTech and the Guarantors
                               would have had an aggregate amount of
                               approximately $17.7 million of indebtedness
                               outstanding secured by liens on certain of those
                               assets which are senior to the liens securing the
                               Exchange


                               Notes and the Guarantees (which includes the caster financing described under 'Description of Other Indebtedness' that is not reflected on the March 31, 1996 balance sheet of BarTech). In addition, the first priority lien of Noteholders in the capital stock of BarTech and its subsidiaries is shared on a pro rata basis (based upon relative outstanding principal amounts, including the face amount of outstanding letters of credit) with the lenders under the New Credit
                               Agreement. The Exchange Notes and the Guarantees generally will not be secured by separable and identifiable plants or facilities (including machinery and equipment located thereat) acquired or constructed by the Company after the Issue
                               Date. The indenture under which the Exchange
                               Notes will be issued (the 'Indenture') also permits substitution of Collateral under certain circumstances and releases of Collateral without substitution of property of equal value under certain circumstances. See 'Description of the Exchange Notes--Possession, Use and Release of
                               Collateral' and 'Summary of Collateral and Intercreditor Agreements.'

Ranking of the Exchange Notes
  and Guarantees.............. The Exchange Notes will be senior obligations of
                               BarTech ranking pari passu in right of payment
                               with all existing and future senior indebtedness
                               of the Company. Each Guarantee is a senior
                               obligation of the applicable Guarantor ranking
                               pari passu in right of payment with all existing
                               and future senior indebtedness of such Guarantor.
                               As of March 31, 1996, after giving effect on a
                               pro forma basis to the Recapitalization and
                               including $4.3 million of Caster financing
                               incurred after March 31, 1996, BarTech and the
                               Guarantors would have had $50.5 million of other
                               indebtedness (not including $4.6 million of
                               undrawn letters of credit under the New Credit
                               Agreement) which was pari passu with the Exchange
                               Notes and the Guarantees, of which an aggregate
                               of $17.7 million was secured by liens on certain
                               assets that were prior to the liens on the
                               Exchange Notes and the Guarantees.


Change of Control Offer....... In the event of a Change of Control, BarTech will be obligated to make an offer to purchase all of
                               the then outstanding Exchange Notes at a purchase
                               price equal to 101% of the principal amount
                               thereof plus accrued and unpaid interest, if any,
                               to the date of purchase. In the event of certain
                               other changes of ownership, substantially all of
                               BarTech's other indebtedness would become capable
                               of being accelerated. Accordingly, no assurance
                               can be given that BarTech or the Guarantors will
                               be able to purchase all of the Exchange Notes
                               with respect to which such offer is accepted. See
                               'Description of the Exchange Notes--Change of
                               Control Offer.'

Excess Cash Flow Offer........ If the Company has Excess Cash Flow for any
                               fiscal year, BarTech will be required, subject to
                               certain exceptions and limitations (including its
                               ability to retain the first $10.0 million of
                               Excess Cash Flow), to use the Noteholders' Pro
                               Rata Share (defined based on relative outstanding
                               principal amounts of indebtedness in respect of
                               the Notes and Exchange Notes as

                               compared with the New Credit Agreement) of 75% of such Excess Cash Flow to make an offer to purchase Notes and Exchange Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See 'Description of the Exchange Notes-- Excess Cash Flow Offer.'

Asset Sale Offer.............. BarTech will be required in certain circumstances to make an offer to purchase Exchange Notes with
                               the proceeds of certain asset sales at a purchase
                               price equal to 100% of the principal amount
                               thereof plus accrued and unpaid interest, if any,
                               to the date of purchase. See 'Description of the
                               Exchange Notes-- Certain Covenants--Disposition
                               of Proceeds of Asset Sales.'

Certain Covenants............. The Indenture contains certain restrictive covenants including (i) limitations on additional
                               indebtedness, (ii) limitations on issuances and
                               sales of preferred stock of certain subsidiaries,
                               (iii) limitations on restricted payments, (iv)

                               limitations on liens, (v) limitations on sale-leaseback transactions, (vi) limitations on payment restrictions affecting subsidiaries,
                               (vii) limitations on the disposition of proceeds from asset sales, (viii) limitations on transactions with interested persons and (ix) limitations on designations of Unrestricted
                               Subsidiaries (as defined). In addition, the Indenture limits the ability of BarTech and the Guarantors to consolidate, merge or sell all or substantially all of their assets. These covenants are subject to important exceptions and qualifications. See 'Description of the Exchange
                               Notes--Certain Covenants.'

                                  PROJECTIONS

     THE INFORMATION INCLUDED IN THE 'PROJECTIONS' SECTION NECESSARILY ARE BASED UPON NUMEROUS ESTIMATES AND ASSUMPTIONS, INCLUDING THAT THE COMPANY WILL RESTART ITS IDLE JOHNSTOWN FACILITY AND COMPLETE ITS MODERNIZATION AND EXPANSION PLAN ON A TIMELY BASIS AND ON THE COST BASIS FORECASTED BY THE COMPANY AND, AS A NEW MARKET ENTRANT, SUCCESSFULLY RE-ENTER THE HOT ROLLED ENGINEERED BAR MARKET AND OBTAIN CUSTOMERS ON A TIMELY BASIS. THESE ESTIMATES AND ASSUMPTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES, CONTINGENCIES AND RISKS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND UPON ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS DECISIONS AND CONDITIONS THAT ARE LIKELY TO CHANGE. SEE 'RISK FACTORS.' THE PROJECTIONS AND ACTUAL RESULTS WILL VARY AND THOSE VARIATIONS MAY BE MATERIAL. FINANCIAL PROJECTIONS NECESSARILY ARE SPECULATIVE IN NATURE AND ONE OR MORE OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS MAY PROVE NOT TO BE VALID. THIS SECTION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE PROJECTIONS WILL BE ACHIEVED. NOTEHOLDERS CONSIDERING TENDERING THEIR NOTES IN EXCHANGE FOR EXCHANGE NOTES ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS.

                                  RISK FACTORS

     NOTEHOLDERS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FACTORS DESCRIBED IN 'RISK FACTORS' BEFORE TENDERING THEIR NOTES IN EXCHANGE FOR THE EXCHANGE NOTES OFFERED HEREBY.

                                  RISK FACTORS

     Noteholders should consider carefully, in addition to the other information in this Prospectus, the following factors before tendering their Notes in exchange for the Exchange Notes offered hereby. The risk factors set forth below are generally applicable to the Notes as well as the Exchange Notes.

CONSEQUENCE OF FAILURE TO EXCHANGE



     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the offer or sale of the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register the Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Each broker-dealer that received the Notes from the Company in the Offering and not as a result of market-making or other trading activities, in the absence of an exemption, must comply with the registration requirements of the Securities Act. See 'Plan of Distribution.'



LIMITED OPERATING HISTORY



     Noteholders have limited historical operating information about BarTech upon which to base an evaluation of its prospects and future operating performance. BarTech is a recently organized company that has had a limited operating history, has commenced limited hot rolled engineered bar manufacturing operations at its Lackawanna Facility on February 9, 1996 and has not previously owned a cold finished bar operation. In addition, the operating results available for the Bethlehem BRW Division for periods prior to its shut-down in December 1992 are not presented in this Prospectus because, among other things, they would not present comparable information for prospective investors in the Company. Among other things, the Bethlehem BRW Division had an operating cost structure that was materially different than that which the Company expects for BarTech, and BarTech's operations will consist of hot rolled and cold finished engineered bar manufacturing operations while the Bethlehem BRW Division conducted hot rolled bar, rod and wire manufacturing operations.



LIMITED FINANCIAL HISTORY




     Noteholders have limited historical financial information about BarTech upon which to base an evaluation of its prospects and future financial performance. BarTech is a recently organized company that has had a limited financial history. In addition, the financial results available for the Bethlehem BRW Division for periods prior to its shut-down in December 1992 are not presented in this Prospectus because, among other things, they would not present comparable information for prospective investors in the Company.

LOSSES OF BETHLEHEM BRW DIVISION AND OF BARTECH



     Bethlehem BRW Division incurred operating losses from the late 1980s until it halted steelmaking operations in December 1992. And since its formation in September 1994, BarTech has incurred losses as a result of the ongoing maintenance of its facilities and its general administrative expenses. After giving effect to the Recapitalization on a pro forma basis, the Company would have had a net loss of approximately $18.1 million for fiscal 1995 and $18.0 million for the six-month period ended March 31, 1996. The ability of the Company to achieve profitable operations will be dependent upon its ability to successfully complete Phase One of its modernization and expansion plan and restart the BarTech Facilities, profitably re-enter the hot rolled engineered bar market, obtain customers and successfully manage B&L following the B&L Acquisition, in addition to many other factors, many of which will be beyond its control. The Company does not expect to be profitable prior to the commencement of commercial steelmaking operations at the Johnstown Facility. There can be no assurance that the Company will be able to operate profitably.



DEFICIENCY OF EARNINGS TO FIXED CHARGES



     After giving effect to the Recapitalization on a pro forma basis, the Company's earnings would have been insufficient to cover fixed charges by $18.1 million for fiscal 1995 and $17.6 million for the six-month period ended March 31, 1996. As discussed above, the ability of the Company to achieve profitable operations will be dependent upon its ability to successfully complete Phase One of its modernization and expansion plan and restart the BarTech Facilities, profitably re-enter the hot rolled engineered bar market, obtain customers and successfully manage B&L following the B&L Acquisition, in addition to many other factors, many of which will be beyond its control. The Company does not expect to be profitable prior to the commencement of commercial steelmaking operations at the Johnstown Facility and does not expect that its earnings will be sufficient to cover fixed charges in the first few years of its operations. Although the Company expects to have adequate cash flow to cover interest expense (see 'Projections--Projected Financial Information'), there can be no assurance that the Company will be able to generate sufficient cash flow to service its indebtedness or make other necessary expenditures.



RISKS OF IMPLEMENTATION OF MODERNIZATION AND EXPANSION PLAN AND START-UP OF IDLE MANUFACTURING FACILITIES


     The Company has not commenced steelmaking operations at the Johnstown Facility and the Company's ability to do so depends upon the successful completion of Phase One of the Company's two phase modernization and expansion plan. The plan, which includes, among other things, the installation of a six-strand combination bloom/billet continuous caster and related equipment, the installation of a new walking beam bloom reheat furnace and other steelmaking equipment and the reactivation and upgrade of the Company's existing 30'-21' billet/bar mill, involves significant risks. These risks include, among other things, the potential unavailability of components, unforeseen engineering problems, work stoppages, untimely performance by its turnkey contractors, weather interference, unanticipated cost increases and the inability to obtain requisite licenses, permits and authorizations. No assurance can be given that the Company will be able to complete all or any portion of its modernization and expansion plan on a timely basis, if at all, or on the cost basis projected by the Company or achieve the product quality to compete and prequalify its products in the higher quality segment of the engineered bar market that it has targeted. If the Company fails in its attempts to achieve pre-qualification of its products in the engineered bar market, the Company will have to pursue opportunities within the carbon and alloy bar products market at lower margins in order to allow its hot rolled facilities to operate at efficient levels. Any substantial delay or significant unanticipated costs in completing the Company's modernization and expansion plan or failure to achieve targeted quality or efficiency levels could have a material adverse effect on the Company's financial condition and results of operations. In addition, no assurance can be given that the anticipated benefits from the Company's modernization and expansion plan will be realized or that competitive pressures or deteriorating market conditions will not require a delay in the implementation of Phase Two, which delay could have a material adverse effect on the Company's financial condition and results of operations. See '-- Cyclicality of Steel Industry; Dependence on Certain Industries' and '--Competition.'

     The Johnstown Facility has not been commercially operated since December 1992. The start-up of a manufacturing facility that has been idle for a significant period of time involves certain risks, some of which are unforeseeable. These risks, which include machinery and equipment malfunction, the inability of personnel and information and control systems to coordinate the manufacturing process on a timely or effective basis, substantial delays in obtaining all permits necessary to operate the Johnstown Facility, the inability to establish a customer base and the inability to secure raw materials on competitive terms, among others, may result in delays in restarting the operations at the Johnstown Facility and may increase the cost of the Company's operations. No assurance can be given that the Company will be able to restart operations at this facility on a timely basis or on the cost basis projected by the Company. Any substantial delay or significant unanticipated costs in restarting the Johnstown Facility could have a material adverse effect on the Company's financial condition and results of operations.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO REFINANCE EXCHANGE NOTES


     As of March 31, 1996, and after giving pro forma effect to the Recapitalization, the Company would have had indebtedness of approximately $143.3 million, which would have been substantial relative to its total capitalization. As of March 31, 1996, and after giving pro forma effect to the Recapitalization, the Company would have had the ability to borrow an additional approximate $35.7 million (based upon the Company's accounts receivable and inventory as of such date) under the New Credit Agreement (which includes $4.627 million of reimbursement obligations under letters of credit issued as of March 31, 1996).


     The ability of the Company to meet its debt service and other obligations or to refinance its indebtedness, including the Exchange Notes, will depend upon the future performance of the Company which, in turn, is subject to the success of the Company's business plan (including its ability to successfully commence steel production at the Johnstown Facility and the success of its modernization and expansion plan), general economic conditions and financial, competitive, regulatory, labor and other factors, many of which may be unforeseen or beyond the Company's control. The Company's ability to meet its debt service and other obligations also may be affected by changes in prevailing interest rates since borrowings under the New Credit Agreement will bear interest at floating rates. There can be no assurance that the Company will be able to meet its debt service and other obligations or be able to refinance the Exchange Notes or other indebtedness prior to maturity. In addition, the Company's highly leveraged capital structure could significantly limit, among other things, the Company's ability to finance future required expenditures, expand its business or operate successfully under adverse economic conditions. Although the Company believes that it will have adequate excess cash balances and available liquidity under the New Credit Agreement and other credit arrangements, there can be no assurance that the New Credit Agreement or any other source of funds would be available in amounts sufficient for the Company to meet its obligations under the Exchange Notes and other indebtedness and provide for its capital expenditures and other operating requirements when required. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     The Indenture, the New Credit Agreement and certain other agreements governing indebtedness of the Company impose covenants and restrictions that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company and impose limitations on investments, loans and other payments, certain transactions with affiliates, and certain mergers and related transactions. The New Credit Agreement also will require the Company to maintain certain levels of cash flow to cash interest expense and not to incur capital expenditures in excess of certain levels. The ability of the Company to comply with these covenants and restrictions can be affected by events beyond its control and there can be no assurance that the Company will achieve operating results that would permit the Company to remain in compliance with such provisions. Maintaining compliance with the capital expenditure covenants could cause the Company to limit or defer capital expenditures that were otherwise warranted. To borrow funds, the Company may need to satisfy the conditions to borrowing under the New Credit Agreement, which require compliance with financial covenants and representations and warranties, among other things. The breach of any of the foregoing covenants would result in a default under the New Credit Agreement and certain other agreements governing indebtedness of the Company, permitting the lenders thereunder to accelerate such indebtedness and foreclose upon and sell any assets securing such indebtedness. In addition, a Change of Control would constitute a default under the New Credit Agreement. If a Change of Control were to occur, the Company might be prohibited from making the Change of Control Offer and/or unable to purchase all of the Exchange Notes tendered in response to a Change of Control Offer. See 'Description of Other Indebtedness.'


AVAILABILITY OF PROJECTIONS; UNCERTAINTY OF PROJECTIONS


     This Prospectus includes financial projections (the 'Projections') concerning the Company. See 'Projections'. The Company was the sole preparer of the Projections, which are based on management's estimated results of operations for the Company under the hypothetical assumptions described in 'Projections--Assumptions.' The Company does not intend to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of this Prospectus or to reflect the occurrence of unanticipated events. Neither Arthur Andersen LLP, independent public accountants for the Company, nor any other firm has examined or provided any other form of assurance on the Projections and, consequently, neither Arthur Andersen LLP nor any other firm has reviewed or assumes any responsibility for the Projections. The Projections necessarily are based upon numerous estimates and assumptions, including that the Company will successfully restart its idle Johnstown Facility and complete its modernization and expansion plan on a timely basis and on the cost basis forecasted by the Company and, as a new market entrant, successfully re-enter the engineered bar market and obtain customers on a timely basis. The Projections have not taken into account the potential impact on market conditions if existing competitors expand their production capacity or if new competitors enter the Company's targeted markets. The estimates and assumptions used in the projections are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of the Company, and upon assumptions with respect to future business decisions and conditions that are likely to change. The projections and actual results will vary and those variations may be material. Financial Projections necessarily are speculative in nature and one or more of the assumptions underlying such projections may prove not to be valid. The Projections should not be regarded as a representation by the Company or any other person that the Projections will be achieved. Noteholders considering tendering Notes in exchange for Exchange Notes are cautioned not to place undue reliance on the Projections.



LIMITATION ON UTILIZATION OF NET OPERATING LOSS CARRYFORWARDS

     Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code'), as well as Treasury Regulations implementing parts of Section 382, contain rules that limit the ability of a loss corporation to offset taxable income against its net operating loss carryforwards in the event of a change in ownership. As of September 30, 1995, the Company had approximately $19.8 million in regular net operating loss carryforwards for federal income tax purposes. As a result of the Recapitalization, a change in ownership of the Company has occured, and the Company's ability to use its loss carryforwards for federal income tax purposes will be limited to an amount estimated at approximately $1.1 million per year (based on certain assumptions). The net operating loss carryforwards expire in 2010. The Company's ability to use its net operating loss carryforwards is contingent upon offsetting taxable income.


CYCLICALITY OF STEEL INDUSTRY; DEPENDENCE ON CERTAIN INDUSTRIES

     The domestic steel industry is highly cyclical. Certain domestic steel producers suffered substantial losses in the late 1980s as a result of a number of factors, including recessionary conditions in the U.S. economy, a high level of steel imports, the strength of the U.S. dollar against other currencies, worldwide production overcapacity, increased domestic and international competition, high labor costs and inefficient physical plants. Similar economic conditions could have a material adverse effect on the Company's financial condition and results of operations. Certain domestic hot rolled engineered bar and cold finished bar producers, including B&L, also suffered losses during the early 1990s as a result of a downturn in industries upon which the steel industry is highly dependent, such as the automotive and machinery industries, which also are highly cyclical and directly affected by, among other things, the level of consumer confidence and general economic conditions. Downturns in industries comprising the end user markets for the Company's products could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that the dollar volume of shipments of hot rolled engineered and cold finished bar products for calendar 1994 and fiscal 1995 were among the highest for the past five years and may be at or near the peak of the current business cycle. B&L's first quarter results for fiscal 1996 reflect a decline in sales and gross margins as compared with the comparable period of the prior fiscal year. These trends may continue, and there can be no assurance as to when they will reverse. For further discussion of B&L's views of its business cycles, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--B&L.'

PRICE SENSITIVITY OF RAW MATERIALS


     The Company's principal raw material for its hot rolled engineered bar production will be ferrous scrap metal, which is generated principally from industrial, automotive, demolition and railroad sources and is expected to be purchased by the Company in the open market through a number of scrap brokers and dealers in Midwest and East Coast markets, or by direct purchase. Although the Company intends to seek to reduce scrap costs by, among other things, taking advantage of its proximity to the East Coast scrap markets in which prices historically have been lower than in the Midwest markets, the market for scrap metal is highly competitive and its price volatility is influenced by periodic shortages, freight costs, speculation by scrap brokers, export markets and other conditions largely beyond the control of the Company. The East Coast scrap markets are centered in Philadelphia, Pennsylvania and draw on sources from the New England and Mid-Atlantic states. During periods of scrap price escalation, the industry historically has sought to maintain profit margins and pass along increased raw material costs to customers by means of scrap surcharges. However, when scrap surcharges can be successfully applied, interim reductions in profit margin spreads frequently occur due to a timing lag between the escalation of scrap prices and the effective market acceptance of higher selling prices for finished steel products. There can be no assurance that competitive conditions will permit the Company to pass on scrap cost increases in the future. In addition, two of the Company's primary competitors utilize iron ore in their manufacturing process and, accordingly, utilize significantly lower amounts of scrap metal than the Company and may be less affected by fluctuations in the scrap metal market, which may have an adverse effect on the Company's operations.


     Steel manufacturing is also an energy intensive industry. BarTech has economic development and other support arrangements with many of its utility and other service suppliers for its hot rolled engineered bar operations which it believes to be favorable, but certain of these arrangements are non-binding and there can be no assurance that the Company will continue to be successful in obtaining similar arrangements from such suppliers or other suppliers in the future. A substantial increase in certain specific utility or service costs could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Raw Materials.'

COMPETITION

     The Company's primary hot rolled engineered bar competitors are certain large producers of engineered bar products, in addition to select mini-mills producing limited types of engineered bar products. The Company's primary cold finished products competitors are other cold finished bar processors, including certain diversified and vertically integrated domestic steel producers. Many of these competitors have financial and other resources greater than those of the Company. Competitive factors include product quality, price, customer service, breadth of product offerings and delivery capability. The Company faces competitive pressures from domestic steel producers trying to expand their product lines and from potential entrants in its product markets. New participants in, or producers expanding into, the Company's product markets could materially adversely affect the prices and sales volumes of the Company's products, including those assumed by it in formulating the Projections. For example, the Company believes Qualitech Steel Corporation has developed preliminary plans to build a new engineered bar manufacturing facility with a potential capacity of 500,000 tons. Foreign competition is a significant factor in the steel industry and has materially adversely affected product prices in the past. Imports are substantially affected by fluctuations in the value of the U.S. dollar versus certain foreign currencies. If the U.S. dollar were to strengthen significantly against foreign currencies, the prices and sales volume of the Company's products could be materially adversely affected. See 'Business--Competition.'

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under applicable provisions of Federal bankruptcy law and comparable provisions of State fraudulent transfer laws, if it were found that any Guarantor (i) had incurred indebtedness represented by its Guarantee or granted liens on its assets with an intent to hinder, delay or defraud creditors or had received less than a reasonably equivalent value or fair consideration for such indebtedness or pledges and (ii) (A) was insolvent, (B) was rendered insolvent by reason of such incurrence, (C) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (D) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, the obligations of such Guarantor under its Guarantee and liens on Collateral granted by such Guarantee could be avoided or claims in respect of such Guarantee and Collateral could be subordinated to all other debts of such Guarantor. A legal challenge of a Guarantee or a lien on fraudulent conveyance grounds could, among other things, focus on the benefits, if any, realized by a Guarantor as a result of the issuance by BarTech of the Notes or the exchange by BarTech of the Exchange Notes. To the extent that a Guarantee or a lien were held to be unenforceable as a fraudulent conveyance for any other reason, the holders of the Exchange Notes would cease to have any direct claim in respect of a Guarantor and would be solely creditors of BarTech, and would lose the benefits of the Collateral pledged by such Guarantor. In the event a Guarantee and related liens were held to be subordinated, the claims of the holders of the Exchange Notes would be subordinated to claims of other creditors of such Guarantor and other creditors secured by the applicable Collateral with respect thereto.

     The measures of insolvency for purposes of the foregoing considerations will vary depending on the law applied in any proceeding with respect to the foregoing. Generally, however, an issuer would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply in making such determination.

     The Company believes that the Guarantors received equivalent value at the time the indebtedness was incurred under the Guarantees and they pledged their assets. In addition, the Company believes that none of the Guarantors (i) is or will be insolvent, (ii) is or will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital, or (iii) intends or will intend to incur debt beyond its ability to repay such debts as they mature. Since each of the components of the question of whether a Guarantee is a fraudulent conveyance is inherently fact based and fact specific, there can be no assurance that a court passing on such questions would agree with the Company. Counsel for the Company will not express any opinion as to Federal or State laws relating to fraudulent transfers.

SECURITY FOR THE EXCHANGE NOTES

     General; Absence of Appraisal of Collateral. As more fully described under 'Summary of Collateral and Intercreditor Agreements,' the Exchange Notes and the Guarantees will be secured by substantially all of the owned or leased real property and related assets of BarTech and the Guarantors located at the existing facilities of BarTech and the Guarantors (other than B&L's Cartersville, Georgia facility and accounts receivable and inventory and related intangibles). Separable and identifiable facilities constructed or acquired by the Company after the Offering (and machinery and equipment located thereat) do not constitute Collateral. In addition, the Exchange Notes and the Guarantees will also be secured by a pledge of all of the Common Stock of BarTech outstanding as of the Issue Date, but the Indenture (i) permits future issuances of capital stock of BarTech without a pledge of such shares and (ii) allows for the release of the pledged shares of BarTech in the event of one or more issuances of certain capital stock of BarTech for aggregate gross proceeds (before discounts, commissions and expenses) of $40.0 million or more or in the event of a Change of Control if a Change of Control Offer for the Notes and Exchange Notes has been made and BarTech purchases all Notes and Exchange Notes validly tendered pursuant thereto. The provisions of the Indenture also permits the release of Collateral without substitution under certain other circumstances. No appraisal or valuation of any of the Collateral has been obtained by the Company. The aggregate net book value of the Collateral as of September 30, 1995 was approximately $62.9 million. There can be no assurance that, in the event of a sale of all or any part of the Collateral and after payment of all prior claims on such Collateral, that there will be sufficient proceeds to repay Noteholders in full all amounts owing to them under the Indenture and the Exchange Notes.

     Priority of Noteholders' Claims. In general, under applicable law, the priority of the liens on a particular item of Collateral securing the claims of Noteholders is determined by, among other things, the time of perfection of a security interest in such item of Collateral. In addition, under various laws, certain creditors, such as purchase money lenders, may be entitled to a prior claim to that of one who has previously perfected a security interest in an item of collateral. Furthermore, landlords', warehousemens' and materialmens' liens and certain tax liens may, as a matter of law, have priority over the liens granted to the Collateral Agent (as defined) or the Trustee (as defined) in the Collateral. The Trustee, for the benefit of itself and the Noteholders, has entered into two intercreditor agreements (together, the 'Intercreditor Agreements') with various existing secured creditors of BarTech and the Guarantors and Chemical Bank, as Administrative Agent under the New Credit Agreement, for the purpose of establishing the relative priorities of their claims in various items of the Collateral and establishing their relative rights and remedies in respect of the Collateral, among other things.

     Pursuant to the Intercreditor Agreements, the claims of the Noteholders on the Collateral will generally be first priority claims (after the payment of certain expenses relating to, among other things, collection and foreclosure) as compared with the other creditors party to the Intercreditor Agreements, except
(A) interests in capital stock of BarTech and its subsidiaries will be pledged to secure the claims of Noteholders and the lenders under the New Credit Agreement on a pro rata basis (based upon relative outstanding principal amounts of indebtedness and the face amount of outstanding letters of credit in respect of the Indenture and the New Credit Agreement, as applicable) and (B) in the following cases in which the claims of Noteholders will rank as a second priority claim: (i) interests in certain real properties owned or leased by BarTech and the Guarantors on the Issue Date, (ii) the continuous caster located at the Johnstown Facility being installed as part of the Company's modernization and expansion plan and financed by the firm installing such caster until such time, if any, as such firm's lien on such caster is released and (iii) certain miscellaneous items of Collateral related to the Lackawanna Facility, which secure financing available from an agency of the State of New York on a first priority basis. After giving effect to the Recapitalization on a pro forma basis, holders of indebtedness of approximately $17.7 million as of March 31, 1996 would have had claims on certain items of Collateral ranking prior to the claims of Noteholders. Such amount includes $4.3 million of the Company's obligations to the firm installing the Company's continuous caster represented by two notes in favor of such firm secured by liens on such caster. A third note in the amount of $2.9 million in favor of such firm is secured by a letter of credit under the New Credit Agreement. An additional $3.8 million of funds were available from sources which would have liens prior to that of the Noteholders on such Collateral as of such date. The Indenture also permits an additional $10.0 million of indebtedness in aggregate to be secured by liens on the Collateral (other than the capital stock of BarTech and its subsidiaries) and excludes from the Collateral certain property acquired after the Issue Date to be used at the facilities included in the Collateral. The Company does not believe there are any material existing prior liens on the Collateral securing claims of persons not party to the Intercreditor Agreements; however, there can be no assurance that future additional prior claims will not arise by reason of applicable law or that a bankruptcy or other court would not refuse, on equitable or other grounds, to enforce the terms of the Intercreditor Agreements against the other creditors party thereto, in which case the claims of the other creditors against the Collateral may be prior to that of the Noteholders.


     Ability to Realize upon Collateral. In the event of any foreclosure by secured creditors which results in the sale of the Johnstown Facility or the Lackawanna Facility as a whole, it may be impractical to determine the portion of the proceeds of any such sale allocable to individual categories of Collateral and no assurance can be given that any such allocation will reflect the fair market value of any particular category of Collateral. In general, pursuant to the Principal Intercreditor Agreement (as defined), a secured creditor of the Company not entitled to a first priority claim on an item of Collateral will not be able to foreclose upon such item of Collateral without the consent of the secured creditor(s) holding the first priority claim(s). Therefore, for example, without the consent of secured creditors entitled to a prior claim on particular Collateral, the Collateral Agent would not be able to foreclose upon or sell the Lackawanna Facility as a whole at the direction of the Noteholders. The value of the items of Collateral located at the Lackawanna Facility, it foreclosed upon and sold separately, may be substantially less than the value of the Collateral if the Facility were sold as a whole, and no assurance can be given that the items of Collateral at the Lackawanna Facility could be sold on a separate basis. Moreover, pursuant to the Intercreditor Agreements, decisions regarding Collateral after foreclosure will, subject to applicable law, be determined by the secured creditor or creditors entitled to the first priority claim(s) on such item of Collateral, except that, in the case of decisions relating to pledged capital stock of BarTech and its subsidiaries, decisions will be made by two-thirds of the class of creditors holding the largest aggregate principal amount of indebtedness and available commitments, as more fully described under 'Summary of Collateral and Intercreditor Agreements.' Interests of holders entitled to first priority claims may diverge from those of holders entitled to junior priority claims. For example, it may be in the best interest of a lienholder entitled to a first priority claim to seek an expeditious sale of Collateral while it may be in the best interest of a lienholder entitled to a junior claim to delay the sale. The foregoing and other complexities of the Intercreditor Agreements are such that the only practical means of realizing upon the Collateral may be on a consensual basis with the other secured creditors under circumstances in which it may be impractical to determine the value of that portion of the Collateral on which Noteholders have a first priority claim. Furthermore, certain future issuances of equity securities by

BarTech may dilute the interests in BarTech pledged by shareholders of BarTech to secure Noteholders and the lenders under the New Credit Agreement and may adversely affect the ability of holders to realize the value of the shares pledged to them since, in a foreclosure, a buyer may require effective means of obtaining all of the equity interests in BarTech. No assurance can be given that Noteholders will be able to realize the fair market value of their interest in the Collateral. See 'Summary of Collateral and Intercreditor Agreements.'

     Bankruptcy Risks. The right of the Collateral Agent or the Trustee, as the case may be, on behalf of or for the benefit of the Noteholders, to repossess and dispose of any of the Collateral upon the occurrence of an event of default under the Indenture or under other applicable debt instruments is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against BarTech or a Guarantor or a pledger of shares of Common Stock of BarTech (a 'Shareholder Pledgor'), whether instituted by a Noteholder or another creditor (including a creditor of a Shareholder Pledgor), prior to such repossession and disposition. Under Federal bankruptcy laws, secured creditors, such as the Collateral Agent, the Trustee and the Noteholders, are prohibited from foreclosing upon collateral held by a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable Federal bankruptcy laws generally permit a debtor to continue to retain and to use collateral, including cash collateral, even if the debtor is in default under the applicable debt instruments, provided that the secured creditor is given 'adequate protection.' The interpretation of the term 'adequate protection' may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in collateral. Because the term 'adequate protection' is subject to varying interpretation, because of the broad discretionary powers of a bankruptcy court and issues related to a Shareholder Pledgor's bankruptcy proceeding, it is impossible to predict (i) if payments under the Exchange Notes or the Guarantees would be made following commencement of and during a bankruptcy case, (ii) whether or when the Collateral Agent or the Trustee, as the case may be, could foreclose upon or sell any of the Collateral, or (iii) whether or to what extent Noteholders would be compensated for any delay in payment or loss of value of Collateral securing the Exchange Notes and the Guarantees under the doctrine of 'adequate protection.' Furthermore, in the event a bankruptcy court were to determine that the value of the Collateral securing the Notes and the Guarantees was not sufficient to repay all amounts due on the Exchange Notes, the Noteholders would become holders of 'undersecured claims.' Applicable Federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorneys' fees for 'undersecured claims' during a debtor's bankruptcy case. See 'Summary of Collateral and Intercreditor Agreements--Certain Bankruptcy Limitations.'

     Lender Environmental Liability Risks. A portion of the Collateral securing the Exchange Notes and the Guarantees is comprised of real property. Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ('CERCLA'), even a lender who does not foreclose on property may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases, or threatened releases, of hazardous substances at mortgaged property. There may be similar risks under various state laws and common law theories. Finding a lender liable generally has been based on the lender's having become sufficiently involved in the operations of the borrower so that its activities are deemed to constitute 'participation in the management.' A lender also may be considered to be a current owner of a property who can be held liable under CERCLA if the lender takes title to the property by foreclosure. See 'Business-- Environmental Compliance' and 'Summary of Collateral and Intercreditor Agreement--Certain Environmental Law Considerations.'

ENVIRONMENTAL CONSIDERATIONS

     BarTech and BLSC, as domestic steel producers and processors, are subject to a broad range of United States Federal and State and local environmental laws and regulations, and CDSC, the Canadian subsidiary of B&L, is also subject to Canadian Federal and provincial, regional and municipal environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. The BarTech Facilities for many years were operated by Bethlehem. The Company has sought to reduce the impact of costs arising from or related to actual or potential environmental conditions at the BarTech Facilities caused or created by Bethlehem or its predecessors in title and attributable to the period in which the Bethlehem BRW Division or its predecessors operated such facilities through the Company's contractual arrangements with Bethlehem. Pursuant to such arrangements, Bethlehem has agreed to indemnify the Company for such costs by limiting the Company's potential exposure to any such damages incurred by the Company (i) through December 1996, to 50% of the first $2.0 million of damages, or $1.0 million, and (ii) thereafter, to 50% of the first $10.0 million of damages, or $5.0 million in the aggregate. There can be no assurance that Bethlehem will meet its obligations under the indemnification arrangements or that there will not be future contamination for which the Company might be fully liable and that may require the Company to incur significant costs that could have a material adverse effect on the Company's financial condition and results of operations.


     Bethlehem is conducting remedial activities on a portion of the Lackawanna Facility, which was identified by the U.S. Environmental Protection Agency ('EPA') pursuant to an Administrative Order on Consent as requiring certain corrective action. Bethlehem is ultimately liable for compliance with the Administrative Order on Consent and the Company believes that Bethlehem is likely to fulfill these obligations, although there can be no assurance such will occur. The Company has also received a request for information from the EPA with respect to a federal investigation and potential remediation of certain hazardous waste treatment sites at which the Company disposed of waste. The Company does not believe that such investigation and potential remediation will have a material adverse effect on the Company's financial condition and results of operations, although no assurance can be given to this effect.


     The Company has taken, and continues to take, into account the requirements of environmental laws and regulations in the improvement, modernization, expansion and start-up of its facilities and believes that it is in substantial compliance with the various material environmental laws and regulations applicable to its operations. However, the Company has not yet commenced steel production at the Johnstown Facility, and no assurance can be given that future regulatory action regarding soil or groundwater at the Company's facilities, as well as continued compliance with material environmental requirements, will not require the Company to incur significant costs that could have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company has filed for, or is in the process of filing for, and expects to receive all necessary environmental permits to, construct and operate the capital improvements that are part of Phase One of the Company's modernization and expansion plan and any other permits necessary to operate the Johnstown Facility. No action has been taken to date with respect to Phase Two of the plan. There can be no assurance that any such permits will be issued on a timely basis or at all or will not require the Company to incur significant costs that could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Environmental Compliance.'

OWNERSHIP OF THE COMPANY

     As a result of the Recapitalization, the Partnerships (as defined) hold all of the outstanding Common Stock, and Blackstone beneficially owns all of the shares of Class B Common Stock held by the Partnerships and has the corresponding right to designate the Class B Directors, who hold 50% of the voting power of the board of directors of BarTech. The balance of the board of directors will be designated by certain persons associated with Veritas and the USWA. Pursuant to the Stockholders' Agreement (as defined), Blackstone has the right to cause one of the directors designated by Veritas to be replaced by a person designated by Blackstone. Accordingly, Blackstone has the ability to control the affairs of BarTech and its subsidiaries. There are likely to be circumstances in which the interests of Blackstone or affiliates of Veritas, as equity holders of BarTech, will differ from those of the Noteholders. See 'Principal Stockholders' for a description of the Partnerships and the Stockholders' Agreement.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Exchange Notes will be deemed to be issued at a discount from their principal amount for federal income tax purposes. Consequently, holders of the Exchange Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of the receipt of cash payments to which the income is attributable.

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the 'Bankruptcy Code') after the issuance of the Exchange Notes, the claim of any holder of Exchange Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to that holder's Exchange Notes and (ii) that portion of the original issue discount attributable to such Exchange Notes that is not deemed to constitute 'unmatured interest' for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute 'unmatured interest.'

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES


     The Notes are designated for trading in the PORTAL market. Prior to the Exchange Offer, there has been no market for the Exchange Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop,
(ii) the ability of the holders of Exchange Notes to sell their Exchange Notes or (iii) the price at which the holders of Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and the financial performance of the Company. The Company does not presently intend to apply for the listing of any of the Exchange Notes on any national securities exchange or on the Nasdaq National Market System. The initial purchaser of the Notes (the 'Initial Purchaser'), a broker-dealer, has advised the Company that it presently intends to make a market in the Exchange Notes. The Initial Purchaser is not obligated, however, to make a market in the Exchange Notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchaser. In addition, such market-making activity will be subject to limitations imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the Exchange Notes.

                                  THE COMPANY


     The Company believes that, upon the completion of its strategic modernization and expansion plan, it will be positioned to be one of the lowest cost vertically integrated producers of high quality hot rolled engineered and cold finished steel bar products in North America due to its collective bargaining agreement, attractive support arrangements and the B&L Acquisition. In September 1994, the Company acquired the BRW Assets from Bethlehem. Until it shut down its manufacturing operations in December 1992, the Bethlehem BRW Division was a leading manufacturer of high quality engineered bar, rod and wire products. In conjunction with the acquisition of the BRW Assets, the Company (i) negotiated a new five-year labor agreement which it believes provides significant cost advantages over its competitors and the historical labor costs of the Bethlehem BRW Division, (ii) secured long-term, low interest economic development funding from Federal and State and local agencies and attractive economic development rates and other support arrangements for utilities and other suppliers, and (iii) developed and is implementing a major modernization and expansion plan that it expects will reduce its per ton operating costs significantly below Bethlehem's costs of operating the BRW Assets. BarTech restarted the Lackawanna Facility in February 1996 on a limited basis and began producing and shipping hot rolled engineered bar products. BarTech expects to commence commercial steelmaking operations at the Johnstown Facility in the summer of 1996. In addition, on April 2, 1996 the Company acquired B&L, the second largest processor of cold finished steel bar products in North America. The Company expects to realize a number of strategic benefits from the B&L Acquisition, including (i) providing BarTech with a wholly owned consumer of hot rolled engineered bar products, (ii) providing BarTech and B&L with an expanded breadth and scope of product offerings and opportunities for enhanced distribution of their products, and (iii) providing B&L with a more reliable, long-term source of supply of higher quality and larger sized hot rolled engineered bar products that it expects will enable it to bid effectively for more new business.


     Bethlehem BRW Division Background. In the late 1980s and early 1990s, the Bethlehem BRW Division suffered operating losses which the Company believes were primarily due to (i) high manufacturing costs as a result of producing steel using a low efficiency ingot based steel production process, (ii) high overhead as a result of numerous layers of management and allocated corporate costs, and
(iii) high labor costs under the Bethlehem Labor Agreement (between $28.50 and $30.00 per hour per employee) and inefficient use of labor (due primarily to the use of the ingot based process and excessive job classifications). The Company understands that in response to such losses Bethlehem reviewed a restructuring and modernization program to replace its ingot based process with a continuous casting process, but the Company believes that Bethlehem concluded that such an expenditure was imprudent without revising the Bethlehem Labor Agreement.

     In 1992, Bethlehem announced that it would close and/or divest the Bethlehem BRW Division. Bethlehem began a systematic wind-down and divestment of the Bethlehem BRW Division operations by selling, among other assets, the Bethlehem BRW Division wire business (renamed Johnstown Wire Technologies) and Gautier Mills (renamed J-Pitt Steel) and eventually shutting down the remaining Bethlehem BRW Division steelmaking businesses in December 1992. Bethlehem continued to keep the BRW Assets well maintained in order to enable a timely restart of these operations.

     Acquisition of the BRW Assets by the Company. BarTech acquired the BRW Assets from Bethlehem on September 26, 1994. The total consideration paid by BarTech for the BRW Assets, which had a net book value on Bethlehem's balance sheet at the time of acquisition in excess of $140.0 million, was $26.5 million, comprised of cash of $15.5 million and obligations of BarTech, including a $5.5 million 7% subordinated note maturing in 2002 (the 'Bethlehem Subordinated Note') and $5.5 million of Series A redeemable preferred stock due 2000. BarTech did not assume the substantial past service costs for pension and retiree medical benefits arising out of the Bethlehem BRW Division's operations and received an indemnity from Bethlehem to limit BarTech's liability for material costs arising from pre-acquisition environmental conditions relating to the BRW Assets.

     Acquisition of B&L by BarTech. On October 4, 1995, the Company entered into the Merger Agreement, whereby it agreed to acquire B&L. The B&L Acquisition was effected by a merger of a newly organized, wholly owned subsidiary of BarTech with and into B&L, with B&L surviving the merger and becoming a wholly owned subsidiary of BarTech. Upon consummation of the merger, each outstanding share of B&L common stock was converted into the right to receive $9.50 in cash, and outstanding B&L stock options and stock equivalents were settled in cash based on the $9.50 per share price. The aggregate consideration for the B&L Acquisition was approximately $38.0 million. The terms of the Merger Agreement also provide that, under certain circumstances, holders of B&L common stock will receive additional consideration if the Company sells all or substantially all of the stock or assets of B&L or merges B&L into an unaffiliated third party within one year of the date of the Merger Agreement.

     The Company's principal executive offices are located at 227 Franklin Street, Suite 300, Johnstown, Pennsylvania 15901, and its telephone number is
(814) 533-7200.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Issuers resulting from the Exchange Offer.

     The net proceeds from the sale of the Units, after deducting expenses of the Offering, were approximately $82.7 million. The Company used the net proceeds from the sale of the Units, together with the proceeds of the Blackstone Investment and available sources of liquidity, as follows: (i) approximately $38.0 million was used to fund the B&L Acquisition (excluding related fees and expenses), (ii) approximately $28.7 million was used to repay certain outstanding indebtedness and other obligations of BarTech and B&L, (iii) approximately $20.0 million was used to pre-fund Phase Two of the Company's modernization and expansion plan, (iv) approximately $18.5 million was used to fund the Interest Escrow Account, and (v) approximately $8.8 million was used to pay other fees and expenses related to the Recapitalization. The fees and expenses of the Recapitalization include $2.0 million and $2.0 million of fees paid to an affiliate of Blackstone and an affiliate of Veritas, respectively.


     The outstanding indebtedness repaid consisted of (i) approximately $16.8 million principal amount of revolving credit loans outstanding on the Issue Date under existing revolving credit facilities for B&L (the 'B&L Revolving Credit Facilities'), of which $12.9 million was payable by BLSC and $3.9 million was payable by CDSC, (ii) approximately $5.8 million principal amount of loans outstanding on the Issue Date under BarTech's existing term loans and revolving credit facilities (the 'Existing BarTech Credit Facilities' and, together with the B&L Revolving Credit Facilities, the 'Existing Credit Facilities') with Congress Financial Corporation ('Congress') that were incurred to finance a portion of the acquisition of the BRW Assets and for working capital and general corporate purposes, and (iii) as required by the Master Agreement (as defined), approximately $6.1 million principal amount of certain of the term loans provided by the Commonwealth of Pennsylvania pursuant to the Master Agreement. The term loans under the Existing BarTech Credit Facilities bore interest at the prime rate plus 1.75% and would have matured on September 21, 1999. BLSC's revolving loans and CDSC's revolving loan bore interest at prime rate. At March 31, 1996, the prime rate was 8.25%. The CDSC revolving loan facility would have matured on April 30, 1996.


     Pursuant to the Recapitalization, the Company replaced the Existing Credit Facilities with the New Credit Agreement providing for a $90.0 million revolving credit loan commitment. The Company repaid all outstanding indebtedness under the Existing Credit Facilities simultaneously with the Recapitalization. BarTech repaid approximately $6.1 million principal amount of the indebtedness required to be repaid pursuant to the Master Agreement, representing an amount equal to the $7.1 million aggregate amount required to be repaid under the Master Agreement less the amount of unfunded commitments from the Commonwealth of Pennsylvania (estimated to be approximately $1.0 million as of the Issue Date) immediately subsequent to the Offering. The balance of such $7.1 million will be repaid upon the funding of the approximate $1.0 million of unfunded commitments from the Commonwealth of Pennsylvania, which is expected to occur during calendar 1996.

     For certain additional information concerning fees and expenses related to the Recapitalization, see 'Pro Forma Financial Information' and 'Certain Transactions.'

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Notes were originally issued and sold on the Issue Date. The offer and sale of the Notes was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Notes, BarTech and the Guarantors agreed to file with the Commission a registration statement relating to an exchange offer pursuant to which new senior secured notes of BarTech covered by such registration statement and containing terms identical in all material respects to the terms of the Notes would be offered in exchange for Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit BarTech and the Guarantors to effect such an exchange offer, or, among other things, if the Exchange Offer is not consummated within 150 days of the Issue Date, BarTech and the Guarantors agreed, at their cost, to file a registration statement (the 'Shelf Registration Statement') covering resales of the Notes and use all reasonable efforts to have such Shelf Registration Statement declared effective and kept effective until the third anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

     The purpose of the Exchange Offer is to fulfill certain of BarTech's and the Guarantors' obligations under the Notes Registration Rights Agreement. This Prospectus may not be used by any holder of the Notes or any holder of the Exchange Notes to satisfy the registration and prospectus delivery requirements under the Securities Act that may apply in connection with any resale of such Notes or Exchange Notes. See 'Terms of the Exchange' below.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See 'Plan of Distribution.'

TERMS OF THE EXCHANGE

     BarTech and the Guarantors hereby offer to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Notes and will be entitled to the benefits of the Indenture. See 'Description of the Exchange Notes.'

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange.

     BarTech and the Guarantors have not requested, and do not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, BarTech and the Guarantors believe that Exchange Notes issued pursuant to the

Exchange Offer in exchange for Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is an 'affiliate' of BarTech and the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of BarTech and the Guarantors or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Each broker-dealer that received the Notes from the Company in the Offering and not as a result of market-making or other trading activities, in the absence of an exemption, must comply with the registration requirements of the Securities Act. See 'Plan of Distribution.'


     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from the Issue Date.

     Tendering holders of the Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer shall expire on the Expiration Date. The term
'Expiration Date' means 5:00 p.m., New York City time, on                , 1996,
unless BarTech and the Guarantors in their sole discretion extend the period during which the Exchange Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date on which the Exchange Offer, as so extended by BarTech and the Guarantors, shall expire. BarTech and the Guarantors reserve the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Notes previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The term 'Exchange Date' means the first business day following the Expiration Date. BarTech and the Guarantors expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Notes if any of the events set forth below under 'Conditions to the Exchange Offer' shall have occurred and shall not have been waived by BarTech and the Guarantors and (ii) amend the terms of the Exchange Offer in any manner which, in their good faith judgment, is advantageous to the holders of the Notes, whether before or after any tender of the Notes. Unless BarTech and the Guarantors terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, BarTech and the Guarantors will exchange the Exchange Notes for the Notes on the Exchange Date.

TENDER PROCEDURE

     The tender to BarTech and the Guarantors of Notes by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by BarTech and the Guarantors will constitute a binding agreement between such holder and BarTech and the Guarantors in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will first be sent out on
or about                , 1996, to all holders of Notes known to BarTech and the
Guarantors and the Exchange Agent.

     A holder of Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a 'book-entry transfer facility') whose name appears on a security listing as the owner of Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to BarTech and the Guarantors and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an 'Eligible Institution'). If the Exchange Notes and/or Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR NOTES SHOULD BE SENT TO BARTECH AND THE GUARANTORS.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Notes by causing such book-entry transfer facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Notes are registered and, if possible, the certificate numbers of the Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), BarTech and the Guarantors may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Notes will be determined by BarTech and the Guarantors, whose determination will be final and binding. BarTech and the Guarantors reserve the absolute right to reject any Notes not properly tendered or the acceptance for exchange of which may, in the opinion of BarTech and the Guarantors' counsel, be unlawful. BarTech and the Guarantors also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Notes. Unless waived, any defects or irregularities in connection with tenders of Notes for exchange must be cured within such reasonable period of time as BarTech and the Guarantors shall determine. None of BarTech, the Guarantors, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See 'Plan of Distribution.'

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Notes for exchange (the 'Transferor') exchanges, assigns and transfers the Notes to BarTech and the Guarantors and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, BarTech and the Guarantors will acquire good and unencumbered title to the tendered Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or BarTech and the Guarantors to be necessary or desirable to complete the exchange, assignment and transfer of tendered Notes or transfer ownership of such Notes on the account books maintained by a book-entry transfer facility. The Transferor agrees that acceptance of any tendered Notes by BarTech and the Guarantors and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by BarTech and the Guarantors of certain of their obligations under the Notes Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that it is not an 'affiliate' of BarTech and the Guarantors within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. BarTech and the Guarantors will, for a period of 180 days after consummation of the Exchange Offer, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

     Tenders of Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the Letter of Transmittal, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Notes to be withdrawn, the certificate numbers of Notes to be withdrawn, the principal amount of Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Notes exchanged, and the name of the registered holder of such Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to BarTech and the Guarantors that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes being withdrawn. The Exchange Agent will return the properly withdrawn Notes promptly following receipt of notice of withdrawal. If Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by BarTech and the Guarantors, and such determination will be final and binding on all parties.

     Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under '--Tender Procedure' above at any time on or prior to the Expiration Date.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the satisfaction or waiver of all the terms and conditions of the Exchange Offer, the acceptance for exchange of Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, BarTech and the Guarantors shall be deemed to have accepted for exchange validly tendered Notes when, as and if BarTech and the Guarantors have given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Notes for the purposes of receiving Exchange Notes from BarTech and causing the Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange

Notes to be issued in exchange for accepted Notes will be made by the Exchange Agent promptly after acceptance of the tendered Notes. Tendered Notes not accepted for exchange by BarTech and the Guarantors will be returned without expense to the tendering holders promptly following the Expiration Date or, if BarTech and the Guarantors terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, BarTech and the Guarantors will not be required to issue Exchange Notes in respect of any properly tendered Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at their option, modify or otherwise amend the Exchange Offer, if any of the following events occur:


          (a) any law, rule or regulation or applicable interpretations of the staff of the Commission which, in the good faith determination of BarTech and the Guarantors, do not permit BarTech and the Guarantors to effect the Exchange Offer; or

          (b) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an 'affiliate' of BarTech and the Guarantors within the meaning of Rule 405 under the Securities
              Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

          (c) There shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,
              (ii) any limitation by any governmental agency or authority which may adversely affect the ability of BarTech and the Guarantors to complete the transactions contemplated by the Exchange Offer,
              (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (d) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Notes or the Exchange Notes;

which, in the reasonable judgment of BarTech and the Guarantors in any case, and regardless of the circumstances (including any action by BarTech and the Guarantors) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     BarTech and the Guarantors expressly reserve the right to terminate the Exchange Offer and not accept for exchange any Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by BarTech and the Guarantors of properly tendered Notes). In addition, BarTech and the Guarantors may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, BarTech and the Guarantors may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Notes.

     The foregoing conditions are for the sole benefit of BarTech and the Guarantors and may be waived by BarTech and the Guarantors, in whole or in part, in the reasonable judgment of BarTech and the Guarantors. Any determination made by BarTech and the Guarantors concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

     BarTech and the Guarantors are not aware of the existence of any of the foregoing events.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the Letter of Transmittal. United States Trust Company of New York also acts as Trustee and Registrar (the 'Registrar') under the Indenture.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; EXPENSES

     BarTech and the Guarantors have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. BarTech and the Guarantors will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. BarTech and the Guarantors will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by BarTech and the Guarantors. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, creates any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, BarTech and the Guarantors may, at their discretion, take such action as they may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of BarTech and the Guarantors by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

     Holders who tender their Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct BarTech and the Guarantors to register Exchange Notes in the name of, or request that Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the offer or sale of the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. BarTech and the Guarantors do not currently anticipate that they will register the Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of BarTech and the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See 'Plan of Distribution.'

OTHER

     Participation in the Exchange Offer is voluntary, and holders of Notes should carefully consider whether to participate. Holders of the Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Notes pursuant to the terms of, this Exchange Offer, BarTech and the Guarantors will have fulfilled a covenant contained in the Notes

Registration Rights Agreement. Holders of Notes who do not tender their Notes in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Notes Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See 'Description of Exchange Notes.' All untendered Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Notes could be adversely affected.

     BarTech and the Guarantors may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. BarTech and the Guarantors have no present plan to acquire any Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION


     Set forth below is the unaudited consolidated cash and cash equivalents and capitalization of each of BarTech and B&L as of March 31, 1996 and of the Company as adjusted to give effect to the Recapitalization (including the Blackstone Investment). The unaudited information set forth below should be read in conjunction with the consolidated financial statements of BarTech and B&L and the related notes and other financial information included elsewhere in this Prospectus.



                                                  AS OF MARCH 31, 1996
                                           -----------------------------------
                                           BARTECH       B&L       AS ADJUSTED
                                           --------    --------    -----------
                                                 (DOLLARS IN THOUSANDS)

Cash and cash equivalents...............   $  3,415    $    912     $  41,575(a)
                                           --------    --------    -----------
                                           --------    --------    -----------
Short-term debt:
     Current maturities of long-term
       debt.............................   $  2,532    $     --     $   1,607
     Existing revolving credit
       facilities(b)....................         --      16,700            --
                                           --------    --------    -----------
       Total short-term debt............      2,532      16,700         1,607
                                           --------    --------    -----------
Long-term debt:
     New Credit Agreement(b)............         --          --             0
     Notes..............................         --          --        91,609

     Existing BarTech Credit Facilities
       (term loans)(b)..................      3,913          --            --
     Various economic development
       loans(c).........................     48,076       3,600        44,564
     Bethlehem Subordinated Note........      5,500          --         5,500
     Original issue discount(d).........       (908)         --        (7,636)
                                           --------    --------    -----------
       Total long-term debt(e)..........     56,581       3,600       134,037
                                           --------    --------    -----------
Redeemable preferred stock(f)...........      5,500          --         5,500
Stockholders' equity (deficit)..........    (21,304)     25,804        10,390
                                           --------    --------    -----------
       Total capitalization.............   $ 43,309    $ 46,104     $ 151,534
                                           --------    --------    -----------
                                           --------    --------    -----------


- ------------------

(a) Includes approximately $18.5 million placed into the Interest Escrow Account for the benefit of Noteholders sufficient to pay interest on the Notes and Exchange Notes due on the first three interest payment dates and approximately $20.0 million expected to be used to pre-fund part of Phase Two of the Company's modernization and expansion plan. See 'Description of the Exchange Notes--Interest Escrow Account.' Since the Issue Date, such pre-funding moneys have been utilized to pay operational and capital expenses rather than drawing on the Company's revolving credit facility.



(b) In connection with the Recapitalization, the Company replaced the Existing Credit Facilities with the New Credit Agreement, which provides the Company with a maximum of $90.0 million of revolving credit loan availability. Borrowings under the New Credit Agreement will be available based upon a borrowing base initially equal to 73% of the aggregate net book value of accounts receivable and inventory, subject to certain limitations. See 'Description of Other Indebtedness-- The New Credit Agreement.' As of March 31, 1996, after giving effect to the Recapitalization, the Company would have been able to borrow (or issue letters of credit with respect to) approximately $35.7 million under the New Credit Agreement based upon the borrowing base in effect on the Issue Date (at which date $4.6 million face amount of letters of credit was issued).


(c) BarTech entered into economic development loan agreements, the proceeds from which were made, or will be made, available to acquire the BRW Assets, fund Phase One and provide working capital and general corporate requirements during the commencement of steelmaking operations at the BarTech Facilities. See 'Use of Proceeds.'

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(d) The original issue discount represents (i) the $5.1 million in value ascribed to the Warrants for accounting purposes, (ii) the 1.6 million difference between the aggregate principal amount of the Notes and the price to investors for (iii) $908,000 representing the unamortized amount of the reduction of the Bethlehem Subordinated Note to its estimated fair value on the Issue Date.


(e) Does not include $7.2 million of the Caster Financing which will be outstanding as described under 'Description of Other Indebtedness--Caster Financing.'

(f) BarTech issued 1,100 shares of Series A redeemable preferred stock to Bethlehem (the 'Bethlehem Preferred Stock') in connection with the acquisition of the BRW Assets. Holders of Bethlehem Preferred Stock will be entitled to receive annual cash dividends equal to $350 per share. BarTech will be required to redeem all shares of Bethlehem Preferred Stock on September 26, 2000 at a redemption price of $5,000 per share in aggregate plus any accrued and unpaid dividends.

(g) Stockholders' equity, as adjusted, includes (i) shares of Class A Common Stock and Class B Common Stock, which are identical in all respects, other than that holders of Class B Common Stock are entitled to elect the Class B Directors, who hold 50% of the voting power of the board of directors of BarTech, and to a preference prior to any payments to holders of Class A Common Stock of up to $30.0 million to the extent the proceeds from any liquidation, dissolution or winding-up or merger or consolidation involving BarTech allocated pro rata among all the Common Stock would otherwise result in payment to holders of Class B Common Stock of less than $30.0 million; (ii) one share of Series B preferred stock of BarTech, par value $0.001 per share held by the USWA giving it the right to appoint two directors of BarTech, but which is not entitled to receive dividends and is nonredeemable, and (iii) $5.1 million in value ascribed to the Warrants for accounting purposes, which will entitle the holders thereof to acquire an aggregate of 91,609 shares of Class A Common Stock, representing 10% of BarTech's outstanding Common Stock on a fully diluted basis immediately after giving effect to the consummation of the Recapitalization and certain other agreed to issuances of Common Stock and rights therefor. The following table sets forth the reconciliation of pro forma stockholders' equity, as adjusted:


   BarTech stockholders' equity (deficit)......................  $  (21,304)
   B&L stockholders' equity....................................      25,804
   Blackstone Investment.......................................      30,000
   Warrants outstanding........................................       5,119
   Extraordinary charge for write-off of debt financing costs
     and payment of termination fees...........................      (2,214)
   Elimination of B&L stockholders' equity.....................     (25,804)

   Non-recurring charges for severence and other costs, net of
     tax.......................................................      (1,211)
                                                                 ----------
        Total..................................................  $   10,390
                                                                 ----------
                                                                 ----------

                        PRO FORMA FINANCIAL INFORMATION


     The following sets forth the unaudited Pro Forma Condensed Consolidated Statement of Income of BarTech and B&L for their fiscal years ended September 30, 1995 and the six months ended March 31, 1996 after giving effect to the Recapitalization. The pro forma condensed consolidated statement of income and other data gives effect to the Recapitalization as if it had occurred on October 1, 1994. The pro forma condensed consolidated balance sheet information gives effect to the Recapitalization as if it had occurred on March 31, 1996.


     The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results that actually would have occurred had the Recapitalization been consummated on the dates indicated or the results that may occur or be obtained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements of BarTech and B&L, respectively, and related notes thereto and other historical financial information included elsewhere in this Prospectus.

     The pro forma financial information reflects the purchase method of accounting for the B&L Acquisition and, accordingly, is based on estimated purchase accounting adjustments that are subject to further revision depending upon the results of any appraisals or other studies of the fair value of B&L's assets and liabilities to be undertaken following the B&L Acquisition.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                   FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                   ----------------------------------------------------------------------
                                                                   B&L
                                                               ACQUISITION        OTHER         PRO FORMA
                                   BARTECH          B&L        ADJUSTMENTS    ADJUSTMENTS(A)    COMBINED

                                   --------       --------     -----------    --------------    ---------
                                                           (DOLLARS IN THOUSANDS)
Net sales........................  $     --       $169,372       $    --         $     --       $ 169,372
Cost of goods sold...............        --        148,093           332(b)            --         148,425
Operating Expenses...............    10,658         11,687            --               --          22,345
                                   --------       --------     -----------    --------------    ---------
Operating income (loss)..........   (10,658)         9,592          (332)              --          (1,398)
Interest expense, net............     3,151          1,508            --           12,733(c)       17,392
Other expense (income), net......      (977)           264            --               --            (713)
                                   --------       --------     -----------    --------------    ---------
Income (loss) before income
  taxes..........................   (12,832)         7,820          (332)         (12,733)        (18,077)
Provisions (benefit) for income
  taxes..........................        --          2,608        (2,608)(d)           --              --
                                   --------       --------     -----------    --------------    ---------
Net income (loss)................  $(12,832)      $  5,212       $ 2,276(e)      $(12,733)      $ (18,077)
                                   --------       --------     -----------    --------------    ---------
                                   --------       --------     -----------    --------------    ---------
Ratio of earnings to fixed
  charges(f).....................        --           5.90x                                            --

OTHER DATA:
EBITDA(g)........................  $ (9,826)(h)   $ 11,092                                      $   1,266
Depreciation and amortization....       362          1,764                                          2,458
Capital expenditures.............     9,210          2,144                                         11,354


- ------------------
(a) Other Adjustments reflects adjustments for the Offering and the Blackstone Investment and the intended application of the proceeds therefrom.

(b) Represents amortization of excess purchase price allocated to goodwill over 40 years.


(c) Reflects (i) an increase in interest expense of approximately $12.4 million associated with the Notes, (ii) the elimination of historical interest expense of approximately $1.9 million as a result of repayment of outstanding indebtedness of BarTech and B&L, (iii) amortization of deferred financing costs of approximately $2.2 million, (iv) amortization of the original issue discount on the Notes related to the value ascribed to the Warrants and the difference between the aggregate principal amount of the Notes and the price to investors for the Units of $973,000 and (v) a reduction for interest income estimated on the Interest Escrow Account of approximately $928,000.


(d) Represents the elimination of the historical income tax provision as a result of pro forma losses incurred by the Company.


(e) Excludes non-recurring charges for severance and other costs of approximately $2.0 million. These charges have not been included in the Pro Forma Condensed Consolidated Statement of Income, but will be reflected in future financial statements of the Company. The non-recurring charges, net of the tax benefit, have been reflected as a charge to pro forma stockholders' equity in the Pro Forma Condensed Consolidated Balance Sheet.



(f) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, amortization of debt expense and one-third of rental payments under operating leases (an amount estimated by the Company to be the interest portion of such rentals). Earnings did not cover fixed charges of BarTech by $12.8 million. On a pro forma combined basis, the Company's earnings would not have covered fixed charges by approximately $18.1 million.



(g) EBITDA represents the earnings of the Company before income taxes, net interest expense, depreciation and amortization and other noncash items reducing net income. EBITDA is not a measure of financial performance under generally accepted accounting principles ('GAAP). Accordingly, it does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.



(h) EBITDA for BarTech includes $470,000 of lease rental and other income.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                    FOR THE SIX MONTHS ENDED MARCH 31, 1996
                                    -----------------------------------------------------------------------
                                                             B&L ACQUISITION        OTHER         PRO FORMA
                                    BARTECH         B&L        ADJUSTMENTS      ADJUSTMENTS(A)    COMBINED
                                    --------      -------    ---------------    --------------    ---------
                                                            (DOLLARS IN THOUSANDS)
Net sales........................   $    588      $77,102        $    --           $     --       $ 77,690

Cost of goods sold...............      8,111       70,578            166(b)              --         78,855
Operating Expenses...............      2,131        5,337             --                 --          7,468
                                    --------      -------    ---------------    --------------    ---------
Operating income (loss)..........     (9,654)       1,187           (166)                --         (8,633 )
Interest expense, net............      1,850          715             --              6,382(c)       8,947
Other expense (income), net......         11        1,897         (1,897)(d)             --             11
                                    --------      -------    ---------------    --------------    ---------
Income (loss) before income
  taxes..........................    (11,515)      (1,425)         1,731             (6,382)       (17,591 )
Provisions (benefit) for income
  taxes..........................         --          243           (243)(e)             --             --
                                    --------      -------    ---------------    --------------    ---------
Net income (loss) before
  cumulative effect of change in
  accounting principle...........   $(11,515)     $(1,668)       $ 1,974(f)        $ (6,382)      $(17,591 )
                                    --------      -------    ---------------    --------------    ---------
                                    --------      -------    ---------------    --------------    ---------
Ratio of earnings to fixed
  charges(g).....................         --           --                                               --

OTHER DATA:
EBITDA(h)........................   $ (9,554)(i)  $ 2,240                                         $ (7,314 )
Depreciation and amortization....        279        1,053                                            1,498
Capital expenditures.............      7,941          585                                            8,526


- ------------------


(a) Other Adjustments reflects adjustments for the Offering and the Blackstone
    Investment and the intended application of the proceeds therefrom.
(b) Represents amortization of excess purchase price allocated to goodwill over 40 years.
(c) Reflects (i) an increase in interest expense of approximately $6.2 million associated with the Notes, (ii) the elimination of historical interest expense of approximately $912,000 as a result of repayment of outstanding indebtedness of BarTech and B&L, (iii) amortization of deferred financing costs of approximately $1.1 million, (iv) amortization of the original issue discount on the Notes related to the value ascribed to the Warrants and the difference between the aggregate principal amount of the Notes and the price to investors for the Units of $468,000 and (v) a reduction for interest income estimated on the Interest Escrow Account of approximately $464,000.
(d) Represents the elimination of a $1.0 million payment made by B&L to BarTech in connection with entering into the Merger Agreement on October 4, 1995 and $897,000 of expenses related to the B&L Acquisition incurred by B&L for, among other things, legal expenses and professional fees.
(e) Represents the elimination of the historical income tax provision as a result of pro forma losses incurred by the Company.
(f) Excludes non-recurring charges for severance and other costs of approximately $2.0 million. These charges have not been included in the Pro
    Forma Condensed Consolidated Statement of Income, but will be reflected in future financial statements of the Company. The non-recurring charges, net of the tax benefit, have been reflected as a charge to pro forma stockholders' equity in the Pro Forma Condensed Consolidated Balance Sheet.
(g) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, amortization of debt expense and one-third of rental payments under operating leases (an amount estimated by the Company to be the interest portion of such rentals). Earnings did not cover fixed charges of BarTech and B&L by $11.5 million and $1.4 million, respectively. On a pro forma combined basis, the Company's earnings would not have covered fixed charges by approximately $18.0 million.
(h) EBITDA represents the earnings of the Company before income taxes, net interest expense, depreciation and amortization and other noncash items reducing net income. EBITDA is not a measure of financial performance under GAAP. Accordingly, it does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.
(i) EBITDA for BarTech includes $158,000 of lease rental and other income.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                            AS OF MARCH 31, 1996
                                    --------------------------------------------------------------------
                                                          B&L ACQUISITION        OTHER         PRO FORMA
                                    BARTECH      B&L        ADJUSTMENTS      ADJUSTMENTS(A)    COMBINED
                                    -------    -------    ---------------    --------------    ---------
                                                           (DOLLARS IN THOUSANDS)
Cash and cash equivalents........   $ 3,415    $   912       $ (41,934)(b)      $ 79,182 (c)   $  41,575
Accounts receivable, net.........     1,803     18,219              --                --          20,022
Inventories......................     5,296     30,385           3,048 (b)            --          38,729
Other current assets.............       536      1,603              --                --           2,139
                                    -------    -------    ---------------    --------------    ---------
     Total current assets........    11,050     51,119         (38,886)           79,182         102,465
Property, plant and equipment,
  net............................    43,690     16,709              --                --          60,399
Intangible assets................        --         --          13,301 (b)            --          13,301
Other assets.....................     4,090      3,774              --             9,954 (d)      17,818
                                    -------    -------    ---------------    --------------    ---------
     Total assets................   $58,830    $71,602       $ (25,585)         $ 89,136       $ 193,983

                                    -------    -------    ---------------    --------------    ---------
                                    -------    -------    ---------------    --------------    ---------

Short-term debt..................   $ 2,532    $16,700       $      --          $(17,625) (e)  $   1,607
Accounts payable.................    11,892     15,590              --                --          27,482
Deferred merger consideration....     1,000         --          (1,000)(f)            --              --
Accrued liabilities..............     2,629      4,150           2,019(g)             --           8,798
                                    -------    -------    ---------------    --------------    ---------
     Total current liabilities...    18,053     36,440           1,019           (17,625)         37,887
Long-term debt...................    56,581      3,600              --            73,856 (e)     134,037
Other long-term liabilities......        --      5,758             411 (h)             --          6,169
                                    -------    -------    ---------------    --------------    ---------
     Total liabilities(i)........    74,634     45,798           1,430            56,231         178,093
                                    -------    -------    ---------------    --------------    ---------

Redeemable preferred stock.......     5,500         --              --                --           5,500
Stockholders' equity (deficit)...   (21,304)    25,804         (27,015)(j)        32,905 (k)      10,390
                                    -------    -------    ---------------    --------------    ---------
     Total liabilities and
       stockholders' equity......   $58,830    $71,602       $ (25,585)         $ 89,136       $ 193,983
                                    -------    -------    ---------------    --------------    ---------
                                    -------    -------    ---------------    --------------    ---------


- ------------------


(a) Other Adjustments reflects adjustments for the Offering and the Blackstone
    Investment and the intended application of the proceeds therefrom.

(b) The preliminary allocation of the estimated purchase price to assets acquired and liabilities assumed as of March 31, 1996 are as follows:



Purchase price.........................................   $37,980
Estimated acquisition costs............................     3,954
                                                          -------
       Total purchase price............................   $41,934
                                                          -------
                                                          -------

Net book value of assets acquired......................   $25,804
Adjustments to fair value:
     Inventory.........................................     3,048
     Establishment of net deferred tax liabilities.....    (1,219)
     Deferred merger consideration.....................     1,000
Goodwill...............................................    13,301

                                                          -------
       Total...........................................   $41,934
                                                          -------
                                                          -------


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


(c) Represents the gross proceeds of the Blackstone Investment of $30.0 million and the Offering of $90.0 million, less reductions for (i) repayment of certain outstanding indebtedness of BarTech and B&L of approximately $28.7 million and (ii) payment of estimated financing costs of approximately $12.2 million.

(d) Represents payment of estimated deferred financing costs of approximately
    $12.2 million related to the Offering, reduced by the write-off of previously deferred financing costs as a result of the repayment of certain outstanding indebtedness of BarTech and B&L with the proceeds of the Offering and the Blackstone Investment.

(e) Represents the principal amount of $91.6 million, less the $5.1 million in value ascribed to the Warrants and the $1.6 million difference between the aggregate principal amount of the Notes and the price to investors for the Units, and less repayment of (i) approximately $5.8 million principal amount of term loans outstanding as of March 31, 1996, (ii) approximately $6.1 million principal amount of Commonwealth of Pennsylvania economic development loans outstanding as of March 31, 1996 required to be repaid under the Master Agreement, and (iii) approximately $16.8 million principal amount of revolving credit loans outstanding as of March 31, 1996 under the B&L Revolving Credit Facilities.

(f) Represents the elimination of a $1.0 million payment made by B&L to BarTech in connection with entering into the Merger Agreement on October 4, 1995.

(g) Represents non-recurring charges for severance and other costs of approximately $2.0 million, but does not give effect to any offsetting impact of cash surrender value of certain insurance policies for the benefit of B&L.

(h) Reflects net deferred tax liabilities established as a result of the B&L
    Acquisition.

(i) Does not include the $7.2 million of Caster Financing to be outstanding as described under 'Description of Other Indebtedness--Caster Financing.'

(j) Reflects (i) the elimination of B&L stockholders' equity of approximately

    $25.8 million and (ii) the non-recurring charges for severance and other costs, net of tax, of approximately $1.2 million.

(k) Represents the Blackstone Investment of $30.0 million and the $5.1 million in value ascribed to the Warrants, less an extraordinary charge of $2.2 million for the write-off of previously deferred financing costs and payment of termination fees as a result of the repayment of certain outstanding indebtedness of BarTech and B&L with the proceeds of the Offering and the Blackstone Investment.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information of BarTech and B&L has been derived from the consolidated financial statements of BarTech and B&L and related notes thereto included elsewhere in this Prospectus. The information is qualified in its entirety by reference to and should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements of BarTech and B&L and related notes thereto and other historical financial information included elsewhere in this Prospectus.

                            BAR TECHNOLOGIES INC.(A)


                                                                                SIX MONTHS
                                                  FISCAL YEAR ENDED                ENDED
                                                    SEPTEMBER 30,                MARCH 31,
                                                ---------------------      ---------------------
                                                 1994          1995         1995          1996
                                                -------      --------      -------      --------
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales....................................   $    --      $     --      $    --      $    588
Cost of sales................................        --            --           --         8,111
Depreciation and Amortization................        --           362          181           279
Selling, General and Administrative
  Expense....................................        --        10,296        5,360         1,852
                                                -------      --------      -------      --------
Operating loss...............................        --       (10,658)      (5,541)       (9,654)
Interest expense.............................        --         3,151        1,458         1,850
Other expense (income), net..................        --          (977)        (348)           11
                                                -------      --------      -------      --------
Income (loss) before income taxes............        --       (12,832)      (6,651)      (11,515)
                                                -------      --------      -------      --------
Income tax provision.........................        --            --           --            --
                                                -------      --------      -------      --------

Net income (loss)............................   $    --      $(12,832)     $(6,651)     $(11,515)
                                                -------      --------      -------      --------
                                                -------      --------      -------      --------
BALANCE SHEET DATA:
Cash and cash equivalents....................   $ 9,178      $  1,650      $ 1,996      $  3,415
Working capital..............................     7,662        (1,108)         290        (7,003)
Total assets.................................    46,849        46,001       40,388        58,830
Long-term debt (including current portion)...    34,845        46,665       34,870        59,113
Redeemable preferred stock...................     5,500         5,500        5,550         5,500
Stockholders' equity (deficit)...............     3,536        (9,625)      (3,280)      (21,304)


- ------------------
(a) The acquisition of the BRW Assets from Bethlehem was consummated on September 26, 1994. BarTech had no income statement activity prior to the acquisition of the BRW Assets, and such activity was insignificant for the period from September 26, 1994 through September 30, 1994. Accordingly, no fiscal 1994 activity is disclosed in the table above. The acquisition of the BRW Assets does not represent a business that would require presentation of the financial statements of the Bethlehem BRW Division as a predecessor to BarTech pursuant to Regulation S-X of the Securities and Exchange Commission.

                        BLISS & LAUGHLIN INDUSTRIES INC.


                                                                                                        SIX MONTHS ENDED
                                                       FISCAL YEAR ENDED SEPTEMBER 30,                     MARCH 31,
                                           --------------------------------------------------------    ------------------
                                             1991        1992        1993        1994        1995       1995       1996
                                           --------    --------    --------    --------    --------    -------    -------
                                                        (DOLLARS IN THOUSANDS, EXCEPT MATERIAL COST PER TON)
INCOME STATEMENT DATA:
  Net sales.............................   $114,528    $121,677    $136,923    $152,435    $169,372    $88,041    $77,102
  Cost of sales.........................    107,545     111,507     127,923     136,173     148,093     76,779     70,578
                                           --------    --------    --------    --------    --------    -------    -------
  Gross profit..........................      6,983      10,170       9,000      16,262      21,279     11,262      6,524
  Selling and administrative
    expenses............................      9,223       8,918       9,807      11,367      11,687      6,722      5,337
                                           --------    --------    --------    --------    --------    -------    -------
  Operating income (loss)...............     (2,240)      1,252        (807)      4,895       9,592      4,540      1,187
  Interest expense, net.................      1,422         814       1,035       1,266       1,508        791        715
  Other expense (income), net...........         --        (216)         (6)         (2)        264         (1)     1,897
                                           --------    --------    --------    --------    --------    -------    -------
  Income (loss) before provision for
    income taxes and cumulative effect
    of change in accounting principle...     (3,662)        654      (1,836)      3,631       7,820      3,750     (1,425)
  Income tax provision (benefit)........     (1,265)        357         594         866       2,608        770        243
                                           --------    --------    --------    --------    --------    -------    -------
  Net income (loss) before cumulative
    effect of change in accounting
    principle...........................     (2,397)        297      (2,430)      2,765       5,212      2,980     (1,668)
  Cumulative effect of change in
    accounting principle(a).............         --          --      (1,789)        813          --         --     (2,368)
                                           --------    --------    --------    --------    --------    -------    -------
    Net income (loss)...................   $ (2,397)   $    297    $ (4,219)   $  3,578    $  5,212    $ 2,980    $(4,036)
                                           --------    --------    --------    --------    --------    -------    -------
                                           --------    --------    --------    --------    --------    -------    -------
BALANCE SHEET DATA:
  Cash and cash equivalents.............   $    502    $    719    $    827    $    926    $    918    $ 1,082    $   912
  Working capital.......................     11,486      11,040       8,158      10,437      15,972     13,257     14,679
  Total assets..........................     57,645      57,963      68,995      67,739      71,870     78,981     71,602
  Long-term debt (including current
    portion)............................     13,600      13,600      22,600      20,150      17,500     23,500     20,300
  Stockholders' equity..................     27,003      26,115      21,219      24,722      29,968     27,510     25,804

OTHER DATA:
  Tons..................................    164,856     185,336     200,810     220,120     243,105    127,329    108,761
  Average material cost per ton.........   $    517    $    502    $    510    $    509    $    528        517        544
  EBITDA(b).............................   $   (118)   $  2,976    $    705    $  6,513    $ 11,092    $ 5,453    $ 2,240
  Capital expenditures..................      1,215       1,238       1,612       1,949       2,144        951        585
  Depreciation and amortization.........      2,122       1,508       1,506       1,616       1,764        912      1,053
  Ratio of earnings to fixed

    charges(c)..........................         --        1.70x         --        3.67x       5.90x      5.49x        --


- ------------------

(a) Consists of a cumulative effect of change in accounting principle related to the adoption of SFAS No. 109: Accounting for Income Taxes in fiscal 1994 and a cumulative effect of change in accounting principle related to the adoption of SFAS No. 106: Employers' Accounting for Post-Retirement Benefits Other than Pensions for domestic operations in fiscal 1993 and foreign operations in the six month period ended March 31, 1996.



(b) EBITDA represents the earnings of the Company before income taxes, net interest expense, depreciation and amortization and other noncash items reducing net income. EBITDA is not a measure of financial performance under GAAP. Accordingly, it does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered as an alternative to net income, as an indicator of operating performance or to cash


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    flows as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt. For fiscal years 1991 and 1993, and the first two quarters of fiscal 1996, earnings did not cover fixed charges by approximately $3.7 million, $1.8 million and $1.4 million, respectively.



(c) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, amortization of debt expense and one-third of rental payments under operating leases (an amount estimated by the Company to be the interest portion of such rentals). For fiscal years 1991 and 1993, and the first quarter of fiscal 1996, earnings did not cover fixed charges by approximately $3.7 million, $1.8 million and $1.1 million, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                           AND RESULTS OF OPERATIONS


     BarTech acquired the BRW Assets from Bethlehem in September 1994. The Bethlehem BRW Division ceased manufacturing operations in December 1992 and no historical results are presented for the Bethlehem BRW Division due to the noncomparability of the Company's operations, management and cost structure. Since the date of such acquisition, BarTech has been preparing for the start-up of commercial steel production at the Johnstown Facility, which the Company expects to commence in early summer 1996, and the rolling of semi-finished steel billets at the Lackawanna Facility, which the Company restarted in February 1996. A portion of the net proceeds from the sale of the Units was used to acquire B&L, a processor of cold finished steel bars. The following discussion of results of operations for BarTech since the date of its inception and for B&L for the three fiscal years ended September 30, 1995 and the six month periods ended March 31, 1996 are based on, and qualified by reference to, the financial statements of BarTech and the consolidated financial statements of B&L and the respective notes thereto, and the pro forma results of operations of the Company, included elsewhere in this Prospectus. However, the Company does not believe that such results, or the pro forma results of operations of the Company, contained elsewhere in this Prospectus are indicative of its future results of operations due to the absence of a BarTech operating history, the absence of an operating history of B&L under the Company's management and the consequences of operating BarTech and B&L on a vertically integrated basis.


RESULTS OF OPERATIONS

  BarTech

     BarTech acquired the BRW Assets on September 26, 1994. BarTech had no income statement activity prior to the acquisition and such activity was insignificant for the period from September 26, 1994 through September 30, 1994.


     During fiscal 1995 and the six month period ended March 31, 1996, the Company assembled its management team and undertook preparation for the start-up of commercial steel production at the Johnstown Facility, which the Company expects to commence in early summer 1996. This included, among other things, the purchasing, engineering and commencement of the installation of a combination bloom/billet continuous caster, the development and installation of a management information system, negotiations with vendors, discussions and meetings with potential customers and the separation of utilities from Bethlehem.


     Costs for the portion of these activities that are not directly associated with capital projects have been charged to operating expenses in the Statement of Income. Such costs primarily relate to salaries, utilities, insurance, real estate taxes and other administrative expenses.


     During the three months ended March 31, 1996, BarTech recorded sales as a result of the rolling of semi-finished steel billets at the Lackawanna Facility.




     During fiscal 1995 and the six months ended March 31, 1996, other income primarily reflects revenues generated from leasing of facilities not currently used in operations.


     No income tax benefit was provided for losses incurred, as such losses did not satisfy the applicable criteria of Statement of Financial Accounting Standards ('SFAS') No. 109: 'Accounting for Income Taxes.'

     As discussed elsewhere, the Company began producing and shipping hot rolled engineered bar products on a limited basis from the Lackawanna Facility in February 1996. The Company expects to commence commercial steelmaking operations at the Johnstown Facility in the summer of 1996 and achieve a manufacturing and financial operating run rate prior to September 30, 1996 consistent with that which it expects for fiscal 1997. In fiscal 1996, the Company will devote substantial efforts to re-enter the hot rolled engineered bar market and expects that its initial prices will be below those for the market generally, that its overall average product margins will initially reflect the Company's re-entry into the lower quality segment of the market as the Company seeks to pre-qualify its products and that it will experience initial inefficiencies resulting from low volume production levels. As described under 'Risk Factors--Cyclicality of Steel Industry; Dependence on Certain Industries,' the Company believes that the dollar volume of its shipments may be at or near the peak of the current business cycle and the Company anticipates a softening in its markets in fiscal 1997. The Company believes its liquidity position will be sufficient to execute and complete its modernization and expansion plan, restart the Johnstown Facility, integrate the operations of BarTech and B&L, effect its hot rolled engineered bar market re-entry strategy and meet its other capital requirements, although there can be no assurance that the Company will be able to do so. See '--Liquidity and Capital Resources.'

  B&L

     The cold finished steel bar market, like the rest of the steel industry as a whole, is highly cyclical and is affected by production over capacity and intense competition, as well as general economic conditions. The cold finished steel bar industry historically has been characterized by over capacity which has created pricing pressure on producers. This pricing pressure has been exacerbated by the fact that cold finished bar is a commodity product with little opportunity for differentiation. From a competitive standpoint, these market dynamics place a premium on a competitor's ability to manufacture products at a low cost. Many domestic steel producers and processors, including B&L, suffered losses during the recession that began in 1990 as a result of a downturn in industries upon which the steel industry is very dependent, such as the automotive and machinery industries, which also are highly cyclical and directly affected by, among other things, the level of consumer confidence and general economic conditions. As the U.S. economy emerged from this recession, the U.S. steel industry, including the cold finished bar market, experienced a significant resurgence in demand. During fiscal 1995, B&L was able to obtain several price increases for its products without experiencing a commensurate increase in its cost of raw materials. As a result, B&L's gross margins improved throughout the fiscal year. This trend toward higher gross margins has not continued during fiscal 1996 and B&L's management's view is that B&L's strong operating performance in fiscal 1995 may be reflective of the industry having been at or near the peak in the current business cycle. See 'Risk Factors--Cyclicality of Steel Industry; Dependence on Certain Industries.' However, the Company believes that B&L's prospective stand-alone performance is not necessarily indicative of the contribution that B&L will make to the Company as a whole operating on an integrated basis. The Company expects B&L to benefit from many operating synergies due to its vertical integration with BarTech, including B&L's ability to penetrate higher quality, higher margin market segments utilizing higher quality hot rolled engineered bar products from BarTech.


SIX MONTHS ENDED MARCH 31, 1996 COMPARED WITH
SIX MONTHS ENDED MARCH 31, 1995



     Net sales for the fiscal 1996 first six months were $77,102,000, a decrease of $10,939,000 or 12.4% from the fiscal 1995 first six months. The decrease in net sales is primarily attributable to lower tonnage volume amounting to $12,110,000 offset in part by higher selling prices of $1,171,000.



     Cost of sales for the fiscal 1996 first six months was $70,578,000, a decrease of $6,201,000 or 8.1% from the fiscal 1995 first six months. The decrease is primarily attributable to the decrease in volume. As a percentage of net sales, cost of sales increased by 4.3%. Gross margin decreased in the fiscal 1996 first six months primarily due to lower volume of $1,877,000, higher material costs of $2,924,000 and higher manufacturing costs of $1,098,000.



     Selling and administrative expenses for the fiscal year 1996 first six months amounted to $5,337,000, a decrease of $1,385,000 or 20.6% from the fiscal year 1995 first six months. The decrease is primarily due to wages and benefits. As a percentage of net sales, selling and administrative expenses decreased in the fiscal year 1996 first six months to 6.9% from 7.6% in the fiscal 1995 first six months.

     Interest expense, net, decreased in the fiscal 1996 first six months by $76,000 or 9.6% from the fiscal 1995 first six months. The decrease is primarily attributable to lower borrowings against the lines of credit. Interest expense, net, as a percentage of net sales was .9% in the fiscal 1996 first six months, the same as in the fiscal 1995 first six months.




     Other income (expense) amounted to $1,897,000 of expense in the fiscal 1996 first six months compared with $1,000 income in the fiscal 1995 first six months. The expense is primarily for, among other things, legal expenses and professional fees, related to the merger of B&L with a subsidiary of BarTech.



     The tax provision in the fiscal 1996 first six months amounted to $243,000 compared with $770,000 in the fiscal 1995 first six months. The provision in both years consists primarily of a provision for foreign taxes.



     The net loss of $4,036,000 in the fiscal 1996 first six months compares with a net income of $2,980,000 in the fiscal 1995 first six months. Included in the loss for the fiscal 1996 first six months is a one-time charge resulting from adoption of SFAS No. 106 by CDSC, B&L's wholly owned foreign subsidiary. Also contributing to the loss were merger-related expenses of $1,897,000 and lower gross profit due to lower volume.


FISCAL 1995 COMPARED WITH FISCAL 1994

     Net sales for fiscal 1995 were $169,372,000, an increase of $16,937,000, or 11.1%, from fiscal 1994. The increase in net sales is attributable to increased tonnage volume amounting to $10,562,000 ($3,878,000 attributable to CDSC) and increased selling prices generating an additional $6,375,000 ($2,269,000 attributable to CDSC).

     Cost of sales for fiscal 1995 was $148,093,000, an increase of $11,920,000, or 8.8%, over fiscal 1994. The increase is primarily attributable to increased volume. As a percentage of net sales, cost of sales decreased by 1.9%. Gross margin increased in fiscal 1995 primarily due to higher selling prices as discussed above, and increased volume of $1,634,000 ($565,000 attributable to CDSC) offset in part by higher raw material costs of $3,969,000 ($1,527,000 attributable to CDSC).

     Selling and administrative expenses for fiscal 1995 amounted to $11,687,000, an increase of $320,000, or 2.8%, from fiscal 1994. The increase is primarily due to wages and benefits of $238,000. As a percentage of net sales, selling and administrative expenses decreased to 6.9% in fiscal 1995 from 7.5% in fiscal 1994.

     Interest expense, net, increased in fiscal 1995 by $242,000, or 19.1%, from fiscal 1994. The increase was primarily attributable to increased interest rates. Interest expense, net, as a percentage of net sales, was 0.9% in fiscal 1995 compared with 0.8% in fiscal 1994.

     Other expense (income) amounted to $264,000 of expense in fiscal 1995 compared with $2,000 of income in fiscal 1994. Included in fiscal 1995 is $265,000 of expenses, for among other things, legal expenses and professional fees, related to the B&L Acquisition.

     The tax provision in fiscal 1995 amounted to $2,608,000 compared with $866,000 in fiscal 1994. The fiscal 1995 provision includes a partial offset to the domestic tax provision due to the expected utilization of the remaining net operating loss carryforward. The fiscal 1994 tax provision consisted primarily of a provision for foreign taxes, while the domestic income tax provision was offset by the expected utilization of a net operating loss carryforward.

     Gross profit as a percentage of revenues increased to 12.6% in fiscal 1995 from 10.7% in fiscal 1994. The increase was primarily attributable to improved pricing versus material costs, increased volume and operating efficiencies.

     B&L was profitable in all four quarters of fiscal 1995, and net income of $5,212,000 in fiscal 1995 compared with net income of $3,578,000 in fiscal 1994. Included in fiscal 1994 net income is a one-time credit of $813,000 for adoption of SFAS No. 109: 'Accounting for Income Taxes.' The increase in net income is primarily attributable to a higher gross margin of $5,017,000 offset in part by an increase in the tax provision of $1,742,000, increased selling and administrative expenses of $320,000, increased interest expense of $242,000 and other expenses of $265,000 related to the B&L Acquisition.

FISCAL 1994 COMPARED WITH FISCAL 1993

     Net sales for fiscal 1994 were $152,435,000, an increase of $15,512,000, or 11.3%, from fiscal 1993. The increase in net sales was attributable to increased tonnage volume amounting to $8,831,000 ($3,040,000 attributable to CDSC) and increased prices generating an additional $6,681,000 ($858,000 attributable to CDSC).

     Cost of sales for fiscal 1994 was $136,173,000, an increase of $8,250,000, or 6.4%, over fiscal 1993. The increase was primarily attributable to the increased sales volume. As a percentage of net sales, cost of sales decreased by 4.1%. Gross margin increased in fiscal 1994 primarily due to the higher prices B&L charged for its products, increased volume efficiencies contributing $984,000 ($481,000 attributable to CDSC), and lower labor and overhead costs of $534,000 ($442,000 attributable to CDSC), offset by higher raw material costs of $794,000 ($947,000 attributable to CDSC).

     Selling and administrative expenses for fiscal 1994 amounted to $11,367,000, an increase of $1,560,000, or 15.9%, from fiscal 1993. The increase is primarily due to wages and benefits of $1,631,000, of which $1,030,000 was for profit sharing and management supplemental incentive compensation, higher depreciation and amortization of $123,000 due to the purchase of software and hardware for a new information system and $101,000 of higher agents' commissions due to increased sales; these increases were offset in part by lower professional fees of $286,000.

     Interest expense, net, increased in fiscal 1994 by $231,000, or 22.3%, from fiscal 1993. The increase was primarily attributable to increased average borrowings and higher interest rates. Interest expense, net, as a percentage of net sales, was 0.8% in fiscal 1994, unchanged from fiscal 1993.

     The tax provision in fiscal 1994 was $866,000 compared with $594,000 in fiscal 1993. The fiscal 1994 amount consists primarily of a provision for foreign taxes while the domestic income tax provision was offset by the expected utilization of a net operating loss carryforward.

     The net income of $3,578,000 in fiscal 1994 compared with a net loss of $4,219,000 in fiscal 1993. Included in fiscal 1994 net income is a one-time credit of $813,000 for adoption of SFAS No. 109: 'Accounting for Income Taxes;' included in fiscal 1993 net loss is a one-time charge of $1,789,000 for adoption of SFAS No. 106: 'Employers' Accounting for Post-Retirement Benefits Other than Pensions.' The increase in income is primarily attributable to accounting changes totalling $2,602,000, a higher gross margin of $7,262,000, offset in part by higher selling and administrative costs of $1,560,000 and higher interest expense of $231,000.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary sources of liquidity consist of available excess cash and cash equivalents, availability under the New Credit Agreement and cash flow from operations. As of March 31, 1996, on a pro forma basis after giving effect to the Recapitalization, the Company would have had approximately $41.6 million in available cash and cash equivalents, including in the Interest Escrow Account, and approximately $35.7 million available (based on the applicable borrowing base described below) under the New Credit Agreement.


     In connection with the Recapitalization, the Company replaced the Existing Credit Facilities with the New Credit Agreement, which provides the Company with a maximum of $90.0 million of revolving credit loan availability. Borrowings under the New Credit Agreement will be available based upon a borrowing base not to exceed a specified percentage of the aggregate net book value of accounts receivable and inventory, which percentage shall be, subject to certain exceptions, 73.0% for the first 18-month period after the Issue Date, 71.4% and 69.0% for the two successive 12-month periods thereafter and 66.7% for the remainder of the term of the New Credit Agreement. Borrowings under the New Credit Agreement will bear interest based upon, at the Company's option, a prime rate plus 2.00% or an adjusted LIBOR rate plus 3.00%, subject to increase under certain circumstances. The New Credit Agreement matures four years from the closing of the Offering. See 'Description of Other Indebtedness.'


     BarTech has various financing agreements in place in addition to the New Credit Agreement that are committed to funding (i) its working capital and general corporate requirements during the commencement of operations at the Lackawanna Facility, which commenced in February 1996, and at the Johnstown Facility, which is expected in the summer of 1996, and (ii) Phase One of the Company's modernization and expansion plan at the Johnstown Facility. As of

March 31, 1996, the Company had an aggregate amount of approximately $43.5 million of outstanding indebtedness under these committed agreements after the repayment of approximately $6.1 million of indebtedness (representing an amount equal to the $7.1 million of indebtedness required to be repaid under the Master Agreement in connection with the Recapitalization less the amount of unfunded commitments under the Master Agreement, estimated to be approximately $1.0 million), the repayment of the balance of such $7.1 million of indebtedness upon the funding of such unfunded commitments, which is expected to occur in calendar 1996, and the termination of a total of approximately $1.5 million of unfunded commitments under the Master Agreement in connection with the Recapitalization.



     Principal and interest installments required under the long-term debt obligations would have been as follows for the six months ending September 30, 1996 and for the years ending September 30, 1997 and thereafter (dollars in thousands):



                PRINCIPAL    INTEREST
                ---------    --------
1996.........   $   1,607    $  1,215
1997.........       2,449      15,173
1998.........       3,883      14,967
1999.........       4,273      14,727
2000.........       4,385      13,866
Thereafter...     119,047      16,626
                ---------    --------
                $ 135,644    $ 76,574
                ---------    --------
                ---------    --------



     BarTech's contract with Rokop to modify, install and start-up the combination bloom/billet caster to be installed at the Johnstown Facility as part of Phase One of the Company's modernization and expansion plan requires Rokop to provide $7.2 million to finance a portion of the combination bloom/billet caster project (the 'Caster Financing'), of which $4.3 million is secured by liens on the Caster and $2.9 million is secured by a letter of credit under the New Credit Agreement. The contract with Rokop provides that certain payments due to Rokop will be evidenced by three notes of BarTech in the aggregate amount of $7.2 million which become effective and will begin to accrue interest after the start-up of continuous casting operations. Such notes will be in principal amounts of $2.9 million, $1.0 million and $3.3 million, respectively, and the $1.0 million note and $300,000 of the $3.3 million note will mature upon the successful testing and start-up of the combination bloom/billet caster. These notes may be prepaid at an approximate $2.0 million discount prior to December 31, 1996. The Company intends to prepay the notes at such discount but not prior to the successful testing of the combination bloom/billet caster.



     See 'Description of Other Indebtedness' for a description of the terms of the Company's indebtedness, including the interest rates due thereunder.



     BarTech has commenced and is in the process of implementing Phase One of its modernization and expansion plan, which includes the acquisition, installation and implementation of the combination bloom/billet caster and the installation of a new management information system. The total cost of the combination bloom/billet caster installation during Phase One is anticipated to be approximately $31.0 million.


     Phase Two of the Company's modernization and expansion plan includes the installation of equipment to enable the Company to have bloom processing and direct charged large sized bar finishing capability, including a new walking beam bloom reheat furnace, a new turnover cooling bed and a modification of the combination bloom/billet caster equipment. The cost of Phase Two was estimated in March 1996 to be approximately $25 million. However, it is now expected that the total cost may ultimately be $10 million to $15 million higher than the original estimate. Regardless of the ultimate total cost of Phase Two, $4 million is expected to be incurred during fiscal 1996. The Company is continuing to analyze all aspects of Phase Two and negotiate with vendors and contractors in order to complete Phase Two at the lowest possible cost. The Company believes it has sufficient liquidity from all sources, including the Offering, to complete the Company's modernization and expansion plan. See 'Business--BarTech Modernization and Expansion Plan.'



     Any substantial delay in completing or a failure to complete Phase One of the Company's modernization and expansion plan or, to a lesser extent, Phase Two of the plan, or the inability of the Company to realize the anticipated benefits from the plan or to sell its products in its target markets could have a material adverse effect on the Company's financial condition and results of operations. In the event of a substantial delay in implementation of the plan or substantial unanticipated costs associated with the implementation of the plan, the Company may need to borrow funds under the New Credit Agreement or, to the extent funds are not available thereunder, to obtain additional financing to meet its cash flow requirements during the Company's start-up period. Given the Recapitalization, the Company is highly leveraged. Restrictive covenants included in the Indenture and other debt obligations may have the effect of limiting the Company's ability to incur additional indebtedness, sell assets, or acquire other entities and may otherwise limit the operational and financial flexibility of the Company. The Company believes that its cash flow from operations, combined with the available funds under the New Credit Agreement and financing commitments to fund Phase One of its modernization and expansion plan, will be sufficient to enable the Company to meet its debt service requirements when due and to fund its capital expenditure and working capital and general corporate requirements, although there can be no assurance with respect thereto. See 'Risk Factors--Substantial Indebtedness; Ability to Refinance Exchange Notes.'


     As a result of a change of ownership resulting from the Blackstone Investment, the Company's ability to use its $19.8 million regular net operating loss carryforwards (as of September 30, 1995) for federal income tax purposes will be limited to an amount estimated at approximately $1.1 million per year.

INFLATION

     The Company believes that inflation has not had a material effect on its results of operations.

NEW ACCOUNTING PRONOUNCEMENTS


     In May 1995, the Financial Accounting Standards Board issued SFAS No. 121:
'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company does not believe that adoption of such statement will have a material effect on its financial statements.

                                    BUSINESS

GENERAL


     The Company believes that, upon the completion of its strategic modernization and expansion plan, it will be positioned to be one of the lowest cost vertically integrated producers of high quality hot rolled engineered and cold finished steel bar products in North America due to its collective bargaining agreement, attractive support arrangements and the B&L Acquisition. In September 1994, the Company acquired the BRW Assets from Bethlehem. Until it shut down its manufacturing operations in December 1992, the Bethlehem BRW Division was a leading manufacturer of high quality engineered bar, rod and wire products with a total steelmaking capacity of 1.5 million tons per year and finished bar rolling capacity of 900,000 tons per year. In conjunction with the acquisition of the BRW Assets, the Company (i) negotiated a new five-year labor agreement which it believes provides significant cost advantages over its competitors and the historical labor costs of the Bethlehem BRW Division, (ii) secured long-term, low interest economic development funding from Federal and State and local agencies and attractive economic development rates and other support arrangements from utilities and other suppliers, and (iii) developed and is implementing a major modernization and expansion plan that it expects will reduce its per ton operating costs significantly below Bethlehem's costs of operating the BRW Assets. BarTech restarted the Lackawanna Facility in February 1996 on a limited basis and began producing and shipping hot rolled engineered bar products. BarTech expects to commence commercial steelmaking operations at the Johnstown Facility in the summer of 1996. In addition, on April 2, 1996, the Company acquired B&L, the second largest processor of cold finished steel bar products in North America. The Company expects to realize a number of strategic benefits from the B&L acquisition, including (i) providing BarTech with a wholly owned consumer of hot rolled engineered bar products, (ii) providing BarTech and B&L with an expanded breadth and scope of product offerings and opportunities for enhanced distribution of their products, and (iii) providing B&L with a more reliable, long-term source of supply of higher quality and larger sized hot rolled engineered bar products that it expects will enable it to bid effectively for more new business.


INDUSTRY OVERVIEW

     Hot Rolled Engineered Bar Market. The production of steel bar products is a segment of the overall steel market, of which the production of flat rolled steel products is the largest segment. The bar products segment of the steel market is further divided into three main categories which are delineated by the quality and the end use of the bar products: (i) reinforcing bar, which products have the least restrictive applications of all bar products and are used mostly as reinforcement for concrete in building foundations, road beds and other construction applications, (ii) merchant quality bar, which products generally are used for small structural shapes, such as channels and angles, that are used mostly in light construction and steel fabrication applications, and (iii) hot rolled engineered bar, which is the highest quality segment of the bar products market. The Company estimates that the total market for consumption of bar products in the United States during calendar 1994 was approximately 16.9 million tons, and the Company estimates that the total North American market during calendar 1994 for hot rolled engineered bar products was approximately
8.7 million tons, based on information from DRI/McGraw Hill on the total United States steel bar market.

     Hot rolled engineered bar products are the highest quality and most demanding product category in the bar products market. Hot rolled engineered bar products are high quality carbon and alloy steel bars that are manufactured to meet rigorous end user requirements for surface quality, strength, hardenability, machinability, toughness and other engineering objectives, and detailed and specific practices must be followed in their production in order to meet these rigorous end user quality specifications. The production of hot rolled engineered bar products requires special manufacturing techniques and equipment, including processes such as ladle refining and vacuum degassing to eliminate internal impurities and surface defects, as well as specialized metallurgical knowledge and experience of processing personnel.

     The engineered bar products market is characterized by customers that further process bars into specific shapes utilizing two major types of processes: (i) 'machining' the bar by removing metal from the bar to manufacture the end product and (ii) 'forming' the bar through various hot and cold processes that often require only minimal additional machining to achieve final part dimensions. Manufacturers using forming techniques usually require very high quality engineered bar products for their manufacturing processes, such as the 'near net shape' manufacturing process, which is designed to produce parts as similar as possible in size and shape to final part dimensions so that less metal removal through machining by the end user is needed to meet finished part dimensions. Machining costs usually are the highest cost factor in the manufacture of finished parts, and the use of 'near net shape' and similar processes reduces this cost factor for end users. Hot rolled engineered bar products generally are used in businesses such as the automotive, heavy equipment and industrial machinery industries for critical applications where product strength, integrity and durability are imperative considerations, such as cam shafts, axles, roller bearings, hydraulic fittings, ordnance, valves and fittings, and wheel hubs and spindles.

     Producers of hot rolled engineered carbon and alloy bar products are distinct from major integrated steel producers that produce flat rolled steel products and mini-mills that generally produce lower quality bar products, as hot rolled engineered bar producers compete in a specialized segment of the overall bar product market in which there are fewer competitors and more stringent product specifications requiring specialized production equipment and processes. The Company believes the market for hot rolled engineered bar products has experienced growth in recent years due to several favorable trends, including (i) the increased use of engineered bars in forming processes for parts that had been previously produced by other types of metal processing, such as casting, (ii) increased domestic sourcing of previously imported parts, (iii) increased construction of manufacturing operations and facilities in North America, as a number of component manufacturing operations have been built or are being built in North America by both domestic and foreign-based manufacturers, and (iv) an improvement in exchange rates.

     Cold Finished Bar Market. Cold finished bars are high quality processed steel bars used in machined and shafting products that require superior straightness, tolerance, finish and mechanical properties. Cold finished bars are processed from hot rolled bars, primarily engineered bars, by a process that cleans (descales), draws and straightens the raw material and cuts it to specific lengths. There are four characteristics of cold finished bars that distinguish the product from other bar products: (i) a smooth and shiny surface or finish, (ii) uniform shape, with close size tolerance, (iii) superior strength, and (iv) machinability.

     The Company estimates that the total North American market for cold finished bar products was approximately 2.4 million tons during fiscal 1995, based on information provided by AISI, Statistics Canada and the Cold Finished Steel Bar Institute. There are several major cold finished bar processors and many other smaller processors that produce a limited range of cold finished bar products, both in North America and abroad. The Company believes that its facilities, operations and wide range of products will continue to position it as a leading North American processor of cold finished bar products.


     The end users of cold finished bars incorporate the bars in a wide range of products used in a broad spectrum of the economy. These products are found in electrical and non-electrical machinery of all types and are used in the manufacture of automobiles, trucks, tractors, off-road vehicles and agricultural equipment. In the machinery industry, the Company's cold finished bar products are used in the manufacture of gears, power shafts, base plates, guides, jigs, fixtures and hydraulic cylinders. In the automobile, truck, tractor and off-road vehicle industries, the Company's cold finished bar products are used in spark plugs, steering gears, shock absorbers, starter motors and alternators, and a variety of other parts. In the agricultural market, products manufactured from cold finished bars are used in power transmission shafts and fluid power mechanisms that control and drive equipment.

PRODUCTS

     Hot Rolled Products. The Company will produce various grades and sizes of semi-finished billets and finished hot rolled engineered bar products. Except for certain semi-finished products, all of the products to be manufactured by the Company will be to order and based on customer specifications. The Company plans to specialize in the higher quality product end of the hot rolled engineered bar market. These products require special engineering and processing to meet complex and demanding customer specifications. The semi-finished billets produced by the Johnstown Facility will be produced to specified chemical composition, size and quality. The billets will be sold to semi-finished buyers or will be sent to the Lackawanna Facility or, when reactivated, the Company's existing 11' bar mill in Johnstown, Pennsylvania for further processing into hot rolled engineered bar products.

     The Company's hot rolled engineered bar products are expected to include rounds, squares and hexagons in both cut lengths and coils. Upon the successful completion of Phase One of the Company's modernization and expansion plan for the Johnstown Facility, the Company will have the capability of producing hot rolled engineered bar products up to 3 1/4' in diameter, which products are used in applications such as automotive suspension parts, large fasteners, hydraulic hose fittings, military ordnance such as projectiles, transmission gears, and forged hand tools.

     Phase Two of the Company's modernization and expansion plan is intended to give the Company the capability to produce higher quality, higher margin hot rolled engineered bar products of the same size and additional direct charged larger sized hot rolled engineered bar products up to 6' in diameter, which products are used in more critical applications such as oil well drilling components, gear blanks, hydraulic and pneumatic cylinders, heavy machinery components, automotive and truck differential gears, crankshafts, rack steering pistons, tank track components and transmission gears. The Company believes that few of its competitors currently have the capability to produce these higher quality and larger sized products.

     Cold Finished Products. Cold finished bar products generally are classified by finish, with subclassifications based on shape and size. The Company believes that it offers the widest range of sizes and shapes in the cold finished bar industry. Its products include round bars from 3/16' to 9 1/4' in diameter, square bars from 1/4' to 6' square, flat bars from 3/8' to 4' thick and from 1' to 14 5/8' wide, and hexagonal bars from 1/4' to 4' thick. The four basic cold finishing processes are (i) cold drawn, (ii) turned and polished,
(iii) turned, ground and polished, and (iv) drawn, turned, ground and polished. Set forth below is a description of the cold finished bar processes utilized by the Company, along with the typical uses of cold finished bars produced in such processes:

                       SELECT COLD FINISHED BAR PROCESSES

            PROCESS                               DESCRIPTION
- ------------------------------- ------------------------------------------------

Cold Drawn..................... Hot rolled bars that have been descaled by bombarding the surface with hardened steel shot
                                ('shot blasting') are drawn (pulled) through a
                                tungsten carbide die (which compresses the
                                surface, elongates the bar and renders it smooth
                                and shiny), straightened and cut to length.
                                Typical uses of these bars include machining
                                applications, automotive and appliance shafts,
                                screw machine parts and machinery guides.

Turned and Polished............ Produced by removing the surface of hot rolled bars with a revolving cutting tool (the turning
                                process), then rotating the turned bar through
                                rollers that polish the surface and straighten
                                the bar. These bars typically are used in
                                induction hardened parts and spline shafts.

Turned, Ground and Polished.... Produced in the same manner as turned and polished bars, with the addition of a grinding
                                process that yields very close tolerances. These
                                bars principally are used in precision shafting.

Drawn, Turned, Ground and
Polished....................... Produced in the same manner as turned, ground and polished bars, with the addition of a
                                drawing process to add physical strength and
                                machinability. These bars typically are used in
                                chrome-plated hydraulic cylinder shafts.

     The Company also thermally treats both hot rolled and cold finished bars. The Company's thermally treated steel products include stress relieved, carbon restored, normalized or annealed (lamellar-pearlitic or spheroidized) products, all of which offer high strength combined with machinability.

BARTECH MODERNIZATION AND EXPANSION PLAN

     Overview. Historically, the Bethlehem BRW Division's Johnstown, Pennsylvania facilities were capable of producing high quality steel products, but used a low efficiency ingot based steelmaking process. The ingot process had many costly and labor intensive intermediate processing steps between the melting of scrap into liquid steel in the electric arc furnaces and the shipment of conditioned semi-finished billet products, including pouring of individual ingots, reheating and rolling of ingots into blooms, cropping and scarfing of blooms, rolling of blooms into billets, and inspection and conditioning of the majority of the semi-finished billets due to the inherent quality inconsistencies associated with the ingot process. The loss of material in these processing steps resulted in a historical yield of approximately 65% (approximately 65% of the scrap melted in the furnace became saleable finished bar steels and the remaining 35% was wasted in processing). In addition, the average time of the process from the melting of scrap to conditioned semi-finished billets took approximately seven days.

     The Company has developed and is implementing a two phase plan to modernize and expand its processes and equipment at the Johnstown Facility to take advantage of proven steelmaking technologies. Phase One of the Company's modernization and expansion plan involves replacing the existing ingot based process at the Johnstown Facility with a continuous casting steelmaking process. The installation of a combination bloom/billet caster and related equipment is underway and is scheduled to be completed and commercial steelmaking at the Johnstown Facility is scheduled to commence in the summer of 1996.

     The Company expects that the installation of the caster and related equipment will provide the Company with several advantages over the ingot based process, such as (i) improved product quality and consistency, (ii) higher overall process yields with less scrap generated in the manufacturing process,
(iii) improved labor productivity through a significant reduction in crew sizes with the elimination of intermediate processes, (iv) lower energy costs with the elimination of equipment such as soaking pits and primary mills, (v) lower inventory levels due to a shorter time between receipt of purchase orders and shipments because of the faster, more efficient continuous casting process, and
(vi) expected increased market penetration due to customer preferences for continuous cast steel, which generally is a more consistent, uniform product in terms of its surface and internal properties. The continuous casting process consists of far fewer intermediate process steps than the ingot based process, as liquid steel is introduced directly into the caster molds and, after solidifying, the cast steel is automatically cut, with minimal waste, into individual lengths as required for further processing. The Company expects that the average time of the continuous casting process, from the melting of scrap metal to conditioned semi-finished billet products, will be approximately two days as compared with approximately seven days in the ingot based process.

     The diagram below illustrates in summary form the process steps that will be eliminated as a result of the replacement of the ingot based process used by the Bethlehem BRW Division with the continuous casting process:

          [DIAGRAM -- Appendix for Graphic and Image Material No. 1]

     The Company plans to further broaden the production capability of the Johnstown Facility in Phase Two of its modernization and expansion plan. The completion of Phase Two is expected to give the Company expanded bloom processing capability and increased hot rolled engineered bar product diversification and quality, in addition to providing additional production and transportation cost savings pursuant to process improvements.

     Phase Two is designed to enable the Company to produce products for the higher quality and larger size hot rolled engineered bar and semi-finished billet market segments. These market segments include larger size engineered bar products and smaller but higher quality engineered bars designed for use in more critical applications. This market segment also has fewer competitors than the overall hot rolled engineered bar products market due to few producers having the specialized facilities required to produce higher quality hot rolled engineered bar products. The Company believes that its presence in the higher quality segment of the hot rolled engineered bar market will further diversify its product offerings and provide the Company entry into a higher margin market segment with fewer competitors, which is intended to enhance the Company's overall profitability.


     The combination bloom/billet caster and related equipment to be installed in Phase One of the Company's modernization and expansion plan has been designed so that the equipment modifications required to complete Phase Two of the plan would be limited and could be accomplished at low cost and with limited disruption to on-going operations of the Company. Phase Two is scheduled to be completed by the end of 1997. By the end of the summer of 1997, the Company expects to have the capability to cast larger blooms of up to 10" by 14" and to direct charge blooms and equalize their temperature in the new bloom reheat furnace immediately after casting and before further rolling on the existing 30"-21" mill and discharge to the new turnover cooling bed. By the end of 1997, with the addition of mill stands and other equipment to the existing 30"-21" mill, the Company expects to have the capability to produce large round and round-cornered square bars in sizes up to 6". The Company believes that after completion of

Phase Two, the Johnstown Facility will be one of the few direct charged bar finishing mills of its kind in North America.


     Projects designed to take advantage of additional growth opportunities currently are being developed and analyzed by the Company. These projects include the modification of the Company's existing 11' bar mill in Johnstown, Pennsylvania with the installation of a rod block that would allow the Company to compete in the high quality, higher margin segment of the rod market. The Company believes that this segment of the rod market is served by few low cost domestic competitors and the Company's proximity to a major local customer of rod products, Johnstown Wire Technologies of Johnstown, Pennsylvania, should enable the Company to compete successfully in this market, which would be a natural extension of its engineered bar business. These opportunities will be pursued only after the completion of the Company's modernization and expansion plan and upon the Company's final determination that such a project would be a sustainable enhancement to the Company's future profitability.

     Phase One. Phase One of the Company's modernization and expansion plan at the Johnstown Facility will result in the replacement of the existing ingot based steelmaking process utilized by the Bethlehem BRW Division with a six-strand combination bloom/billet continuous caster (the 'Caster'). In addition, the Company is adding electromagnetic stirring equipment to the Caster molds to provide additional internal and surface quality benefits and product consistency. All components of the Caster have been designed to support 'continuous-continuous casting,' which is the ability to cast multiple furnace 'heats' in sequence without interrupting the casting process, and which will allow the Caster to have an annual capacity of approximately 900,000 tons of semi-finished bloom and billet product. The Caster was designed to be convertible to bloom processing capability and with equipment features to insure compliance with the quality standards of the engineered bar market. These features include a technically advanced 'tundish' (the liquid steel reservoir above the molds) with flow control devices to maximize internal cleanliness, electromagnetic stirring coils in the caster molds, and a specialized water spray cooling system designed to optimize internal quality of the cast steel.


     The Company considered numerous continuous caster designs, taking into account, among other things, overall cost, the time required for installation, engineered bar market requirements, the Company's overall business strategy and the integration of a caster with the Company's existing facilities. After considering original equipment casters, which ranged in installed cost from $35.0 million to $40.0 million and did not include the ability to modify the caster to enable bloom processing as required by Phase Two, the Company located and acquired an existing caster from Sidecar SAIC, a recently privatized Argentinean steelmaker. The Caster was built by Concast/Schloemann and was upgraded by Sidecar SAIC in 1992. The total cost of the Caster installation project is estimated to be approximately $31.0 million, which includes a contract with Rokop, a leading caster engineering company, for approximately $19.9 million, under which Rokop has agreed to upgrade, reassemble, install and start up the Caster on a 'turnkey' basis, in addition to approximately $9.0 million of other costs to be incurred directly by the Company, including the purchase and dismantling of the Caster, shipment of the Caster to Johnstown, Pennsylvania and other ancillary projects in connection with the Caster installation. The upgrading, reassembly, installation and start-up of the Caster is expected to take substantially less time than would have been required for the installation and start-up of a new caster. The Caster has been dismantled, match-marked and shipped to Johnstown, is currently being upgraded, reassembled and installed by Rokop and is scheduled to be operational in the summer of 1996.


     Maintenance and operating personnel have been receiving and will continue to receive intensive training from equipment suppliers to provide specific training on individual equipment and mechanical and electrical systems, in addition to 'hands on' operational training on similar combination bloom/billet casters. The costs of this training have been included in the estimated aggregate Phase One project cost.

     Phase One of the Company's modernization and expansion plan also involves the acquisition, installation and implementation of new management information system technology. The new information system is a personal computer-based system designed to support a broad range of business needs from a commercial, manufacturing and financial standpoint and integrate the Company's different functions such as customer order processing, manufacturing, distribution and financial management. The system is designed to allow the Company to identify cost items and other financial information in detail in order to track costs and operate more efficiently. See '--Information Systems--BarTech Management Information System.'

     Upon completion of Phase One, the Company believes that it will be positioned as a low cost producer of high quality semi-finished billets in sizes from 5 1/8" by 5 1/8" to 7 1/2" by 7 1/2" and hot rolled engineered bar products in sizes ranging from 1/2" to 3 1/4". Upon the start-up of commercial steel production at the Johnstown Facility after completion of Phase One, the Company will be operating numerous modern steelmaking equipment, including the Caster, two computer-controlled 180-ton electric arc furnaces, a vacuum degasser and ladle metallurgy facilities, which the Company believes will give it numerous equipment, production cost, efficiency and product quality advantages over its primary competitors.


     Phase Two. Phase Two of the Company's modernization and expansion plan at the Johnstown Facility will entail (i) installing a new walking beam bloom reheat furnace designed to equalize surface and internal temperatures of blooms immediately after casting and deliver blooms directly to the Company's existing 30"-21" billet/bar mill for processing, (ii) installing a new turnover cooling bed designed to cool product after rolling and maintain commercially straight billets and bars, (iii) enhancing its computer system for improved process control and quality tracking in the casting process, (iv) reactivating and upgrading the existing 30"-21" billet/bar mill, including reactivating the existing automated billet inspection and defect marking equipment, and (v) modifying the Caster by installing a minimal amount of new equipment such as larger molds and housings, containment rolls and guide sections to enable larger bloom size processing capability. The Caster, with proper molds installed, has the versatility to cast semi-finished billets in sizes from 5 1/8" by 5 1/8" to blooms of up to 10" by 14". The completion of Phase Two is expected to provide the Company with the capability to cast and roll larger blooms of up to 10" by 14" and to direct charge blooms and equalize their temperature in the new bloom reheat furnace immediately after casting and before further processing in the existing 30"-21" mill and discharge to the new turnover cooling bed, thereby saving energy and processing time by utilizing the existing heat of blooms from the casting process. With the addition of mill stands and other equipment to the existing 30"-21" mill the Company will have the capability to produce large round and round-cornered square bars in sizes up to 6".

     The Company believes that after completion of Phase Two of its modernization and expansion plan, the Johnstown Facility will be one of the few direct charged bar finishing mills of its kind in North America. The diagram below illustrates the layout of the Johnstown Facility after Phase One has been completed and shows in summary form the installation of new equipment and reactivation of existing facilities proposed in Phase Two:

          [DIAGRAM -- Appendix for Graphic and Image Material No. 2]


     The functional specifications for Phase Two have been substantially developed by the Company and are expected to be finalized by the end of fiscal 1996. The Company has begun implementation of Phase Two with the commencement of engineering and site preparation and the placement of initial purchase orders. Phase Two currently is scheduled to be completed by the end of 1997. By the end of the summer of 1997, the Company expects to have the capability to cast larger blooms of up to 10" by 14" and to direct charge blooms and equalize their temperature in the new bloom reheat furnace immediately after casting and before further rolling on the existing 30"-21" mill and discharge to the new turnover cooling bed. By the end of 1997, with the addition of mill stands and other equipment to the existing 30"-21" mill, the Company expects to have the capability to produce large round and round-cornered square bars in sizes up to 6". The installation of additional equipment in Phase Two will not require a shut-down of operations at the Johnstown Facility. Both Phase One and Phase Two were designed and engineered to be independent projects and to minimize, to the greatest extent practicable, any impact of Phase Two construction and implementation on on-going operations.



     The cost of Phase Two was estimated in March 1996 to be approximately $25 million. However, it is now expected that the total cost may ultimately be $10 million to $15 million higher than the original estimate primarily due to (i) the Company's contemplated purchase of new, more efficient mill stands rather than the previously intended utilization of currently owned redundant mill stands, (ii) the receipt of higher price quotations than earlier anticipated,
(iii) the incorporation of certain equipment modifications in order to allow casting of additional bloom sizes to optimize efficiency at the Company's rolling mill operations and (iv) the addition of equipment to further improve the internal quality of the as-cast bloom product to enhance product marketability. The Company is continuing to analyze all aspects of Phase Two and negotiate with vendors and contractors in order to complete Phase Two at the lowest possible cost.

SALES AND MARKETING

     The Company's strategy is to produce hot rolled and cold finished bar products for select high quality engineered bar market segments in which the

Company believes it can compete effectively as a low cost producer. The Company plans to emphasize product quality, price, customer service, breadth of product offerings and delivery capability in its sales and marketing strategy, and expects to maintain high standards of product quality while keeping production costs competitive.

     The Company's marketing strategy for its hot rolled products is to initially target customers of engineered bar products used in less stringent applications and with little or no pre-qualification requirements in order to enable the BarTech Facilities to operate efficiently with significant volumes as soon as possible after the Company's start-up of operations. The Company then plans to selectively market higher quality, critical application hot rolled engineered bar products, including, after the completion of Phase Two of its modernization and expansion plan, larger sized hot rolled engineered bar products. Many customers in these additional market segments require higher quality hot rolled engineered bar products for use in hot and cold metal forming operations, such as cold forge/extrusion, warm forge, hot forge and hot/cold coiling processes, rather than traditional machining processes.

     As part of its initial hot rolled product strategy, the Company restarted operations on a limited basis at the Lackawanna Facility on February 9, 1996, utilizing semi-finished billets from other steelmakers to produce and ship hot rolled engineered bar products for the lower end of the engineered bar market. The Company intends this operation to re-establish the Company as a supplier in the hot rolled engineered bar market and, more importantly, to facilitate its transition into full steelmaking and bar rolling operations by not having simultaneous start-ups of its steelmaking and bar rolling facilities.

     In addition to its commercial production, the Company will produce trial heats of engineered bar products to be shipped to customers for testing and analysis in connection with pre-qualification of products in order to become an approved supplier for certain potential customers. The Company believes that the pre-qualification of hot rolled engineered bar products will generally take from three to 12 months depending on the products and customers the Company intends to pursue. The Company is also targeting accounts with longer pre-qualification requirements, such as many North American-based Japanese and European automotive original equipment manufacturers and their parts suppliers. The Company expects that its volume of shipments will gradually increase as the Company satisfies product pre-qualification requirements.

     The Company's cold finished bar products marketing efforts will continue to target the steel service center market segment, original equipment manufacturers and other selected regional market segments based on the strategic location of its facilities. The Company estimates that over 40% of the annual United States market for cold finished bar products, based on information provided by AISI and the Cold Finished Steel Bar Institute, is for products purchased by steel service centers. Over 45% of B&L's net sales in fiscal 1995 were to steel service centers. The Company believes that its ability to produce a wide range of shapes, grades and sizes of cold finished bar products and the proximity of its Harvey and Batavia, Illinois, Cartersville, Georgia and Hamilton, Ontario, Canada facilities to major steel service center markets will allow the Company to continue to effectively serve this market segment. In particular, the Company's marketing of large round and flat cold finished bar products has allowed it to provide 'one stop shopping' to many of its steel service center customers to complement its wide variety of smaller cold finished bar products. The Company also plans to continue to target large end user markets in selected regions, such as the machining and automotive original equipment manufacturers located in the area served by its Medina, Ohio facility, in order to further diversify its customer base and increase its share of the overall cold finished bar market.

     The Company's Harvey, Illinois cold finishing facility is completing the implementation of an activity-based costing system that is enabling B&L to work with many of its customers to identify B&L and customer costs and activities that can be reduced in order to increase profit margins without reducing product prices. The Company intends to use this system to improve its existing relationships and establish new long-term working relationships with customers. See 'Information Systems--B&L Management Information Systems.'


     The Company believes that the B&L Acquisition will provide it with increased product diversification and an established distribution network, which will provide both BarTech and B&L with cross-selling and expanded marketing opportunities. In addition, the Company believes that its ability to market a variety of both hot rolled and cold finished bar products will enable it to service additional customers that it would be difficult for BarTech and B&L to target individually. The Company has already begun to implement its marketing plan for its hot rolled engineered bar products, including targeting and contacting potential hot rolled engineered bar product customers, including many former customers of the Bethlehem BRW Division. As of March 31, 1996, BarTech had replied to requests for bids on over 600,000 tons of hot rolled engineered bar products.


     The Company expects that its principal customers for hot rolled engineered bar products will be manufacturers in the machinery industry, the automotive industry, the industrial equipment and tools industry, and independent forgers and steel service centers. B&L is expected to be a significant customer of BarTech for hot rolled engineered bar products. Customers of BarTech that further process engineered bar products, such as B&L, employ value-adding processes that include cold drawing, cold heading, cold forging, hot forging and machining.

     The Company expects to have direct sales representation in the major manufacturing centers in the Midwest and Great Lakes regions of the United States, including the Chicago, Detroit and Cleveland markets, and Canada. The Company believes that the majority of hot rolled and cold finished bar product consumption in North America is in these markets. The Company has and expects to utilize additional independent sales agents to cover the remaining areas of the United States and Canada in which it plans to market its hot rolled and cold finished bar products. The Company also will have customer service and sales personnel to staff the Company's in-house sales and service departments.

DISTRIBUTION


     The Company's facilities are strategically located to serve the majority of consumers of hot rolled and cold finished bar products in the United States and Canada. The Lackawanna Facility and the Company's cold finishing facilities are located in or near major hot rolled and cold finished bar market areas in Ohio, Michigan, Illinois and Canada, and the Company has additional cold finished facilities located near the growing southeastern United States service center and original equipment automotive parts market areas. The proximity to these hot rolled and cold finished bar product consumers is expected to allow the Company to provide competitive rail and truck freight rates and flexible deliveries in order to satisfy just-in-time and other customer manufacturing requirements.

     Customer needs will dictate the type of transportation utilized by the Company for deliveries. The Company expects to optimize transportation costs within these constraints, including combining orders in shipments whenever possible and backhauling scrap and other materials and consumable supplies for use at the Company's facilities. The Company is negotiating freight rates with Conrail and currently expects that its cost to ship semi-finished billets from the Johnstown Facility to the Lackawanna Facility will be $13 or less per ton for at least the first two years of the Company's operations.

INFORMATION SYSTEMS

     BarTech Management Information System. The Company is implementing a new information technology system for BarTech that is designed to support critical business functions and that offers increased access to cost and other financial information to allow BarTech to enhance its cost controls by tracking costs in minute detail, providing management with considerable data on cost performance, variances and key cost drivers. The system is expected to integrate BarTech's cost, financial and other systems with its existing computer-based manufacturing process control systems. The manufacturing management system is designed to organize BarTech's steelmaking and rolling facilities by using advanced planning techniques and control systems to increase efficiencies and decrease costs. The order management system is designed to control the customer order process from the receipt of a quote through the generation of an invoice and is expected to eliminate many manual functions. The cost and financial management system will track product and job costs, manage accounts receivable and payable, and maintain and report BarTech's financial information in its general ledger. The installation of the system hardware and software is expected to be completed prior to the commencement of BarTech's commercial steelmaking operations.

     B&L Management Information Systems. B&L developed and is implementing two major projects to upgrade its information processing and cost tracking capabilities. The first project, scheduled for completion in fiscal 1996, is the implementation of a new management information system designed to integrate most elements of B&L's business and provide access to financial, production and other information to facilitate faster decision making, improved production control and efficiency, better inventory coverage and utilization and a substantial improvement in responses to customer service needs.

     The second project is the implementation of an activity-based costing ('ABC') system designed to provide more highly refined and pinpointed cost data and to enable the Company to apply such cost data to the design, manufacture and delivery of products, in addition to measuring resource consumption by tracking costs to products and customers. The ABC system allows the Company to reduce costs and increase profit margins in its cold finished bar product business while sustaining price levels by detailing costs by activity compared with market price and expected returns data and pinpointing areas where improvements can be made. The system is designed to enable the Company to work together with customers by creating models to increase the efficiency of the order, inventory, production and delivery processes in order to decrease costs, both for the Company and its customers. The initial phase of the ABC system modeling has been implemented at B&L's Harvey, Illinois facility and, to date, the ABC system has helped B&L and many of its customers achieve manufacturing and other cost reductions as well as increased profit margins from operations. The model analysis resulted in the development of a comprehensive cost reduction program at the Harvey facility, including modifications to the inventory control system that resulted in a reduction of inventory levels. The Company plans to utilize the ABC system at its other cold finishing facilities, with the expectation of increased cost savings and better long-term relationships with a greater number of its customers.

RAW MATERIALS

     Scrap Metal. The Company's major raw material for the manufacture of hot rolled products will be ferrous scrap metal, which is generated principally from industrial, automotive, demolition and railroad sources and will be purchased by the Company in the open market through a number of scrap brokers and dealers, some of whom have already been contacted by the Company, or by direct purchase. The long term demand for scrap metal and its importance to the domestic steel industry is expected to increase as steelmakers continue to expand scrap metal-based electric furnace capacity, with additions to or replacements of existing integrated steel manufacturing facilities that use iron ore, coke and limestone as their raw materials. The market for scrap metal is highly competitive and its price volatility is influenced by periodic shortages, freight costs, speculation by scrap brokers and other conditions largely beyond the control of the Company.

     The Company believes that adequate supplies of scrap metal from numerous suppliers will continue to be available for the foreseeable future. The majority of the Company's competitors also utilize scrap as their primary raw material, and increases in scrap market conditions will have an industry-wide impact on manufacturing costs and selling prices of finished goods. The Company's location in Johnstown, Pennsylvania gives it access to United States East Coast scrap markets. The East Coast scrap markets are centered in Philadelphia, Pennsylvania and draw on sources from the New England and Mid-Atlantic states. These markets historically have sold scrap at lower costs than the Chicago, Pittsburgh and other Midwest scrap markets, which are subject to high demand from other steelmakers located in the Midwest and Great Lakes regions of the United States and Canada. During periods of scrap price escalation, the industry historically has sought to maintain profit margins and pass along increased raw material costs to customers by means of scrap surcharges. The Company will attempt to limit the impact of fluctuations in the price of scrap metal by charging certain of its customers a scrap metal surcharge based on the increase in the price of scrap metal above certain levels. See 'Risk Factors--Price Sensitivity of Raw Materials.'


     The Company restarted the production and shipment of hot rolled engineered bar products from the Lackawanna Facility in February 1996, utilizing semi-finished billets from other steelmakers until the commencement of steelmaking operations at the Johnstown Facility. The Company is in discussions with several potential suppliers and expects that semi-finished billets will continue to be readily available.


     Energy. Steelmaking and hot rolled steel manufacturing are energy intensive processes. The Company does not expect to experience difficulty in obtaining adequate sources of electricity and natural gas, which it uses as its primary sources of energy at the BarTech Facilities. The Company has negotiated a non-binding memorandum of understanding with the major utility that will provide electricity to the Johnstown Facility, which it expects will provide for favorable economic development rates as low as 3.2cents per KWH for its first year of operations. A definitive agreement with Johnstown's electric supplier is expected to be signed in August 1996 and will become effective upon approval by the Pennsylvania Utility Commission. Utilities represent approximately 11% of the cost of production of hot rolled bars. As electricity is a major cost in the operation of the Johnstown Facility, which utilizes electric arc furnaces in its steelmaking processes, these attractive rates are expected to generate substantial cost savings as compared with other steelmakers operating without the benefit of such economic development rates, including the former operations of the Bethlehem BRW Division. In addition, the Company has entered into a letter of intent to purchase a natural gas transmission line used by the Johnstown Facility, which will provide the Company with assured access to natural gas transmission services at below-market costs. The Lackawanna Facility also is expected to benefit from low electricity rates, as it has received an allocation of hydropower-generated electricity that is expected to meet its entire demand at a current rate of approximately 2.0cents per KWH. The Company has negotiated attractive transmission rates for its projected usage levels with the utility that provides natural gas to the Lackawanna Facility, which uses gas fired furnaces to reheat billets for further processing.


     Cold finished manufacturing processes are not energy intensive. Total energy costs for B&L historically have been less than 2% of its cost of sales.

COMPETITION

     The Company will compete mainly on the basis of product quality, price, customer service, breadth of product offerings and delivery capability. Hot rolled engineered bar products are characterized by special chemistry and product quality requirements and cold finished bar products require precise processing. The Company expects that its low cost operating structure and distinct operating cost advantages over its primary competitors will allow it to compete effectively on pricing, and it plans to institute strict customer service guidelines to re-establish a reputation for quality service to complement its technological and high quality product capabilities. The Company believes that it has the widest selection of cold finished bar product grades and sizes in the industry, and the successful completion of its modernization and expansion plan will allow the Company to offer a wide selection of high quality hot rolled engineered bar products. The ability of the Company to respond quickly to customer orders currently is, and is expected to remain, important as customers continue to reduce their in-plant inventories due to increased use of just-in-time and similar manufacturing strategies.

     The Company's primary hot rolled engineered bar products competitors can be divided into two general categories: primary competitors, which are large steelmakers such as Republic Engineered Steels, Inc. ('Republic'), USS/Kobe Steel Company, Inland Steel Industries, Inc., and Stelco Inc., and, to a lesser extent, specialized mini-mills such as North Star Steel Company and Quanex Corporation (Mac Steel). Many of the large steelmakers have greater financial resources than the Company and utilize modern technologies similar to some of the equipment and processes currently in place or being implemented by the Company in its modernization and expansion plan, but the Company believes it will operate with a lower cost structure than these other producers of higher quality engineered bar products. Specialized mini-mills, which may operate with lower cost structures, generally lack the facilities or production processes to manufacture higher quality engineered bar products. The Company believes that, upon completion of Phase Two of its modernization and expansion plan, it will be the only hot rolled engineered bar producer among its primary existing competitors that will have a combination of facilities and equipment capabilities which include (i) a six-strand combination bloom/billet continuous caster, (ii) an R-H vacuum degasser, (iii) ladle furnace metallurgy facilities,
(iv) a combination billet/bar mill, (v) an automatic billet inspection system,
(vi) walking beam bloom and billet reheat furnaces, (vii) a closed loop bar gauge, and (viii) interstand cooling, which will enable the Company to produce a wide variety of grades and sizes of high quality hot rolled engineered bars in cut lengths and heavyweight coils. However, there can be no assurance that, upon the completion of Phase Two, an existing competitor of the Company will not have or will not be in the process of acquiring such equipment. In addition, the Company believes that other steelmakers or new entrants may seek to expand their product lines to compete with the Company and may also utilize such equipment.

     The North American market for cold finished bar products is very competitive and highly fragmented. The Company's primary United States competitors are large steel producers such as Republic and other diversified domestic corporations, many having substantially greater financial resources than the Company and some of which are a division or subsidiary of steel companies that also produce hot rolled products, including Nucor Corporation and Quanex Corporation. The Company's primary Canadian competitors are Union Drawn Steel Company and Laurel Steel Inc.

     Foreign competition is a significant factor in the North American engineered bar industry. Imports are substantially affected by fluctuations in the value of the U.S. dollar versus certain foreign currencies. If the U.S. dollar were to strengthen significantly against foreign currencies, the price and sales volume of the Company's products could be adversely affected. Based on information compiled from AISI, Statistics Canada and the Cold Finished Steel Bar Institute, the Company estimates that imports will comprise approximately 6.1% of cold finished bar consumption in North America in calendar 1995. There can be no assurance, however, that economic changes will not result in increased foreign competition in the Company's North American markets.

PATENTS, TRADEMARKS AND TRADE NAMES

     The Company has the patents, trademarks and trade names necessary for the operation of its business as now conducted. The loss of any or all of these patents, trademarks and trade names would not have a material adverse effect on the Company's business.

BACKLOG


     The Company restarted and commenced operations on a limited basis at the Lackawanna Facility in February 1996; therefore, the Company's backlog of orders is not meaningful. B&L's backlog of orders scheduled for future delivery within six months was approximately $32.7 million as of March 31, 1996. B&L estimates that substantially all of the March 31, 1996 backlog will be shipped before

September 30, 1996. The Company does not believe that the amount of backlog orders will be a reliable indication of future sales. Orders of engineered bar products generally are filled within five to 12 weeks of the order depending on the product, customer needs and other production requirements. Customer orders generally are subject to cancellation without penalty prior to finish size rolling and depend on the changing production schedules of customers.


EMPLOYEES

     BarTech and the USWA have entered into a collective bargaining agreement relating to certain of BarTech's employees at the BarTech Facilities. The agreement provides for a five-year term expiring in February 2001. The new collective bargaining agreement provides for initial total wage and benefits costs of approximately $16 per hour per employee for its first year of operations, which commenced on February 9, 1996 with the restart of its Lackawanna Facility. Years two, three, four and five of the collective bargaining agreement provide for total wage and benefit costs of approximately $16.25, $16.50, $21.00 and $23.00 per hour per employee, respectively. The Company believes, based on information provided to it, that at the time the Bethlehem BRW Division shut down its steelmaking operations in 1992, its total wage and benefits costs were between $28.50 and $30.00 per hour for hourly employees that were covered by the Bethlehem Labor Agreement. Work classifications also have been reduced from 34 in the Bethlehem Labor Agreement to five in the new agreement, which is designed to allow BarTech to implement reduced manning levels due to much greater flexibility and efficiency in staffing its shop floor operations. In addition, while the Bethlehem Labor

Agreement limited Bethlehem's ability to contract out work, the new agreement allows BarTech to contract out many tasks, such as the re-start and modernization of the Johnstown Facility prior to the commencement of commercial steelmaking operations. The new agreement institutes a defined contribution basis for retirement benefits whereas the Bethlehem Labor Agreement was structured on a defined benefit basis, and the new agreement allows the Company to fund the BarTech 401(k) plan with eligible securities rather than cash for the first three years of the plan. The Company expects that most of BarTech's employees will be former Bethlehem BRW Division employees who have qualified for Bethlehem pension benefits. Pursuant to an agreement with Bethlehem, such employees will continue to receive their medical benefits pursuant to Bethlehem's pension plan, and the obligation of BarTech relating to these medical benefits will be limited to an annual fixed payment per employee by BarTech to Bethlehem that will be less than one-half of the expected cost for each covered employee for such benefits and will not vary over time or based on actual claims experience. Wage and benefits provisions under the new collective bargaining agreement are fixed until expiration of the five-year term of the agreement and will be subject to further negotiations at that time.

     The Company believes that BarTech's new collective bargaining agreement with the USWA is beneficial to the Company. In exchange for the USWA entering into the agreement, the Company agreed to establish the ESOP. The Company also agreed that BarTech would contribute a minimum of 20% of the then outstanding Common Stock of BarTech to the ESOP (subject to dilution for events occurring subsequent to February 1994) and granted to the USWA the power to appoint, and the USWA has appointed, two of the eleven existing directors of BarTech.

     All production employees at B&L's Medina, Ohio facility are covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers (the 'IAM') that expires in October 1997. The Medina agreement provides for a total wage and benefits package of approximately $19 per hour, has flexible work rules and provides for a defined benefit pension plan. The production employees at B&L's Harvey, Illinois and Hamilton, Ontario, Canada plants are covered by separate collective bargaining agreements with the USWA that expire on November 30, 1998 and July 31, 1996, respectively. The agreements have similar provisions, calling for total wage and benefits costs of approximately $21 per hour (both in U.S. dollars), and including non-restrictive work rules and a defined benefit pension plan. The production employees at B&L's Batavia, Illinois and Cartersville, Georgia facilities are not represented by a union. The Batavia employees receive a total wage and

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
benefits package of approximately $21 per hour while the Cartersville employees receive a package of approximately $17 per hour.


     As of March 31, 1996, BarTech had 170 employees and B&L had 451 employees. The Company believes that it has good relations with its employees.


PROPERTIES

     The Company owns all of the facilities listed below except the BarTech executive offices, which are leased:

     BarTech Executive Offices. BarTech's executive offices are in Johnstown, Pennsylvania. The aggregate floor area of these facilities is approximately 7,550 square feet. The lease on these offices expires in December 1996, by which time the Company expects to have relocated its executive offices to a location within the Johnstown Facility.

     Johnstown Facility. The Johnstown Facility, located at Johnstown, Pennsylvania and having an aggregate floor area of approximately 1,916,500 square feet (including the Caster complex), will consist principally of the following facilities after the completion of Phase One of the Company's modernization and expansion plan: (i) a steelmaking complex consisting of two 180-ton ultra high powered electric arc melting furnaces, complete ladle metallurgy facilities, an R-H vacuum degasser and a process control computer,
(ii) a six-strand combination bloom/billet continuous caster, (iii) a 30'-21' billet/bar mill with six stands and the capacity to roll billets and upgradeable to produce large diameter bars, (iv) an automated billet inspection and conditioning facility, (v) an 11' bar mill with 18 vertical/horizontal stands, bar dimension control and interstand cooling, (vi) a roll shop with computer and manually controlled lathes, and (vii) complete chemical and environmental labs.

     Lackawanna Facility. The Lackawanna Facility, located at Lackawanna, New York and having an aggregate floor area of approximately 1,099,000 square feet, is a 13' bar mill with the following features: (i) 22 vertical/horizontal stands, (ii) closed loop bar dimensional control providing the ability to roll to 1/4 standard size tolerance, (iii) interstand cooling, (iv) internal roll shop, (v) ten process control computers, and (vi) mill and material handling equipment designed to produce coils up to 5,400 pounds, one of the heaviest coil weights in the industry.

     Harvey Facility. The Company's cold finished processing plant at Harvey, Illinois has approximately 331,000 square feet of manufacturing, office and storage space and consists principally of the following facilities: (i) two roller hearth furnaces for thermal-treating bars, (ii) shotblasting equipment for descaling hot rolled bar surfaces, (iii) four drawbenches for cold drawing hot rolled bars (including a 650,000 pound drawbench, believed to be the largest in the industry) into numerous shapes and up to 6' in size, (iv) two mills for turn-finishing bar surfaces, and (v) 13 cold finished bar straightener/polishers. B&L's executive offices are also located at the Harvey Facility. The Harvey facility has an annual capacity of approximately 120,000 tons, based on the Company's current product mix, and in fiscal 1995 produced approximately 71,733 tons of cold finished bar products.

     Batavia Facility. The Company's cold finished processing plant at Batavia, Illinois has approximately 61,000 square feet of manufacturing, office and storage space and consists principally of the following facilities: (i) shotblasting equipment for descaling hot rolled bar surfaces, (ii) four automatic coil-to-bar machines, which produce bars from hot rolled coil products including rounds from 1/4' to 1 5/8' in diameter and hexagons and squares from 1/4' to 1' thick, and (iii) one cold finished bar straightener/polisher. The Batavia facility has an annual capacity of approximately 65,000 tons, based on the Company's current product mix, and in fiscal 1995 produced approximately 40,142 tons of cold finished bar products.


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
     Cartersville Facility. The Company's cold finished processing plant at Cartersville, Georgia has approximately 92,000 square feet of manufacturing, office and storage space and consists principally of the following facilities:
(i) shotblasting equipment for descaling hot rolled bar surfaces, (ii) two drawbenches for cold drawing hot rolled bars into rounds up to 4' in diameter, flats up to 6' in width and hexagons and squares up to 2 1/2' thick, (iii) one automatic coil-to-bar machine, which produces rounds up to 1 1/16' in diameter, and (iv) four cold finished bar straightener/polishers. The Cartersville facility has an annual capacity of approximately 60,000 tons, based on the Company's current product mix, and in fiscal 1995 produced approximately 31,534 tons of cold finished bar products.

     Hamilton Facility. The Company's cold finished processing plant at Hamilton, Ontario, Canada has approximately 135,000 square feet of manufacturing, office and storage space and consists principally of the following facilities: (i) two batch furnaces for thermal treating bars, (ii) shotblasting equipment for descaling hot rolled bar surfaces, (iii) two drawbenches for cold drawing hot rolled bars into rounds up to 4' in diameter, flats up to 6' in width and hexagons and squares up to 2 1/2' thick, (iv) two automatic coil-to-bar machines which produce rounds up to 1 1/16' in diameter,
(v) two mills for turnfinishing bar surfaces, and (vi) five cold finished bar straightener/polishers. The Hamilton facility has an annual capacity of approximately 55,000 tons, based on the Company's current product mix, and in fiscal 1995 produced approximately 53,217 tons of cold finished bar products.

     Medina Facility. The Company's cold finished processing plant at Medina, Ohio has approximately 126,000 square feet of manufacturing, office and storage space and consists principally of the following facilities: (i) shotblasting equipment for descaling hot rolled bar surfaces, (ii) two drawbenches for cold drawing hot rolled bars into rounds up to 4' in diameter, flats up to 4' in width and hexagons and squares up to 2 1/2' thick, (iii) three automatic coil-to-bar machines which produce rounds up to 3/4' in diameter, and (iv) four cold finished bar straightener/polishers. The Medina facility has an annual capacity of approximately 60,000 tons, based on the Company's current product mix, and in fiscal 1995 produced approximately 46,479 tons of cold finished bar products.

ENVIRONMENTAL COMPLIANCE

     The domestic steel industry is subject to a broad range of Federal and State and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and ground water contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. The Company has taken, and continues to take, into account the requirements of such environmental laws and regulations in the improvement, modernization, expansion and start-up of its facilities and believes that it is currently in substantial compliance with such material laws and regulations. As is the case with most steel producers, the Company could incur significant costs related to environmental compliance. To the extent the Company might incur any such compliance costs, these costs most likely would be incurred over a number of years; however, no assurance can be given that future regulatory action regarding soil or ground water at the Company's facilities, as well as continued compliance with environmental requirements, will not require the Company to incur significant costs that may have a material adverse effect on the Company's financial condition and results of operations.

     The Company has sought to reduce the impact of costs arising from or related to actual or potential environmental conditions at the BarTech Facilities caused or created by Bethlehem or its predecessors in title and attributable to the period in which the Bethlehem BRW Division or its predecessors operated such facilities through the Company's contractual arrangements with Bethlehem. Pursuant to such arrangements, Bethlehem has agreed to indemnify the Company for such costs by limiting the Company's potential exposure to any such damages incurred (i) through December 1996, to 50% of the first $2.0 million in damages, or $1.0 million, and (ii) thereafter, to 50% of the first $10.0 million of damages, or $5.0 million in the aggregate. Although several investigations of certain past or present environmental conditions at the BarTech Facilities have been conducted by or on behalf of Bethlehem and certain regulatory agencies, the reports and results of which have been made available to the Company, an in-depth, environmental review of the BarTech Facilities to determine the potential scope, if any, of required remediation at such facilities has not been conducted by or on behalf of the Company. There can be no assurance that Bethlehem will meet its obligations under the indemnification arrangements or that there will not be future contamination for which the Company might be fully liable and that may require the Company to incur significant costs that could have a material adverse effect on the Company's financial condition and results of operations.

     Bethlehem is conducting remedial activities on a small portion of the Lackawanna Facility historically used for mill scale storage, which was identified by the U.S. Environmental Protection Agency (the 'EPA') pursuant to an Administrative Order on Consent issued in August 1990 as requiring certain corrective action. Bethlehem currently awaits approval of the Remedial Work Plan for the former mill scale storage area it submitted to the EPA in September 1994. Bethlehem is ultimately liable for compliance with the Administrative Order on Consent and the Company believes that Bethlehem is likely to fulfill these obligations, although there can be no assurance such will occur.

     In August 1995, B&L received a request for information from the EPA pursuant to section 104(e) of CERCLA with respect to a federal investigation and potential remediation of two hazardous waste treatment sites in Kansas City, Kansas and Kansas City, Missouri. In 1985, B&L shipped ten capacitors from its Harvey, Illinois facility to these sites for disposal. These capacitors held approximately 88 gallons of oil that may have contained polychlorinated biphenyls. At this time, B&L has not received any further correspondence from the EPA and has not been named as a potentially responsible party under CERCLA at either of these sites; however, there can be no assurance at this time that further action by the EPA will not occur. The Company has not estimated the amount of liability it may incur in connection with this disposal. The Company understands that the EPA has identified approximately 1,300 customers of these treatment sites, which operated for several years. While no assurances can be given, the Company does not believe that B&L's liability relating to these sites will have a material adverse effect on the Company's financial condition and results of operations.

     Various Federal and State and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials ('ACMs'). Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. The Company is aware of the presence of ACMs at its facilities, but it believes that such materials are in acceptable condition at this time. The Company believes that any future costs related to remediation of ACMs at these sites will not be material, either on an annual basis or in the aggregate, although there can be no assurance with respect thereto.

     The Company has filed for, or is in the process of filing for, and expects to receive, all necessary environmental permits to construct and operate the improvements that are a part of Phase One of its modernization and expansion plan. No action has been taken to date with respect to Phase Two of the plan. Environmental operating permits for the BarTech Facilities are currently in place or are expected to be issued in due course in connection with start-up in accordance with applicable regulatory procedures. Based on discussions held with appropriate government agencies, the Company foresees no material issues or problems in connection with the issuance of such permits, although there can be no assurance that such permits will be issued on a timely basis or at all or will not require the Company to incur significant costs that could have a material adverse effect on its financial condition and results of operations.

     CDSC, B&L's Canadian subsidiary, is also subject to Canadian federal, provincial, regional and municipal environmental laws and regulations B&L believes it is currently in substantial compliance with all applicable material environmental laws and regulations and does not anticipate any substantial additional capital expenditures for environmental control facilities in the near future. However, there can be no assurance that the Company will not be required to incur significant costs related to

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
environmental compliance that could have a material adverse effect on the Company's financial condition and results of operations.

     Some of the steel processing operations presently conducted by BLSC commenced over 100 years ago by the predecessors of BLSC and included properties which over the years were sold by BLSC's predecessors. Given the nature and geographic diversity of its current and its predecessors' former operations, it is possible that claims could be asserted against B&L in the future based upon current property ownership of B&L and by historical operations by its predecessors. However, B&L has received an indemnification from the former owner and operator of such properties for certain environmental claims or liabilities relating to activities at B&L's Harvey and Batavia, Illinois and Medina, Ohio properties prior to October 23, 1984, when BLSC succeeded to ownership of such properties, and for certain environmental claims or liabilities relating to properties that were sold by BLSC's predecessors. There can be no assurance that such former owner and operator will meet its obligations under the indemnification arrangements or that there will not be future contamination for which the Company might be fully liable and that may require the Company to incur significant costs that could have a material adverse effect on the Company's financial condition and results of operations.

     While the Company believes that the foregoing environmental matters will not, individually or in the aggregate, have a material adverse impact on the Company's financial condition or results of operations, there can be no assurance to that effect.

LEGAL PROCEEDINGS


     Except as described under '--Environmental Compliance,' the Company is not involved in any proceedings which, either individually or in the aggregate, are expected to have a material adverse effect on the financial condition or results of operations of the Company.

                                  PROJECTIONS

UNCERTAINTY OF PROJECTIONS


     The Company was the sole preparer of the projected financial information (the 'Projections') set forth herein, which are based on the Company's estimated results of operations for the Company under the hypothetical assumptions described in '--Assumptions.' The Company does not intend to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of this Prospectus or to reflect the occurrence of unanticipated events. These Projections are qualified in their entirety by and should be read in conjunction with the information and financial statements (and notes thereto) included in this Prospectus. Neither Arthur Andersen LLP, independent public accountants for the Company, nor any other firm has examined or provided any other form of assurance on the Projections and, consequently, neither Arthur Andersen LLP nor any other firm has reviewed or assumes any responsibility for the Projections. The Projections necessarily are based upon numerous estimates and assumptions, including that the Company will restart its idle Johnstown Facility and complete its modernization and expansion plan on a timely basis and on the cost basis forecasted by the Company and, as a new market entrant, successfully re-enter the hot rolled engineered bar market and obtain customers on a timely basis. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of the Company, and upon assumptions with respect to future business decisions and conditions that are likely to change. See 'Risk Factors.' The Projections and actual results will vary and those variations may be material. Financial projections necessarily are speculative in nature and one or more of the assumptions underlying such projections may prove not to be valid. This Prospectus should not be regarded as a representation by the Company or any other person that the Projections will be achieved. Noteholders considering tendering their Notes in exchange for Exchange

Notes are cautioned not to place undue reliance on the Projections.


GENERAL


     The Company does not as a matter of course publicly disclose projected financial information but is providing the projected financial information included in this Prospectus in connection with the Exchange Offer. The Projections were prepared by the Company and are qualified by and subject to the assumptions set forth below and the other information contained herein. In addition, Arthur Andersen LLP, the independent certified public accountants for the Company, has neither compiled nor examined the Projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, the Projections. No independent expert has reviewed the Projections and no firm other than the Company assumes any responsibility for the Projections. The Projections should be read together with the information contained under the headings 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business' and the financial statements and related notes thereto of BarTech and B&L included in this Prospectus.


     The Company does not intend to update or otherwise revise the Projections, including any revisions to reflect circumstances existing after the date of this Prospectus or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not prove to be valid. Furthermore, the Company does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. Upon consummation of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission relating to the Company's business, financial statements and other matters. Such filings will not include projected financial information. The assumptions described herein are those that the Company believes are most significant to the Projections; however, not all of the assumptions used in preparing the Projections have been set forth herein. If the Company is substantially delayed or is unsuccessful in completing the Company's modernization and expansion plan or selling and shipping the amount of product assumed in the Projections, the projected financial information will be adversely affected.

     THE PROJECTIONS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY THE COMPANY WHEN TAKEN AS A WHOLE, INHERENTLY ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND ARE BASED UPON SPECIFIC ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS DECISIONS, SOME OR ALL OF WHICH WILL CHANGE. PROJECTIONS ARE NECESSARILY SPECULATIVE IN NATURE AND IT CAN BE EXPECTED THAT THE ASSUMPTIONS OF THE PROJECTIONS WILL NOT PROVE TO BE VALID OR WILL VARY FROM ACTUAL RESULTS. ACCORDINGLY, THE PROJECTIONS ARE ONLY AN ESTIMATE. ACTUAL RESULTS WILL VARY FROM THE PROJECTIONS AND THE VARIATIONS MAY BE MATERIAL. CONSEQUENTLY, THIS PROSPECTUS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE

COMPANY OR ANY OTHER PERSON OF RESULTS THAT WILL ACTUALLY BE ACHIEVED. NOTEHOLDERS CONSIDERING TENDERING THEIR NOTES IN EXCHANGE FOR EXCHANGE NOTES ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE PROJECTIONS.

METHODOLOGY

     Revenues were projected based on the Company's estimates of volumes of shipments of the Company's products, changes in the Company's product mix and pricing assumptions for the projection period. Projected costs were developed by the Company after reviewing each process component of the Company's operations such as scrap and other raw material purchasing, steelmaking, casting, billet conditioning and product finishing, as well as its corporate functions such as sales and marketing, human resources, and accounting and finance, among others.

     The financial projections pertaining to B&L were prepared by management of B&L without regard to the integration of BarTech and B&L and do not take into account, for example, any adjustments in volumes and prices of B&L's raw materials, any changes in product mix (and related margin impact) and any cold finished bar product marketing and sales opportunities (including new accounts) not currently available to B&L on a stand-alone basis but which could be available to a vertically integrated producer. There can be no assurance that any of these benefits or other benefits referred to herein will be realized or, if realized, that such benefits will not be offset by other changes in actual results from projected results. It should be noted that the Projections for BarTech and B&L may, therefore, contain different assumptions, such as B&L's projected purchase prices of certain hot rolled engineered bar products exceeding BarTech's projected selling prices for such products.

PROJECTION PERIODS PRESENTED AND FISCAL 1996 PLAN


     The Company's Projections include periods commencing with fiscal 1997 and ending with fiscal 2000. The Company restarted the Lackawanna Facility in February 1996 and began producing and shipping hot rolled engineered bar products on a limited basis. BarTech currently expects to commence commercial steelmaking operations at the Johnstown Facility in the summer of 1996. It is assumed that the Company will achieve a manufacturing and financial operating run rate prior to September 30, 1996 consistent with that projected for fiscal 1997. The Company believes that, if the planned restart of the Johnstown Facility is delayed or the Company realizes other problems or delays during the commencement or ramp-up of its manufacturing operations beyond those already included in its fiscal 1996 plan, it will have sufficient flexibility to reach its targeted run rate for fiscal 1997. However, the Company's actual production schedule and operating results in fiscal 1996 and fiscal 1997 will depend upon a variety of factors, many of which may be unforeseen or beyond the control of the Company. See '--Assumptions.'


     As of December 31, 1995, after giving effect to the Recapitalization, the Company would have had significant available liquidity to proceed with its fiscal 1996 plan including (i) $20.0 million from the proceeds of the Recapitalization to pre-fund Phase Two of the Company's modernization and expansion plan, (ii) $18.5 million from the proceeds of the Recapitalization in the Interest Escrow Account to pre-fund the first three interest payments on the

Notes and the Exchange Notes and

(iii) approximately $30.5 million of unused and available borrowings under the New Credit Agreement (approximately $4.4 million in face amount of letters of credit was issued and outstanding on the Issue Date). Furthermore, the Company projects the borrowing base for available borrowings will grow throughout the projection period. The Company believes its liquidity position will be sufficient to execute and complete its modernization and expansion plan, restart its operations at the Johnstown Facility, integrate the operations of BarTech and B&L, effect its market re-entry strategy and meet its other capital requirements, although there can be no assurance that the Company will be able to do so.

ASSUMPTIONS

     The Projections assume that the Company achieves its business objective of operating as a low cost producer as a result of the modernization and expansion of certain of its facilities and the attractive support arrangements related to the operations thereof it has been able to secure, including its collective bargaining agreement and energy and financing cost arrangements. The Projections are based on certain general assumptions regarding the business of the Company, including the following: (i) the combination bloom/billet caster currently being installed by the Company will become operational in the summer of 1996; (ii) the Company will be successful in developing steelmaking and casting practices to produce semi-finished billets and hot rolled engineered bar products that meet customer product specifications; and (iii) the Company will be successful in penetrating its target markets to achieve its projected market shares over the projection period.


     When formulating the Projections, the Company assumed the compounded effect of both an overall economic recession and a resulting downturn in the market beginning in fiscal 1997 for both the hot rolled and the cold finished engineered bar product market segments. The Company has also assumed that its market re-entry strategy will require substantial pricing discounts to current market price levels in order to ensure that it achieves its anticipated market share. See '--Prices.' The Company believes that the impact on the Company's business of any market downturn during the projection period will be less than that of past economic downturns on producers of engineered bar products due to macroeconomic changes that have positively affected the engineered bar market segment, including a shifting of foreign manufacturers and their parts suppliers to North American-based manufacturing facilities and more favorable currency exchange rates.



     B&L was one of the largest purchasers of hot rolled engineered bar products from the Bethlehem BRW Division prior to its shut-down in 1992. B&L purchased 195,000 tons and 225,000 tons of hot rolled bars in fiscal 1994 and fiscal 1993, respectively. In fiscal 1995, B&L purchased 246,000 tons of hot rolled bar products and B&L is assumed to purchase approximately 245,000 tons of hot rolled bar products per year throughout the projection period. The Company estimates that BarTech will have the production capability to sell to B&L up to approximately 115,000 tons of hot rolled engineered bar products annually upon the successful completion of Phase One, which involves replacing the former ingot based steel production process at the Johnstown Facility with a flexible combination bloom/billet continuous casting process. The Company also estimates that BarTech will have the production capability to sell to B&L up to approximately 180,000 tons of such products annually upon the completion of Phase Two, which will provide bloom processing and direct charged large sized bar finishing capabilities. However, the Projections assume sales of 90,000 tons of hot rolled engineered bar products annually by BarTech to B&L from fiscal years 1997 through 2000.



     The B&L Acquisition provides the opportunity to, and the Company expects to, realize cost savings related to the planned consolidation of certain corporate functions, which savings are projected to be approximately $3.0 million annually. Such cost savings are expected to result from the consolidation of administrative and financial, sales, transportation, insurance and pension expenses of BarTech and B&L and are expected to be realized by April 1997.


     Prior to the Bethlehem BRW Division's shut-down in 1992, Bethlehem operated the BarTech Facilities on a substantially different basis than the Company expects to operate these facilities. For example, Bethlehem used an ingot based rather than a continuous casting steelmaking process, did not have cold finishing capabilities, and had a higher overall cost structure. Based on financial information provided by Bethlehem to the Company in connection with the Company's acquisition of the BRW Assets, the Company believes that the Bethlehem BRW Division had a significant operating loss in calendar 1991 but would have had an operating profit had Bethlehem replaced the Bethlehem Labor Agreement with the first year terms of BarTech's new collective bargaining agreement with the USWA (including a significant reduction in the size of its labor force as a result of reduced job classifications) and been able to eliminate its past pension and retiree medical costs and corporate overhead for the entire year on the terms of Bethlehem's agreement with the Company. The new collective bargaining agreement does not assure that the Company will achieve operating profitability at the BarTech Facilities, but it was an important element of the Company's decision to acquire the BRW Assets and its strategy to enhance profitability through its modernization and expansion plan and other support arrangements.

     In developing the Projections, the Company has made certain assumptions relating to its business. The major assumptions pertaining to hot rolled and cold finished bar markets, shipments, prices, operating strategy and costs, selling, general and administrative expenses, cost savings, interest expense, taxes, capital expenditures and liquidity are outlined below. The Projections include a non-cash contribution expense in the Company's operating income relating to the operation of its ESOP. This expense, which is projected to remain constant throughout the projection period, has been assumed to equal the estimated value of the shares on the Issue Date to be contributed to the ESOP. The actual charge for the ESOP contributions will be equal to the estimated fair market value of the shares anticipated to be released to participant accounts in each fiscal year, subject to certain ERISA limitations. See 'Principal Stockholders.' In addition, the Company did not take into account when formulating the Projections the effect of unforeseeable events such as labor disputes, new technologies or competitors, material changes in political or economic conditions, changes in legislation or regulations, or any changes in generally accepted accounting principles, the result of any of which alone or in the aggregate may have a material effect on the Company's business, financial condition, results of operations or prospects.

MARKETS


     Hot Rolled Products. For calendar 1994, the Company estimates that the total market for consumption of bar products in the United States was approximately 16.9 million tons and that within the total bar market the consumption of hot rolled engineered bar products in North America was approximately 8.7 million tons. The Company believes that the engineered bar market is a specialized niche segment of the overall steel market, which has benefitted from, among other factors, (i) the increased use of engineered bars in forming processes for parts that had been previously produced by other types of metal processing, such as casting, (ii) increased domestic sourcing of previously imported parts, and (iii) increased construction of manufacturing operations and facilities in North America, as a number of component manufacturing operations have been built or are being built in North America by both domestic and foreign-based manufacturers. These new production facilities include various auto parts manufacturing operations, for applications such as crankshafts, coil springs, cam shafts, universal spiders, transmission parts, axles and four wheel drive components, and other manufacturing operations in the heavy industry and machining sectors, including many new hot and cold forging facilities. The Projections assume an overall economic recession in the hot rolled engineered bar market starting in fiscal 1997; however, the Company believes that the outlook for the hot rolled engineered bar market for the balance of the 1990s is favorable. Although the Company does not necessarily believe that an economic recession will occur during the projection period, the Projections assume for conservative purposes an overall economic recession in the hot rolled engineered bar market starting in fiscal 1997. However, the Projections assume that the outlook for the hot rolled engineered bar market for the balance of the 1990s will be favorable since the Company believes that demand will continue to rise while the operating capacity at existing facilities, which are currently operating at historical highs, will continue to be limited.


     Cold Finished Products. For fiscal 1995, the Company estimates that consumption of cold finished bar products in North America was approximately 2.4 million tons. Total consumption of cold finished bar products is, like the overall steel market, expected to be closely tied to overall capital goods spending levels and subsequent demand for cold finished bar products by machinery and equipment manufacturers. The Projections assume an overall economic recession in the cold finished bar market starting in fiscal 1997; however, the Company believes that there will be a relatively steady demand for cold finished bar products for the balance of the projection period.

     Engineered Bars from Cast Billets (Phase One). The Company projects that its shipments of hot rolled engineered bar products that are produced from direct cast billets, the primary product of BarTech upon completion of Phase One, will increase steadily over the projection period as the Company re-establishes its hot rolled engineered bar market position. The Company's market re-entry strategy is to establish market share by initially focusing on lower quality hot rolled engineered bar market segments in which it believes it will have a cost advantage over its principal competitors and in which initial penetration will be quicker due to fewer pre-qualification requirements. As market penetration is gained, the Company plans to selectively pursue higher quality hot rolled engineered bar market segments that have potentially higher profit margins. The Company has contacted, and has been contacted by, many potential customers of hot rolled engineered bar products. In order to help establish its presence in the hot rolled engineered bar market and to avoid simultaneous start-ups of its steelmaking and bar rolling facilities, the Company restarted the Lackawanna Facility in February 1996, producing lower quality engineered bar products utilizing semi-finished billets produced by other steelmakers.

     In addition to its commercial production, in fiscal 1996 the Company will produce trial heats of hot rolled engineered bar products to be shipped to customers for testing and analysis in connection with pre-qualification of products targeted for sale in fiscal 1997 and fiscal 1998, which is required for the Company to become an approved supplier for such customers. The Company has projected that pre-qualification of its engineered bar products rolled from cast billets will generally take from three to 12 months depending on the products and customers the Company intends to pursue. The Projections assume that the Company has completed most pre-qualification of its billet cast engineered bar products by the end of fiscal 1997 and has included such products in its projected sales for the remainder of the projection period.


     Engineered Bars from Cast Blooms (Phase Two). Additional incremental growth in the Company's overall shipments is expected after commencement of production of hot rolled engineered bar products rolled from cast blooms upon completion of Phase Two by the end of 1997. Initial shipments of the Company's higher quality hot rolled engineered bar products are expected to be shipped and pre-qualification trial heats of such products rolled from cast blooms are expected to begin during fiscal 1997. The Company expects that its volume of shipments will gradually increase through fiscal 1997 as the Company satisfies product pre-qualification requirements. The first full year of shipments of bloom cast engineered bar products will be in fiscal 1998, by which time the Company expects to have qualified many such products with most of its customers that require pre-qualification, including its targeted domestic automotive accounts. However, the Company is also targeting accounts with longer pre-qualification requirements, such as many North American-based Japanese and European automotive original equipment manufacturers and their parts suppliers. Additional shipments to accounts requiring longer pre-qualification periods are projected to increase gradually, with the majority of such shipments projected to occur toward the end of the projection period.


     Semi-finished Billet Products. The Company projects that its shipments of hot rolled semi-finished billet products to other engineered bar and high quality rod producers will remain fairly constant over the projection period. The Company has projected that shipments of its higher quality semi-finished products rolled from cast blooms will increase at modest levels after its first full year of shipments of such products in fiscal 1998, due to a projected increase in demand for such products used in the production of higher quality engineered bar and rod products and the presence of few competitors that are expected to possess such production capabilities.

     Cold Finished Products. The following table represents the Company's shipment projections for its cold finished bar products:

                     PROJECTED COLD FINISHED BAR SHIPMENTS

                                     FISCAL YEAR ENDED SEPTEMBER 30,
                                    ----------------------------------
                                    1997      1998      1999      2000
                                    ----      ----      ----      ----
                                          (IN THOUSANDS OF TONS)
Cold Finished Bar Shipments....     227       227       229       232

     The Company projects that its shipments of cold finished bar products in fiscal 1996 will be approximately 230,000 tons, assuming maintenance of B&L's current estimated North American market share and a steady overall demand for cold finished bar products. The Company expects that cold finished bar product shipments will remain fairly constant over the projection period.

PRICES

     The following table represents the Company's pricing projections for its hot rolled engineered and cold finished bar products:

               PROJECTED HOT ROLLED AND COLD FINISHED BAR PRICES


                                  FISCAL YEAR ENDED SEPTEMBER
                                              30,
                                  ----------------------------
                                  1997    1998    1999    2000
                                  ----    ----    ----    ----
                                   (AVERAGE SELLING PRICE PER

                                              TON)
Hot Rolled Engineered Bars.....   $451    $468    $495    $518
Cold Finished Bars.............    712     705     722     740


     Hot Rolled Engineered Bars. The Company intends to price its hot rolled engineered bar products at market prices. However, for purposes of the Projections, the Company has assumed that its initial prices will be below those it expects for the hot rolled engineered bar market in order to achieve re-entry into the market. Specifically, the Company has assumed discounts per product averaging 3% to 5% of current market prices throughout the projection period. In addition, the Company further reduced its assumed selling prices to reflect the additional potential effects of an overall economic recession beginning in fiscal 1997 and to reflect its market re-entry strategy. These additional discounts amount to an approximate 10% discount to market prices in fiscal 1997 and fiscal 1998 and are over and above the 3% to 5% pricing discounts already assumed in the Projections. The Company believes that the cumulative effects of these discounts to current pricing levels, which in some cases amount to over $75 per ton, is adequate to effectively re-enter the market. The Company expects that in some instances it may be able to sell many of its products at prevailing market prices because of, among other things, the Company's expected product quality as a result of its technological capabilities, including vacuum degassing, a ladle metallurgy station, a walking beam reheat furnace, automatic billet inspection and conditioning, bar section control, heavy weight coil capability, and its ability to roll a wide variety of bar shapes and sizes, including many products that command higher prices in the market.

     The Company believes that the average selling price per ton for its hot rolled engineered bar products will increase over the projection period mainly due to improvement in its product mix, taking into effect an overall economic recession in the market starting in fiscal 1997. The improvement of the Company's product mix is primarily attributable to increased sales of higher quality hot rolled engineered bar products with higher selling prices after completion of Phase Two of the Company's modernization and expansion plan. Higher average pricing for its products in fiscal 1999 and fiscal 2000 also reflects the Company's expected completion of pre-qualification of products with customers requiring product and process qualification and a shift to shipping more higher quality engineered bar products over the projection period.

     Cold Finished Bars. The North American cold finished bar market is highly fragmented and is characterized by competitive pricing. Hot rolled bars, which are B&L's primary raw material, historically have constituted approximately 80% of the cost of goods sold of B&L's cold finished bar products. Cold finished bar producers attempt to maintain a consistent spread between raw material costs and cold finished bar selling prices, and therefore prices of cold finished bar products tend to move in tandem with hot rolled bar prices. The Company will attempt to maintain a consistent spread between its cost of raw materials and its cold finished bar product selling prices. However, the Company has assumed pricing discounts of 3%

to 5% to current market price levels.

     The average selling prices for the Company's cold finished bar products reflect the Company's expectation that the cold finished bar market will experience an overall economic recession starting in fiscal 1997 and will not fully recover until fiscal 2000. Specifically, the recession results in margin reduction, as compared with current market prices, of approximately $20 per ton for the first two years of the projection period, $10 per ton in fiscal 1999 and a return to current market levels in fiscal 2000. Prices in the cold finished bar market generally follow trends in the overall steel market and are subject to changes in overall capital goods spending levels and subsequent demand for cold finished bar products by machinery and equipment manufacturers.

OPERATING STRATEGY AND COSTS

     Hot Rolled Operations. The following table highlights select significant cost assumptions for scrap, yield, electricity, labor and electrodes, which collectively represent approximately 65% of the average cost per finished ton of the Company's hot rolled engineered bar products, and further information is provided for each assumption as appropriate:

                          PROJECTED ENGINEERED BAR AND
               SEMI-FINISHED PRODUCT KEY PERFORMANCE ASSUMPTIONS

                                                FISCAL YEAR ENDED SEPTEMBER 30,
                                            ---------------------------------------
                                             1997       1998       1999       2000
                                            ------     ------     ------     ------
PERFORMANCE ASSUMPTIONS
Tons produced (in thousands)(a).........       375        575        660        705
Tons shipped (in thousands).............       365        550        650        700
Scrap (average cost per gross ton)......    $  148     $  152     $  157     $  162
Net average finished bar yield (cast
  billet)...............................      83.3%      84.0%      84.2%      84.3%
Melting electricity cost (per charged
  ton)..................................    $15.36     $15.27     $15.18     $14.96
Head count (at end of period)...........       397        561        631        639
Man-hours per ton (shipped).............      2.26       2.12       2.02       1.90
Total employment cost (per hour)........    $16.25     $16.50     $21.00     $23.00
Electrode cost (per charged ton)........    $ 9.09     $ 8.90     $ 8.53     $ 8.45
Average cost per finished ton...........    $  387     $  388     $  390     $  395

- ------------------

(a) Includes amounts to be added to inventory.

     Scrap. The Company projects that its cost of ferrous scrap metal will reflect general market conditions for this commodity as well as unit consumption levels required by the Company's projected hot rolled product mix. The Company has assumed an average scrap cost of $140 per gross ton in fiscal 1996 given its projected product mix. The Company believes that average scrap costs for an equivalent product mix over the past five years have ranged from approximately $98 per gross ton to as high as approximately $158 per gross ton, and as of March 22, 1996, would have been approximately $139 per gross ton. The Company projects its average price of scrap in fiscal 1997 to increase approximately 5.7%, with 2.7% of the increase due to the shift of the Company's hot rolled product mix to higher quality bloom cast product and the remaining 3.0% attributable to inflation. During the balance of the projection period, the Company has assumed a 3.0% per year average scrap price increase due mainly to inflation.

     During periods of scrap price escalations, the steel industry historically has sought to maintain profit margins and pass along increased raw material costs to customers by means of scrap metal surcharges based on increases in the price of scrap metal above certain levels. The Company plans to limit the impact of increases in its scrap metal costs by charging certain of its customers a scrap metal surcharge, although there can be no assurance that this will be the case. The Company will attempt to take advantage of its access to East Coast scrap markets, which historically have sold scrap at lower prices than the Chicago, Pittsburgh and other Midwest scrap markets, which are subject to higher demand from steelmakers located in the Midwest and the South. The Company has not included in the Projections any scrap cost savings that might result from utilizing East Coast scrap markets, nor are savings that might result from improved furnace, caster and bar mill practices that would allow the use of less expensive grades of scrap.

     Net Average Finished Bar Yield. The Company's projected net average finished bar yield for its hot rolled engineered bar products represents a composite of several individual process yield assumptions including: (i) scrap to liquid steel, (ii) liquid steel to cast bloom or billet, and (iii) cast bloom or billet to finished bar. The Company believes that it can achieve a net average finished bar yield greater than 85.0% based on a variety of factors, including its projected product mix, volume and industry averages for similar operating scenarios and equipment. The Company has initially assumed net average finished bar yield of 83.1% in fiscal 1996 and 83.3% in fiscal 1997, its first full year of operations, which incorporates the Company's initial low volume production levels and the potential time required to realize the expected efficiencies of the Company's projected casting practices. Improvements in net average finished bar yield over the projection period reflect expected improvements in caster operating practices and related production efficiencies as the Company produces higher volumes of product. The Company will pursue additional opportunities for improved yields, including the Company's intention to utilize continuous-continuous casting practices.

     Melting Electricity Cost. The Company has projected its melting operations electric costs measured as dollars per charged ton, based on the rates it expects to be charged by its Johnstown, Pennsylvania and Lackawanna, New York electric suppliers. The Company expects that its average costs per charged ton will be reduced over the projection period mainly due to improving efficiency of its melting furnace operation as a result of increased operating shifts, which are directly related to expected higher volume levels over such period. In fiscal 1996, the Company has assumed certain inefficiencies relating to the restart of the Johnstown Facility steelmaking operations and the intermittent operations resulting from its initial low volume steel production levels. This is projected to result in a power consumption of approximately 496 KWH per charged ton. As increased volumes are produced, the Company expects to improve power consumption efficiency. Based on published information from the American Institute of Mining, Metallurgical and Petroleum Engineers ('AIME'), the Company has estimated that the average power consumption rates for electric furnace-based engineered bar producers Republic Engineered Steels, Inc., North Star Steel Company (Monroe, Michigan), Quanex Corporation (Mac Steel), The Timken Company, Copperweld Steel Co. and Inland Steel Industries Inc. was 461 KWH per charged ton in calendar 1994.

     Labor. The Company has projected its hot rolled operations staffing levels and total employment cost per hour based on the terms of BarTech's new collective bargaining agreement with the USWA. The Company has assumed that it will incur additional labor costs resulting from the initial operations of the BarTech Facilities and the gradual process to fully implement the Company's projected steelmaking practices in its caster operations in fiscal 1996. The Company's expected improvement in man-hours per ton of product shipped over the projection period results from expected efficiencies in the Company's operations as labor productivity improves and volumes increase. In the period fiscal 1998 through fiscal 2000, the Company believes that improvements in labor productivity will be achieved as larger sized and higher quality engineered bar products are rolled from direct charged blooms, which are expected to require significantly fewer man-hours per ton to produce as compared with the Company's other hot rolled engineered bar products.

     Electrode Cost. The Company has projected that the cost of the 28' diameter electrodes utilized on its melting furnaces at the Johnstown Facility will increase by $0.10 per pound in each of fiscal 1997 and fiscal 1998 and by $0.05 per pound in each of fiscal 1999 and fiscal 2000 from estimated fiscal 1996 levels. The Company has estimated higher than average electrode consumption in fiscal 1996 due to the intermittent nature of operations resulting from low volume steel production levels. As volume increases and melting operations become more efficient, consumption of furnace electrodes is assumed to improve to 6.1 pounds per charged ton in fiscal 1997,
5.6 pounds per charged ton in fiscal 1998, 5.2 pounds per charged ton in fiscal 1999 and 5.0 pounds per charged ton by fiscal 2000. AIME's study of international industry-wide electric furnace operations for calendar 1993, the most recent year for which such information is available to the Company, estimated that industry consumptions generally ranged from 3.6 to 7.1 pounds per charged ton.

     Cold Finished Operations. The costs of hot rolled bar products, the raw material for processing cold finished bar products, historically has represented approximately 80% of the average cost of goods sold of B&L's cold finished bar products. Labor and other operating costs have been assumed for the Projections to remain relatively constant over the projection period. The Company expects that its cost of hot rolled bar products, which will reflect general hot rolled bar market conditions as well as unit consumption levels as required by the Company's projected cold finished bar product mix, will not vary significantly and will remain fairly constant over the projection period.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     The Company plans to decentralize decision making and create accountability for the Company's results to employees at all levels of the organization. For purposes of the Projections, the Company has allocated many overhead costs, including quality assurance, production planning, human resources, purchasing, plant services, management information systems, real estate taxes and insurance costs, in the Company's cost of goods sold. The Company believes that many large steelmakers, including many of its competitors, allocate such costs in their selling, general and administrative ('SG&A') expenses and not in their costs of goods sold. In any case, the Company intends to operate with a lean corporate staff and low SG&A expenses and, as a result, the Company's SG&A expenses as a percentage of net sales is projected to be low as compared with that of many of its competitors.


     SG&A expenses for the Company's hot rolled engineered bar and semi-finished products is projected to increase by approximately $300,000 from fiscal 1996 to fiscal 1997 in order to support additional sales and operating requirements as the Company enters the higher quality segment of the engineered bar product market. The Company expects that fiscal 1998 SG&A expenses will continue to increase by an additional $300,000 to a level of 1.7% of net sales. After the Company completes its market reentry in 1998, SG&A expenses are expected to remain level at $5.0 million in both fiscal 1999 and fiscal 2000.



     The Company's cold finished operations have assumed SG&A expenses to remain level throughout the projection period. The Company does not expect shipments from cold finished operations to grow during this period and, therefore, believes that related SG&A expenses can be controlled for the foreseeable future. By fiscal 2000, the SG&A expenses of the cold finished operations as a percent of net sales are expected to be 6.7%.


COST SAVINGS


     The B&L Acquisition provides the opportunity to, and, while no assurances can be given, the Company expects to, realize certain cost savings and operating synergies, of which $3.0 million annually are reflected in the Projections, which include certain immediate cost savings related to the planned consolidation of certain corporate functions. Such cost savings are expected to be realized from the consolidation of administrative and financial, sales, transportation, insurance and pension expenses of BarTech and B&L and are expected to be realized by April 1997. The Company intends to seek other cost-saving opportunities not reflected in the Projections.

INTEREST EXPENSE


     The Company has projected its interest expense net of interest income. Interest income has been assumed to be earned at a rate equal to 4.5% per annum on average available balances. The Projections use excess cash flow to build cash balances and assume no unscheduled prepayments of principal on indebtedness. Interest expense is projected at the applicable current interest rates pursuant to the Company's credit facilities that are in place following the Recapitalization. See 'Description of Other Indebtedness.'

FEDERAL AND STATE TAXES

     The Projections assume that the Company will incur losses for tax purposes in fiscal 1996 and fiscal 1997 primarily as a result of the recognition of tax attributes that it received with the contribution of the BRW Assets from Bethlehem, in addition to accelerated depreciation deductions. For tax purposes, these net operating losses are assumed to be utilized to offset taxable income in fiscal 1998.

     In addition to the losses discussed above, the Company had regular net operating loss carryforwards for federal income tax purposes which were generated before the Recapitalization. The Projections assume that these tax attributes will be limited under Section 382 of the Internal Revenue Code of 1986 to an amount estimated by the Company to be $1.1 million.


     As a result of the above, the Projections assume no cash payments for income taxes for fiscal 1997 and cash payments of $2.0 million, $14.0 million and $26.0 million in fiscal years 1998, 1999 and 2000, respectively.


CAPITAL EXPENDITURES


     The Company's capital expenditure projections for its hot rolled operations are based on the high end of the Company's spending assumptions for its modernization and expansion plan as well as anticipated expenditures for facility maintenance and other expenditures designed to enhance profitability. See 'Business--BarTech Modernization and Expansion Plan.' The fiscal 1997 projection of $30.0 million in capital expenditures includes approximately $28.0 million for Phase Two and approximately $1.0 million for other expenditures for its hot rolled operations. The Company projects $5.0 million for capital expenditures for its hot rolled operations in each of fiscal years 1998 through 2000. The Company has a significant amount of spare parts, including caster equipment, rolls, motors, transformers and other equipment on hand, which the Company can utilize for future repairs and maintenance on its steelmaking, combination bloom/billet continuous caster and rolling mill equipment. However, the Company assigned no value to such spare parts in the Projections. Furthermore, because BarTech is a start-up company without records of historical usage of spare parts, the Company cannot give a reliable estimate of how long such spare parts can be utilized.


     The Company's cold finished operations require minimal levels of capital expenditures. The Company has projected cold finished operations capital expenditures to be $1.0 million per fiscal year. The Company's cold finished operations required capital expenditures of $2.1 million, $1.9 million and $1.6 million for 1995, 1994 and 1993, respectively. These expenditures reflect increased outlays relating to the one-time project costs for the installation of computer systems.

                       PROJECTED FINANCIAL INFORMATION(A)


                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                           ------------------------------------
                                            1997      1998      1999      2000
                                           ------    ------    ------    ------
                                             (DOLLARS IN MILLIONS AND TONS IN
                                                        THOUSANDS)
Net tons shipped--BarTech...............      365       550       650       700
Net tons shipped--B&L...................      227       227       229       232
INCOME STATEMENT DATA:
Net sales--BarTech......................   $164.6    $257.6    $322.1    $362.9
Net sales--B&L..........................    164.0     162.4     167.9     173.7
                                           ------    ------    ------    ------
  Total.................................    328.6     420.0     489.9     536.6
Gross profit--BarTech...................     23.5      44.0      68.6      86.8
Gross profit--B&L.......................     17.2      16.3      18.7      21.8
                                           ------    ------    ------    ------
  Total.................................     40.6      60.2      87.2     108.6
SG&A expenses--BarTech..................      4.2       4.5       5.0       5.0
SG&A expenses--B&L......................     11.7      11.7      11.7      11.7
                                           ------    ------    ------    ------
  Total.................................     15.9      16.2      16.7      16.7
Cost savings............................     (3.0)     (3.0)     (3.0)     (3.0)
ESOP contributions(b)...................      0.6       0.6       0.6       0.6
Depreciation and amortization...........      7.1       7.4       6.6       6.9
                                           ------    ------    ------    ------
Operating income........................      5.4      20.1      39.0      66.4
Interest expense, net...................     18.4      19.7      19.1      17.2
Taxes...................................      0.3       7.6      19.1      28.5
                                           ------    ------    ------    ------
Net income applicable to Common
  Stock(c)..............................   $  0.1    $ 10.5    $ 27.0    $ 40.6
                                           ------    ------    ------    ------
                                           ------    ------    ------    ------
BALANCE SHEET DATA:
Cash & cash equivalents.................   $  1.0    $  1.0    $  1.0    $ 11.4
Property, plant & equipment, net........    107.2     114.0     113.6     112.9
Senior Secured Notes(d).................     86.4      87.6      89.0      82.2
Total debt (less economic development
  loans)(e).............................    127.5     134.9     115.3      91.3

Total debt, net of cash & cash
  equivalents...........................    166.4     170.2     146.8     108.6
Stockholders' equity (deficit)..........     22.1      32.6      59.6     100.2
OTHER DATA:
EBITDA(f)...............................   $ 27.7    $ 47.0    $ 73.5    $ 94.9
Capital expenditures....................     30.0      14.0       6.0       6.0
EBITDA to interest expense, net(g)......     1.51x     2.39x     3.86x     5.52x


- ------------------

(a) Numbers may not add due to rounding.

(b) The ESOP contributions, which are projected to remain constant throughout the projection period, have been assumed to equal the estimated value of the shares at closing to be contributed to the ESOP. The actual charge for the ESOP contributions will be equal to the estimated fair market value of the shares anticipated to be released to participant accounts in each fiscal year, subject to certain ERISA limitations.

(c) Represents net income applicable to Common Stock after deductions for management and financial monitoring services and preferred stock dividends.


(d) Given the projection that in fiscal 1999 the Company would have $8.5 million of Excess Cash Flow (as defined under 'Description of Notes--Certain Definitions'), it is assumed that $8.5 million principal amount of Exchange Notes are tendered for repurchase in fiscal 2000 pursuant to the Excess
    Cash Flow Offer (as defined under 'Description of Notes--Certain Definitions') in the same amount.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(e) The economic development loans have been excluded from the amount of total debt due to the unique nature of the financing. The Company believes that this is a more useful amount to an investor for understanding the cost of capital and future capital requirements of the Company.



(f) EBITDA represents the earnings of the Company before income taxes, net interest expense, depreciation and amortization and other noncash items reducing net income. EBITDA is not a measure of financial performance under GAAP. Accordingly, it does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.



(g) EBITDA to interest expense, net, excluding all non-cash interest associated with any original issue discount, is projected to be 1.60x, 2.55x, 4.17x and 6.11x for the projected fiscal years 1997, 1998, 1999 and 2000, respectively.


PROJECTED LIQUIDITY AND CAPITAL RESOURCES


     As of December 31, 1995 after giving effect to the Recapitalization on a pro forma basis, the Company estimates it would have had approximately $70.1 million of liquidity, including approximately $39.6 million in cash and approximately $30.5 million of net undrawn available funds under the New Credit Agreement (approximately $4.4 million in face amount of letters of credit was issued and outstanding on the Issue Date). The Company's liquidity primarily will be from its $90.0 million New Credit Agreement, the availability of which is based on an advance rate on accounts receivable and inventory. Because the existing B&L Revolving Credit Facilities will be repaid at closing, the Company initially will have availability based on B&L's existing accounts receivable and inventory levels. As the Company's product shipments increase, its balance of accounts receivable and inventory will increase its overall credit availability. The following assumes prepayments of outstanding indebtedness pursuant to any excess cash flow offer for the Exchange Notes. In addition, the Projections assume that the New Credit Agreement, which matures four years after the Issue Date, will be available to the Company under its current terms and conditions throughout the projection period.


                             PROJECTED LIQUIDITY(A)


                                               FISCAL YEAR ENDED SEPTEMBER 30,
                                              ----------------------------------
                                               1997     1998     1999      2000
                                              ------    -----    -----    ------
                                                    (DOLLARS IN MILLIONS)
Beginning cash balance.....................   $ 27.4    $ 1.0    $ 1.0    $  1.0
Net cash flow(b)...........................    (26.4)     0.0      0.0      10.4
                                              ------    -----    -----    ------
  Ending cash balance......................      1.0      1.0      1.0      11.4
Borrowing base(c)..........................     66.7     79.8     84.9      87.1
Drawn New Credit Agreement(d)..............     32.6     38.6     17.4       0.0
                                              ------    -----    -----    ------
  New Credit Agreement availability(c).....     34.1     41.2     67.6      87.1
                                              ------    -----    -----    ------
  Total cash & New Credit Agreement

     availability(c).......................   $ 35.1    $42.2    $68.6    $ 98.5
                                              ------    -----    -----    ------
                                              ------    -----    -----    ------

- ------------------

(a) Numbers may not add due to rounding. See also note (d) to 'Projected Financial Information' on the prior page.


(b) Net cash flow equals net income plus depreciation, amortization, deferred taxes and ESOP contributions plus or minus changes in working capital minus capital expenditures and changes in

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    other liabilities including financing proceeds and amortizations. The assumptions for the changes in working capital are as follows:



  BarTech:  Days Receivables Outstanding   40
            Inventory Turns                4.7 (fiscal 1997)--5.5 (fiscal
                                           2000)
            Days Payable                   44.1 (fiscal 1997)--34.0 (fiscal
                                           2000)
  B&L       Days Receivables Outstanding   46.5
            Inventory Turns                5.5-hot rolled bar
                                           9.5-10.0 cold finished bar
            Days Payable                   40
            Drawn Revolver: $32.6 million (fiscal 1997), $38.6 million (fiscal
            1998), $17.4 million (fiscal 1999), $0.0 (fiscal 2000)


(c) Reflects a borrowing base equal to accounts receivable and inventory at advance rates of 73.0%, 71.4%, 69.0% and 66.7% for the fiscal years 1997, 1998, 1999 and 2000, respectively, subject to certain limitations. See 'Description of Other Indebtedness--The New Credit Agreement.'

(d) Excludes projected outstanding letters of credit of approximately $4.6 million throughout the projection period.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORY

     The current executive officers and directors of BarTech are as follows:


NAME                         AGE POSITION(A)
- ---------------------------- --- -----------------------------------------------
James R. Powers.............  60 President, Chief Executive Officer and Director
                                 of BarTech
Denny Bozic.................  59 Executive Vice President and Chief Operating
                                 Officer of BarTech
Birchel S. Brown............  55 Senior Vice President--Operations/Quality of
                                 BarTech
David L. Cunningham.........  61 Former Chief Commercial Officer of BarTech
Gregory H. Parker...........  62 Former President and Chief Executive Officer of
                                 B&L
Anthony J. Romanovich.......  56 Senior Vice President of B&L
Paul J. Austgen.............  45 Vice President, Finance, Secretary and
                                 Treasurer of B&L
Kenneth R. Brotman(b)(c)....  30 Secretary and Director of BarTech
David A. Stockman...........  48 Class B Director of BarTech
Mikael Salovaara............  42 Class B Director of BarTech
Robert B. McKeon(b)(c)......  41 Chairman and Director of BarTech
Thomas J. Campbell(b)(c)....  37 Director of BarTech
Edward N. Ney(b)............  70 Director of BarTech
Harold A. Poling............  70 Director of BarTech
Daniel R. DeVos(c)..........  53 Director of BarTech
Anthony Rainaldi............  71 Director of BarTech
Buddy W. Davis(c)...........  65 Director of BarTech


- ------------------
(a) BarTech is currently in the process of an executive search for a Chief Financial Officer.
(b) Member of Compensation Committee.
(c) Member of Audit, Budget, and Finance Committees.

     James R. Powers has served as President and Chief Executive Officer of BarTech since October 1994 and has over 35 years experience in the steel industry. Prior to joining the Company, from August 1991 until January 1994 he served as the President and Chief Executive Officer of Sydney Steel Corporation, and from August 1986 until May 1991, he served as President and Chief Operating Officer of Seattle Steel Company. He served as President of the Hamilton Specialty Bar Division of Slater Steel Inc. from July 1980 until July 1986. Mr. Powers is also a director of American Metals Recovery.

     Denny Bozic has served as Executive Vice President and Chief Operating

Officer of BarTech since November, 1994 and has over 30 years experience in management, operations and engineering in metals and heavy manufacturing industries. Prior to joining the Company, from June 1994 until October 1994 he was engaged by Osnos & Company, a New York based crisis management consulting firm, and from July 1992 until May 1994 he served as an independent consultant to various steel companies. He served as President and Chief Operating Officer of Tamper Corp., a heavy equipment manufacturer of railroad equipment, from September 1988 until June 1992 and served as President and Chief Operating Officer of the Freight Car Division of Bethlehem Steel Corporation from February 1986 until July 1988.

     Birchel S. Brown has served as Senior Vice President, Operations/Quality of BarTech since November 1994 and has over 30 years of experience in the bar steel industry. Prior to joining the Company, from 1993 until 1994 he served as Vice President/Division Manager for Florida Steel Corporation and from 1992 until 1993 he served as Manager for Westinghouse Corporation. He served in various capacities with Inland Steel Corporation from 1966 until 1992, most recently as Sales Manager.


     David L. Cunningham served as Chief Commercial Officer of BarTech since July 1995 and had over 35 years of sales and marketing experience in the steel industry. Prior to joining the Company, from 1989 until 1995 he served as Product and Market Manager of Inland Steel Bar Company, from

1985 to 1988 he served as General Manager, Hot Rolled Bar Sales for LTV Steel, and from 1960 until 1984 he served in various capacities with Republic Steel, most recently as Manager of Bar Sales. He served on the Executive Committee of the Cold Finished Steel Bar Institute from 1977 until 1979 and has served on several committees of AISI and the Forging Industry Association. Mr. Cunningham retired from the Company in June 1996 and was retained as BarTech's consultant.



     Gregory H. Parker served as Chairman, President and Chief Executive Officer of BLSC since October 1984 and held the same positions with B&L since its formation in November 1988. Mr. Parker was also the Chief Executive Officer of CDSC since May 1990 and was a director of CDSC from May 1990 until July 24, 1995. Mr. Parker resigned from the Company in June 1996.


     Anthony J. Romanovich became Senior Vice President of B&L and BLSC in October 1989. Mr. Romanovich served as Vice President, Commercial of B&L from November 1988 to October 1989. From October 1984 through September 1989, Mr. Romanovich served as Vice President, Commercial, of BLSC. Since October 1984, Mr. Romanovich has served as a director of BLSC, and he has been a director of B&L since November 1988.

     Paul J. Austgen has served as Vice President, Finance, Secretary and Treasurer of B&L and BLSC since October 1, 1995. From August 1995 through

September 1995, Mr. Austgen served as controller of B&L. Mr. Austgen served in various capacities for Inland Steel Corporation from 1972 to 1994, most recently as Treasurer and Chief Operating Officer of Inland Steel Administrative Service Company from January 1992 to January 1994 and Director--Internal Audit from January 1990 through December 1991.

     Kenneth R. Brotman has served as Secretary and a director of BarTech since September 1993. He has served as a partner of Veritas Capital Inc., a New York-based merchant banking and private equity investment firm, since its formation in 1992. Prior to that time, he was an associate at Bain Capital, a Boston-based leveraged buy-out firm and was a principal member of Wasserstein Perella Management Partners, Inc. a New York-based merchant banking fund, from 1988 to 1992. Mr. Brotman is also a director of HITCO Technologies Inc. and Colorado West Transportation Co.

     David A. Stockman was elected as a Class B Director of BarTech upon the consummation of the Recapitalization. He is a Senior Managing Director of The Blackstone Group L.P., with which he has been associated since 1988. Mr. Stockman is also director of UCAR International Inc. and Co-Chairman of the board of directors of Collins & Aikman Corporation.

     Mikael Salovaara was elected as a Class B Director of BarTech upon the consummation of the Recapitalization. He has been a Senior Managing Director of The Blackstone Group L.P. since 1994. He was a general partner of Goldman, Sachs & Co. from 1988 to 1991, has been a general partner of Greycliff Partners since 1991 and is also a director of Granite Broadcasting Corporation, Hadco Corporation and Circuit City Stores, Inc.

     Robert B. McKeon has served as Chairman and director of BarTech since September 1993. He has served as President of Veritas Capital Inc., a New York-based merchant banking and private equity investment firm, since its formation in 1992. From 1990 to 1992, Mr. McKeon was Chairman and from 1988 to 1990 was President of Wasserstein Perella Management Partners, Inc., a New York-based merchant banking fund. Mr. McKeon was formerly Chairman of Maybelline Inc. from 1990 to 1992 and Co-Chairman and Co-Chief Executive Officer of Collins and Aikman Inc. from 1989 to 1992. Mr. McKeon also serves as Chairman of the Connecticut Health and Educational Facilities Authority, Chairman of HITCO Technologies Inc., and Chairman of H. Koch & Sons Inc.

     Thomas J. Campbell has served as a director of BarTech since September 1993. He has served as a partner and is a director of Veritas Capital Inc., a New York-based merchant banking and private equity investment firm, since its formation in 1992. From 1988 to 1992, Mr. Campbell was Vice President of Wasserstein Perella Management Partners, Inc., a New York-based merchant banking fund. He also served as a director of Collins & Aikman Inc. from 1988 to 1992 and as a director of Maybelline Inc. from 1990 to 1992. Mr. Campbell is also a director of HITCO Technologies Inc.

     Edward N. Ney has served as a director of BarTech since December 1994. He has served as the Chairman of the Board of Advisors of Burson-Marsteller since September 1, 1992 and on August 1, 1995 became the chairman of Marsteller Advertising. Prior to that time, Mr. Ney was U.S. ambassador to Canada from 1989 to 1992. Mr. Ney is also director of Mattel Inc., Barrack Gold and Power Financial Corporation.

     Harold A. Poling has served as a director of BarTech since December 1994. He served as Chairman and Chief Executive Officer of Ford Motor Company from March 1990 until October 1993, when he retired. Mr. Poling is also a director of Chicago and North Western Transportation Co., Flint Ink Corp., Kellogg Company, LTV Steel Company, Inc. and Shell Oil Company.

     Daniel R. DeVos has served as a director of BarTech since December 1994. He has served as the President and Chief Executive Officer of Concurrent Technologies Corporation since 1992. Mr. DeVos was President and Chief Executive Officer of Metalworking Technology, Inc. and National Defense Environmental Corporation from 1990 until such corporations were merged into Concurrent Technologies Corporation in 1992. He serves as the director representative of the Commonwealth of Pennsylvania. Mr. DeVos is also a director of United States National Bank, Johnstown, Pennsylvania.

     Anthony Rainaldi has served as a director of BarTech since April 1995. From 1983 to 1994, Mr. Rainaldi was a District Director and Member of the International Executive Board of the USWA. He serves as a director representative of the USWA. Mr. Rainaldi is also a director of Sharpsville Quality Products.

     Buddy W. Davis has served as a director of BarTech since December 1994. Mr. Davis was a District Director of the USWA from 1974 to April 1993, when he retired. He serves as a director representative of the USWA.

SPECIAL ADVISOR TO THE BOARD OF DIRECTORS OF BARTECH

     William T. Hogan, S.J. is a special advisor to the board of directors of BarTech. Father Hogan is the director of the Industrial Economics Research Institute, Fordham University, and has been engaged in economic studies of the steel industry and other basic, heavy industries for over 35 years. He is the author of several books on the steel industry, including Productivity in the Blast Furnace and Open-Hearth Segments of the Steel Industry, the first detailed study on the subject of steel productivity, and his five-volume work, Economic History of the Iron and Steel Industry in the United States. Father Hogan has received numerous awards from steel-producing countries and national and international steel associations.

OTHER SIGNIFICANT EMPLOYEES OF THE COMPANY

     George W. Boyer has served as Manager, Primary Operations of BarTech since October 1995. Prior to joining the Company, from May 1995 to October 1995 he served as General Melting and Pouring Supervisor for First Miss Steel, and from 1988 until 1995 he served as Melt Shop Superintendent at Tennessee Valley Steel Corporation. Prior to 1988 he served in various positions at the Iron and Steel Company of Trinidad and Tobago, Tennessee Forging Steel Corporation, Connors Steel Corporation and North Star Steel.

     Holton Easter has served as Manager, 13" Bar Mill of BarTech, since November 1995. Mr. Easter has over 37 years in the steel industry. Prior to joining the Company, from 1987 to October 1995, he served as owner of a consulting firm specializing in rolling mill equipment design, including roll shop and roll pass engineering. Prior to that time, he worked for Inland Steel Corporation as Manager of the Roll Department, Superintendent of the 10"-14" mill and 12" mill.

     William C. Sawarynski has served as Manager, Quality Assurance and Technical Services of BarTech since October 1995. He had served as BarTech's Manager, Primary Operations, from November 1994 to October 1995. Prior to joining the Company, from 1967 until 1994 he served in various supervisory capacities for Bethlehem Steel Corporation, most recently as Superintendent, Steelmaking.

     Richard B. Webb has served as Vice President, Sales of BarTech since July 1995 and has over 25 years experience in the steel industry. Prior to joining the Company, from 1993 until 1995 he served as Vice President of Sales and Marketing for Tennessee Valley Steel and from 1987 until 1993 he served as Vice President of Sales and Marketing for Atlantic Steel Industries.

     Mary Ann Link has served as Controller of BarTech since November, 1994. Prior to joining the Company, from 1992 until 1994 she served in various capacities for Johnstown Corporation, most recently as Manager of Production Cost Accounting and from 1988 until 1992 she served as a Cost Analyst for Bethlehem Steel Corporation.

     John P. Gundermann has served as Manager, Plant Services of BarTech since November, 1994. Prior to joining the Company, from 1960 until 1994 he served in various supervisory capacities for Bethlehem Steel Corporation, most recently as Superintendent, Maintenance Utilities & Services.

     Gerald E. Brady has served as Vice President of BLSC since October 1984. Prior to that time, from 1976 to October 1984, Mr. Brady held various positions with the Bliss & Laughlin Steel division of AXIA Incorporated, including Manager of Batavia Operations from 1983 to 1984 and Manager of Engineering from 1976 to 1984.

     Michael A. DeBias has served as Vice President of Purchasing of BLSC since December 1984. Prior to joining BLSC, Mr. DeBias was Merchandise Manager of A.M. Castle & Co. from November 1979 to December 1984.

     Kenneth B. Morris has served as Vice President, Cartersville Operations of BLSC since November 1992 and was previously general manager of BLSC's Cartersville Operations from January 1988 to November 1992. Prior to joining BLSC, from May 1987 until January 1989, Mr. Morris was General Manager of the Plymouth, Michigan plant of Wyckoff Steel, Inc.

     Chester J. Pucilowski has served as Vice President, Medina Operations of BLSC since October 1984. Prior to that time, from October 1977 to October 1984, Mr. Pucilowski was Medina Plant Manager of the Bliss & Laughlin Steel division of AXIA Incorporated.


     R. James Barnett has served as President of CDSC since May 1990, when CDSC commenced operations as a wholly owned subsidiary of B&L. Prior to that time, Mr. Barnett had been employed by Stelco Inc. for 26 years, most recently as General Manager of its Canadian Drawn Steel Company business unit from October 1988 to May 1990. Mr. Barnett became the sole director of CDSC in July 1995.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth for the fiscal years ended September 30, 1995, 1994 and 1993 the compensation paid by the Company to its Chief Executive Officer and each of the four most highly compensated executive officers of the Company.


                                                   ANNUAL COMPENSATION
                                                   --------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS      COMPENSATION
- ----------------------------------------   -----   --------    --------    ------------
James R. Powers, President and Chief
  Executive Officer of BarTech..........    1995   $300,000    $150,000      $303,051(a)

Denny Bozic, Executive Vice President
  and Chief Operating Officer of
  BarTech...............................    1995    225,000     112,500       228,051(a)

Birchel S. Brown, Senior Vice President
  of Operations & Quality of BarTech....    1995    180,000      75,000        58,051(a)

Gregory H. Parker, former President and
  Chief Executive Officer of B&L........    1995    235,000     143,350        22,935(b)

Anthony J. Romanovich, Senior Vice
  President of B&L......................    1995    145,000      80,113        14,257(b)

- ------------------
(a) The amounts set forth in this column for Messrs. Powers, Bozic and Brown reflect amounts of annual premiums paid by BarTech under group term life insurance for such officers and one-time signing bonuses paid to such officers. The life insurance carries a maximum value of $300,000 for each officer and has no cash surrender value. Premiums paid by BarTech in fiscal 1995 for each of Messrs. Powers, Bozic and Brown were $3,051.00. Mr. Powers received a signing bonus of $300,000 which was paid in October 1994, Mr. Bozic's signing bonus of $225,000 was paid in

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
    November 1994, and Mr. Brown's signing bonus of $55,000 was paid in two installments in November 1994 and April 1995.

(b) The amounts set forth in this column for Messrs. Parker and Romanovich pertain to the following:

    Split Dollar Life Insurance Program. In 1988, BLSC entered into a Split Dollar Life Insurance Agreement with Messrs. Parker and Romanovich and certain other executive officers and key employees of BLSC whereby the premiums on the corresponding insurance policies are paid by BLSC. The amounts set forth under this column for fiscal years 1995, 1994 and 1993, respectively, are as follows: Mr. Parker, $21,735, $31,365 and $31,946; and Mr. Romanovich, $13,057, $14,939 and $14,058. See '--Other Employee Benefit Programs--Split Dollar Life Insurance Program.'

    Salary Savings Plan. B&L maintains a salary savings (401(k)) plan for all BLSC employees who are not covered by a collective bargaining agreement that serves as the pension plan for such employees. In fiscal years 1995 and 1994, B&L contributed $200 per participant plus 60% of the first $1,000 of a participant's contribution and 40% of the second $1,000 of the participant's contribution. For fiscal 1993, B&L contributed $100 per participant plus 50% of the first $1,000 of a participant's contribution and 25% of the second $1,000 of the participant's contribution. During fiscal years 1995, 1994 and 1993, the Company contributed an aggregate of $1,200, $1,200 and $850, respectively, to the accounts of each of Messrs. Parker and Romanovich pursuant to this plan. Those amounts are included under this column.

  BarTech Employment Agreements

     Messrs. Powers and Bozic have entered into employment agreements with BarTech, each of which contains substantially similar terms and conditions except with respect to salary provisions.
Mr. Powers's and Mr. Bozic's agreements will continue until October 1, 1996 and November 1, 1996, respectively, and will be renewed for successive one year periods thereafter unless sooner terminated by Mr. Powers or Mr. Bozic, as applicable, or BarTech. The base salaries of Messrs. Powers and Bozic currently in effect under these agreements are $300,000 and $225,000, respectively, and each agreement provides for an annual increase based upon performance. Mr. Powers and Mr. Bozic also are entitled to receive equity interests in BarTech which will equal approximately 0.9% and 0.8%, respectively, of the Common Stock (after giving effect to all the issuances agreed to as of the time of the Recapitalization, but subject to further dilution for subsequent events), which equity awards were granted upon execution of their respective contracts and will vest pro rata over three years. Each of Messrs. Powers and Bozic also will receive an annual bonus of up to 100% of his base salary, with a minimum guaranteed bonus of 50% of the same during the first year of employment and 35% over the second year, as well as certain other benefits as provided in their respective employment agreements.

     Each of Messrs. Brown, Cunningham and Webb has executed a memorandum of understanding with BarTech with respect to the terms of his employment. Mr. Brown receives an annual base salary of $180,000 and is eligible to receive an annual bonus of up to $75,000, with a guaranteed minimum bonus of $25,000 in the first year of his employment. Mr. Brown also is entitled to receive common stock of BarTech representing approximately 0.4% of the Common Stock (after giving effect to all the issuances agreed to as of the time of the Recapitalization, but subject to further dilution for subsequent events), which equity award will vest pro rata over three years. If Mr. Brown is terminated without cause ('cause' is defined as any act or acts constituting fraud, gross incompetence, personal dishonesty involving the Company's or a customer's assets, willful misconduct or gross negligence in the performance of duties), he will be entitled to receive his regular salary for a period of 24 months from the date of termination. Mr. Cunningham receives an annual base salary of $125,000 and is eligible to receive an annual bonus of up to $50,000 with a guaranteed minimum bonus of $25,000 in the first year. Mr. Cunningham's contract will continue until July 1, 1996, at which time it can be extended by the mutual agreement of BarTech and Mr. Cunningham. Mr. Webb receives an annual base salary of $115,000 and is eligible to receive an annual bonus of up to $45,000 with a guaranteed minimum bonus of $20,000. Mr. Webb's contract will continue for a minimum of two years and will continue thereafter until terminated. Each of Messrs. Brown, Cunningham and Webb is entitled to receive certain other benefits set forth in their respective employment arrangements or as BarTech may determine.

  B&L Employment Agreements

     Messrs. Parker and Romanovich, in addition to Messrs. Brady, DeBias and Pucilowski, officers of BLSC, and Mr. Barnett, the President of CDSC (collectively, the 'B&L Executives'), are each a party to an employment agreement with B&L (collectively, the 'B&L Employment Agreements') on substantially similar terms. The initial term of each B&L Executive's employment under his B&L Employment Agreement continued until December 31, 1994, at which time each B&L Executive's employment was automatically continued until such time as it may be terminated in accordance with the terms of his B&L Employment Agreement. The B&L Employment Agreements include, among other things, customary confidentiality and non-compete provisions and certain severance payment provisions which become applicable upon a 'Change in Control,' as defined in the B&L Employment Agreements.

     A 'Change in Control' under the B&L Employment Agreements will be deemed to occur if, among other things, (i) any stockholder or group of stockholders of B&L, or any of their respective affiliates and associates, elects or are elected a majority of the Board of Directors of B&L, (ii) any third party or third parties, or any of their respective affiliates or associates, become the owner of a majority of any outstanding class of securities of B&L entitled to vote for the election of B&L directors, or (iii) any merger in which B&L is not the survivor or any consolidation or share exchange or similar transaction occurs. The consummation of the B&L Acquisition constitutes a Change in Control under the B&L Employment Agreements.

     Upon a Change in Control, each B&L Executive may terminate his employment within 180 days following such Change in Control and will, upon such termination, be entitled to receive severance payments in an amount equal to three times (one time in the case of R. James Barnett) his then annual compensation in one lump sum. Based on the current annual base salaries of such B&L Executives, the aggregate amount of such payments is currently estimated (without giving effect to any reduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the 'Code')) to be approximately $2,019,000 (U.S.) plus $125,000 (Canadian), of which the estimated amounts payable to Messrs. Parker, Romanovich, Brady, DeBias, Pucilowski and Barnett upon such termination are $705,000, $435,000, $330,000, $300,000, $249,000 (all U.S.) and
$125,000 (Canadian), respectively, plus, in each case, the highest amount that such executive would be entitled to receive as an annual bonus payment under B&L's Supplemental Incentive Compensation Plan. Notwithstanding such provisions, the employment agreements provide that in no event shall an executive, as a consequence of a termination upon a change in control, be entitled to receive amounts of compensation in excess of certain limits relating to Section 280G. No member of the board of directors of B&L will receive any severance compensation as a result of the merger, except for the severance, if any, payable to Messrs. Parker and Romanovich pursuant to their B&L Employment Agreements.


     Mr. Parker resigned from the Company in June 1996 and, as a result, is entitled to a payment of approximately $705,000 from the Company.


     No arrangement has been made between the Company and B&L's officers with respect to continued employment as officers or employees of the Company following consummation of the B&L Acquisition.

  Directors' Compensation and Consulting Arrangements

     For fiscal 1996, each non-employee director of BarTech will receive, as compensation for serving on the board of directors of BarTech, $25,000, plus reimbursement of reasonable out-of-pocket expenses.

  Other Employee Benefit Programs

     Profit Sharing Program. In 1987, B&L established a Profit Sharing Program (the 'B&L Profit Sharing Program') for all non-bargaining unit employees. The terms of the B&L Profit Sharing Program are determined on an annual basis by the board of directors of B&L, which administers the B&L Profit Sharing Program. Provisions under this program in fiscal years 1995, 1994 and 1993, respectively, for Mr. Parker were $27,025, $24,323 and $0 and for Mr. Romanovich were $16,675, $15,008 and $0.

     Salary Savings Plan. B&L maintains a salary savings plan for all BLSC employees who are not covered by a collective bargaining agreement. The salary savings plan is a 401(k) plan that serves as the pension plan for such B&L employees. During fiscal 1995 and fiscal 1994, B&L contributed $200 per participant plus 60% of the first $1,000 of a participant's contribution and 40% of the second $1,000 of the participant's contribution. During fiscal 1993, B&L contributed $100 per participant plus 50% of the first $1,000 of a participant's contribution and 25% of the second $1,000 of a participant's contribution. During fiscal years 1995, 1994 and 1993, respectively, B&L contributed an aggregate of $1,200, $1,200 and $850, respectively, to the accounts of each of

Messrs. Parker and Romanovich.

     Split-Dollar Life Insurance Program. In 1988, BLSC entered into a Split Dollar Life Insurance Agreement with Messrs. Parker and Romanovich and certain other officers and key employees of BLSC whereby the premiums on the corresponding insurance policies are paid by BLSC. Under the agreement, such persons have each executed a collateral assignment of their policies. BLSC, as assignee, is entitled to recover the aggregate premium payments it made through any combination of (i) borrowing against the policies, (ii) the cash surrender value of the policies if the policies should be surrendered, and (iii) payment in the event of the insured's death. In the summary compensation table set forth above, amounts in the 'All Other Compensation' column include totals of (i) the amount of the total annual premium paid by B&L for such policies representing the economic benefit to the officer for term insurance death benefit coverage (reportable as taxable income) and (ii) the projected actuarial value of the benefit provided by the remainder of the premium paid by B&L using an interest-free term loan approach to measure the benefit received annually by the officer for the use of the money B&L provides in paying the premium. The amounts included in fiscal years 1995, 1994 and 1993, respectively, for Mr. Parker were $21,735, $31,365 and $31,946, and for Mr. Romanovich were $13,057, $14,939 and
$14,058.

     Supplemental Incentive Compensation Plan. Approximately 28 key management employees of B&L, including all executive officers of B&L, participate in B&L's Supplemental Incentive Compensation Plan (the 'Incentive Plan'). The Incentive Plan provides for payment of cash awards depending upon, among other factors, the degree to which certain specified income levels have been attained during B&L's fiscal year. Payments made pursuant to the Incentive Plan in fiscal years 1995, 1994 and 1993, respectively, for the benefit of Mr. Parker were $81,075, $72,967 and $0, and for Mr. Romanovich were $41,688, $37,519 and $0.

                              CERTAIN TRANSACTIONS

     In connection with the acquisition of the BRW Assets, BarTech has an agreement with Keilin & Bloom, a financial advisory firm ('K&B') that represented the USWA during such acquisition, pursuant to which BarTech agreed to pay to K&B, on behalf of the USWA, certain fees due for services provided by K&B to the USWA in connection with the negotiation of the collective bargaining agreement between BarTech and the USWA. These fees totalled $1.5 million, plus reimbursement of reasonable out-of-pocket expenses not to exceed $25,000. BarTech paid $1.0 million of these fees in fiscal 1995, and the remaining $500,000 of fees were paid in December 1995. Messrs. Davis and Rainaldi are members of the board of directors of BarTech pursuant to the BarTech collective bargaining agreement and serve as representatives of the USWA and the BarTech employees covered by the collective bargaining agreement.

     The Company has entered into agreements dated as of September 22, 1994 with two affiliated entities, Johnstown Advisors Corp. ('Advisors') and Johnstown Acquisition Corp. ('Acquisition' and, together with Advisors, 'JAC'). In connection with the Recapitalization, BarTech also expects to enter into an agreement with Blackstone (the 'Blackstone Advisory Agreement') and has amended the agreement with Advisors, whereby Blackstone and Advisors will provide certain services to the Company. Pursuant to the agreement with Advisors, as so amended (the 'Johnstown Advisory Agreement'; together with the Blackstone Advisory Agreement, the 'Advisory Agreements'), and the Blackstone Advisory Agreement, Blackstone and Advisors will provide certain management and financial monitoring services to the Company for which Blackstone and Advisors will share equally an annual advisory fee of $875,000, plus reimbursement of certain out-of-pocket expenses. Blackstone and Advisors have agreed to subordinate their right to certain such fees in the event of a continuing default in respect of the Exchange Notes or a bankruptcy, liquidation or insolvency proceeding involving the Company. The agreement with Acquisition (the 'Transaction Advisory Agreement') was terminated upon payment of the $2.0 million fee referred to below.

     Pursuant to the Blackstone Advisory Agreement, Blackstone received an origination fee and expense reimbursement totalling $2.0 million upon the consummation of the Recapitalization. Pursuant to the Transaction Advisory Agreement, Acquisition received (i) a financial advisory fee in connection with the consummation of the B&L Acquisition, plus reimbursement of certain out-of-pocket expenses, (ii) a financing fee upon the sale of the Units and
(iii) fees for past services rendered by Acquisition in connection with the acquisition of the BRW Assets, which fees and expense reimbursement in the aggregate totalled $2.0 million and was paid upon the consummation of the Recapitalization. Blackstone and Acquisition have agreed to subordinate their right to receive such fees and expense reimbursement in the event of a continuing default in respect of the Exchange Notes or a bankruptcy, liquidation or insolvency proceeding involving the Company. Either or both of Blackstone and/or Acquisition may in the future perform financial advisory and investment banking services required by the Company for which Blackstone and/or Acquisition would receive fees to be determined at the time such services are provided, which fees would not exceed the normal and customary rate for such services. The Advisory Agreement provides that to the extent such financial advisory and investment banking services are provided by any affiliate of JAC, Acquisition shall be the exclusive JAC-affiliated entity through which such services are provided.

     The Advisory Agreements provide for indemnification of Advisors and Blackstone by the Company for certain losses, claims, damages, liabilities and expenses incurred by Advisors and Blackstone and their respective directors, officers, agents, employees and controlling persons in connection with Advisors' and Blackstone's activities on and after the Issue Date under such agreements. Messrs. McKeon, Campbell and Brotman, each of whom is a director of the Company, are the stockholders of Advisors and Acquisition. Messrs. Stockman and Salovaara, each of whom is a Class B Director of BarTech are associated with Blackstone.

     The Advisory Agreements allow the Company to utilize the resources of Advisors and Blackstone in connection with a variety of management, financial and investment matters. The services that have been and will continue to be provided by Advisors and Blackstone pursuant to these agreements could not otherwise be obtained by the Company without engaging professional advisors or adding personnel.

The Company believes that the fees provided under these agreements reasonably reflect the benefits received and to be received by the Company under the agreements and were no less favorable to the Company than those which it could have received from unaffiliated third parties.


                             PRINCIPAL STOCKHOLDERS


     The table below sets forth certain information concerning the beneficial ownership of BarTech Common Stock by (i) all persons known by BarTech to own beneficially more than 5% of BarTech Common Stock, (ii) each director, (iii) each of the named executive officers and (iv) all directors and named executive officers as a group, giving effect to the Recapitalization and giving further effect on a fully diluted basis to all agreed to issuances of Common Stock and rights therefor. The shares beneficially owned by the Partnerships include all the shares beneficially owned by the Blackstone entities and BRW Partners Inc., of which the shares beneficially owned by the Blackstone entities consist entirely of Class B Common Stock. All other shares of Common Stock consist of shares of Class A Common Stock.



                                             AMOUNT OF
BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP    PERCENTAGE
- -------------------------------------   --------------------    ----------
Blackstone entities(a)(b)(c).........          536,829              58.6%
BRW Partners Inc.(a)(d)(e)...........          196,410              21.4
ESOP(f)..............................           49,102               5.4
James R. Powers(g)...................            8,245               0.9
Denny Bozic(g).......................            7,329               0.8
Birchel S. Brown(g)..................            3,664               0.4
Gregory H. Parker....................                0                 0
Anthony J. Romanovich................                0                 0
David A. Stockman(c).................                0                 0
Mikael Salovaara(c)..................                0                 0
Kenneth R. Brotman(e)................          196,410              21.4
Robert B. McKeon(e)..................          196,410              21.4
Thomas J. Campbell(e)................          196,410              21.4
Edward N. Ney........................                0                 0
Harold A. Poling.....................                0                 0
Daniel R. DeVos......................                0                 0
Anthony Rainaldi.....................                0                 0
Buddy W. Davis.......................                0                 0
All directors and named executive
  officers as a group(h).............          215,378              23.5



- ------------------
(a) The Blackstone Investment was made indirectly through BRW Steel Holdings L.P., a Delaware limited partnership initially organized by persons associated with Veritas in connection with the acquisition of the BRW Assets from Bethlehem ('BRWSH'), and BRW Steel Offshore Holdings L.P., a Delaware limited partnership newly organized by Blackstone and persons associated with Veritas in connection with the Recapitalization ('Offshore BRWSH'; together with BRWSH, the 'Partnerships'), whereby the Partnerships became the direct holders of all newly issued shares of Class B Common Stock and all shares of Class A Common Stock previously held solely by BRWSH. After the Blackstone Investment, both Blackstone and BRW Partners, Inc. ('BRWPI'), a corporation controlled by principals of Veritas, hold partnership interests in each Partnership. The limited partnership agreement of BRWSH was amended to provide, and the limited partnership agreement of Offshore BRWSH provides, for certain sharing arrangements between Blackstone, on the one hand, and BRWPI and the current limited partners of BRWSH, on the other hand, with respect to proceeds from the sale of the Common Stock held by such Partnerships. Such limited partnership agreements also provide that, subject to the Stockholders' Agreement, Blackstone will exercise all voting and dispositive power with respect to the Class B Common Stock held by the

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Partnerships and BRWPI will exercise all voting and dispositive power with respect to the Class A Common Stock held by the Partnerships.

(b) The 536,829 shares are held collectively by Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. Such entities have voting and dispositive power with respect to such shares.


(c) Messrs. Stockman and Salovaara are affiliated with Blackstone in the capacities described under 'Management.' Each such person's address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
    Each of such individuals disclaims beneficial ownership of any shares of Common Stock beneficially owned by Blackstone.


(d) BRWPI is one of the two general partners of the Partnerships and exercises voting and dispositive power with respect to the 196,410 shares of Class A Common Stock.

(e) BRWPI is owned by Robert B. McKeon, Thomas J. Campbell and Kenneth R. Brotman, all of whom are principals of Veritas and are directors of BarTech. Pursuant to the organizational documents of BRWPI, all material actions to be taken by BRWPI as a general partner of BRWSH require the approval of Mr. McKeon and either of Mr. Campbell or Mr. Brotman. BRWPI's address is c/o Veritas Capital Inc., 10 East 50th Street, New York, New York 10022. Messrs. McKeon, Campbell and Brotman each are considered to have beneficial ownership of all of the shares included in the table above beneficially owned by BRWPI due to their control of BRWPI.


(f) Pursuant to the collective bargaining agreement with the USWA, the ESOP is entitled to receive 49,102 shares of Class A Common Stock (which represented 20% of the outstanding Common Stock if issued on the date of such collective bargaining agreement).



(g) Pursuant to agreements anticipated to be signed with Messrs. Powers, Bozic and Brown, the Company intends to issue, subject to certain vesting provisions, shares of Class A Common Stock representing 0.9%, 0.8% and 0.4%, respectively, of the outstanding Common Stock giving effect to all issuances, including the Warrants.



(h) Excluding the 196,410 shares of Class A Common Stock beneficially owned by BRWPI and Messrs. McKeon, Campbell and Brotman, the only shares beneficially owned by this group are the 19,238 shares of Class A Common Stock (or 2.1%) potentially issuable to Messrs. Powers, Bozic and Brown.


STOCKHOLDERS' AGREEMENT

     Prior to the Recapitalization, BRWSH owned 100% of the outstanding shares of Common Stock of BarTech, which enabled it to elect all of the directors of BarTech (other than the two directors elected by the holder of the Series B Preferred Stock) and determine the outcome of all matters requiring stockholder approval. As a result of the Recapitalization, Blackstone and BRWPI and certain persons currently affiliated with BRWPI (BRWPI, together with its affiliates, the 'BRWPI Affiliates') (indirectly through the Partnerships) collectively own 100% of the outstanding shares of, and will elect all of the directors (other than the two directors elected by the holder of the Series B Preferred Stock) of, BarTech and determine the outcome of all matters requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of the assets of BarTech, and prevent or cause a change in control of BarTech, in each case subject to such restrictions, limitations and conditions as may be imposed under the Stockholders' Agreement. There can be no assurance as to how long any of Blackstone or the BRWPI Affiliates will hold, directly or indirectly, their shares of Common Stock.


     In connection with the Recapitalization, BarTech, Blackstone and the BRWPI Affiliates have entered into the Stockholders' Agreement which provides for, among other things, the matters described below. It is expected that Messrs. Powers, Bozic and Brown (collectively, the 'Management Stockholders') will also become parties to the Stockholders' Agreement.

     Election of Directors. The Stockholders' Agreement provides that each of Blackstone, the BRWPI Affiliates and the Management Stockholders will vote all of the Common Stock owned or controlled by them so as to elect to the board of directors all directors designated by the BRWPI Affiliates other than the two directors designated by the holder of the Series B Preferred Stock and the Class B Directors. Pursuant to the Restated Certificate of Incorporation of BarTech, the Class B Directors, on the one hand, and the directors other than the Class B Directors, on the other hand, each collectively exercise 50% of the voting power of the board of directors. At any time upon the request of Blackstone, the Stockholders' Agreement provides that Blackstone shall be entitled to cause one director designated by the BRWPI Affiliates to be replaced by a person designated by Blackstone.

     Transfers of Common Stock. Subject to certain limitations, the Stockholders' Agreement restricts transfers of Common Stock unless the transferee agrees to become a party to, and be bound by, the Stockholders' Agreement. In addition, the Stockholders' Agreement provides that, except for transfers to affiliates and transfers pursuant to tag-along, drag-along and registration rights described below, the BRWPI Affiliates and the Management Stockholders may transfer shares of Common Stock only (i) after Blackstone has realized a specified amount of cash proceeds from sales of shares of Common Stock and (ii) in compliance with Rule 144 under the Securities Act. The Stockholders' Agreement also contains provisions permitting transfer of Common Stock to affiliates.

     Tag-Along Rights. So long as Blackstone and the BRWPI Affiliates (indirectly through the Partnerships or otherwise) own not less than one-fourth of the outstanding Common Stock on a fully diluted basis, the Stockholders' Agreement grants the BRWPI Affiliates, the ESOP and the Management Stockholders the right, subject to certain exceptions, in connection with a proposed transfer of Common Stock by Blackstone, to require the proposed transferee to purchase a certain percentage of the shares owned by such parties at the same price and upon the same terms and conditions.

     Drag-Along Rights. So long as Blackstone (indirectly through the Partnerships or otherwise) owns not less than 20% of the outstanding Common Stock on a fully diluted basis, the Stockholders' Agreement grants to Blackstone the right, in connection with an offer by a third party to purchase all of the outstanding shares of Common Stock, to require the BRWPI Affiliates and the Management Stockholders to transfer all shares of Common Stock owned by them to such third party on the terms of the offer so accepted by Blackstone, subject to certain restrictions.

     Registration Rights. The Stockholders' Agreement grants 'piggy-back' registration rights to the BRWPI Affiliates, the ESOP and the Management Stockholders, subject to certain limitations, each time BarTech files a registration statement in connection with the sale of Common Stock by Blackstone if Blackstone has realized a specified amount of cash proceeds from sales of its Common Stock. The Stockholders' Agreement also grants the stockholders parties thereto certain 'piggy-back' registration rights with respect to demand registrations by the holders of the Warrants, subject to customary cutback provisions. The Stockholders' Agreement grants up to three 'demand' registrations to Blackstone. The Stockholders' Agreement also grants one 'demand' registration to the BRWPI Affiliates, if Blackstone has realized a specified amount of cash proceeds from sales of its Common Stock and has not sold any shares of its Common Stock in the preceding nine month period, and an additional 'demand' registration to the BRWPI Affiliates, if Blackstone no longer has any 'demand' registrations.

     Affiliate Transactions. The Stockholders' Agreement provides that BarTech shall not enter into certain affiliate transactions unless the board of directors of BarTech determines in advance that the terms of such transaction are no less favorable to BarTech than those obtainable from a third party on an arms-length basis. Notwithstanding such provision, BarTech may pay an annual advisory of $875,000 to be shared equally by Blackstone and the Advisors.

     Termination. The Stockholders' Agreement will terminate on the earliest date on which Blackstone (indirectly through the Partnerships or otherwise) does not own in the aggregate at least 15% of the outstanding Common Stock on a fully diluted basis.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summary of certain provisions of the instruments governing certain indebtedness and other obligations of BarTech and B&L does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the instruments governing such indebtedness and other obligations, copies of which are available upon request from the Company.

THE NEW CREDIT AGREEMENT

     General. As part of the Recapitalization, BarTech and B&L entered into the New Credit Agreement.

     Borrowers.  BarTech and B&L are borrowers under the New Credit Agreement.

     Commitment. The New Credit Agreement provides BarTech and B&L with a revolving credit facility in an aggregate principal amount of up to $90.0 million, a portion of which may be extended in the form of letters of credit for the account of BarTech and B&L. Borrowings under the New Credit Agreement will be available based upon a borrowing base not to exceed a specified percentage of the aggregate net book value of accounts receivable and inventory which percentage shall be, subject to certain exceptions, 73.0% for the first 18-month period after the Issue Date, 71.4% and 69.0% for the two successive 12-month periods thereafter and 66.7% for the remainder of the term of the New Credit Agreement.

     Maturity. The New Credit Agreement matures four years after the Issue Date. Loans made under the New Credit Agreement may be borrowed, repaid and reborrowed from time to time, subject to satisfaction of certain conditions on the date of any such borrowing.

     Fees. The Lenders under the New Credit Agreement will be paid commitment fees at a rate of 0.50% per annum on unused commitments and letter of credit fees, at a rate per annum equal to the applicable margin for adjusted LIBOR loans from time to time in effect on the aggregate face amount of outstanding letters of credit. In addition, Chemical, as agent, and the Lenders will receive such other fees as have been separately agreed upon.

     Interest. Borrowings under the New Credit Agreement will bear interest at a rate per annum equal to, at the option of the applicable borrower, either (i) the Alternate Base Rate (which is defined as the higher of Chemical's prime rate and the Federal Funds Effective Rate plus 0.50%) plus 2.00% or (ii) Adjusted LIBOR (as defined in the New Credit Agreement) plus 3.00%; provided, however, that the applicable margin over the Alternate Base Rate and Adjusted LIBOR will increase to 2.50% and 3.50%, respectively, at any time that the sum of the aggregate principal amount of all loans and letters of credit outstanding under the New Credit Agreement exceeds 62.5% of the sum of inventory and accounts receivable of BarTech, B&L and certain of their subsidiaries (determined in accordance with GAAP), with certain exceptions.

     Guarantees. The obligations of BarTech and B&L under the New Credit Agreement are unconditionally guaranteed jointly and severally by BarTech, B&L and each existing subsidiary and each subsequently acquired domestic subsidiary of BarTech.

     Security. The obligations of the borrowers and guarantors under the New Credit Agreement are secured by (a) all of the inventory, accounts receivables, intangibles and documents (in each case to the extent necessary to realize on such inventory and accounts receivable), and the proceeds thereof of such borrowers and guarantors and (b) all the Common Stock of BarTech outstanding on the Issue Date and all the capital stock of each direct or indirect subsidiary of BarTech.

     Covenants. The New Credit Agreement contains a number of covenants that, among other things, will restrict the ability of BarTech and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by BarTech and its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, under the New Credit Agreement, BarTech will be required to maintain a minimum Consolidated Interest Coverage Ratio (calculated net of withdrawals from the Interest Escrow Account and fees). The New Credit Agreement also contains provisions that will prohibit any modification of the Indenture in any manner adverse to the Lenders and that will limit BarTech's ability to refinance the Exchange Notes without the consent of such Lenders.

     The New Credit Agreement also contains additional covenants which will require BarTech to maintain its properties and those of its subsidiaries, together with insurance thereon, to provide certain information to the Agent, including financial statements, notices and reports and permit inspections of the books and records of BarTech and its subsidiaries, to comply with applicable laws, including environmental laws and ERISA, to pay taxes and contractual obligations and to use the proceeds of the loans for general corporate purposes.

     Events of Default. The New Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults (including to the Exchange Notes), bankruptcy, ERISA, actual or asserted invalidity of any loan documents and change of control of BarTech.

ECONOMIC DEVELOPMENT FINANCING

     In connection with the acquisition of the BRW Assets and implementation of Phase One of the modernization and expansion plan, BarTech entered into loan agreements with lenders in the Commonwealth of Pennsylvania and the State of New York.

  Pennsylvania


     General. BarTech entered into a Master Agreement with the Commonwealth of Pennsylvania on July 18, 1994 which provided BarTech with a commitment for financing to consummate the acquisition of the BRW Assets from Bethlehem (the 'Bethlehem Acquisition') and to modernize the BarTech Facilities (the 'Modernization'). Pursuant to the Master Agreement, BarTech has entered and will continue to enter into loan agreements with the Commonwealth, through its Department of Commerce ('Commerce') or Department of Community Affairs. The total amount committed to BarTech by the Commonwealth pursuant to the Master Agreement is approximately $33.0 million, of which an amount equal to $7.1 million, less such amount of the $1.0 million of remaining Commonwealth loan commitments not disbursed to BarTech, was repaid in connection with the Recapitalization. The balance of such $7.1 million will be repaid as disbursements of the remaining $1.0 million Commonwealth loan are completed which is expected to occur in calendar 1996. A total of $1.45 million of Commonwealth loan commitments was terminated in connection with the Recapitalization. The loans have been or will be made through the Sunny Day Fund ('SDF'), the Johnstown Industrial Development Corporation (the 'JIDC'), the Pennsylvania Industrial Development Authority ('PIDA'), the Business Infrastructure Development Program ('BID'), the Economic Development Partnership ('EDP'), the Community Development Block Grant Program ('CDBG') and the Enterprise Zone Competitive Program ('ECP'). (The loans governed by the Master Agreement are collectively referred to herein as the 'Commonwealth Loans'). As of March 31, 1996, approximately $30.8 million in aggregate principal amount of Commonwealth Loans were outstanding.


     Covenants. The Master Agreement contains certain affirmative and negative covenants, including, without limitation, covenants requiring BarTech, subject to certain exceptions, to: (i) use loan proceeds in a specified manner; (ii) comply with laws, pay taxes, maintain insurance, preserve its corporate existence, provide financial statements and other material operational information and maintain its operations, facility and equipment; (iii) proceed diligently to complete the modernization and expansion plan; (iv) commence operations by a certain date and establish various employee benefit programs;
(v) comply with environmental and other laws; (vi) not merge, consolidate with any other person or sell, assign, lease, abandon or otherwise dispose of certain property; (vii) not create or incur additional liens, encumbrances or indebtedness, other than as permitted by the Master Agreement, as modified by the Intercreditor Agreement; and (viii) pay no dividends or other distributions to the holders of BarTech's equity or subordinated debt.


     PIDA Loan. PIDA has loaned $2.0 million to BarTech (the 'PIDA Loan') to acquire certain tracts of land in Cambria County, Pennsylvania together with the buildings thereon (the 'Premises'). The PIDA Loan bears interest at a rate per annum of 2.00% with quarterly principal and interest payments of approximately $38,665 that began on January 1, 1995 and matures on October 1, 2009. Pursuant to the Master Agreement, PIDA made an additional loan to BarTech in the principal amount of $2.0 million in March 1996 at an interest rate of 3.00% per annum. As of March 31, 1996, $3.8 million in aggregate principal amount of indebtedness was outstanding under the PIDA Loans.



     SDF Loans. Commerce has made two loans to BarTech in an aggregate principal amount of $13.0 million (the 'SDF Loans') under the SDF program, both of which bear interest at a rate of 3.00% per annum. One of the SDF Loans, with a principal amount of $7.0 million and quarterly principal and interest payments of approximately $137,255 scheduled to begin on April 1, 1997, matures on October 1, 2009 and the other, with a principal amount of $6.0 million and quarterly principal and interest payments of approximately $428,570 scheduled to begin on July 1, 1998, matures on October 1, 2001. As of March 31, 1996, $13.0 million in aggregate principal amount of indebtedness was outstanding under the SDF Loans. The Master Agreement requires $7,050,000 in aggregate principal amount of the SDF Loans, consisting of $6.0 million in principal amount of the SDF loan maturing in 2001, the total principal amount thereof, and $1,050,000 in principal amount of the SDF Loan maturing in 2009, to be repaid with the proceeds of the Offering. The majority of such amount was repaid immediately subsequent to the Offering and the balance, which will be equal to all unfunded commitments and escrowed funds under the Master Agreement, will be repaid when all such commitments and funds have been released to BarTech, which is expected to occur in calendar 1996. It is anticipated that, in connection with the Offering, the amortization payments of SDF Loans that remain outstanding after the Offering will begin in July 1996. This prepayment and earlier principal amortization will result in a new schedule of principal and interest payments reduced from those set forth above.



     EDP Loans. The City of Johnstown (the 'City') has loaned an aggregate of $10.3 million (out of a commitment of $11.6 million) to BarTech (the 'EDP Loans') pursuant to the EDP program. The EDP Loans are in amounts of $6.0 million, with quarterly principal and interest payments of approximately $117,645 scheduled to begin on April 1, 1997, $1.3 million, with quarterly principal and interest payments of approximately $34,145 scheduled to begin on July 1, 1998 and $3.0 million, with quarterly principal and interest payments scheduled to begin on July 1, 1998. The EDP Loans bear interest at a rate of

3.00% per annum and mature, respectively, on October 1, 2009, October 1, 2010 and October 1, 2010. As of March 31, 1996, $10.3 million in aggregate principal amount of indebtedness was outstanding under the EDP Loans. The city's total commitment under the EDP program was reduced by $1.3 million in connection with the Offering.



     CDBG Loans. The County of Cambria, Pennsylvania (the 'County') has loaned certain funds to BarTech (the 'CDBG Loans') under the CDBG program. As of March 31, 1996, $690,000 in aggregate principal amount of indebtedness was outstanding under the CDBG Loans. The outstanding CDBG Loans bear interest at a rate of 3.00% per annum, require quarterly principal and interest payments that begin on October 1, 1999 and July 1, 1998, respectively, and mature on August 17, 2010.


     ECP Loans. The City has agreed to loan to BarTech an aggregate of $1.0 million under the ECP program, of which none has been borrowed by BarTech. BarTech expects to borrow such amount during calendar 1996.

     BID Loans. The JIDC has agreed to loan BarTech an aggregate of $2.65 million (the 'BID Loans') under the BID program, of which none has been borrowed by BarTech. BarTech borrowed $2.5 million of the BID Loans in the first quarter of calendar 1996, which bear interest at a rate of 3.00% per annum. In connection with the Offering, JlDC's commitment was reduced by $150,000 and the amortization payments of BID Loans outstanding after the Offering will begin in July 1996.

  New York


     JDA Guaranteed Marine Midland Term Loan. BarTech is party to a Loan and Use Agreement, dated September 21, 1994 (the 'Marine Midland Loan Agreement'), with Marine Midland Bank ('Marine Midland'), whereby Marine Midland loaned $10.0 million to BarTech (the 'Marine Midland Loan') for use in connection with the acquisition of Lackawanna real estate from Bethlehem. BarTech's obligations under the Marine Midland Loan are guaranteed by the New York Job Development Authority ('JDA'). The principal of the Marine Midland Loan is payable in equal monthly installments of approximately $92,600 commencing on November 1, 1995, together with interest thereon, and matures on October 1, 2004. Interest on the Marine Midland Loan accrues at a rate based on a prime rate, or a LIBOR based rate, as selected by BarTech, which rate was 8.25% at March 31, 1996. In connection with the Offering, the term and amortization of the Marine Midland Loan was amended such that the new maturity date will be February 1, 2003 and monthly principal repayments will remain at approximately $92,600 until November 1, 2000, and thereafter they will increase to approximately $153,250 until the maturity date.



     The Marine Midland Loan Agreement contains certain covenants, including, among other things, covenants requiring BarTech not to (i) permit the transfer of any of its shares of stock, (ii) issue any additional shares of stock or create any other class of security except as provided in the Marine Midland Loan Agreement, or (iii) permit any change in ownership or control of BarTech. As of March 31, 1996, $9.5 million principal amount of indebtedness was outstanding under the Marine Midland Loan.


     RDC Loan. BarTech is party to a Loan Agreement with the Buffalo and Erie County Regional Development Corporation ('RDC') providing for a loan in the amount of $500,000 to be used for working capital needs (the 'RDC Loan'). The RDC Loan bears interest at a rate of 7.75% per annum. The principal of the RDC Loan is payable in two equal installments of approximately $250,000 on each of October 1, 1997 and October 1, 1998, together with interest thereon.


     The RDC Loan incorporates all negative covenants set forth in any agreement evidencing indebtedness, whenever created, of BarTech. The RDC Loan contains certain events of default, including, among other things, the transfer of any property of BarTech other than in the ordinary course of business and the nonpayment of any indebtedness of BarTech in excess of $500,000 under any agreement or instrument securing indebtedness of BarTech. As of March 31, 1996, $500,000 principal amount of indebtedness was outstanding under the RDC Loan.


  Section 108 Loans


     The City and the County have committed to loan to BarTech $5.5 million and $3.0 million, respectively, from funds received from the U.S. Secretary of Housing and Urban Development under the Section 108 program (the 'Section 108 Loans'). The Section 108 Loans bear interest at 8.12% per annum, will be amortized according to a schedule of payments of various amounts included in the
Section 108 Loan agreement, with a payment of principal and interest of $400,000 on October 1, 1996 and quarterly installments beginning (i) for the City loan, on July 15, 1999, and (ii) for the County loan, on July 15, 1997, and mature on September 26, 2003. As of March 31, 1996, $8.5 million in aggregate principal amount was outstanding under the Section 108 Loans. The Company incurred the balance of the Section 108 Loans in the first quarter of calendar 1996. In connection with the Offering, $500,000 of the City loan was repaid.


BETHLEHEM SUBORDINATED LOAN AGREEMENT

     Pursuant to the terms of a Subordinated Loan Agreement, dated September 21, 1994 (the 'Bethlehem Subordinated Loan Agreement'), Bethlehem loaned to BarTech $5.5 million. The outstanding principal balance under the Bethlehem Subordinated
Note is payable in three equal installments due on October 1, 2000, October 1, 2001 and September 26, 2002. The Bethlehem Subordinated Note bears interest at a rate of 7.00% per annum.

     The Bethlehem Subordinated Loan Agreement contains certain affirmative and negative covenants, including, without limitation, covenants limiting (i) the incurrence by BarTech of additional indebtedness, liens and encumbrances, (ii) the sale, transfer or disposal of all material assets of BarTech, (iii) the declaration of dividends other than with respect to the Bethlehem Preferred Stock, and (iv) the sale of stock of BarTech or its subsidiaries. As of March 31, 1996, $5.5 million of indebtedness was outstanding under the Bethlehem Subordinated Note.


CARTERSVILLE IRBS


     In December 1988, the Development Authority of Cartersville, Georgia issued $3.6 million in aggregate principal amount of its tax exempt industrial revenue bonds (the 'Cartersville IRBs'), the proceeds of which were loaned to BLSC and used to partially fund the construction and equipping of BLSC's Cartersville, Georgia facility. The Cartersville IRBs bear interest at a rate equal to the minimum rate of interest which, in the opinion of the remarketing agent for the Cartersville IRBs, would be necessary to sell Cartersville IRBs in the secondary market. The interest rates paid on the Cartersville IRBs varied from 3.75% to 5.5% during fiscal 1995 and was 3.75% at March 31, 1996. Principal payments of $300,000 are due on the Cartersville IRBs on each December 1 beginning in 2009 and continuing through 2012. Thereafter, payments of $400,000 are due on each December 1 until the final payment on December 1, 2018. The Cartersville IRBs are secured by B&L's Cartersville, Georgia facility and the equipment located thereat. As of March 31, 1996, $3.6 million of indebtedness was outstanding under the Cartersville IRBs.


CASTER FINANCING


     BarTech's contract with Rokop to modify, install and start-up the combination bloom/billet caster to be installed at the Johnstown Facility as part of Phase One of the Company's modernization and expansion plan requires Rokop to provide $7.2 million to finance a portion of the combination bloom/billet caster project. Approximately $4.3 million of this Caster Financing is secured by a lien on the Caster that is prior to that of Noteholders and $2.9 million is secured by a letter of credit. The contract with Rokop provides that certain payments due to Rokop will be evidenced by three notes of BarTech in the aggregate amount of $7.2 million which become effective and will begin to accrue interest after the start-up of continuous casting operations. Such notes will be in principal amounts of $2.9 million, $1.0 million and $3.3 million, respectively, and the $1.0 million note and $300,000 of the $3.3 million note will mature upon the successful testing and start-up of the combination bloom/billet caster. The Caster Financing bears interest at 6.50% commencing on the date of start-up of the caster. These notes may be prepaid at an approximately $2.0 million discount prior to December 31, 1996.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under an indenture dated as of April 1, 1996 (the 'Indenture') among BarTech, the Guarantors and United States Trust Company of New York, as trustee (the 'Trustee'). References to the Exchange Notes include the Notes which are not exchanged pursuant to the Exchange Offer unless the context otherwise requires. Upon the issuance of the Exchange Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'). The following summary of the material provisions of the Indenture (a copy of the form of which may be obtained upon request to BarTech does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definition of certain capitalized terms used in the following summary are set forth below under '--Certain Definitions.'

GENERAL

     The Exchange Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes at 147 West 47th Street, New York, New York. In addition, interest may be paid by wire transfer or check mailer to the person entitled thereto as shown on the register for the Exchange Notes. No service charge will be made for any registration of transfer or exchange of the Exchange Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

     The Exchange Notes will be senior secured obligations of BarTech, limited to $91,609,000 aggregate principal amount, and will mature on April 1, 2001. Interest on the Exchange Notes will accrue at the rate of 13 1/2% per annum and will be payable semi-annually on each April 1 and October 1, commencing October 1, 1996, to the holders of record of Exchange Notes at the close of business on the March 15 and September 15 immediately preceding such interest payment date. Interest on the Exchange Notes will accrue from the most recent date which interest has been paid or, if no interest has been paid, from April 2, 1996 (the 'Issue Date'). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to 15 1/2% per annum.

     As discussed under 'Notes Registration Rights,' pursuant to the Notes Registration Rights Agreement, BarTech has agreed, at its expense, for the benefit of the holders of the Notes, to effect the registered Exchange Offer under the Securities Act to exchange the Notes for Exchange Notes. If (a)

BarTech is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (b) any holder of Notes notifies BarTech within the specified time period that (i) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (iii) it is a broker-dealer and owns Notes acquired directly from BarTech or any affiliate of BarTech, BarTech will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined in 'Notes Registration Rights') by the holders thereof.

     The Notes Registration Rights Agreement provides that: (a) unless the Exchange Offer would not be permitted by applicable law or Commission policy, BarTech will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Issue Date, (b) unless the Exchange Offer would not be permitted by applicable law or Commission policy, BarTech will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, (c) unless the Exchange Offer would not be permitted by applicable law or Commission policy, BarTech will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (d) if obligated to file the Shelf Registration Statement, BarTech will file prior to the later of (i) 75 days after the Issue Date or (ii) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises; provided that if BarTech has not consummated the Exchange Offer within 150 days of the Issue Date, then BarTech will file the Shelf Registration Statement with the Commission on or prior to the 151st day after the Issue Date. BarTech shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto; provided that BarTech may suspend the effectiveness of the Shelf Registration Statement for a period not to exceed 45 days in any calendar year under certain circumstances. See 'Notes Registration Rights.' If (a) BarTech fails to file any of the registration statements required by the Notes Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the 'Effectiveness Target Date'), (c) BarTech fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a)

through (d) above, a 'Registration Default'), then the interest rate on Transfer Restricted Notes will increase ('Additional Interest'), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.50% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

REDEMPTION

     Optional Redemption. The Exchange Notes will be redeemable, in whole or in part, at the option of BarTech, at any time on or after April 1, 1999, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

YEAR       PERCENTAGE
- --------   ----------
1999....     106.750%
2000....     103.375%

     Optional Redemption upon Public Equity Offerings. On or prior to April 1, 1999, BarTech may, at its option, following one or more Public Equity Offerings (as defined below) which yield gross proceeds (before discounts, commissions and expenses) of $35.0 million or more in aggregate, redeem up to an aggregate of 35% of the principal amount of Notes and Exchange Notes originally issued from the holders of Notes and Exchange Notes, on a pro rata basis (or as nearly pro rata as practicable), at a redemption price equal to 113 1/2% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that not less than $55.0 million aggregate principal amount of

Notes and Exchange Notes would remain outstanding immediately after giving effect to any such redemption. In order to effect the foregoing redemption with the net proceeds of a Public Equity Offering, BarTech shall send the redemption notice not later than 60 days after the consummation of the Public Equity Offering which resulted in aggregate gross proceeds (before discounts, commissions and expenses) of $35.0 million or more to BarTech.

     As used in the preceding paragraph, a 'Public Equity Offering' means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of BarTech made on a primary basis by BarTech pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act or an underwritten offering of Capital Stock (other than Disqualified Capital Stock) of BarTech made on a primary basis by BarTech pursuant to Rule 144A under the Securities Act.


     Selection and Notice. In the event that less than all of the Notes and Exchange Notes outstanding are to be redeemed at any time, selection of Notes and Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes and Exchange Notes are listed or, if the Notes and Exchange Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes or Exchange Notes of $1,000 or less shall be redeemed in part; provided, further, that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company). Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption.

EXCESS CASH FLOW OFFER

     If BarTech has Excess Cash Flow for any fiscal year (commencing with fiscal
1996), BarTech shall notify the holders of the Notes and Exchange Notes, in the manner prescribed by the Indenture, and shall make an offer to purchase (the 'Excess Cash Flow Offer'), on a business day (the 'Excess Cash Flow Payment Date') not later than 150 days following the end of such fiscal year, from all holders of Notes or Exchange Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes and Exchange Notes plus accrued and unpaid interest thereon, if any, equal to the Noteholders' Pro Rata Share of 75% of such Excess Cash Flow at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Excess Cash Flow Payment Date. Notice of an Excess Cash Flow Offer shall be given to holders of Notes or Exchange Notes not less than 30 days nor more than 45 days before the Excess Cash Flow Payment Date. The Excess Cash Flow Offer is required to remain open for at least 20 business days and until the close of business on the Excess Cash Flow Payment Date.

     Notwithstanding the foregoing, BarTech will not be required to make an Excess Cash Flow Offer with respect to the first $10.0 million of Excess Cash Flow, which may be retained by BarTech, and may defer making any Excess Cash Flow Offer until such time as it is required to utilize $10.0 million or more (taking account of previously unutilized amounts required to be applied to an Excess Cash Flow Offer) to make an Excess Cash Flow Offer. In addition, if and to the extent that the sum of the aggregate principal amount of all loans and letters of credit outstanding under the New Credit Agreement on the date of any Excess Cash Flow Offer (or the daily average of such amount during the 30-day period prior to any Excess Cash Flow Offer) exceeds 62.5% of the sum of inventory and accounts receivable of BarTech, B&L and certain of their Subsidiaries, BarTech will be required to prepay outstanding loans and letters of credit under the New Credit Agreement in an amount sufficient to eliminate such excess prior to making such Excess Cash Flow Offer. To the extent an Excess

Cash Flow Offer is not accepted
by holders of Notes or Exchange Notes, the related Excess Cash Flow need not be part of any subsequent Excess Cash Flow Offer and may be retained by BarTech or used to repay other Indebtedness or for any other purpose, subject to any other covenant in the Indenture.

     If BarTech is required to make an Excess Cash Flow Offer, BarTech will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations and any applicable requirements of any securities exchange on which the Exchange Notes are listed.

CHANGE OF CONTROL OFFER

     Upon the occurrence of a Change of Control (the date of such occurrence being the 'Change of Control Date'), BarTech shall notify the holders of the Exchange Notes, in the manner prescribed by the Indenture, of such occurrence and shall make an offer to purchase (the 'Change of Control Offer'), on a business day (the 'Change of Control Payment Date') not later than 60 days following the Change of Control Date, all Exchange Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Exchange Notes not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that BarTech or the Guarantors will have available funds sufficient to pay for all of the Exchange Notes that might be delivered by holders of Exchange Notes seeking to accept the Change of Control Offer. BarTech shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by BarTech and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control to the extent a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Except as provided under '--Defeasance or Covenant Defeasance of Indenture' below, neither the Board of Directors of BarTech nor the Trustee may waive the covenant relating to the right of a holder of Exchange Notes upon a Change of Control.

     The New Credit Agreement contains, and other debt that may be incurred in the future could contain, prohibitions of certain events that would constitute a Change of Control as well as prohibitions on the making of a Change of Control Offer. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. In the event that a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes under the terms of any such indebtedness, the Company could seek the consent of its lenders to purchase the Exchange Notes or could attempt to refinance such indebtedness. If the Company does not obtain such consent or refinance such indebtedness, the Company will remain prohibited from purchasing the Exchange Notes and/or making the Change of Control Offer. In such case, the Company's failure to make the Change of Control Offer or purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Agreement.

     If BarTech is required to make a Change of Control Offer, BarTech will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations and any applicable requirements of any securities exchange on which the Exchange Notes are listed.

THE GUARANTEES

     Each of the Guarantors will fully and unconditionally guarantee (each, a 'Guarantee') on a joint and several basis all of BarTech's obligations under the Exchange Notes and the Indenture, including its obligations to pay principal, premium, if any, and interest with respect to the Exchange Notes. Except as provided in '--Certain Covenants' below, BarTech is not restricted from selling or otherwise disposing of any of the Guarantors.

     Pursuant to the Guarantees, if BarTech defaults in payment of any amount owing in respect of any Exchange Notes, each Guarantor will be obligated to duly and punctually pay the same. Pursuant to the terms of the Indenture, each of the Guarantors has agreed that its obligations under its Guarantee will be unconditional, irrespective of the validity, regularity or enforceability of the Exchange Notes or the Indenture, the absence of any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     If no Default exists or would exist under the Indenture, concurrently with any sale or disposition (by merger or otherwise) of any Guarantor (other than a transaction subject to the provisions described under '--Consolidation, Merger, Sale of Assets, Etc.') by BarTech or a Restricted Subsidiary to any person that is not an Affiliate of BarTech or any of the Restricted Subsidiaries which is in compliance with the terms of the Indenture, such Guarantor and each Subsidiary of such Guarantor that is also a Guarantor will automatically and unconditionally be released from all obligations under its Guarantee.

RANKING

     The Indebtedness of BarTech evidenced by the Exchange Notes will rank senior in right of payment to all subordinated Indebtedness of BarTech and will rank pari passu in right of payment with all other existing or future unsubordinated Indebtedness of BarTech. The Indebtedness of each Guarantor evidenced by its Guarantee will rank senior in right of payment to all subordinated Indebtedness of such Guarantor and will rank pari passu in right of payment with all other existing and future unsubordinated Indebtedness of such Guarantor.


     The Exchange Notes will be effectively subordinate in right of payment to all existing and future liabilities, including trade payables, of any of BarTech's future subsidiaries which are not Guarantors.

     See 'Summary of Collateral and Intercreditor Agreement' for a discussion of the relative priority of the Trustee's claims against the Collateral securing the Exchange Notes as compared with that of certain other creditors.

INTEREST ESCROW ACCOUNT

     The Indenture provides that on the Issue Date BarTech place approximately $18.5 million of the net proceeds realized from the Offering, representing funds that will be sufficient to pay interest (exclusive of any increased interest required by the provisions described under 'Notes Registration Rights') on the Notes and Exchange Notes due on the first three interest payment dates, in the Interest Escrow Account held by the Collateral Agent in accordance with an Escrow Agreement dated as of the Issue Date among BarTech, the Trustee and the Collateral Agent (the 'Escrow Agreement'). The Escrow Agreement provides, among other things, that funds may be disbursed from the Interest Escrow Account only to pay interest on the Notes and Exchange Notes (or, if a portion of the Notes or Exchange Notes has been retired by BarTech, funds representing the amount of interest payments that would have been required on such retired Notes or Exchange Notes may be released to BarTech at the time such Notes or Exchange Notes are retired). Upon the acceleration of the maturity of the Exchange Notes or the failure to pay principal at maturity, the Escrow Agreement provides for the foreclosure by the Collateral Agent upon the net proceeds of the Interest Escrow Account. Pending such disbursement, all funds contained in the Interest Escrow Account will be invested in Cash Equivalents. Absent a Default, interest earned on these Cash Equivalents will be released to BarTech on each interest payment date and upon termination of the Escrow Agreement. In addition to the other Collateral, the Exchange Notes will be secured by a security interest in all funds contained in the

Interest Escrow Account, pending disbursement or release pursuant to the Escrow Agreement. Absent a Default, the Escrow Agreement terminates following the third interest payment date after the Issue Date.

SECURITY

     For a summary description of certain of the Collateral securing the Exchange Notes and the Guarantees and the Intercreditor Agreements which establish among certain creditors the relative rights and priorities of such creditors, including Noteholders, in and to the Collateral, see 'Summary of Collateral and Intercreditor Agreements.'

CERTAIN COVENANTS

     Set forth below are certain covenants which will be contained in the Indenture.

     Limitation on Additional Indebtedness.  The Indenture provides that BarTech shall not, and shall not permit any of the Restricted Subsidiaries to, create, incur, assume, issue, guarantee or in any manner become, directly or indirectly, liable for or with respect to the payment of any Indebtedness (including any Acquired Indebtedness); provided that (i) BarTech and the Guarantors will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of BarTech would be greater than or equal to (a) 2.00:1.00, if such Indebtedness is to be incurred on or prior to December 31, 1996, and (b) 2.25:1.00, if such Indebtedness is to be incurred after December 31, 1996.

     Notwithstanding the foregoing, BarTech and the Restricted Subsidiaries, as applicable, may incur each and all of the following (each of which shall be given independent effect):

          (a) Indebtedness under the Exchange Notes, the Guarantees and the Indenture;

          (b) Indebtedness of BarTech and the Restricted Subsidiaries outstanding on the Issue Date or incurred pursuant to facilities in existence on the Issue Date;

          (c) Indebtedness of BarTech and the Restricted Subsidiaries outstanding from time to time pursuant to the New Credit Agreement in a principal amount not to exceed the greater of (i) $90.0 million and (ii) the sum of (x) 85% of eligible accounts receivable of BarTech and the Guarantors and (y) 60% of eligible inventory of BarTech and the Guarantors;

          (d) Indebtedness of a Restricted Subsidiary owed to and held by BarTech or another Restricted Subsidiary, in each case which is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary, except that (i) any transfer of such Indebtedness by BarTech or a Restricted Subsidiary (other than to BarTech or to a Restricted Subsidiary) and (ii) the sale, transfer or other disposition by BarTech or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary shall, in each such event, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the covenant 'Limitation on Additional Indebtedness';

          (e) Indebtedness of BarTech owed to and held by a Restricted Subsidiary which, if owed to and held by a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated in right of payment to the payment and performance of BarTech's obligations under the Indenture and the Exchange Notes, except, in any such case, that (i) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by BarTech or any Restricted Subsidiary of Capital Stock of the Restricted Subsidiary which holds Indebtedness of BarTech such that it ceases to be a Restricted Subsidiary shall, in each such event, be an incurrence of Indebtedness by BarTech, subject to the other provisions of the covenant 'Limitation on Additional Indebtedness';


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          (f) (i) Interest Rate Protection Obligations of BarTech relating to
     Indebtedness of BarTech or a Restricted Subsidiary and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided that, in the case of either clause
     (i) or (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations relate is otherwise permitted to be incurred under this covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (g) Indebtedness of BarTech or any of the Restricted Subsidiaries under Currency Agreements; provided that (i) such Currency Agreements relate to Indebtedness or the purchase price of goods purchased or sold by BarTech or one of the Restricted Subsidiaries in the ordinary course of their business and (ii) such Currency Agreements do not increase the Indebtedness or other obligations of BarTech and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (h) Indebtedness of BarTech or any of the Restricted Subsidiaries represented by letters of credit for the account of BarTech or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (i) Indebtedness of BarTech or any of the Restricted Subsidiaries, in addition to that described in clauses (a) through (h) above and clause (j) below, in an aggregate principal amount outstanding at any time not exceeding $10.0 million;

          (j) Indebtedness of BarTech or any of its Restricted Subsidiaries incurred from any Commonwealth of Pennsylvania or State of New York governmental authority, agency or instrumentality, or for which any such authority, agency or instrumentality provides direct or indirect credit support, in an aggregate principal amount outstanding at any time not exceeding $10.0 million: and

          (k) Refinancing Indebtedness.

     Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries. The Indenture provides that BarTech (a) will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to BarTech or a Wholly-Owned Restricted Subsidiary) and (b) will not permit any person (other than BarTech or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Restricted Payments. The Indenture provides that BarTech will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of BarTech or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of BarTech (other than dividends or distributions payable solely in Capital Stock of BarTech (other than Disqualified Capital Stock of BarTech) or in options, warrants or other rights to purchase Capital Stock of BarTech (other than Disqualified Capital Stock of BarTech));

          (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of BarTech (other than any such Capital Stock owned by a Restricted Subsidiary);

          (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owned by BarTech or one of its Restricted Subsidiaries); or

          (d) make any Investment (other than any Permitted Investment) in any person;

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as 'Restricted Payments'), unless, at the time of and after giving effect to the proposed

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Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by BarTech or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default shall have occurred and be continuing, (B) immediately prior to and after giving effect to such Restricted Payment, BarTech would be able to incur $1.00 of additional Indebtedness pursuant to the proviso of the covenant described under '--Limitation on Additional Indebtedness' above and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of BarTech accrued on a cumulative basis during the period beginning on the Issue Date and ending on the last day of the fiscal quarter of BarTech immediately preceding the date of such proposed Restricted Payment, which period shall be treated as a single accounting period (or, if such aggregate cumulative Consolidated Net Income of BarTech for such period shall be a deficit, minus 100% of such deficit) plus (2) the aggregate net cash proceeds received by BarTech (excluding (i) net cash proceeds referred to in clause (viii) of the following paragraph and (ii) net cash proceeds from the Blackstone Investment) from the issuance or sale of Capital Stock (excluding Disqualified Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Capital Stock)) of BarTech to any person (other than (i) to a Restricted Subsidiary or (ii) to any employee, officer, director or employee stock ownership trust qualified under the Internal Revenue Code to the extent the issuance and sale was funded by a loan or advance by BarTech or any Subsidiary of BarTech to such trust or such persons) after the Issue Date plus (3) in the case of the disposition or repayment of any

Investment made after the Issue Date constituting a Restricted Payment (including any Investment made pursuant to clause (ix) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment. For purposes of the preceding clause (C)(2), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by BarTech at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by BarTech, if any, upon the conversion, exchange or exercise thereof.

     None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph; (ii) so long as no Default shall have occurred and be continuing, the redemption, the repurchase or other acquisition or retirement of any shares of any class of Capital Stock of BarTech or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Disqualified Capital Stock) of BarTech to any person (other than to a Subsidiary of BarTech); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (1) Capital Stock (other than Disqualified Capital Stock) of BarTech to any person (other than to a Subsidiary of BarTech); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or (2) Indebtedness of BarTech issued to any person (other than a Subsidiary of BarTech), so long as such Indebtedness is Subordinated Indebtedness which (x) has no scheduled principal payments earlier than the 91st day after the final maturity date of the Exchange Notes and (y) is subordinated to the Exchange Notes in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) so long as no Default has occurred and is continuing, Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant described under '--Disposition of Proceeds of Asset

Sales' below; (v) to the extent required by the applicable plan documents or applicable law, to fund purchases by BarTech of Common Stock of BarTech from an employee stock ownership trust qualified under the Internal Revenue Code for the account of employees of BarTech or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees; (vi) regularly scheduled dividend payments on and mandatory redemptions of the 1,100 shares of Bethlehem Preferred Stock outstanding on the Issue Date in accordance with the terms of the Bethlehem Preferred Stock as in effect on the Issue Date; (vii) Investments made in Utility Unrestricted Subsidiaries in an amount not to exceed $2.0 million in aggregate, provided such Investments are made in connection with the acquisition of all of the outstanding Capital Stock of such Utility Unrestricted Subsidiaries; (viii) so long as no Default has occurred and is continuing, Investments in Unrestricted Subsidiaries in an amount not to exceed $2.5 million; and (ix) so long as no Default has occurred and is continuing, Investments made in Unrestricted Subsidiaries out of the net cash proceeds (excluding net cash proceeds from the Blackstone Investment) of a substantially concurrent issue and sale of shares of Capital Stock (other than Disqualified Capital Stock of BarTech) to any person (other than to a Subsidiary of BarTech); provided that the amount of any such net cash proceeds shall be excluded from clause (C)(2) of the preceding paragraph. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, Restricted Payments made under the preceding clauses (i), (iv), (v), (vi), (vii) and (viii) shall be included and clauses (ii), (iii) and (ix) shall not be so included. In addition, any management fees paid by BarTech or any Restricted Subsidiary to Blackstone and/or Johnstown Advisors Corp. shall be included in computing the amount of Restricted Payments made for purposes of clause (C) of the preceding paragraph.

     Limitation on Liens. The Indenture provides that BarTech will not, and will not cause or permit any of the Restricted Subsidiaries (including the Pledgors that are Subsidiaries of BarTech) to, directly or indirectly, create, incur, assume, affirm or permit or suffer to exist or remain in effect any
Liens:

          (a) upon any item of Collateral other than Permitted Collateral Liens and

          (b) upon any other properties or assets of BarTech or of any of the Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, except for the following permitted Liens on non-Collateral: (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; and (ii) Permitted Liens.

     BarTech and the Pledgors will be permitted to incur and suffer to exist purchase money Liens to finance the acquisition or construction of personal property or fixtures of BarTech or any Restricted Subsidiary located at the real properties constituting Collateral free of the Liens securing the Exchange Notes under the Security Documents for so long as the related Indebtedness shall be outstanding, notwithstanding any contrary provision of the Security Documents or the Indenture; provided that (i) the aggregate principal amount of all related purchase money Indebtedness (and refinancings thereof) contemplated by this sentence shall not exceed $5.0 million, (ii) the related Indebtedness shall not be secured by any property or assets of BarTech or any of its Subsidiaries other than the property or assets so acquired or constructed and (iii) each such purchase money Lien shall either (x) exist at the time of acquisition or construction or (y) be created within 90 days of such acquisition or construction.

     Limitation on Sale-Leaseback Transactions. The Indenture provides that BarTech will not, and will not permit any of the Restricted Subsidiaries to,

enter into any Sale-Leaseback Transaction with respect to any property of BarTech or any of the Restricted Subsidiaries. Notwithstanding the foregoing, BarTech and the Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to property not constituting Collateral which is acquired or constructed after the Issue Date; provided that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of BarTech or such Restricted Subsidiary, as the case may be, (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause
(a), BarTech would be able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under '--Limitation on Additional Indebtedness' above and (c) such Sale-Leaseback Transaction shall be in compliance with the covenant 'Limitation on Liens.'

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     Limitation on Dividends and Other Payment Restrictions Affecting Restricted
Subsidiaries. The Indenture provides that BarTech will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to BarTech or any other Restricted Subsidiary, (c) make loans or advances to, or any investment in, BarTech or any other Restricted Subsidiary, (d) transfer any of its properties or assets to BarTech or any other Restricted Subsidiary or (e) guarantee any Indebtedness of BarTech or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of BarTech or any Restricted Subsidiary, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture which could not materially adversely affect BarTech's ability to satisfy its obligations under the Indenture and the Exchange Notes, (iv) any agreement or other instrument of a person acquired by BarTech or any Restricted Subsidiary
(or a Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, (v) provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument and (vi) encumbrances and restrictions under and as contemplated by agreements governing Indebtedness in effect on the Issue Date and encumbrances and restrictions in permitted refinancings or replacements thereof which are no less favorable to the holders of the Exchange Notes than those contained in the Indebtedness so refinanced or replaced.

     Disposition of Proceeds of Asset Sales. The Indenture provides that BarTech will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Sale unless (i) such Asset Sale is for Fair Market Value (which shall be as determined by BarTech's Board of Directors), (ii) if such Asset Sale involves the sale, transfer or other disposition of any Collateral, at least 85% of the proceeds therefrom consist of cash and/or Cash Equivalents (with Indebtedness of BarTech or any of the Restricted Subsidiaries assumed by the purchaser being counted as cash for such purposes if BarTech and the Restricted Subsidiaries are unconditionally released from any liability therefor), (iii) if such Asset Sale involves the sale, transfer or other disposition of any Collateral, it shall be in compliance with the provisions described under '--Possession, Use and Release of Collateral' and (iv) BarTech shall apply the Net Cash Proceeds of such Asset Sale within 180 days of receipt thereof, as follows:

          (i) first, to the extent such Net Cash Proceeds are received from an Asset Sale (x) not involving the sale, transfer or disposition of any Collateral ('Non-Collateral Proceeds') or (y) involving the sale, transfer or disposition of Collateral which is subject to a permitted Lien which is prior to the Lien granted to the Collateral Agent for the benefit of the Trustee and the holders of the Exchange Notes ('Senior Collateral Proceeds'), to satisfy all mandatory repayment obligations arising by reason of such Asset Sale under the terms of any instrument (or related security agreement) governing any Indebtedness which is secured by the assets which are the subject of such Asset Sale; provided that the available borrowings (if applicable) under, and the outstanding amount of such Indebtedness, shall be permanently reduced to the extent such Non-Collateral Proceeds or Senior Collateral Proceeds are so applied;

          (ii) second, to the extent such Net Cash Proceeds are received from an Asset Sale involving the sale, transfer or disposition of Collateral which is subject to a Permitted Collateral Lien which ranks pari passu with the Lien granted to the Collateral Agent for the benefit of the Trustee and the holders of the Exchange Notes and, if such Collateral is Capital Stock of BarTech, the purchaser or transferee does not (A) become a party to the applicable Security Documents to which such Collateral was pledged to the Collateral Agent for the benefit of the holders of the Exchange Notes and the applicable Intercreditor Agreement or (B) such Collateral is not sold or transferred subject to the Lien of the Collateral Agent on such Collateral for the benefit of the holders of the Exchange

     Notes ('Pari Passu Proceeds'), that portion of the Pari Passu Proceeds not constituting the Noteholders' Pro Rata Share thereof to satisfy all mandatory prepayment obligations arising by reason of such Asset Sale under the terms of the New Credit Agreement; provided that the available borrowings under, and the outstanding amount of, such Indebtedness shall be permanently reduced to the extent such Pari Passu Proceeds are so applied; and

          (iii) third, with respect to any Non-Collateral Proceeds, Senior Collateral Proceeds and Pari Passu Proceeds remaining after application pursuant to the preceding paragraphs (i) and (ii) and any Net Cash Proceeds received from an Asset Sale involving the sale, transfer or other disposition of any Collateral (other than Net Cash Proceeds from an Asset Sale of Collateral in which a Secured Party has a Permitted Collateral Lien prior to or pari passu with the Lien of the Trustee and the holders of the Exchange Notes ('Junior Collateral Proceeds')) (any such remaining Non-Collateral Proceeds, remaining Senior Collateral Proceeds, Junior Collateral Proceeds and Pari Passu Proceeds are referred to herein as the

     'Available Amount'), BarTech shall make an offer to purchase (the 'Asset Sale Offer') from all holders of Notes and Exchange Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes and Exchange Notes, plus accrued and unpaid interest thereon, if any, equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that BarTech will not be required to apply pursuant to this paragraph (iii) any Available Amount received from any Asset Sale if, and only to the extent that, (x) such Net Cash Proceeds are applied by BarTech or any Guarantor to acquire or construct property or assets in lines of business related to BarTech's and the Guarantors' business at such time (a 'Permitted Related Acquisition') and (y) if any of the Available Amount so invested pursuant to a Permitted Related Acquisition derived from an Asset Sale of Collateral, the property and assets so acquired are made subject to a Lien securing the Exchange Notes and any other Indebtedness secured by such Collateral having the same relative priorities pursuant to the Intercreditor Agreements as the Lien on the Collateral subject to the Asset Sale pursuant to, and subject to, the provisions described under '--Possession, Use and Release of Collateral--Substitute Collateral' below. BarTech may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph). The Asset Sale Offer shall remain open for a period of at least 20 business days. To the extent the Asset Sale Offer is not fully subscribed to by the holders of Notes and Exchange Notes, BarTech or the Restricted Subsidiary, as the case may be, may retain such unutilized portion of the Available Amount free and clear of the Lien of the Security Documents.

     Whenever Net Cash Proceeds from an Asset Sale of Collateral are received by BarTech or any Restricted Subsidiary, BarTech shall deposit such Net Cash Proceeds with the Collateral Agent as Trust Moneys subject to disposition as provided in this covenant or as provided under the '--Possession, Use and Release of Collateral' and '--Use of Trust Moneys' and such Net Cash Proceeds shall be set aside by the Collateral Agent pending application to either the purchase of Exchange Notes or its other permitted applications. At the direction of BarTech, such Net Cash Proceeds shall be required to be invested by the Collateral Agent in Cash Equivalents. BarTech or the Guarantor, as applicable, shall be entitled to any interest or dividends accrued, earned or paid on such investments.

     If BarTech is required to make an Asset Sale Offer, BarTech will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations and any applicable requirements of any securities exchange on which the Exchange Notes are listed.

     Limitation on Transactions with Interested Persons. BarTech will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any executive officer, director or Affiliate of BarTech or any beneficial holder of 5% or more of the outstanding Voting Stock of BarTech

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
(an 'Interested Person'), unless (a) such transaction or series of related transactions is on terms that are no less favorable to BarTech or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Interested Persons, (b) with respect to a transaction or series of related transactions involving aggregate payments or Fair Market Value equal to or greater than $250,000, BarTech shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with the preceding clause (a) and that such transaction or series of related transactions has been approved by a majority of the Board of Directors of BarTech (including a majority of Disinterested Directors) and (c) with respect to a transaction or series of related transactions involving aggregate payments or Fair Market Value equal to or greater than $5.0 million, BarTech has complied with the requirements of clauses (a) and (b) above and has obtained a written opinion from an Independent Financial Advisor stating that the terms of such transaction or series of transactions are fair to BarTech or such Restricted Subsidiary, as the case may be, from a financial point of view; provided that (A) so long as no Default shall have occurred and be continuing, there shall be no need to obtain the approval of a majority of Disinterested Directors for the payment of customary investment banking and advisory fees to Blackstone in connection with any transaction involving BarTech or any of its Subsidiaries and (B) this covenant will not restrict BarTech or the Restricted Subsidiaries from (i) paying dividends in respect of its Capital Stock permitted under the covenant described under '--Limitation on Restricted Payments' above,
(ii) paying reasonable and customary fees to directors of BarTech and the Restricted Subsidiaries who are not employees of BarTech, (iii) making loans or advances to officers or employees of BarTech and the Restricted Subsidiaries (including travel and moving expenses) in the ordinary course of business for bona fide business purposes of BarTech or such Restricted Subsidiary not in excess of $500,000 in the aggregate at any one time outstanding, (iv) entering into or consummating any transaction between or among BarTech and Restricted Subsidiaries (other than Restricted Subsidiaries whose Capital Stock is owned by an Affiliate of BarTech (other than another Restricted Subsidiary)), (v) making payments for services required in the ordinary course of business to any Utility Unrestricted Subsidiary pursuant to supply or service agreements existing on the Issue Date or (vi) so long as no Default shall have occurred and be continuing, paying (1) transaction fees on the Issue Date consisting of a financial advisory fee in an amount not to exceed $2.0 million to Blackstone and a financing fee in an amount not to exceed $2.0 million to Johnstown Advisors Corp. and (2) management fees to Blackstone and/or Johnstown Advisors Corp. in an amount not to exceed $875,000 in aggregate in any fiscal year; provided that if any Asset Acquisition for consideration of at least $10.0 million is consummated after the Issue Date, such management fees may be increased to an amount not to exceed $1.25 million in any fiscal year. Notwithstanding any other provision to the contrary, in no event shall BarTech or any Restricted Subsidiary pay any management fees to Blackstone and/or Johnstown Advisors Corp. if, after payment of any such fee made on or prior to September 30, 1997, BarTech shall have less than $1.00 of Consolidated Net Income (calculated, solely for purposes of this sentence, without deduction for the amortization of original issue discount on the Notes) for the 12 full months immediately preceding such payment (the '12

Month Test'); provided that unpaid amounts shall accrue and be payable on the earlier of (i) January 1, 1998 (or such later date as the interest coverage covenant under the New Credit Agreement is in effect) or (ii) such time subsequent to September 30, 1997 as BarTech meets the foregoing 12 Month Test.

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that BarTech may designate any Subsidiary of BarTech (other than a Guarantor or any Subsidiary which owns or holds any Collateral) as an 'Unrestricted Subsidiary' under the Indenture (a 'Designation') only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) BarTech would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the 'Designation Amount') equal to the Fair Market Value of the Capital Stock of such Subsidiary on such date; and

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          (c) BarTech would be permitted under the Indenture to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under '--Limitation on Additional Indebtedness' at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, BarTech shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant '--Limitation on Restricted Payments' for all purposes of the Indenture in the Designation Amount. The Indenture further provides that (i) BarTech shall not and shall not permit any Restricted Subsidiary to, at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenant described under '--Limitation on Restricted Payments,' and
(ii) no Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of BarTech or any Restricted Subsidiary.

     The Indenture further provides that BarTech may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a 'Revocation') if:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.


     All Designations and Revocations must be evidenced by Board Resolutions of BarTech delivered to the Trustee certifying compliance with the foregoing provisions.

     Reports. From and after the date on which an Exchange Offer Registration Statement is required to be effective, BarTech will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not BarTech has a class of securities registered under the Exchange Act. BarTech will be required to file with the Trustee and provide to each holder of Exchange Notes within 15 days after it files them with the Commission (or, if any such filing is not permitted under the Exchange Act, 15 days after BarTech would have been required to make such filing) copies of such reports and documents.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     BarTech will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and BarTech will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of BarTech and the Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation, BarTech or a Guarantor shall be the surviving person of such merger or consolidation, or (ii) the person formed by any such consolidation or into which BarTech, such Guarantor or such Restricted Subsidiary is merged or to which the properties and assets of BarTech and/or any Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being a 'Surviving Entity') shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all the obligations

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of BarTech under the Exchange Notes, the Indenture and the Security Documents,
and in each case, the Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), BarTech or the Surviving Entity, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the proviso of the first paragraph of the covenant described under '--Certain Covenants--Limitation on Additional Indebtedness' above.


     In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, BarTech shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of BarTech or BarTech and the Restricted Subsidiaries, taken as a whole, in accordance with the foregoing, in which BarTech is not the continuing corporation, the Surviving Entity formed by such a Consolidation or into which BarTech is merged or to which such transfer is made shall succeed to and be substituted for, and may exercise every right and power of, BarTech under the Indenture with the same effect as if such successor corporation had been named as BarTech therein; provided that solely for purposes of computing amounts described in subclause (C) of the covenant described under '--Limitation on Restricted Payments' above, any such successor person shall only be deemed to have succeeded to and be substituted for BarTech with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

     The Indenture provides that for all purposes of the Indenture and the Exchange Notes (including the provisions of this covenant and the covenants described in '--Limitation on Additional Indebtedness,' '--Limitation on Restricted Payments' and '--Limitation on Liens'), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant described under '--Limitation on Designations of Unrestricted Subsidiaries' and all Indebtedness, and all Liens on property or assets, of BarTech and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

EVENTS OF DEFAULT

     The following will be 'Events of Default' under the Indenture:

          (a) default in the payment of any interest on the Exchange Notes when it becomes due and payable and continuance of such default for a period of 30 days; or

          (b) default in the payment of the principal of, or premium, if any, on the Exchange Notes when due and payable, at maturity, upon acceleration, redemption, pursuant to a required offer to purchase or otherwise; or

          (c) default in the performance of or compliance with, or breach of, any term, covenant, condition or provision of the Exchange Notes, the Indenture, the Escrow Agreement or the Intercreditor Agreements (other than defaults specified in clause (a) or (b) above), and continuance of such default or breach for a period of 30 days after written notice to BarTech by the Trustee or to BarTech and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes and Exchange Notes;

     or

          (d) default in the performance of or compliance with, or breach of, any term, covenant, condition, or provision of the Security Documents, which default or breach shall continue unremedied for 45 days after written notice to BarTech and the applicable Pledgor by the Trustee

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     or to BarTech and the applicable Pledgor and the Trustee by holders of at least 25% in aggregate principal amount of the outstanding Notes and Exchange Notes unless the remedy or cure of such default requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such 45-day period, or if such remedy or cure is prevented by causes outside of the control or responsibility of BarTech, in which case no 'Event of Default' shall be deemed to exist so long as BarTech shall have commenced cure within such 45-day period and shall diligently prosecute the same to completion, but in no event longer than 90 days thereafter; or

          (e) either (i) default or defaults in the payment of any principal, premium or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness (a 'Debt Instrument') under which BarTech or one or more Restricted Subsidiaries or BarTech and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, or (ii) any other default or defaults under one or more Debt Instruments under which BarTech or one or more Restricted Subsidiaries or BarTech and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and in the case of this clause (ii) either (x) such Indebtedness is already due and payable in full or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (f) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $7.5 million, either individually or in the aggregate, shall be entered against BarTech or any Restricted Subsidiary of BarTech or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (g) either (i) the collateral agent under the New Credit Agreement,
     (ii) any holder of Indebtedness secured by any of the Collateral or (iii) any holder of at least $7.5 million in aggregate principal amount of Indebtedness of BarTech or any of its Restricted Subsidiaries shall commence (or have commenced on its behalf) judicial proceedings to foreclose upon assets of BarTech or any of its Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $7.5 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or


          (h) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture); or

          (i) except as contemplated by their terms, any of the Security Documents or the Intercreditor Agreements ceases to be in full force and effect or any of the Security Documents or the Intercreditor Agreements ceases to give the Collateral Agent or the Trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby; or

          (j) the Escrow Agreement ceases to be in full force and effect (other than pursuant to its terms) or is declared null and void, or BarTech shall deny or fail to perform any of its obligations under the Escrow Agreement; or

          (k) certain events of bankruptcy, insolvency or reorganization with respect to BarTech, any Guarantor, any Significant Subsidiary of BarTech or, so long as it has pledged shares of Capital Stock of BarTech, a Partnership shall have occurred.

     If an Event of Default (other than an Event of Default with respect to BarTech, any Guarantor or a Partnership specified in clause (k) above) occurs and is continuing, then the holders of at least 25% in aggregate principal amount of the outstanding Notes and Exchange Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the

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outstanding Notes and Exchange Notes shall, declare the principal of, premium, if any, and accrued interest on, all the Notes and Exchange Notes to be due and payable immediately. Upon any such declaration such principal shall become due and payable immediately. If an Event of Default specified in clause (k) above with respect to BarTech, any Guarantor or a Partnership occurs and is continuing, then the principal of, premium, if any, and accrued interest on, all the Exchange Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Exchange Notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee and before any foreclosure (whether pursuant to judicial proceedings or otherwise), or the taking of ownership in lieu of foreclosure, upon any Collateral by the Collateral Agent (on behalf of the Trustee or Noteholders), by the Trustee or at the direction of the holders of Notes and Exchange Notes, the holders of not less than a majority in aggregate principal amount of outstanding Notes and Exchange Notes, by written notice to BarTech and the Trustee, may rescind such declaration if (a) BarTech has paid or deposited with the Trustee or the Collateral Agent a sum sufficient to pay (i) all sums paid or advanced by the Trustee or the Collateral Agent under the Indenture, the Security Documents and the Intercreditor Agreements and the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their respective agents and counsel, (ii) all overdue interest on all Notes and Exchange Notes, (iii) the principal of and premium, if any, on any Notes and Exchange Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Exchange Notes, and
(iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Exchange Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes and Exchange Notes that have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes and Exchange Notes may on behalf of the holders of all the Notes and Exchange Notes waive any past Defaults under the Indenture, except a Default in the payment of the principal of, premium, if any, or interest on any Note or Exchange Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note and Exchange Note outstanding.

     No holder of any of the Notes or Exchange Notes has any right to institute any proceeding with respect to the Indenture, the Security Documents, the Intercreditor Agreements, the Notes, the Exchange Notes or the Guarantees or any remedy thereunder, unless the holders of at least 25% (or, in the case of the Security Documents and the Intercreditor Agreements only, a majority) in aggregate principal amount of the outstanding Notes and Exchange Notes have made written request, and offered reasonable security or indemnity, to the Trustee and, if requested, the Collateral Agent to institute such proceeding as Trustee or Collateral Agent, as applicable, the Trustee or Collateral Agent, as applicable, has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes and Exchange Notes and, if applicable, the Collateral Agent, within such 60-day period, has not received directions inconsistent with such written request by the Trustee. Such limitations do not apply, however, to a suit instituted by a holder of an Exchange Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Exchange Note on or after the respective due dates expressed in such Exchange Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not a Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders

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unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes and Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Exchange Notes notice of the Default within 30 days after obtaining knowledge thereof. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Exchange Notes, the Trustee may withhold the notice to the holders of such Exchange Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Exchange Notes.

     BarTech is required to furnish to the Trustee annual and quarterly statements as to the performance by BarTech of its obligations under the Indenture and as to any default in such performance. BarTech is also required to notify the Trustee within ten days of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     BarTech may, at its option and at any time, terminate the obligations of BarTech and the Guarantors with respect to the outstanding Exchange Notes and Guarantees ('defeasance'). Such defeasance means that BarTech shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes, except for (a) the rights of holders of outstanding Exchange Notes to receive payment in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due, (b) BarTech's obligations to issue temporary Exchange Notes, register the transfer or exchange of any Exchange Notes, replace mutilated, destroyed, lost or stolen Exchange Notes and maintain an office or agency for payments in respect of the Exchange Notes, (c) the rights, powers, trusts, duties and immunities of the Trustee, and
(d) the defeasance provisions of the Indenture. In addition, BarTech may, at its option and at any time, elect to terminate the obligations of BarTech and the Guarantors with respect to certain covenants that are set forth in the Indenture, some of which are described under '--Certain Covenants' above and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Exchange Notes ('covenant defeasance').

     In order to exercise either defeasance or covenant defeasance, (a) BarTech must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in United States dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Adviser, to pay the principal of, premium, if any, and interest on the outstanding Exchange Notes to redemption or maturity (except lost, stolen or destroyed Exchange Notes which have been replaced or paid); (b) BarTech shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the

Internal Revenue Service or a change in applicable Federal income tax laws); (c) no Default shall have occurred and be continuing on the date of such deposit;
(d) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of BarTech; (e) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which BarTech or any of its Subsidiaries is a party or by which it is bound; (f) BarTech shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or to the rights of any creditor of BarTech or any Guarantor other than those continuing rights of the Noteholders; and (g) BarTech shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to

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either defeasance or covenant defeasance, as the case may be, have been complied with. In the event of a defeasance or covenant defeasance, all rights of the Trustee and the Noteholders in and to the Collateral under the Security
Documents and the Intercreditor Agreement shall be released, except those related to the deposit provided above.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes and Exchange Notes and all rights of the Trustee and the Noteholders in and to the Collateral under the Security Documents and the Intercreditor Agreement shall be released when (a) either (i) all the Notes and Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes and Exchange Notes which have been replaced or repaid and Notes and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by BarTech and thereafter repaid to BarTech or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes and Exchange Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes and Exchange Notes which have been replaced or paid) have been called for redemption pursuant to the terms of the Notes and Exchange Notes or have otherwise become due and payable and BarTech has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes and Exchange Notes theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes and Exchange Notes to the date of deposit together with irrevocable instructions from BarTech directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) BarTech and the Guarantors have paid all other sums payable under the Indenture, the Notes, the Exchange Notes, the Guarantees, the Security Documents and the Intercreditor Agreement (so long as such agreements relate to the Exchange Notes) by BarTech and the Guarantors; (c) there exists no Default under the Indenture; and (d) BarTech has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to satisfaction and discharge of the Indenture, the Notes and the Guarantees have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, BarTech and the Guarantors, when authorized by Board Resolutions of their respective Boards of Directors, and the Trustee may, without the consent of the holders of any outstanding Exchange Notes, amend, waive or supplement (or, if applicable, authorize the Collateral Agent to amend, waive or supplement) the Indenture, the Exchange Notes, the Guarantees, the Escrow Agreement, the Security Documents and/or the Intercreditor Agreements for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act or making any other change that does not adversely affect the rights of any holder of Exchange Notes; provided that BarTech has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the legal rights of any holder of Exchange Notes. Other amendments and modifications of the Indenture, the Notes, the Exchange Notes, the Guarantees, the Escrow Agreement, the Security Documents and the Intercreditor Agreements may be made by BarTech, the Guarantors, the Trustee and, if applicable, the Collateral Agent with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes and Exchange Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Exchange Note affected thereby,
(a) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Exchange Notes, (b) change the currency in which any Exchange Notes or any premium or the interest thereon is payable or make the principal of, premium, if any, or interest on any Exchange Note payable in a currency other than that stated in the Exchange Note, (c) reduce the percentage in principal amount of outstanding Exchange Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, any Guarantee, the Exchange Notes, the Security Documents or the Intercreditor Agreements, (d) impair the right to institute suit for the enforcement of any payment on

                                      115
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or with respect to the Exchange Notes or any Guarantee, (e) waive a default in payment with respect to the Exchange Notes or any Guarantee, (f) following the occurrence of a Change of Control or the execution of a definitive agreement with respect to a Change of Control or an Asset Sale (subject to clause ( j) below) or with respect to prior Excess Cash Flow, as applicable, amend, change or modify the obligations of BarTech to make and consummate a Change of Control Offer with respect to such Change of Control or make an Excess Cash Flow Offer with respect to such Excess Cash Flow or make and consummate the Asset Sale Offer with respect to such Asset Sale or modify any of the provisions or definitions with respect thereto, (g) reduce or change the rate or time for payment of interest on the Exchange Notes, (h) modify or change any provision of the Indenture, the Escrow Agreement, the Security Documents or the Intercreditor Agreements affecting the ranking of the Exchange Notes or any Guarantee or the priority of the claims of the Noteholders in and to the Collateral in any manner adverse to the holders of the Exchange Notes, (i) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture or ( j) directly or indirectly release any Lien on the

Collateral except in compliance with the terms of the Indenture, the Exchange Notes, the Escrow Agreement, the Security Documents and the Intercreditor Agreements (for so long as such agreements relate to the Exchange Notes).

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default shall have occurred and be continuing, the Pledgors will have the right to remain in possession and retain exclusive control of the Collateral securing the Exchange Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited or required to be deposited with the Collateral Agent and other than as set forth in the Security Documents and the Intercreditor Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

     Release of Collateral. The Pledgors will have the right to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Moneys (but not other than Trust Moneys constituting Net Cash Proceeds from an Asset Sale), which Trust Moneys are subject to release from the Lien of the Security Documents as provided under '--Use of Trust Moneys' below or upon substituting Substitute Collateral therefor as provided under 'Substitute Collateral' below), upon compliance with the requirements and conditions of the provisions described below, and the Trustee shall promptly instruct the Collateral Agent to promptly release the same from the Lien of any of the Security Documents upon receipt by the Trustee (other than in the case of paragraph (d) below) and the Collateral Agent of a notice requesting such release and describing the property to be so released, together with delivery of the following, among other matters:

          (a) If the property to be released has a book value of at least $1.0 million, a Board Resolution of BarTech and any other Pledgor, if applicable, requesting such release and authorizing an application to the Trustee and the Collateral Agent therefor.

          (b) An officers' certificate of BarTech and any other Pledgor, as applicable, dated not more than 30 days prior to the date of the application for such release, and signed also, in the case of the following, clauses (ii) and (iv), by an Independent Appraiser or, if such property consists of securities, by an Independent Financial Advisor, in each case stating in substance as to certain matters, including the following:

             (i) that, in the opinion of the signers, the security afforded by the Security Documents will not be impaired by such release in contravention of the provisions of the Indenture, and that either (1) other property (including, in the case of a Permitted Related Acquisition, the property so acquired) is to be substituted as Substitute Collateral in accordance with the 'Substitute Collateral' provisions described below or (2) the Collateral to be released is not Net Cash Proceeds from an Asset Sale and is not being replaced by comparable property, has a book value of less than $250,000 and is not necessary for the efficient operation of the remaining property of BarTech and the Restricted Subsidiaries or in the conduct of the business of BarTech and the Restricted Subsidiaries as conducted immediately prior thereto or (3) the


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        Collateral to be released is Trust Moneys representing Net Cash Proceeds from an Asset Sale that are not required, or cannot be required through the passage of time or otherwise, to be used to purchase Notes or Exchange Notes under the covenant described under '--Certain Covenants--Disposition of Proceeds of Asset Sales' or (4) the Collateral to be released is being released in connection with an Asset Sale of such Collateral and the net proceeds (as defined in paragraph (d) below) from such Asset Sale are being delivered to the Collateral Agent (if required by the covenant described under '--Certain Covenants--Disposition of Proceeds of Asset Sales') in accordance with, and to the extent required by, the provisions of clause (ii) of paragraph (d) below;

             (ii) except in the case of a release referred to in the preceding paragraph (b)(i)(3), that BarTech or any other Pledgor, as applicable, has either disposed of or will dispose of the Collateral so to be released in compliance with all applicable terms of the Indenture and for a consideration representing, in the opinion of the signers, its Fair Market Value, which consideration may, subject to any other provision of the Indenture, consist of any one or more of the following:
        (A) cash or Cash Equivalents, (B) obligations secured by a purchase money Lien upon the property so to be released and (C) any other property or assets that in each case, upon acquisition thereof by BarTech or the applicable other Pledgor, would be subject to the Lien of the Security Documents (except as provided in clause (ii) of paragraph
        (d) below), and subject to no Lien other than certain Liens which, under the applicable provisions of the Security Documents and Intercreditor Agreements relating thereto, are permitted to be superior to the Lien of the Collateral Agent for the benefit of the Trustee and the holders of Exchange Notes therein, all of such consideration to be briefly described in the certificate;

             (iii) that no Default has occurred and is continuing;

             (iv) the Fair Market Value, in the opinion of the signers, of the property to be released at the date of such application for release; provided that it shall not be necessary under this clause (iv) to state the Fair Market Value of any property whose Fair Market Value is certified in a certificate of an Independent Appraiser or Independent Financial Advisor under paragraph (c) below; and

             (v) that all conditions precedent in the Indenture, the Security Documents and the Intercreditor Agreements relating to the release of the Collateral in question have been complied with.

          (c) If (i) the Fair Market Value of the property to be released and of all other property released from the Lien of the Security Documents since the commencement of the then current calendar year is 10% or more of the aggregate principal amount of the Notes and Exchange Notes outstanding on the date of the application and (ii) the Fair Market Value of the Collateral to be so released is at least $25,000 and at least 1% of the aggregate principal amount of the Notes and Exchange Notes outstanding on the date of the application, a certificate of an Independent Appraiser or, if such property consists of securities, a certificate of an Independent Financial Advisor stating (1) the then Fair Market Value, in the opinion of the signer, of the property to be released; and (2) that such release, in the opinion of the signer, will not impair the security interests under any of the Security Documents in contravention of their terms.

          (d) Either (i) possession of the Substitute Collateral (if and to the extent the Substitute Collateral consists of property the possession of which is necessary for the perfection by the Collateral Agent of a Lien thereon) and all documents required by the 'Substitute Collateral' provisions below or (ii) the net proceeds (excluding any Net Cash Proceeds from any Asset Sale which are not required, or cannot be required through the passage of time or otherwise, to be used to purchase or redeem Notes or Exchange Notes under the covenant described under '--Certain Covenants--Disposition of Proceeds of Asset Sales') or, if the Collateral so to be released is subject to a prior Lien permitted by the Security Documents (other than a prior Lien in favor of a Secured Creditor), a certificate of the trustee, mortgagee or other holder of such prior Lien that it has received such net proceeds and has been irrevocably authorized by the applicable Pledgor to

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     pay over to the Collateral Agent any balance of such net proceeds remaining after the discharge of such Indebtedness secured by such prior Lien; and, if any property other than cash, Cash Equivalents or obligations is included in such net proceeds, such instruments of conveyance, assignment and transfer, if any, as may be necessary, in the opinion of counsel, to subject to the Lien of the Security Documents all the right, title and interest of BarTech or any other Pledgor, as applicable, in and to such property. For purposes of this paragraph (d), 'net proceeds' shall mean any cash, Cash Equivalents, obligations or other property received on the sale, transfer, exchange or other disposition of Collateral to be released, less a proportionate share of (i) brokerage commissions and other reasonable fees and expenses related to such transaction and (ii) any provision for Federal, state or local taxes payable as a result of such sale, transfer, exchange or other disposition.

          (e) One or more opinions of counsel which, when considered collectively, shall be substantially to the effect (i) that any obligation included in the consideration for any property so to be released and to be received by the Collateral Agent pursuant to paragraph (d) above is a valid and binding obligation enforceable in accordance with its terms, subject to such customary exceptions regarding equitable principles and creditors' rights generally as shall be reasonably acceptable to the Trustee in its sole judgment, and is effectively pledged under the Security Documents,
     (ii) that any Lien granted by a purchaser to secure a purchase money obligation is a fully perfected first priority Lien and such instrument granting such Lien is enforceable in accordance with its terms, (iii) either (x) that such instruments of conveyance, assignment and transfer as have been or are then delivered to the Collateral Agent are sufficient to subject to the Lien of the Security Documents all the right, title and interest of BarTech or any other Pledgor, as applicable, in and to any property, other than cash, Cash Equivalents and obligations, that is included in the consideration for the Collateral so to be released and to be received by the Collateral Agent pursuant to paragraph (d) above, subject to no Lien other than Liens permitted on Collateral by the covenant described under '--Certain Covenants--Limitation on Liens,' or (y) that no instruments of conveyance, assignment or transfer are necessary for such purpose, (iv) that BarTech or any other Pledgor, as applicable, has corporate power to own all property included in the consideration for such release, (v) in case any part of the money or obligations referred to in paragraph (d) above has been deposited with a trustee or other holder of any prior Lien permitted by the Security Documents, that the Collateral to be released, or a specified portion thereof, is or immediately before such release was subject to such prior Lien and that such deposit is required by such prior Lien and (vi) that all conditions precedent provided in the Indenture, the Security Documents and the Intercreditor Agreements relating to the release of such Collateral have been complied with; provided that in the case of clauses (i) and (ii) above, such opinion of counsel may be subject to such qualifications as to Liens which may be imposed as a matter of law or such assumptions as to the actual knowledge of any person as may be reasonably acceptable to the Trustee and the Collateral Agent.

     Notwithstanding the foregoing, BarTech and the other Pledgors may obtain a release of Available Amounts required to purchase Exchange Notes pursuant to an Asset Sale Offer by directing the Collateral Agent in writing to cause to be applied such Available Amounts to such purchase in accordance with the covenant described under '--Certain Covenants--Disposition of Proceeds of Asset Sales.'

     In case an Event of Default shall have occurred and be continuing, BarTech and the other Pledgors, while in possession of the Collateral (other than cash and other personal property held by, or required to be deposited or pledged with, the Collateral Agent under the Indenture or under any Security Document or any Intercreditor Agreement, or with any trustee, mortgagee or other holder of a prior Lien permitted under the Security Documents), may do any of the things enumerated in these 'Release of Collateral' provisions only if the Trustee, in its discretion, or the holders of a majority in aggregate principal amount of the outstanding Notes and Exchange Notes shall consent to such action, in which event any certificate filed under these 'Release of Collateral' provisions shall omit the statement to the effect that no Default has occurred and is continuing.

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
     All cash or Cash Equivalents received by the Collateral Agent pursuant to the provisions described under 'Release of Collateral' will be held by the Collateral Agent as Trust Moneys under the Indenture and the Principal Intercreditor Agreement subject to application as provided in '--Release of Collateral' (in the case of any Net Cash Proceeds from Asset Sales) or in '--Use of Trust Moneys' below. All purchase money and other obligations received by the Collateral Agent pursuant to these 'Release of Collateral' provisions shall be held by the Collateral Agent.

     Any releases of Collateral made in strict compliance with these 'Release of Collateral' provisions shall be deemed not to impair the security interests created by the Security Documents in favor of the Collateral Agent, on behalf of the Trustee for the benefit of the holders of Exchange Notes, in contravention of the provisions of the Indenture.

     Substitute Collateral. BarTech or any other Pledgor may, at its option, obtain a release of any of the Collateral (excluding the Capital Stock of BarTech or of any of the Restricted Subsidiaries but including (x) any Trust Moneys (other than Trust Moneys representing Net Cash Proceeds which are required or may, through the passage of time or otherwise, possibly be required to be used to purchase or redeem Notes or Exchange Notes pursuant to the covenant described under '--Certain Covenants--Disposition of Proceeds of Asset Sales') and (y) any Trust Moneys representing Net Cash Proceeds to be applied to a Permitted Related Acquisition) by subjecting other property related to or used in the principal businesses of BarTech and the Restricted Subsidiaries, if such substitute property has a Fair Market Value equal to or greater than the Collateral to be released (the 'Substitute Collateral'), to the Lien of any Security Document or a similar instrument in place of and in exchange for any of the Collateral to be released upon presentation to the Collateral Agent and the Trustee of, among other things, the following documents:

          (a) an application of BarTech and any other Pledgor, as applicable, requesting such substitution of Substitute Collateral and describing the property to be so released and the property to be substituted therefor;

          (b) the resolutions, certificates, opinions and other statements required by the 'Release of Collateral' provisions summarized above, as applicable, in respect of any of the Collateral to be released;

          (c) an officers' certificate of BarTech and any other Pledgor, as applicable, also signed by an Independent Appraiser or, if the property to be released consists of securities, by an Independent Financial Advisor stating in substance the fair value, in the opinion of the signers, of the Substitute Collateral;

          (d) if (x) the Collateral to be released is comprised of more than one Category of Collateral and (y) any particular Class of Secured Creditors has a priority claim under the terms of any Intercreditor Agreement with respect to one such Category of Collateral that is different from any other such Category of Collateral, (i) an officers' certificate to the effect that, and an amendment to such Intercreditor Agreement reflecting that, the priorities of the Trustee and the holders of Exchange Notes under the terms of such Intercreditor Agreement in the Substitute Collateral relative to all other Secured Creditors either (A) represents percentage interests determined by the last paragraph of these 'Substitute Collateral' provisions described below or (B) are identical to that of the Trustee and the holders of Exchange Notes relative to the other Secured Creditors in the Collateral to be released under the terms of such Intercreditor Agreement, or (C) are prior to all other Secured Creditors under the terms of such Intercreditor Agreement, (ii) one or more opinions of counsel to the effect of the preceding clause (i)(A), (B) or (C) (to the extent involving matters of law), as applicable, and (iii) if the foregoing clause
     (i)(A) is applicable, a certificate from an Independent Appraiser setting forth the calculations required by the last paragraph below; and


          (e) an instrument or instruments in recordable form sufficient for the Lien of the Security Documents to cover the Substitute Collateral together with, in the case of personal property, an opinion of counsel stating that the Lien of the Security Documents constitutes a direct and valid first priority Lien on such Substitute Collateral, together with an officers' certificate stating that any

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
     specific exceptions to such Lien are Liens of the character which, under the provisions of the Security Documents, are permitted to be prior to the Lien of the Security Documents and, in the case of real property, a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of the Security Documents constitutes a direct and valid and perfected mortgage Lien on such Substitute Collateral and certain other documentation with respect thereto, together with, among other things, an officers' certificate stating that any specific exceptions to such title insurance are Liens permitted to be on Collateral pursuant to the covenant described under '--Certain Covenants--Limitation on Liens.'

     Whenever the provisions of the Indenture require a determination of the Secured Creditors' relative priorities in property or assets which are to be substituted as Collateral for property or assets being released which are (x) comprised of more than one Category of Collateral and (y) any particular Class of Secured Creditors has a priority claim under the terms of such Intercreditor Agreement with respect to one such Category of Collateral that is different from any other such Category of Collateral, BarTech or any other Pledgor may rely upon an opinion of an Independent Appraiser or, to the extent the relevant property or assets consists, in whole or in part, of securities, an Independent Financial Advisor, to value the Collateral to be released and the property or assets to be substituted, determine the relative Fair Market Values of the different Categories of the Collateral to be released and use that as a basis for allocating priorities (which shall be accomplished through percentage allocations) in the property or assets to be substituted; provided that, if the foregoing is impractical to accomplish the intended purposes, in the opinion of counsel or such Independent Appraiser or Independent Financial Advisor, then no substitution shall be permitted pursuant to clause (i)(A) of paragraph (d) above. In determining relative Fair Market Values pursuant to this paragraph, the Independent Financial Advisor and/or Independent Appraiser shall make its determination of the Fair Market Value of each Category of Collateral to be released assuming each such Category of Collateral was separate and unrelated to any other Category of Collateral being released. The percentage determinations referred to in clause (i)(A) of paragraph (d) above shall be made as follows:
The Trustee and the Noteholders shall have an aggregate interest of 100% in the Substitute Collateral which shall be allocated, by percentage, among the various priorities in the Substitute Collateral on a basis that is intended to reflect the priorities of the Trustee and the Noteholders in the Collateral being released. The percentage interest of the Trustee and the Noteholders assigned to any particular priority level shall be obtained by dividing the Fair Market Value of all Categories of Collateral being released in which the Trustee and Noteholders are entitled to that particular priority under the terms of the applicable Intercreditor Agreement by the Fair Market Value of all of the Collateral being released.


     Disposition of Collateral Without Release. Notwithstanding the provisions of '--Release of Collateral' or '--Substitute Collateral' above, so long as no Event of Default shall have occurred and be continuing, BarTech and any other Pledgor may, without any release or consent by the Collateral Agent or the Trustee, do any number of ordinary course activities, in limited dollar amounts specified by the Trust Indenture Act and not to exceed $4.0 million in aggregate of Fair Market Value of Collateral during the term of the Exchange Notes, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, BarTech would be permitted to sell or otherwise dispose of any machinery, equipment, furniture, tools, materials or supplies or other similar property subject to the Lien of the Security Documents which may have become worn out or obsolete; grant rights-of-way and easements over or in respect of any real property; abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way; surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating; alter, repair, replace, change the location or position of and add to it plants, structures, machinery, systems, equipment, fixtures and appurtenances; demolish, dismantle, tear down or scrap any Collateral or abandon any thereof other than land or interests in land (other than leases); grant a non-exclusive license of any intellectual property; and abandon intellectual property under certain circumstances.

     Release of Capital Stock of BarTech. Notwithstanding any provision to the contrary in the Indenture, the Capital Stock of BarTech pledged pursuant to the Security Documents will be released

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
from the Lien of the Security Documents upon receipt by the Collateral Agent from BarTech of any officers' certificate certifying that (i) no Default has occurred and is continuing, (ii) either (A) one or more issuances of Capital Stock (other than Disqualified Capital Stock) by BarTech on a primary basis for aggregate gross proceeds (before discounts, commissions and expenses) of $40.0 million or more has been consummated or (B) BarTech has made a Change of Control Offer and has complied with all of its obligations under the Indenture with respect to such Change of Control Offer and the related Change of Control is occurring in connection therewith and (iii) the Lien on the Capital Stock securing the New Credit Agreement shall have been unconditionally released in connection therewith.

     Use of Trust Moneys. All Trust Moneys (including, without limitation, all Net Cash Proceeds required to be deposited with the Collateral Agent) shall be held by the Collateral Agent as a part of the Collateral securing the Exchange Notes and, so long (other than in the case of clause (i)) as no Default shall have occurred and be continuing, may either (i) if such Trust Moneys are sums contained in the Interest Escrow Account, be released in accordance with the terms of the Escrow Agreement, (ii) be released in accordance with '--Release of Collateral' above if such Trust Moneys represent Net Cash Proceeds from an Asset Sale or (iii) at the direction of BarTech and any other applicable Pledgor, be applied by the Collateral Agent from time to time to the acquisition of assets to be made subject to the Lien of the Security Documents pursuant to the 'Substitute Collateral' provisions above, to the payment of the principal, premium, if any, and interest on any Exchange Notes at maturity or upon redemption or to the purchase of Exchange Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in accordance with the terms of the Indenture. BarTech and any other applicable Pledgor may also withdraw Trust Moneys constituting the proceeds of insurance upon any part of the Collateral or an award for any Collateral taken by eminent domain to reimburse BarTech or such other Pledgor for repair or replacement of such Collateral, subject to certain conditions.

REGARDING THE TRUSTEE AND THE COLLATERAL AGENT

     United States Trust Company of New York serves as Trustee under the Indenture and acts as Collateral Agent under the Intercreditor Agreements and the Security Documents. Neither United States Trust Company of New York nor any other person is acting as a collateral agent with respect to the inventory, accounts receivable and related collateral. United States Trust Company of New York will also, in its capacity as Collateral Agent, be serving as a collateral agent for the other Secured Creditors under the Intercreditor Agreements. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Intercreditor Agreements provide that the Collateral Agent will perform only such duties as are specifically set forth in the Intercreditor Agreements. See 'Summary of Collateral and Intercreditor Agreements.'

     The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of BarTech or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Exchange Notes, the Guarantees (other than with respect to Collateral located in Ontario, Canada), the Escrow Agreement and the Intercreditor Agreements will each be governed by the laws of the State of New York without regard to the principles of conflicts of law. The Security

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Documents will be governed by the laws of the State of New York except to the extent otherwise set forth therein with respect to matters relating to the Collateral. The Security Documents relating to Collateral located in Ontario, Canada, will be governed by the laws of Ontario, Canada without regard to principles of conflict of law.

CERTAIN DEFINITIONS


     Set forth below is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

     'Acquired Indebtedness' means Indebtedness of a person existing at the time such person becomes a Subsidiary of BarTech or assumed in connection with an Asset Acquisition by such person, including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such person becoming a Subsidiary of BarTech or such acquisition.

     'Affiliate' of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, 'control' when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Agent' has the meaning ascribed to that term under 'Summary of Collateral and Intercreditor Agreements.'

     'Asset Acquisition' means (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, by BarTech or any of its Subsidiaries in any other person, in either case pursuant to which such person shall become a Subsidiary of BarTech or shall be merged with or into BarTech or any of its Subsidiaries or
(b) any acquisition by BarTech or any of its Subsidiaries of the assets of any person which constitute substantially all of an operating unit or business of such person.

     'Asset Sale' means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition to any person other than BarTech or a Restricted Subsidiary, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary (other than in respect of directors' qualifying shares or investments by foreign nationals mandated by applicable law); (b) all or substantially all of the properties and assets of any division or line of business of BarTech or any Restricted Subsidiary; or (c) any other properties or assets of BarTech or any Restricted Subsidiary other than in the ordinary course of business.

     'Asset Sale Offer' has the meaning ascribed to that term under '--Certain Covenants--Disposition of Proceeds of Asset Sales.'

     'Attributable Value' means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. 'Attributable Value' means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any

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date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

     'Available Amount' has the meaning ascribed to that term under '--Certain Covenants--Disposition of Proceeds of Asset Sales.'

     'Average Life to Stated Maturity' means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     'Blackstone' means Blackstone Capital Partners ll Merchant Banking Fund L.P. and its Affiliates.

     'Blackstone Investment' means the purchase of Class B Common Stock of BarTech by Blackstone for gross proceeds of $30.0 million in cash.

     'Board Resolution' means with respect to any person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such person, to have been duly adopted by the Board of Directors of such person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     'Capital Expenditures' means, with respect to any person, for any period, on a consolidated basis for such person and its Restricted Subsidiaries, the aggregate of all expenditures during such period which, as determined in accordance with GAAP, are required to be included in property, plant or equipment or a similar fixed asset account.

     'Capital Stock' means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     'Capitalized Lease Obligation' means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     'Cash Equivalents' means, at any time, (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; (c) certificates of deposit with a maturity of 180 days or less of any financial institution that is organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by Standard & Poor's Rating Services or at least P-1 by Moody's Investors Service, Inc.; or (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985. For purposes of the Interest Escrow Account, Cash Equivalents shall include each of the financial instruments described in clauses (a)-(d) above; provided that the maturities with respect to all such instruments shall be for such periods of time as shall permit a sufficient amount of cash to be in the Interest Escrow Account to effect the required interest payments on the Notes and Exchange Notes when required for the term of the Escrow Agreement.

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     'Caster Indebtedness' means Indebtedness of BarTech outstanding on the
Issue Date pursuant to financing arrangements with Rokop Corporation, as such arrangements exist on the Issue Date.

     'Category of Collateral' means those classifications of the Collateral set forth in the Intercreditor Agreements for priority purposes, which are summarized under 'Summary of Collateral and Intercreditor Agreements.'

     'Change of Control' means the occurrence of any of the following events:
(a) any 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Blackstone or a group controlled by Blackstone is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 40% of the total Voting Stock of BarTech; provided Blackstone or a group controlled by Blackstone does not own a greater percentage of the total Voting Stock of such person; (b) BarTech consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, BarTech, in any such event pursuant to a transaction in which (i) the outstanding Voting Stock of BarTech is converted into or exchanged for cash, securities or other property, and (ii) immediately after such transaction no 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Blackstone or a group controlled by Blackstone is the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 40% of the total Voting Stock of the surviving or transferee corporation; provided Blackstone or a group controlled by Blackstone does not own a greater percentage of the total Voting Stock of such person; or (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of BarTech (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of BarTech was approved by a vote of a majority of the directors then still in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than the action of Blackstone) to constitute a majority of the total voting power Board of Directors of BarTech then in office.

     'Change of Control Date' has the meaning ascribed to that term under '--Change of Control.'

     'Change of Control Offer' has the meaning ascribed to that term under '--Change of Control.'

     'Change of Control Payment Date' has the meaning ascribed to that term under '--Change of Control.'

     'Class of Secured Creditors' means, with respect to each Category of Collateral, a Secured Creditor or group of Secured Creditors identified in the priority provisions of the Intercreditor Agreements for purposes of setting forth relative Lien priorities on each Category of Collateral.

     'Collateral' means, collectively, all amounts contained in the Escrow Agreement and all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to the Lien of the Security Documents.

     'Collateral Agent' means United States Trust Company of New York, as collateral agent under the Intercreditor Agreements and the Security Documents.

     'Commission' has the meaning ascribed to that term under '--Redemption-- Optional Redemption upon Public Equity Offerings.'

     'Common Stock' means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and


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includes, without limitation, all series and classes of such common stock and, in the case of BarTech, the Class A Common Stock and Class B Common Stock of BarTech.

     'Consolidated Cash Flow Available for Fixed Charges' means, with respect to BarTech for any period, (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income, (ii) Consolidated Non-cash Charges, (iii) Consolidated Interest Expense and (iv) Consolidated Income Tax Expense less (b) any non-cash items increasing Consolidated Net Income for such period.

     'Consolidated Fixed Charge Coverage Ratio' means, with respect to BarTech, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters immediately preceding the date of the transaction (the 'Transaction Date') giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the 'Four Quarter Period') to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, 'Consolidated Cash Flow Available for Fixed Charges' and 'Consolidated Fixed Charges' shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the 'Reference Period'), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period,
(b) an adjustment to eliminate or include, as the case may be, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of such person directly or indirectly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of BarTech or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale (after giving effect to any Designation of Unrestricted Subsidiaries) or Asset Acquisition occurred on the first day of the Reference Period, (c) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period and (d) an adjustment to eliminate any charges arising out of the Recapitalization. For purposes of calculating 'Consolidated Fixed Charges' for this 'Consolidated Fixed Charge Coverage Ratio,' interest on Indebtedness incurred during the Four Quarter Period under any new credit agreement which can be borrowed and repaid without reducing the commitments thereunder shall be the actual interest during the Four Quarter Period. Furthermore, in calculating 'Consolidated Fixed Charges' for purposes of determining the denominator (but not the numerator) of this 'Consolidated Fixed Charge Coverage Ratio,' (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period and (c) notwithstanding clause (a) and (b) of this sentence, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements to the extent then applicable. If BarTech or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     'Consolidated Fixed Charges' means, with respect to BarTech for any period, the sum of, without duplication, the amounts for such period of (a) the Consolidated Interest Expense of BarTech and

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(b) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Disqualified Capital Stock of BarTech and the Restricted Subsidiaries on a consolidated basis.

     'Consolidated Income Tax Expense' means, with respect to BarTech for any period, the provision for Federal, state, local and foreign income taxes of BarTech and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     'Consolidated Interest Expense' means, with respect to BarTech for any period, without duplication, the sum of (a) the interest expense (net of interest income) of BarTech and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount, (ii) the net cost under Interest Rate Protection Obligations, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all accrued interest, and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by BarTech and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     'Consolidated Net Income' means, with respect to BarTech, for any period, the consolidated net income (or loss) of BarTech and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary gains or losses, (b) the portion of net income (but not losses) of BarTech and the Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by BarTech or one of the Restricted Subsidiaries, (c) net income (or loss) of any person combined with BarTech or one of the Restricted Subsidiaries on a 'pooling of interests' basis attributable to any period prior to the date of combination, (d) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (e) gains in respect of any Asset Sales by BarTech or one of the Restricted Subsidiaries, (f) the cumulative non-cash effect of any change in any accounting principle, (g) the net income of any Unrestricted Subsidiary, except, for purposes of the covenant '--Limitation on Restricted Payments,' to the extent that cash dividends or distributions have been actually received by BarTech or one of the Restricted Subsidiaries, (h) the non-cash effect of compensation expense related to the contribution of shares held by any qualified employee stock ownership trust formed for employees of BarTech and the Restricted Subsidiaries and (i) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholder(s).

     'Consolidated Non-cash Charges' means, with respect to BarTech for any period, the aggregate depreciation, amortization and other non-cash expenses of BarTech and the Restricted Subsidiaries (including any non-cash charges related to any employee stock ownership plan) reducing Consolidated Net Income of BarTech and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which required an accrual of or a reserve for cash charges for any future period).

     'Contribution Agreement' has meaning ascribed to such term under 'Summary of Collateral and Intercreditor Agreements.'

     'covenant defeasance' has the meaning ascribed to such term under '--Defeasance or Covenant Defeasance of Indenture.'

     'Currency Agreement' means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     'Default' means any event that is, or after notice or passage of time or both would be, an Event of Default.

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     'defeasance' has the meaning ascribed to that term under '--Defeasance or
Covenant Defeasance of Indenture.'

     'Designation' has the meaning ascribed to that term under '--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries.'

     'Designation Amount' has the meaning ascribed to that term under '--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries.'

     'Disinterested Director' means, with respect to any transaction or series of transactions, a member of the Board of Directors of BarTech other than a director who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     'Disqualified Capital Stock' means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Exchange Notes.

     'Eligible Institution' means a commercial banking institution that has combined capital and surplus of not less than $250.0 million or its equivalent in foreign currency, whose debt is rated 'A' (or higher) according to Standard & Poor's Rating Services or Moody's Investor Services, Inc. at the time as of which any investment therein is made.

     'Escrow Agreement' has the meaning ascribed to that term under '--Interest Escrow Account.'

     'Events of Default' has the meaning ascribed to that term under '--Events of Default.'

     'Exchange Act' means the Securities Act of 1934, as amended.

     'Excess Cash Flow' means, with respect to any person for any period, the amount by which the sum of Consolidated Net Income and other Consolidated Non-cash Charges reducing Consolidated Net Income exceeds the sum of (i) consolidated non-cash items increasing Consolidated Net Income, plus (ii) Capital Expenditures, plus (iii) payments required to be made by BarTech and its Restricted Subsidiaries pursuant to the scheduled maturities of any Indebtedness of BarTech and its Restricted Subsidiaries, plus (iv) payments by BarTech with respect to open market purchases by BarTech of any Notes and Exchange Notes (other than such open market purchases of Notes and Exchange Notes previously made by BarTech which are applied as a credit against mandatory repurchase provisions as provided for in the Indenture) and plus/minus (v) the increase/decrease in Working Capital in such period.

     'Excess Cash Flow Offer' has the meaning ascribed to that term under '--Excess Cash Flow Offer.'

     'Excess Cash Flow Payment Date' has the meaning ascribed to that term under '--Excess Cash Flow Offer.'

     'Existing Liens' has the meaning ascribed to that term under the definition of 'Permitted Collateral Liens.'

     'Existing Secured Creditors' means, collectively, the Commonwealth of Pennsylvania, acting by and through the Department of Commerce, The Pennsylvania Industrial Development Authority, Johnstown Industrial Development Corporation, the County of Cambria, Pennsylvania, The New York Job Development Authority, Marine Midland Bank, Buffalo and Erie County Regional Development Corporation, the City of Johnstown, Pennsylvania and Rokop.

     'Fair Market Value' means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of BarTech acting in good faith and shall be evidenced by a Board Resolution of BarTech delivered to the Trustee except
(a) any determination of

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Fair Market Value made with respect to any parcel of real property and related fixtures shall be made by an Independent Appraiser and (b) as otherwise indicated in the Indenture, the Security Documents or the Intercreditor Agreements.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable on the Issue Date.

     'Government Assisted Refinancing Indebtedness' means Refinancing Indebtedness borrowed from any Commonwealth of Pennsylvania or State of New York governmental authority, agency or instrumentality, or for which any such authority, agency or instrumentality provides direct or indirect credit support.

     'Guarantee' has the meaning ascribed to that term under '--The Guarantees.'

     'guarantee' means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     'Guarantor' means (a) each of Bliss & Laughlin Industries Inc., Bliss & Laughlin Steel Company and Canadian Drawn Steel Company Inc., (b) each Subsidiary of BarTech that owns or holds any Collateral and (c) any other Subsidiary of BarTech that guarantees the Exchange Notes.

     'Indebtedness' means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 180 days, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letter of credit, bankers' acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Disqualified Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of foreign exchange contracts, currency swap agreements and similar hedging arrangements and Interest Rate Protection Obligations of such person and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, the 'maximum fixed repurchase price' of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of the covenant 'Limitation on Additional

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Indebtedness,' in determining the principal amount of any Indebtedness (a) to be incurred by BarTech or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreements with respect to such Indebtedness and (b) outstanding at any time under any Currency Agreement of BarTech or any Restricted Subsidiary shall be the net payment obligation under such Currency Agreement at such time. When any person becomes a Restricted Subsidiary, there shall be deemed to have been an incurrence by such Restricted Subsidiary of all Indebtedness for which it is liable at the time it becomes a Restricted Subsidiary. If BarTech or any of the Restricted Subsidiaries, directly or indirectly, guarantees Indebtedness of a third person, there shall be deemed to be an incurrence of such guaranteed Indebtedness as if BarTech or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     'Independent Appraiser' means a person who in the ordinary course of its business appraises property and, where real property is involved, is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where such real property is situated who (a) does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect financial interest in BarTech or any of its Subsidiaries and (b) in the judgment of the Board of Directors of BarTech, is otherwise independent and qualified to perform the task for which it is to be engaged.

     'Independent Financial Advisor' means a nationally recognized investment banking or public accounting firm (a) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect financial interest in BarTech or any of its Subsidiaries and (b) which, in the judgment of the Board of Directors of BarTech, is otherwise independent and qualified to perform the task for which it is to be engaged.

     'Intercreditor Agreements' means, collectively, (i) the Principal Intercreditor Agreement and (ii) the Stock Intercreditor Agreement, as each may be amended, modified or waived in accordance with its respective terms.

     'Interest Escrow Account' has the meaning ascribed to that term under '--Interest Escrow Account.'

     'Interest Rate Protection Agreement' means any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     'Interest Rate Protection Obligations' means the net payment obligations of any person pursuant to an Interest Rate Protection Agreement.

     'Interested Person' has the meaning ascribed to that term under '--Certain Covenants--Limitation on Transactions with Interested Persons.'

     'Investment' means, with respect to any person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. 'Investments' shall exclude extensions of trade credit by any person in the ordinary course of business in accordance with normal trade practices of such person. In addition to the foregoing, any foreign exchange contract, currency swap or similar agreement shall constitute an Investment hereunder.

     'Issue Date' has the meaning ascribed to that term under '--Maturity, Interest and Principal.'

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     'Junior Collateral Proceeds' has the meaning ascribed to that term under
'--Certain Covenants--Disposition of Proceeds of Asset Sales.'

     'Lien' means any mortgage, lease, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     'Net Cash Proceeds' means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (a) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (b) provisions for all taxes payable as a result of such Asset Sale; and (c) appropriate amounts to be provided by BarTech or any of its Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by BarTech or any of its Restricted Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     'New Credit Agreement' means, the Credit Agreement, dated as of the Issue Date, among BarTech, B&L, Chemical Bank, as Agent, the lenders parties thereto, and their respective successors and assigns, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith that are permitted under the Indenture, each as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders.

     'Non-Collateral Proceeds' has the meaning ascribed to that term under '--Certain Covenants--Disposition of Proceeds of Asset Sales.'

     'Noteholders' Pro Rata Share' means a fraction, (i) the numerator of which is the aggregate principal amount of Notes and Exchange Notes outstanding on the date the applicable Net Cash Proceeds are received or the date that is two business days prior to the date that the applicable Excess Cash Flow Offer is made, as the case may be, and (ii) the denominator of which is the sum of (x) the aggregate principal amount of Notes and Exchange Notes outstanding on such applicable date and (y) if the New Credit Agreement requires the applicable Excess Cash Flow or Net Cash Proceeds, as the case may be, to be applied to repay or collateralize (in the case of letters of credit) extensions of credit thereunder, the aggregate principal amount of Indebtedness outstanding under the New Credit Agreement on such applicable date.

     'Pari Passu Proceeds' has the meaning ascribed to that term under 'Certain Covenants--Disposition of Proceeds of Asset Sales.'

     'Permitted Collateral Liens' means (i) the Liens created by the Exchange Notes, the Guarantees, the Indenture and the Security Documents; (ii) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date ('Existing Liens'); (iii) Liens on Collateral other than Capital Stock of BarTech or any of its Subsidiaries securing Government Assisted Refinancing Indebtedness incurred to refinance Indebtedness (other than Caster Indebtedness) which has been secured by Existing Liens; provided that (x)

such Liens are junior in priority to the Lien on such Collateral of the Trustee and the holders of the Exchange Notes, and (y) such Liens do not extend to or cover any property or assets of BarTech or any of the Restricted Subsidiaries not subject to Existing Liens; (iv) Liens securing Indebtedness incurred in accordance with clause (j) of the covenant described under '--Certain Covenants--Limitation on Additional Indebtedness' above; provided that such Liens are junior in priority to the Lien on such Collateral in favor of the Trustee and the holders of the

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Exchange Notes; (v) Liens set forth in the preceding clauses (ii), (iii) and
(iv) as permitted to be altered under the terms of the Intercreditor Agreements and the provisions described under '--Possession, Use and Release of Collateral--Substitute Collateral'; and (vi) any other Liens expressly permitted by the applicable Security Documents.

     'Permitted Investments' means any of the following: (a) Investments in any Restricted Subsidiary (including any person that pursuant to such Investment becomes a Restricted Subsidiary) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, BarTech or any Restricted Subsidiary at the time such Investment is made; (b) Investments in Cash Equivalents; (c) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (d) Investments in the Exchange Notes; (e) Investments in Currency Agreements and Interest Rate Protection Agreements permitted by clause (f) or
(g) of the covenant '--Limitation on Additional Indebtedness'; (f) loans or advances to officers or employees of BarTech and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes, of BarTech and its Restricted Subsidiaries (including travel and moving expenses) not in excess of $500,000 in the aggregate at any one time outstanding; (g) loans or advances to an employee stock ownership plan or to officers or employees made solely to fund purchases of Common Stock from BarTech to the extent the proceeds therefrom are concurrently received by BarTech and (h) Investments in evidences of Indebtedness, securities or other property received from another person by BarTech or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by BarTech or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other person to BarTech or any of its Restricted Subsidiaries that were created in accordance with the terms of the Indenture.

     'Permitted Liens' means the following types of Liens:

            (a) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which BarTech or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

            (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

            (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

            (e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property which do not in any case materially detract from the value of the property subject thereto or do not interfere in any material respect with the ordinary conduct of the business of BarTech or any of its Restricted Subsidiaries;

            (f) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

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            (g) purchase money Liens to finance the acquisition or construction of property or assets of BarTech or any Restricted Subsidiary of BarTech acquired in the ordinary course of business; provided that (i) the related purchase money Indebtedness shall not be secured by any Collateral or any other property or assets of BarTech or any Restricted Subsidiary other than the property or assets so acquired or constructed, (ii) the amount of Indebtedness secured by any such Lien shall not exceed the purchase price of the property or assets acquired or constructed and (iii) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 90 days of such acquisition or construction;

            (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (i) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien or Liens permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that such Liens do not extend to or cover any property or assets of BarTech or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced; and

            (j) Liens on property and assets of BarTech and the Restricted

     Subsidiaries not comprising Collateral securing Indebtedness under the New Credit Agreement.

     'Permitted Related Acquisition' has the meaning ascribed to that term under '--Certain Covenants--Disposition of Proceeds of Asset Sales.'

     'person' means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Pledgor' means each of BarTech, Bliss & Laughlin Industries Inc., Bliss & Laughlin Steel Company, Canadian Drawn Steel Company Inc. and each other Restricted Subsidiary and shareholder of BarTech that become a 'Pledgor' under any Security Document.

     'Preferred Stock' means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference Capital Stock of such person.

     'Public Equity Offering' has the meaning ascribed to that term under '--Redemption--Optional Redemption upon Public Equity Offerings.'

     'Refinancing Indebtedness' means (a) Indebtedness of BarTech to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of BarTech or any of the Restricted Subsidiaries and (b) Indebtedness of any Restricted Subsidiary to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each such event, incurred under the first paragraph of the covenant described under '--Certain Covenants--Limitation on Additional Indebtedness' or clause (a) or (b) (other than the Indebtedness refinanced, redeemed or retired as described under '--Use of Proceeds' herein and the Caster Indebtedness) of the second paragraph of such covenant; provided that (i) the principal amount of Indebtedness incurred pursuant to this definition (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (less any discount from principal amount due upon payment pursuant to the terms of such Indebtedness), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of BarTech as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of reasonable expenses in connection therewith, (ii) in the case of Indebtedness incurred pursuant to this definition by BarTech or any Guarantor, such Indebtedness (x) has no scheduled principal payment prior to the earlier of (A) the final maturity of the

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Indebtedness being refinanced or (B) the 91st day after the final maturity date of the Exchange Notes and (y) has an Average Life to Stated Maturity greater than either (A) the Average Life to Stated Maturity of the Indebtedness

refinanced or (B) the remaining Average Life to Stated Maturity of the Exchange Notes and (iii) if the Indebtedness to be refinanced is Subordinated Indebtedness, the Indebtedness to be incurred pursuant to this definition shall also be Subordinated Indebtedness.

     'Restricted Payments' has the meaning ascribed to that term under '--Certain Covenants--Limitation on Restricted Payments.'

     'Restricted Subsidiary' means any Subsidiary of BarTech that has not been designated by the Board of Directors of BarTech, by a Board Resolution of BarTech delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under '--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries.' Any such designation may be revoked by a Board Resolution of BarTech delivered to the Trustee, subject to the provisions of such covenant.

     'Revocation' has the meaning ascribed to that term under '--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries.'

     'Sale-Leaseback Transaction' of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     'Secured Creditors' shall mean, for so long as they are entitled to the benefits of the security interests in the Collateral pursuant to the terms of the Principal Intercreditor Agreement, the Trustee, on its behalf and on behalf of the holders of the Exchange Notes, the Existing Secured Creditors, any holders of Secured Refinancing Indebtedness and any holders of Secured Government Assisted Indebtedness.

     'Secured Government Assisted Indebtedness' means Indebtedness incurred pursuant to clause (j) of the covenant described under '--Certain
Covenants--Limitation on Additional Indebtedness' secured by a Lien on Collateral permitted by the covenant described under '--Certain Covenants-- Limitation on Liens.'

     'Secured Refinancing Indebtedness' means Refinancing Indebtedness secured by a Lien on Collateral permitted by the covenant described under '--Certain Covenants--Limitation on Liens.'

     'Securities Act' means the Securities Act of 1933, as amended.

     'Security Documents' means, collectively, (i) the company security agreement between BarTech and the Collateral Agent, (ii) the master pledge agreement between BarTech, each Restricted Subsidiary, the Pledgors party thereto and the Collateral Agent, (iii) the mortgages between BarTech and the

Collateral Agent in respect of the Johnstown real estate and the Lackawanna real estate, (iv) the subsidiary security agreements between B&L, BLSC or CDSC, as applicable, and the Collateral Agent, (v) the mortgages between BLSC or CDSC, as applicable, and the Collateral Agent with respect to the Bliss & Laughlin real estate and (vi) all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other instruments evidencing or creating any security interest in favor of the Collateral Agent (for the benefit of the Trustee and the holders of the Exchange Notes) in all or any portion of the Collateral, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms.

     'Senior Collateral Proceeds' has the meaning ascribed to that term under '--Certain Covenants--Disposition of Proceeds of Asset Sales.'

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     'Significant Subsidiary' shall have the same meaning as in Rule 1.02(v) of
Regulation S-X under the Securities Act.

     'Stated Maturity' means, when used with respect to any Exchange Note or any installment of interest thereon, the date specified in such Exchange Note as the fixed date on which the principal of such Exchange Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     'Subordinated Indebtedness' means Indebtedness of BarTech or a Guarantor which is expressly subordinated in right of payment to the Exchange Notes or the Guarantee of such Guarantor, as the case may be.

     'Subsidiary' means, with respect to any person, (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (b) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     'Substitute Collateral' has the meaning ascribed to that term under '--Possession, Use and Release of Collateral.'

     'Surviving Entity' has the meaning ascribed to that term under '--Consolidation, Merger, Sale of Assets, Etc.'

     'Trust Moneys' means all cash or Cash Equivalents received by the Trustee or the Collateral Agent, as the case may be: (a) upon the release of property from the Lien of any of the Security Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations; (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; (c) as proceeds of insurance upon any, all or part of the Collateral (other than any liability insurance proceeds payable to the Trustee or the Collateral Agent, as the case may be, for any loss, liability or expense incurred by it); (d) pursuant to certain provisions of the Mortgages; (e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or the Collateral Agent, as the case may be, or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; (f) pursuant to the terms of the Escrow Agreement; or (g) for application under the Indenture as provided in the Indenture, any Security Document or the Intercreditor Agreements, or whose disposition is not otherwise specifically provided for in the Indenture, any Security Document or the Intercreditor Agreements.

     'Unrestricted Subsidiary' means any Subsidiary of BarTech (other than a Guarantor or a Subsidiary of BarTech which owns or holds any Collateral) designated as such pursuant to and in compliance with the covenant described under '--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries.' Any such designation may be revoked by a Board Resolution of BarTech delivered to the Trustee, subject to the provisions of such covenant.

     'Utility Unrestricted Subsidiary' means an Unrestricted Subsidiary which
(i) operates a shortline railroad providing local service and connection to ConRail for the Johnstown Facility and/or (ii) provides non-potable water for industrial use by the Johnstown Facility.

     'Voting Stock' means any class or classes of Capital Stock of a person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority

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of the Board of Directors, managers or trustees of such person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     'Wholly-Owned Restricted Subsidiary' means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by BarTech or one or more Wholly-Owned Restricted Subsidiaries or by BarTech and one or more Wholly-Owned Restricted Subsidiaries. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     'Wholly-Owned Subsidiary' means any Subsidiary of which 100% of the outstanding Capital Stock is owned by BarTech or another Wholly-Owned Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     'Working Capital' means, at any date of designation, the consolidated assets of BarTech and its Restricted Subsidiaries which are classified as current assets in accordance with GAAP less the consolidated liabilities of BarTech and the Restricted Subsidiaries which are classified as current liabilities in accordance with GAAP; provided that current liabilities shall include any indebtedness outstanding under any revolving credit facility classified as long-term debt in accordance with GAAP to the extent either advances are based upon a borrowing base of accounts receivable and inventory of BarTech and the Restricted Subsidiaries or the proceeds thereof are used to finance inventory or accounts receivable of BarTech and the Restricted Subsidiaries.

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               SUMMARY OF COLLATERAL AND INTERCREDITOR AGREEMENTS

     The following summary of the Collateral and the provisions of the Intercreditor Agreements is subject to, and qualified in its entirety by reference to, all of the provisions of the Security Documents and the Intercreditor Agreements, copies of the forms of which may be obtained upon request to BarTech. In addition, reference is made to 'Description of the Exchange Notes--Possession, Use and Release of Collateral' for the provisions of the Indenture relating to releases and substitutions of Collateral. Certain capitalized terms used below but not defined below are defined in 'Description of the Exchange Notes--Certain Definitions.'

COLLATERAL

     Pursuant to the Security Documents, the Pledgors have granted to the Collateral Agent, for the benefit of the Trustee and the holders of the Exchange Notes, security interests in certain of their real and personal property summarized below. Such security interests will not extend to certain after acquired property located at the facilities constituting Collateral or any separable plants or independent facilities acquired or constructed by BarTech or any of its Subsidiaries after the Issue Date and will generally not extend to Capital Stock of BarTech issued after the Issue Date, including shares to be issued to the ESOP and upon exercise of the Warrants. The Collateral for the Exchange Notes and the Guarantees initially represent substantially all of the real and personal properties of BarTech and the Guarantors (other than real and personal property located at the Cartersville, Georgia facility of BLSC and accounts receivable and inventory), as well as all of the Common Stock of BarTech and all of the Capital Stock of its subsidiaries outstanding on the Issue Date.

     No appraisals of any of the Collateral have been prepared by or on behalf of the Company or the Initial Purchaser. As of September 30, 1995, the net book value of the Collateral pledged by BarTech and the Guarantors, comprised of real property, fixtures and equipment was approximately $62.9 million, but, in the opinion of the Company, should not be viewed as representative of the value of such Collateral. There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture, the Security Documents and the Intercreditor Agreements following an Event of Default would be sufficient to satisfy payments due on the Exchange Notes. In addition, the ability of the Collateral Agent or the Trustee (for the benefit of the holders of the Exchange Notes) to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy and other contractual limitations contained in the Intercreditor Agreements. See '--Certain Bankruptcy Limitations' below.

     The collateral release provisions of the Indenture permit the release of certain Collateral without substitution of Collateral of equal value under certain circumstances. See 'Description of the Exchange Notes--Possession, Use and Release of Collateral.' For example, Collateral may be released in connection with Asset Sales and new collateral need not be substituted therefor and the pledged Common Stock of BarTech may under certain circumstances be released upon certain issuances of Capital Stock of BarTech or a Change of Control. As described under 'Description of the Exchange Notes--Certain Covenants--Disposition of Proceeds of Asset Sales,' the Net Cash Proceeds of such Asset Sales may be required to be utilized to make an offer to purchase Exchange Notes. To the extent an offer to purchase Exchange Notes is not subscribed to by holders thereof, the unutilized Net Cash Proceeds may be retained by the Company, free of the Lien of the Security Documents.

     For a description of the priority of the Liens on the Collateral securing the Exchange Notes and the Indenture under the terms of the Intercreditor Agreements, which vary based upon the category of Collateral involved, see '--Intercreditor Agreements' below.

     The obligations of BarTech and the Guarantors under the Exchange Notes and the Guarantees will be secured by liens on all of the following assets:

          (a) substantially all of the real property (other than the real property on which the Cartersviile, Georgia facility of BLSC is located and the leased real property on which the executive offices of

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
     BarTech are located) owned or leased by BarTech and the Guarantors on the Issue Date, together with all additions, accessions, improvements, alterations, replacements and repairs thereto,

          (b) machinery and equipment located at the real property referred to in clause (a) above, whether owned on the Issue Date or thereafter acquired (other than certain after-acquired equipment securing Indebtedness of up to $10.0 million in principal amount) of BarTech and the Guarantors, together with all additions, accessions, improvements, alterations, replacements and repairs thereto,

          (c) all of the shares of Common Stock of BarTech outstanding on the Issue Date or thereafter acquired by the Partnerships and the Management Stockholders (which will be pledged on a non-recourse basis), which are subject to dilution and release as described under 'Description of the Exchange Notes--Possession, Use and Release of Collateral,'

          (d) all of the outstanding shares of Capital Stock of each of BarTech's existing Restricted Subsidiaries and of each of BarTech's future Wholly-Owned Restricted Subsidiaries incorporated in the United States, any state therein or the District of Columbia and 65% of the outstanding Capital Stock of each of BarTech's future foreign Wholly-Owned Restricted Subsidiaries, (collectively, with the items of Collateral referred to in clause (c), the 'Pledged Stock'),

          (e) all intellectual property of BarTech and the Guarantors, including, without limitation, all trademarks, service marks, patents, copyrights, trade secrets and other proprietary information,

          (f) all right, title and interest of BarTech and the Guarantors in, to and under the documents executed in connection with the acquisition by BarTech of the Bethlehem BRW Division pursuant to that certain contribution agreement, dated as of December 22, 1993 (as amended, the 'Contribution Agreement'), between Bethlehem and BarTech, including, without limitation, all rights in respect of representations, warranties and indemnities thereunder,

          (g) certain assets deposited in a cash Collateral account pursuant to the Intercreditor Agreement,

          (h) all general intangibles relating to any and all of the foregoing,

          (i) all amounts on deposit in the Interest Escrow Account,

          (j) proceeds of certain assets pledged and assigned to Marine Midland Bank, including the Company's right, title and interest in, to and under the representations, warranties and indemnities relating to the Lackawanna Facility set forth in the Contribution Agreement, and

          (k) all proceeds and products of any and all of the foregoing.

     The following sets forth certain summary information with respect to the facilities included in the Collateral:

     Johnstown Facilities. A steelmaking facility and bar rolling mill facility, each owned by BarTech and located in Johnstown, Pennsylvania, of approximately 1,916,500 square feet in the aggregate. These facilities are located on approximately 225 acres. At September 30, 1995, the net book value of the land, land improvements and building improvements was approximately $5.4 million and the net book value of the other property and equipment located thereat was approximately $13.6 million.

     Lackawanna Facility. A bar rolling mill facility owned by BarTech and located in Lackawanna, New York, of approximately 1,099,000 square feet. The facility is located on approximately 81 acres. At September 30, 1995, the net book value of the land, land improvements and building improvements was approximately $7.6 million and the net book value of the other property and equipment located thereat was approximately $11.3 million.

     Harvey Facility. A cold finishing facility owned by BLSC and located in Harvey, Illinois, of approximately 331,000 square feet. The facility is located on approximately 12 acres. At September 30, 1995, the net book value of the land, land improvements and building improvements was approximately

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$1.9 million and the net book value of the other property and equipment located thereat was approximately $3.2 million.

     Batavia Facility. A cold finishing facility owned by BLSC and located in Batavia, Illinois, of approximately 61,000 square feet. The facility is located on approximately five acres. At September 30, 1995, the net book value of the land, land improvements and building improvements was approximately $0.5 million and the net book value of the other property and equipment located thereat was approximately $1.1 million.

     Medina Facility. A cold finishing facility owned by BLSC and located in Medina, Ohio, of approximately 126,000 square feet. The facility is located on approximately 11 acres. At September 30, 1995, the net book value of the land, land improvements and building improvements was approximately $1.2 million and the net book value of the other property and equipment located thereat was approximately $0.6 million.

     Hamilton Facility. A cold finishing facility owned by CDSC and located in Hamilton, Ontario, Canada, of approximately 135,000 square feet. The facility is located on approximately five acres. At September 30, 1995, the net book value of the land, land improvements and building improvements was approximately $2.6 million (U.S. dollars) and the net book value of the other property and equipment located thereat was approximately $1.7 million (U.S. dollars).

     The Pledgors have pledged the personal property Collateral and the Interest Escrow Account to the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the holders of the Exchange Notes pursuant to securities pledge agreements and security agreements (collectively, the 'Security Agreements'). The real property Collateral have been pledged to the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the holders of the Exchange Notes pursuant to mortgages, deeds of trust or deeds to secure debt (collectively, the 'Mortgages'). In general, the liens on the Collateral granted to the Collateral Agent, for its benefit and the benefit of the Trustee and the holders of the Exchange Notes, may be subject to (i) in the case of real property Collateral, certain easements, rights-of-way, zoning restrictions and other similar charges or encumbrances which do not, in any case, materially detract from the value of the real property affected thereby or do not interfere in any material respect with the ordinary conduct of the business of BarTech or the appropriate Guarantor at such real property, (ii) in the case of personal property Collateral, certain existing purchase money liens and (iii) in the case of all Collateral, (a) liens in favor of various Secured Creditors to the extent permitted and described in the Intercreditor Agreements (see '--Intercreditor Agreements' below) and (b) certain tax liens and landlords', warehousemen's and materialmen's liens which may, as a matter of law, have priority over the lien and security interest granted to the Collateral Agent or the Trustee. The pledged shares of BarTech may be sold by a shareholder pledger thereof; provided that (i) such shares are sold subject to the Lien of the applicable Security Document and (ii) the transferree becomes a party to the applicable Security Document and the applicable Intercreditor Agreement in the same manner as the transferor.

     If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the Exchange Notes, in addition to any rights or remedies available to it under the Indenture, may, subject to the provisions of the Intercreditor Agreement, cause the Collateral Agent to take such action as the

Trustee deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Collateral Agent, after payment of the expenses of such foreclosure and fees and other amounts then payable to the Collateral Agent and any prior Lienholder (whether pursuant to the Intercreditor Agreement or otherwise), to which the Trustee and the Noteholders are entitled from any foreclosure in respect of any Collateral by which the Notes and the Exchange Notes are secured will be applied by the Trustee under the Indenture, first, to pay the expenses and other amounts payable to the Trustee and, thereafter, to pay the principal of, premium, if any, and interest on the Notes and the Exchange Notes.

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INTERCREDITOR AGREEMENTS

     Prior to the issuance of the Notes, the Collateral Agent entered into an
(i) Amended and Restated Intercreditor and Subordination Agreement (the 'Principal Intercreditor Agreement') dated as of April 2, 1996 among BarTech, the Guarantors, the Trustee, Chemical Bank (the 'Revolver Agent'), and each of the Existing Secured Lenders and (ii) a Pledge Intercreditor Agreement dated as of April 2, 1996 among the Trustee, as collateral agent thereunder, and the Secured Parties named therein (the 'Stock Intercreditor Agreement,' together with the Principal Intercreditor Agreement, the 'Intercreditor Agreements'). The Principal Intercreditor Agreement provides that, without the consent of the Noteholders or the Trustee, future holders of Secured Refinancing Indebtedness and Secured Government Assisted Indebtedness may become parties to the Principal Intercreditor Agreement. The principal purposes of the Principal Intercreditor Agreement are to (i) establish the duties, obligations and rights of the Collateral Agent thereunder, in its capacity as such, (ii) provide for the subordination of Bethlehem's claims against BarTech, (iii) provide access rights to the Revolver Agent with respect to the inventory and books and records related to accounts receivable located at certain of the Company's facilities, and (iv) provide for the relative rights, priorities and remedies of the Secured Lenders with respect to the Collateral (other than the Pledged Shares (as defined below)). The principal purposes of the Stock Intercreditor Agreement are to (i) establish the duties, obligations and rights of the Collateral Agent thereunder, in its capacity as such, and (ii) provide for the relative rights, priorities and remedies of the lenders under the New Credit Agreement and the Trustee.

     There are an aggregate of 12 Secured Creditors in addition to the Trustee (for the benefit of itself and the Noteholders) that will have interests in various categories of Collateral. Pursuant to the applicable Intercreditor Agreement, the Secured Creditors have agreed that the priority of the claims of the Trustee (for the benefit of itself and the Noteholders) in respect of the proceeds of the Collateral relative to the other applicable Secured Creditors will be as follows for the following categories of Collateral (unless otherwise specified below, various Secured Creditors owed material sums have priority claims junior to those of the Trustee and the Noteholders in the particular category of Collateral):

          (1) with respect to Johnstown Real Estate, a second priority claim (subject to the first priority claim of The Pennsylvania Industrial Development Authority ('PIDA') in an aggregate principal amount not to exceed $4.0 million);

          (2) with respect to Lackawanna Real Estate and rights under the Contribution Agreement relating to the Lackawanna Facility, a second priority claim (subject to the first priority claim of Marine Midland Bank in an aggregate principal amount not to exceed $10.0 million);

          (3) with respect to Bliss & Laughlin Real Estate, Miscellaneous Collateral pledged by any Pledgor, Bliss & Laughlin Equipment, intellectual property rights, rights under the Contribution Agreement (other than those relating to the Lackawanna Facility) and rights under the Escrow Agreement, a first priority claim;

          (4) with respect to the Caster (and related assets) being installed at the Johnstown Facility, a second priority claim (subject to the first priority claim of Rokop in an aggregate principal amount not to exceed $7.2 million);

          (5) with respect to Other Johnstown Modernization Equipment, Other Johnstown Equipment, Lackawanna Modernization Equipment and Other Lackawanna Equipment, a first priority claim; and

          (6) with respect to the Common Stock of BarTech and the capital stock of the Restricted Subsidiaries pledged to secure the Notes (the 'Pledged Shares'), a claim which is pari passu with that of the Lien securing the $90.0 million New Credit Agreement.


     As of March 31, 1996, after giving effect to the Recapitalization, approximately $17.7 million of Indebtedness (including the Caster Financing) would have been secured by Liens ranking prior to the Lien in favor of the Collateral Agent or the Trustee for the benefit of the Noteholders on certain Collateral under the terms of the Intercreditor Agreement. In addition, the Indebtedness under the New


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
Credit Agreement, which provides for $90.0 million of commitments, will be secured by Liens ranking pari passu with the Liens in favor of the Noteholders on the Pledged Shares. As of such date, after giving effect to the Recapitalization, approximately $136.8 million of Indebtedness in aggregate would have been secured by Liens on the Collateral and the Indenture permits junior Liens on the Collateral to secure an additional $10.0 million of Indebtedness (representing Secured Government Assisted Indebtedness).

     As used above, the following capitalized terms have the following general meanings in the applicable Intercreditor Agreement:

     'Bliss & Laughlin Equipment' means, collectively, (i) all equipment of B&L, BLSC and CDSC, and all interests of B&L, BLSC and CDSC in equipment, whether now owned or hereafter acquired, which is located at or used in connection with the operation of the business conducted at any of the Bliss & Laughlin Real Estate,
(ii) all general intangibles to the extent relating thereto, (iii) all documents to the extent relating thereto and (iv) all proceeds of any of the foregoing.

     'Bliss & Laughlin Real Estate' means all of the real estate owned by B&L, BLSC and CDSC located in Harvey, Illinois, Batavia, Illinois, Medina, Ohio and Hamilton, Ontario, Canada, each as more particularly identified in the applicable Security Document relating to the Security Interests therein.

     'Johnstown Real Estate' means all of the real estate of BarTech located in Johnstown, Pennsylvania.

     'Lackawanna Modernization Equipment' means, individually and collectively,
(i) all the Modernization Equipment (as defined below) owned by BarTech located at the Lackawanna Real Estate, (ii) all general intangibles relating thereto,
(iii) all documents relating thereto and (iv) all proceeds relating to any of the foregoing.

     'Lackawanna Real Estate' means all of the real estate owned by BarTech located in Lackawanna, New York.

     'Miscellaneous Collateral' means, collectively, (i) all existing and future property and assets of the Pledgors, whether tangible or intangible, fixed or liquid, upon which any other Secured Creditor has been granted a Lien pursuant to the Security Documents, other than inventory, accounts and other categories of Collateral specifically identified, (ii) all general intangibles to the extent relating thereto, (iii) all documents to the extent relating thereto and
(iv) all proceeds of any of the foregoing.

     'Modernization Equipment' means, collectively, the Caster, the walking bloom reheat furnaces and any and all other equipment purchased by BarTech after September 26, 1994 and to be purchased after the date hereof as part of the Company's modernization and expansion plan.

     'Other Johnstown Equipment' means, collectively, (i) all equipment of BarTech, whether now owned or hereafter acquired, which is located at or used in connection with the operation of the business conducted at the Johnstown Real Estate, other than the Caster (and certain related assets) and Other Johnstown Modernization Equipment, (ii) all general intangibles to the extent relating thereto, (iii) all documents to the extent relating thereto and (iv) all proceeds of any of the foregoing.

     'Other Johnstown Modernization Equipment' means, individually and collectively, (i) all Modernization Equipment of BarTech located at the Johnstown Real Estate, other than the Caster (and certain related assets), (ii) all general intangibles to the extent relating thereto, (iii) all documents to the extent relating thereto and (iv) all proceeds of any of the foregoing.

     'Other Lackawanna Equipment' means, individually and collectively, (i) all equipment of BarTech, whether now owned or hereafter acquired, which is located at or used in connection with the operation of the business conducted at the Lackawanna Real Estate, other than the Lackawanna Modernization Equipment, (ii) all general intangibles to the extent relating thereto, (iii) all documents to the extent relating thereto and (iv) all proceeds of any of the foregoing.

     The Intercreditor Agreements provide that the First Priority Majority

Secured Creditors (as defined below) as to any Collateral shall have the exclusive right to direct the Collateral Agent to manage,

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
perform and enforce the terms of the security documents to which they are a party with respect to such Collateral, to exercise and enforce all privileges and rights thereunder according to their direction, including to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of or liquidate such Collateral. In addition, Secured Creditors, other than with respect to an item of Collateral, the First Priority Majority Secured Creditors, by direction to the Collateral Agent, shall not, directly or indirectly, seek to foreclose or realize upon (judicially or non-judicially) any Collateral or take any other enforcement action against or in respect of the Collateral. The Collateral Agent will not be required to take any action with respect to the Collateral unless it receives indemnity satisfactory to it in its sole discretion.

     'First Priority Majority Secured Creditors' is defined in the Principal Intercreditor Agreement to mean, (i) with respect to any item of Collateral (other than the Johnstown Real Estate and the Pledged Shares), Secured Creditors holding an aggregate principal amount of outstanding Indebtedness under debt instruments representing a majority of the aggregate principal amount of outstanding Indebtedness secured by a Lien or Liens on such item of Collateral entitled to a first priority under the Principal Intercreditor Agreement, (ii) with respect to the Johnstown Real Estate, Secured Creditors holding a majority of the aggregate principal amount of outstanding Indebtedness under debt instruments secured by a Lien or Liens on the Johnstown Real Estate and (iii) with respect to the Pledged Shares, Secured Creditors holding an aggregate principal amount of outstanding Indebtedness (or the trustee for, or other representative of, such holders) under debt instruments representing a majority of the aggregate principal amount of outstanding Indebtedness secured by a Lien or Liens on the Pledged Shares entitled to a first priority under the Stock Intercreditor Agreement; provided that for purposes of this subclause (iii) any amounts available for borrowing by BarTech under the New Credit Agreement (after giving effect to any effective waivers of any conditions to borrowing thereunder) shall be deemed to be outstanding Indebtedness under the New Credit Agreement.

     The Principal Intercreditor Agreement provides that if any sale of Collateral by the Collateral Agent pursuant to the terms thereof involves (i) more than one Category of Collateral and (ii) yields proceeds which, depending upon the allocation of such proceeds, may result in the partial satisfaction of secured obligations of more than one Class of Secured Creditors, then (x) the Secured Creditors who may be entitled to have such proceeds applied to their secured obligations shall, for a period of 30 days following receipt of such proceeds by the Collateral Agent, negotiate in good faith to reach agreement on the allocation of such proceeds among their secured obligations and (y) if such Secured Creditors shall fail to reach agreement during such 30-day period, any such Secured Creditor may thereafter require the Collateral Agent to select an Independent Appraiser or, if such Collateral consists in whole or in part of securities, an Independent Financial Adviser to perform an appraisal of the Fair Market Value of each Category of Collateral (assuming each such category of Collateral was sold separately and was unrelated to each other Category of

Collateral). The proceeds of the sale of such Collateral allocated to each Category of Collateral shall be equal to the percentage obtained by dividing the Fair Market Value of such Category of Collateral (as determined by the appraisal) by the Fair Market Value of all the Collateral sold (as determined by the appraisal).

     With respect to a release of Collateral (other than pursuant to actions taken by a Secured Creditor upon an event of default under its debt instruments with the Pledgors), the Collateral Agent shall effect such release, or a substitution of Collateral, in accordance with and upon receipt of (i) written instructions from the Trustee, on behalf of the holders of Notes and Exchange Notes, and each other Secured Creditor known to the Collateral Agent to hold a security interest in such Collateral and (ii) an Officers' Certificate of the applicable Pledgor to the effect that such release or substitution would be permitted under the terms of all debt instruments and security documents of the Secured Creditors.

     The Principal Intercreditor Agreement provides that for up to 180 days following the issuance of a notice by the Revolver Agent that it seeks to enforce its rights with respect to the accounts receivable or inventory of BarTech or the Guarantors, the Revolver Agent and its designees are granted the right and license by the applicable Pledgors and the Collateral Agent to: (i) enter upon any or all of such Pledgor's premises, either leased or owned; provided, however, that the Revolver Agent shall compensate the Collateral Agent in cash for any damage to the Collateral caused by the Revolver Agent in connection with its entry into and use of the Collateral and shall pay the Collateral Agent for all the Collateral Agent's direct and incremental costs relating to the provision of the access to the Collateral and (ii) use the Collateral to the extent necessary to complete the manufacture of the inventory, collect the accounts receivable and to sell or otherwise dispose of the inventory and accounts receivable.

     The Principal Intercreditor Agreement provides that Bethlehem will subordinate its right to payment and satisfaction of all Indebtedness of BarTech ('Junior Debt') to the indefeasible payment in cash and satisfaction in full of all Senior Debt (as defined below); provided, however, that unless and until any holder of Senior Debt sends written notice to Bethlehem of the occurrence of an event of default under its debt instruments, BarTech may make, and Bethlehem may receive and retain from BarTech, regularly scheduled payments of principal and interest, on an unaccelerated basis, in respect of the Junior Debt, and BarTech may make dividends and distributions to Holdings to fund regularly scheduled dividend payments on the Bethlehem Preferred Stock in accordance with the terms thereof as in effect on the Issue Date, but not any prepayments, non-mandatory payments or any payments pursuant to acceleration or claims of breach or payments to acquire any Junior Debt or otherwise.

     'Senior Debt' is defined in the Principal Intercreditor Agreement to mean
(i) all obligations of the Secured Creditors outstanding on the Issue Date after giving effect to the Recapitalization ('Secured Obligations'), (ii) all obligations, liabilities and Indebtedness of BarTech for principal, interest, premiums, fees, charges, indemnities and expenses at any time and from time to time owed by BarTech under the New Credit Agreement ('Credit Agreement Obligations'), (iii) all obligations, liabilities and Indebtedness of BarTech for principal, interest, premiums, fees, charges, indemnities and expenses at any time and from time to time owed by BarTech to any person who provides loans, letters of credit or other financial accommodations used to replace, substitute for or refinance all or any portion of the Secured Obligations or Credit Agreement Obligations and (iv) to the extent not referred to in clauses
(i)-(iii) above, all obligations, liabilities and Indebtedness of BarTech for principal, interest, premium, fees, charges, indemnities and expenses at any time and from time to time owed by BarTech to (A) financial institutional lenders, (B) the governments of the United States, the Commonwealth of Pennsylvania or the State of New York or any department, agency, division or instrumentality thereof, (C) persons not included in clauses (A) or (B) who extend credit or make loans to enable BarTech to acquire an interest in real or personal property to be used in connection with the ownership or operation of the business of BarTech, and (D) any replacement, substitution or refinancing of any of the foregoing described in clauses (A), (B) or (C), in each case, as the same may be modified, extended or supplemented from time to time; provided that as between the holders of Senior Debt, on the one hand, and Bethlehem, on the other hand, the Indebtedness or other obligations of BarTech entitled to be treated as Senior Debt pursuant to this clause (iv) shall not include Indebtedness and other obligations in an aggregate principal amount outstanding at the time of commencement of a case by or against BarTech under the United States Bankruptcy Code in excess of an amount equal to the Maximum Senior Debt (as defined below) less the amount of Senior Debt outstanding under clauses
(i)-(iii) above at such time. Senior Debt shall not include any obligations of BarTech to Bethlehem, whether or not secured.

     'Maximum Senior Debt' is defined in the Principal Intercreditor Agreement to mean Senior Debt (i) in the aggregate principal amount of $220.0 million reduced by the amount of net cash proceeds received by BarTech from either (x) the issuance, after the Issue Date, of its capital stock or (y) capital contributions made after the Issue Date, in each case to the extent, and solely to the extent, net cash proceeds are used, at the option of BarTech or as required by any of the debt instruments of the holders of Senior Debt, to repay and permanently retire any Senior Debt, plus (ii) interest thereon (whether or not such interest is allowed thereon in whole or in part in any case by or against BarTech under the United States Bankruptcy Code), plus (iii) fees and charges of the holders of Senior Debt in connection therewith, plus (iv) the costs and expenses of collection thereof and realization upon any Collateral, including, without limitation, attorneys' fees and legal expenses.

     The Principal Intercreditor Agreement provides that it may be amended and modified without the consent of the Trustee or the holders of Exchange Notes (a) to permit the holders of Indebtedness

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
incurred in accordance with clause (j) of the covenant described under 'Certain Covenants--Limitation on Additional Indebtedness' and the holders of Government Assisted Refinancing Indebtedness to become a party thereto and recognize the Liens of such holders on the Collateral, (b) to provide for the relative priorities of the Secured Parties in assets and property constituting Substitute

Collateral as provided under 'Possession, Use and Release of Collateral--Substitute Collateral' and (c) permit changes in the priority of Liens of Secured Parties with respect to the Collateral, provided, in the case of this clause (c) that such changes relate only to Liens junior in priority to the Liens of the Trustee and the holders of the Exchange Notes with respect to such Collateral. Any other amendment or modification to the Principal Intercreditor Agreement (other than amendments and modifications for certain specified purposes, including curing ambiguities, defects or inconsistencies) shall require the written consent of the Trustee, at the direction of the holders of a majority of the aggregate principal amount of outstanding Notes and Exchange Notes.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Trustee or the Collateral Agent, as the case may be, to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against BarTech or a Guarantor or a Shareholder Pledgor, whether by a Noteholder or another creditor (including a creditor of a Shareholder Pledgor), prior to the Trustee or the Collateral Agent, as the case may be, having repossessed and disposed of the Collateral. Under Federal bankruptcy laws, a secured creditor such as the Trustee or the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given 'adequate protection.' The meaning of the term 'adequate protection' may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term 'adequate protection,' the broad discretionary powers of a bankruptcy court and issues related to a Shareholder Pledgor's bankruptcy proceeding, it is impossible to predict (i) if payments under the Exchange Notes or the Guarantees would be made following commencement of and during a bankruptcy case, (ii) whether or when the Collateral Agent or the Trustee, as the case may be, could foreclose upon or sell any of the Collateral, or (iii) whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of 'adequate protection.' Furthermore, in the event that the bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of Exchange Notes would hold 'undersecured claims.' Applicable Federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for 'undersecured claims' during the pendency of a debtor's bankruptcy case. In addition to the foregoing, there would also be doubt as to whether the Collateral Agent, the Trustee or the Noteholders could effectively make a claim to preserve their interests in the Pledged Shares pledged by a Shareholder Pledgor in bankruptcy absent a material claim under the Indenture. To the extent that principal and interest under the Exchange Notes is current as of the time of bankruptcy, a bankruptcy court may disallow, in whole or in part, the claim of the Noteholders against the Shareholder Pledgor and may grant a discharge to such Shareholder Pledgor that would free the pledged stock of the lien in favor of the Noteholders, and may authorize the sale or other disposition of such pledged shares free of such lien.

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
CERTAIN ENVIRONMENTAL LAW CONSIDERATIONS

     Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under CERCLA, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. If a lender takes title to property by foreclosure, it may, under certain circumstances, lose the security interest exemption contained in CERCLA and may therefore be held liable for remediation costs. Such liability has seldom been imposed, and finding a lender liable generally has been based on the lender having become sufficiently involved in the operations of the borrower so that its 'participation in the management' of the borrower meets the test set out in CERCLA and elaborated in a number of court decisions.

     Under the Indenture and the Principal Intercreditor Agreement, the Trustee and the Collateral Agent may, prior to taking certain actions, request that holders of Exchange Notes provide an indemnification against its costs, expenses and liabilities. It is possible that CERCLA (or similar) remediation costs could become a liability of the Trustee or the Collateral Agent and cause a loss to any holders of Notes that provided an indemnification. In addition, such holders may act directly rather than through the Trustee or the Collateral Agent, in specified circumstances, in order to pursue a remedy under the Indenture or the Principal Intercreditor Agreement. If holders of Exchange Notes exercise that right, they could be deemed to be lenders that are subject to the risks discussed above. Included in the Collateral are certain indemnification rights relating to environmental liability at certain real property Collateral described under '--Collateral' above. However, there can be no assurance as to their availability to eliminate or mitigate any such costs, expenses or liabilities.

     The EPA promulgated a rule which would have allowed lenders to participate in work-out situations and foreclosure, and to exercise some control over the borrower's business following foreclosure, without risking liability under CERCLA as a current owner or operator. That rule was subsequently declared to be invalid by the Court of Appeals for the District of Columbia on the grounds that the rule-making was not within the EPA's statutory authority. While a number of recent court decisions appear to be consistent with the EPA's interpretation of CERCLA under this rule, the uncertain state of current law does not provide an assurance that lenders can avoid the risk of liability under CERCLA if they foreclose on properties or become involved in work-outs or similar situations that may entail some involvement in, or influence over, facility operations.

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
                           NOTES REGISTRATION RIGHTS

     Pursuant to the Notes Registration Rights Agreement, BarTech and the Guarantors have agreed to file with the Securities and Exchange Commission (the 'Commission') the Exchange Offer Registration Statement on an appropriate form under the Securities Act with respect to an offer to exchange the Notes for the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, BarTech and the Guarantors will offer to the holders of Notes who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes. If (i) BarTech and the Guarantors are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Notes notifies BarTech within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Notes acquired directly from BarTech or any affiliate of BarTech, BarTech and the Guarantors will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined) by the holders thereof. BarTech and the Guarantors will use their efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, 'Transfer Restricted Notes' means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Note is distributed to the public pursuant to, or is eligible for sale to the public without volume or manner of sale restrictions under, Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act) promulgated under the Securities Act, (v) such Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by BarTech and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) such Note ceases to be outstanding.

     Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. BarTech and the Guarantors have agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Notes Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Notes that wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and
(iii) it is not an 'affiliate,' as defined in Rule 405 of the Securities Act, of BarTech, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of

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
market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     The Notes Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, BarTech and the Guarantors will file the Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, BarTech and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, BarTech and the Guarantors will commence the Exchange Offer and use reasonable efforts to issue, on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, BarTech and the Guarantors will file prior to the later of (a) 60 days after the Issue Date or (b) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such shelf registration statement is required to be filed; provided that if BarTech and the Guarantors have not consummated the Exchange Offer within 150 days of the Issue Date, then BarTech and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to the 151st day after the Issue Date. BarTech and the Guarantors shall use their best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto; provided that BarTech may suspend the effectiveness of the Shelf Registration Statement, in the event that, and for a period not to exceed an aggregate of 45 days in any calendar year if, (i) an event occurs and is continuing as a result of which the Shelf Registration Statement would, in BarTech's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) (a) BarTech determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of BarTech or (b) the disclosure otherwise relates to a pending material business transaction which has not yet been publicly disclosed. If (i) BarTech or any Guarantor fails to file any of the registration statements required by the Notes Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the 'Effectiveness Target Date'), (iii) BarTech or any Guarantor fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Notes Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a 'Registration Default'), then the interest rate on Transfer Restricted Notes will increase ('Additional Interest'), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.50% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

     The Notes Registration Rights Agreement provides that the Projections be included in the Exchange Offer Registration Statement and any Shelf Registration Statement unless it is determined by the Company, in good faith, that the Projections are not material.

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
                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is the opinion of Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, relating to certain United States federal income tax consequences of the exchange of Notes for Exchange Notes as of the date hereof. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE EXCHANGE OF NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.



EXCHANGE OF NOTES

     The exchange of the Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an 'exchange' for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder of Notes should be treated as a continuation of the Notes in the hands of such holder. As a result, there should be no federal income tax consequences to a holder exchanging Notes for the Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. Bartech and the Guarantors have agreed that, for a period of 180 days after consummation of the Exchange Offer, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Bartech and the Guarantors will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after consummation of the Exchange Offer, Bartech and the Guarantors will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have jointly and severally agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters concerning the validity of the Exchange Notes will be passed upon for BarTech and the Guarantors by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The audited financial statements of BarTech included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is included herein.

     The audited financial statements of B&L included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is included herein.

                         INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----
BAR TECHNOLOGIES INC.
Balance Sheets--September 30, 1995 and March 31, 1996 (Unaudited).......    F-2
Statement of Operations (Unaudited)--Six Months Ended March 31, 1995 and
  1996..................................................................    F-3
Statement of Cash Flows (Unaudited)--Six Months Ended March 31, 1995 and
  1996..................................................................    F-4
Notes to Financial Statements (Unaudited)...............................    F-5
Report of Independent Public Accountants................................    F-6
Balance Sheets--September 30, 1994 and 1995.............................    F-7
Statement of Operations--Year Ended September 30, 1995..................    F-8
Statements of Stockholders' Equity (Deficit)--The Period from December
  2, 1993 (inception) through September 30, 1994 and the Year Ended
  September 30, 1995....................................................    F-9
Statements of Cash Flows--The Period from December 2, 1993 (inception)
  through September 30, 1994 and the Year Ended September 30, 1995......   F-10
Notes to Financial Statements...........................................   F-11

BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
Consolidated Balance Sheets--September 30, 1995 and March 31, 1996
  (Unaudited)...........................................................   F-20
Consolidated Statements of Income and Loss (Unaudited)--Six Months Ended
  March 31, 1995 and 1996...............................................   F-21
Consolidated Statements of Cash Flows (Unaudited)--Six Months Ended
  March 31, 1995 and 1996...............................................   F-22
Notes to Consolidated Financial Statements (Unaudited)..................   F-23
Report of Independent Public Accountants................................   F-27
Consolidated Balance Sheets--September 30, 1994 and 1995................   F-28
Consolidated Statements of Income and Loss--Years Ended September 30,
  1993, 1994 and 1995...................................................   F-29
Consolidated Statements of Common Stockholders' Equity--Years Ended
  September 30, 1993, 1994 and 1995.....................................   F-30
Consolidated Statements of Cash Flows--Years ended September 30, 1993,
  1994 and 1995.........................................................   F-31
Notes to Consolidated Financial Statements..............................   F-32

                             BAR TECHNOLOGIES INC.
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                     AS OF
                                                          ----------------------------
                                                          SEPTEMBER 30,     MARCH 31,
                                                              1995            1996
                                                          -------------    -----------
                                                                           (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents............................      $ 1,650         $ 3,415
  Accounts receivable..................................          952           1,803
  Inventories..........................................        1,000           5,296
  Prepaid expenses.....................................          464             536
                                                          -------------    -----------
       Total current assets............................        4,066          11,050
                                                          -------------    -----------
Property, plant and equipment:
  Land.................................................        1,071           1,071
  Buildings and improvements...........................       12,258          12,258
  Machinery and equipment..............................       15,681          14,004
  Construction-in-progress.............................        9,210          16,914
                                                          -------------    -----------
       Total property, plant and equipment.............       38,220          44,247
Accumulated depreciation...............................         (306)           (557)
                                                          -------------    -----------
       Net property, plant and equipment...............       37,914          43,690
Other Assets, including restricted debt service fund of
  $1,550 and $1,551, respectively......................        4,021           4,090
                                                          -------------    -----------
                                                             $46,001         $58,830
                                                          -------------    -----------
                                                          -------------    -----------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt.................      $ 1,713         $ 2,532
  Accounts payable.....................................          948          11,892
  Accrued transaction costs............................          500              --
  Other current liabilities............................        2,013           3,629
                                                          -------------    -----------
       Total current liabilities.......................        5,174          18,053
                                                          -------------    -----------
Long-Term Debt, less current maturities................       44,952          56,581
                                                          -------------    -----------
       Total liabilities...............................       50,126          74,634
                                                          -------------    -----------
Redeemable Stock:

  Series A Preferred Stock $.001 par value-
     Authorized, 5,000 shares
     Issued and outstanding, 1,100 shares..............        5,500           5,500
                                                          -------------    -----------
Stockholders' equity (deficit):
  Series B Preferred Stock $.001 par value--
     Authorized, issued and outstanding, 1 share.......           --              --
  Common Stock, $.001 par value-
     Authorized, 195,000 shares
     Issued and outstanding, 66,600 shares.............           --              --
  Additional paid-in capital...........................        3,704           3,704
  Retained deficit.....................................      (13,217)        (24,924)
  Deferred compensation................................         (112)            (84)
                                                          -------------    -----------
       Total stockholders' equity (deficit)............       (9,625)        (21,304)
                                                          -------------    -----------
                                                             $46,001         $58,830
                                                          -------------    -----------
                                                          -------------    -----------


        The accompanying notes are an integral part of these statements.
                                      F-2

                             BAR TECHNOLOGIES INC.
                            STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                                               MARCH 31,
                                                          --------------------
                                                            1995        1996
                                                          --------    --------
Net Sales..............................................   $     --    $    588
Cost of Sales..........................................         --       8,111
Depreciation and amortization..........................        181         279
Selling, general and administrative expense............      5,360       1,852
                                                          --------    --------
  Loss from operations.................................     (5,541)     (9,654)
Interest expense.......................................     (1,458)     (1,850)
Interest income........................................        160         168
Other income (Expense).................................        188        (179)
                                                          --------    --------
  Loss before income taxes.............................     (6,651)    (11,515)
Income tax provision...................................         --          --

                                                          --------    --------
Net loss...............................................     (6,651)    (11,515)
                                                          --------    --------
Less--Preferred stock dividend requirement.............        193         193
                                                          --------    --------
Net loss applicable to common shares...................   $ (6,844)   $(11,708)
                                                          --------    --------
                                                          --------    --------
Net loss per common share..............................   $(102.76)   $(175.80)
                                                          --------    --------
                                                          --------    --------


        The accompanying notes are an integral part of these statements.
                                      F-3

                             BAR TECHNOLOGIES INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)



                                                               MARCH 31,
                                                          -------------------
                                                           1995        1996
                                                          -------    --------
Cash flows from operating activities--
  Net loss.............................................   $(6,651)   $(11,515)
  Adjustments to reconcile net loss to net cash used by
     operating activities--
     Depreciation and amortization.....................       181         279
     Accretion of original issue discount..............        82          82
     Increase in accounts receivable...................      (575)       (851)
     Increase in prepaid expenses......................       (29)        (72)
     Increase in inventory.............................        --      (4,296)
     Decrease in other noncurrent assets...............       206         207
     Increase in accounts payable......................       824      10,944
     Increase in accrued expenses......................       505       1,115
                                                          -------    --------
       Net cash flows used by operating activities.....    (5,457)     (4,107)
                                                          -------    --------
Cash flows from investing activities--
     Capital expenditures..............................      (631)     (7,941)
     Disposition of non operating assets...............       156       1,915
                                                          -------    --------
       Net cash flows used by investing activities.....      (475)     (6,026)

                                                          -------    --------
Cash flows from financing activities--
     Borrowings of debt................................        --      13,025
     Repayment of debt.................................    (1,057)       (659)
     Dividends on preferred stock......................      (193)       (193)
     Deferred debt financing costs.....................        --        (275)
                                                          -------    --------
       Net cash flows provided by financing
        activities.....................................    (1,250)     11,898
                                                          -------    --------
Net (decrease) increase in cash and cash equivalents...    (7,182)      1,765
Cash and cash equivalents, beginning of period.........     9,178       1,650
                                                          -------    --------
Cash and cash equivalents, end of period...............   $ 1,996    $  3,415
                                                          -------    --------
                                                          -------    --------
  Supplemental cash flow information--
     Interest paid.....................................   $   798    $  1,232
                                                          -------    --------
                                                          -------    --------


        The accompanying notes are an integral part of these statements.
                                      F-4

                             BAR TECHNOLOGIES INC.
                         NOTES TO FINANCIAL STATEMENTS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


1. FINANCIAL STATEMENTS

     The financial statements included herein have been prepared by Bar Technologies Inc. ('BarTech') and are unaudited. Certain information and footnote disclosures normally prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Although management believes that all adjustments, including normal recurring adjustments, necessary for a fair presentation have been made, interim periods are not necessarily indicative of the results of operations for a full year. As such, these financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended September 30, 1995.

     After start-up of commercial steel production at its facilities, BarTech will produce hot rolled engineered bar products.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. MERGER AGREEMENT

     On April 2, 1996, BarTech consummated an amended merger agreement with Bliss & Laughlin Industries Inc. ('B&L'), a major independent cold finished processor of steel bars. BarTech acquired B&L for $9.50 per common share in cash for an aggregate purchase price of $37,980. The terms of the merger agreement also provide that, under certain circumstances, holders of B&L common stock will receive additional consideration if the Company sells all or substantially all of the stock or assets of B&L or merges B&L into an unaffiliated third party within one year of the date of the merger agreement. BarTech financed the acquisition, as well as repayment of certain existing BarTech and B&L indebtedness of approximately $28,700, and pre-funding of Phase II of BarTech's capitalization and modernization plan of approximately $20,000, with a portion of the proceeds of a $30,000 equity investment by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates and $91,609 aggregate principal amount of Senior Secured Notes due 2001.


     In October, 1995, BarTech received a payment of $1,000 from B&L in accordance with the provisions of the amended merger agreement. Such amount has been recorded as other current liabilities in the March 31, 1996 balance sheet. The deferred merger consideration will be included in the allocation of the purchase price of B&L.


     As part of these transactions, the authorized capital stock of BarTech was amended and now consists of 1,000,000 shares of Class A Common Stock, 600,000 shares of Special Class B Common Stock and 5,000 shares of Preferred Stock, each with a par value of $0.001 per share. The Special Class B Common Stock allows the holders to designate directors who will hold 50% of the voting power of the board of directors. The Special Class B Common Stock will also have certain rights in the event of a liquidation, dissolution or winding up of BarTech.


3. INVENTORIES



     Inventories consisted of the following:



                                                                              SEPTEMBER 30,    MARCH 31,
                                                                                  1995           1996
                                                                              -------------    ---------
Raw materials..............................................................      $ 1,000        $ 3,498
Work-in-process............................................................           --          1,417
Finished goods.............................................................           --            381
                                                                              -------------    ---------
                                                                                 $ 1,000        $ 5,296
                                                                              -------------    ---------
                                                                              -------------    ---------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bar Technologies Inc.:

We have audited the accompanying balance sheets of Bar Technologies Inc. (a Delaware corporation) as of September 30, 1994 and 1995, and the related statements of income, stockholders' equity (deficit) and cash flows for the year ended September 30, 1995, and the statements of stockholders' equity (deficit) and cash flows for the period from December 2, 1993 (inception) through September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bar Technologies Inc. as of September 30, 1994 and 1995, and the results of its operations and its cash flows for the year ended September 30, 1995, and its cash flows for the period from December 2, 1993 (inception) through September 30, 1994, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania,
October 26, 1995 (except with respect to the matter discussed in Note 9, as to which the date is April 2,1996)

                             BAR TECHNOLOGIES INC.
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                           AS OF SEPTEMBER 30,
                                                           ------------------
                                                            1994       1995
                                                           -------    -------
                        ASSETS
Current assets:
  Cash and cash equivalents, including restricted cash
     of $1,000 and $0, respectively....................   $ 9,178    $ 1,650
  Accounts receivable..................................        20        952
  Inventories..........................................     1,000      1,000
  Prepaid expenses.....................................       518        464
                                                          -------    -------
     Total current assets..............................    10,716      4,066
                                                          -------    -------
Property, plant and equipment:
  Land.................................................     1,071      1,071
  Buildings and improvements...........................    12,258     12,258
  Machinery and equipment..............................    18,370     15,681
  Construction-in-progress.............................        --      9,210
                                                          -------    -------
     Total property, plant and equipment...............    31,699     38,220
Accumulated depreciation...............................        --       (306)
                                                          -------    -------
     Net property, plant and equipment.................    31,699     37,914
Other assets, including restricted debt service fund of
  $1,548 and $1,550, respectively......................     4,434      4,021
                                                          -------    -------
                                                          $46,849    $46,001
                                                          -------    -------
                                                          -------    -------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.................   $    86    $ 1,713
  Notes payable........................................     1,000         --
  Accounts payable.....................................        --        948
  Accrued transaction costs............................       991        500
  Other accrued liabilities............................       977      2,013
                                                          -------    -------
     Total current liabilities.........................     3,054      5,174
                                                          -------    -------
Long-term debt, less current maturities................    34,759     44,952
                                                          -------    -------
     Total Liabilities.................................    37,813     50,126
                                                          -------    -------
Redeemable stock:
  Series A Preferred Stock $.001 par value--

     Authorized, 5,000 shares
     Issued and outstanding, 1,100 shares..............     5,500      5,500
                                                          -------    -------
Stockholders' equity (deficit):
  Series B Preferred Stock $.001 par value--
     Authorized, issued and outstanding, 1 share.......        --         --
  Common Stock, $.001 par value--
     Authorized, 195,000 shares
     Issued and outstanding, 66,600 shares.............        --         --
  Additional paid-in capital...........................     3,536      3,704
  Retained deficit.....................................        --    (13,217)
  Deferred compensation................................        --       (112)
                                                          -------    -------
     Total stockholders' equity (deficit)..............     3,536     (9,625)
                                                          -------    -------
                                                          $46,849    $46,001
                                                          -------    -------
                                                          -------    -------

        The accompanying notes are an integral part of these statements.
                                      F-7

                             BAR TECHNOLOGIES INC.
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            1995
                                                          --------
Depreciation and amortization..........................   $    362
Selling, general and administrative expense............     10,296
                                                          --------
  Loss from operations.................................    (10,658)
Interest expense.......................................     (3,151)
Interest income........................................        507
Other income...........................................        470
                                                          --------
  Loss before income taxes.............................    (12,832)
Income tax provision...................................         --
                                                          --------
Net loss...............................................    (12,832)
                                                          --------
Less--Preferred stock dividend requirement.............        385
                                                          --------
Net loss applicable to common shares...................   $(13,217)
                                                          --------
                                                          --------
Net loss per common share..............................   $(198.45)
                                                          --------
                                                          --------


        The accompanying notes are an integral part of these statements.
                                      F-8

                             BAR TECHNOLOGIES INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
  FOR THE PERIOD FROM DECEMBER 2, 1993 (INCEPTION) THROUGH SEPTEMBER 30, 1994
                     AND THE YEAR ENDED SEPTEMBER 30, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        SERIES B
                                     PREFERRED STOCK    COMMON STOCK     ADDITIONAL
                                     ---------------   ---------------    PAID-IN     ACCUMULATED     DEFERRED
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT     COMPENSATION    TOTAL
                                     ------   ------   ------   ------   ----------   -----------   ------------   --------
Issuance of common stock...........     1      $ --    66,600    $ --      $3,536      $      --       $   --      $  3,536
                                       --     ------   ------   ------   ----------   -----------      ------      --------

BALANCE,
  SEPTEMBER 30, 1994...............     1        --    66,600      --       3,536             --           --         3,536
Net loss...........................    --        --       --       --          --        (12,832)          --       (12,832)
Dividends on Series A Preferred
  stock ($350 per share)...........    --        --       --       --          --           (385)          --          (385)
Common stock grants................    --        --       --       --         168             --         (168)           --
Amortization of deferred
  compensation.....................    --        --       --       --          --             --           56            56
                                       --     ------   ------   ------   ----------   -----------      ------      --------

BALANCE,
  SEPTEMBER 30, 1995...............     1      $ --    66,600    $ --      $3,704      $ (13,217)      $ (112)     $ (9,625)
                                       --     ------   ------   ------   ----------   -----------      ------      --------
                                       --     ------   ------   ------   ----------   -----------      ------      --------

        The accompanying notes are an integral part of these statements.
                                      F-9

                             BAR TECHNOLOGIES INC.
                            STATEMENTS OF CASH FLOWS
  FOR THE PERIOD FROM DECEMBER 2, 1993 (INCEPTION) THROUGH SEPTEMBER 30, 1994
                     AND THE YEAR ENDED SEPTEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)


                                                           1994        1995
                                                          -------    --------
Cash flows from operating activities--
  Net loss.............................................   $    --    $(12,832)
  Adjustments to reconcile net loss to net cash used by
     operating activities--
     Depreciation and amortization.....................        --         362
     Accretion of original issue discount..............        --         165
     Increase in accounts receivable...................       (20)       (932)
     (Increase) decrease in prepaid expenses...........      (518)         53
     (Increase) decrease in other noncurrent assets....    (1,548)        414
     Increase in accounts payable......................        --         756
     Increase in accrued expenses......................     1,968         546
                                                          -------    --------
       Net cash flows used by operating activities.....      (118)    (11,468)
                                                          -------    --------
Cash flows from investing activities--
     Capital expenditures..............................   (32,854)     (9,210)
     Disposition of non operating assets...............        --       2,689
                                                          -------    --------
       Net cash flows used by investing activities.....   (32,854)     (6,521)
                                                          -------    --------
Cash flows from financing activities--
     Borrowings of debt................................    42,000      11,770
     Repayment of debt.................................    (6,000)     (1,116)
     Proceeds from issuance of common stock............     3,536          --
     Proceeds from issuance of preferred stock.........     5,500          --
     Dividends on preferred stock......................        --        (193)
     Deferred debt financing costs.....................    (2,886)         --
                                                          -------    --------
       Net cash flows provided by financing
        activities.....................................    42,150      10,461
                                                          -------    --------
Net increase (decrease) in cash and cash equivalents...     9,178      (7,528)
Cash and cash equivalents, beginning of year...........        --       9,178
                                                          -------    --------
Cash and cash equivalents, end of year.................   $ 9,178    $  1,650
                                                          -------    --------
                                                          -------    --------
  Supplemental cash flow information--
     Interest paid.....................................   $    --    $  2,328
                                                          -------    --------
                                                          -------    --------



        The accompanying notes are an integral part of these statements.
                                      F-10

                             BAR TECHNOLOGIES INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION

     Bar Technologies Inc. ('BarTech') purchased certain assets of the former Bar Rod and Wire Division (the 'Bethlehem BRW Division') of Bethlehem Steel Corporation ('Bethlehem') in accordance with a Contribution Agreement (the 'Contribution Agreement') dated December 23, 1993. The transaction closed on September 26, 1994. The assets will primarily be used to produce engineered steel products.

     The transaction was accounted for as a purchase with the assets acquired and liabilities assumed recorded at their estimated fair values. The purchase price was approximately $26,500, which consisted of $15,500 in cash paid to Bethlehem, the issuance of $5,500 of preferred stock and a $5,500 note payable to Bethlehem. In addition, BarTech incurred transaction costs of $8,200 in completing the acquisition, and acquired inventory from Bethlehem for $1,000.

     BarTech did not assume past service cost for pension and retiree medical benefits arising from the operations of the Bethlehem BRW Division. In addition, pursuant to the Contribution Agreement between BarTech and Bethlehem, BarTech successfully negotiated for the limitation of its liability for and the retention by Bethlehem of any environmental liabilities relating to Bethlehem's operations at the BarTech Facilities. Pursuant to the Contribution Agreement, Bethlehem has agreed to indemnify BarTech for environmental damages related to the Bethlehem BRW Division's operations as follows: (i) if such damages are incurred by BarTech prior to January 1, 1997, Bethlehem would pay 50% of the first $2,000 of damages and 100% of all damages in excess of $2,000; and (ii) if such damages are incurred by BarTech on or after January 1, 1997, Bethlehem would pay 50% of the first $10,000 of damages and 100% of all damages in excess of $10,000. Therefore, through December 1997, BarTech's liability for such damages is capped at $1,000 and is capped at $5,000 thereafter.

     The accounting principles for a purchase business transaction, as set forth in Accounting Principles Board Opinion No. 16, were used as a basis for certain purchase accounting adjustments. As a result, the purchase price, including transaction costs, has been allocated to property, plant and equipment based upon their fair market value at the date of acquisition.

     The transaction with Bethlehem was consummated on September 26, 1994. BarTech had no income statement activity prior to the acquisition and such activity was insignificant for the period from September 26, 1994, through September 30, 1994. Accordingly, no 1994 activity is disclosed in the financial statements. During 1995, BarTech assembled its management team and has been engaged in activities directed towards the start-up of commercial steel production, which BarTech expects to commence in the first quarter of calendar 1996. These activities included the purchasing, engineering and commencement of installation of a combination bloom/billet continuous casting machine, the development and installation of a management information system, negotiations with vendors, discussions and meetings with potential customers and separations of utilities from Bethlehem.

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the following significant accounting policies:

  Cash Equivalents

     BarTech considers all short-term investments with maturities of three months or less when acquired to be cash equivalents.

  Restricted Cash

     The current portion in 1994 consisted of funds held in escrow until a keyman life insurance policy was established.

     The non-current portion included in other assets consists of a debt service fund required by the Marine Midland Term Loan (see Note 4).


  Accounts Receivable



     Accounts receivable primarily represent amounts due in connection with the leasing of facilities.


  Inventories

     Inventories consist of materials, which are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. BarTech provides for depreciation on the straight-line method based upon the estimated useful lives of the assets. The estimated useful lives of assets are approximately as follows:


Buildings and improvements....      40 years
Machinery and equipment.......    7-20 years

     Expenditures for maintenance and repairs are charged against income as incurred. Significant expenditures for betterments are capitalized. Capital expenditures which are not able to be put into use immediately are included in construction-in-process. As these projects are completed, they are transferred to depreciable assets. Retirements and disposals are removed from the cost and accumulated depreciation accounts, with the gain or loss reflected in income.

  Net Loss Per Share

     Net loss per share is based on the weighted average number of common shares outstanding, which was 66,600 for the year ended September 30, 1995.

  Income Taxes

     BarTech provides for deferred income tax differences that arise when items are reported for financial statement purposes in years different from those for income tax reporting purposes in the accompanying balance sheets in conformity with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes.'

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  New Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement is effective for financial statements for fiscal years beginning after December 15, 1995. BarTech has not decided on an adoption date, but does not believe that adoption will have a material impact on its financial statements.

  Risk Factors

     The discussion under the caption 'Risk Factors' contained in the Prospectus is incorporated herein by reference.


3. OTHER ASSETS

     Other assets consist of the following:

                                                             SEPTEMBER 30,
                                                           -----------------
                                                            1994       1995
                                                           ------     ------
Deferred financing costs, net of amortization of $0.00
  and $415, respectively...............................    $2,886     $2,471
Restricted debt service fund (Note 4)..................     1,548      1,550
                                                           ------     ------
     Total other assets................................    $4,434     $4,021
                                                           ------     ------
                                                           ------     ------

4. FINANCING ARRANGEMENTS

     BarTech had the following long-term debt obligations outstanding:

                                                            SEPTEMBER 30,
                                                          ------------------
                                                           1994       1995
                                                          -------    -------
Marine Midland Term Loan, interest at prime or LIBOR,
  monthly principal payments of $93 beginning November
  1, 1995, maturity date October 1, 2004...............   $10,000    $10,000

Congress Term Loan I, interest at prime plus 1.75%, or
  Eurodollar plus 3.50%, monthly principal payments of
  $69 beginning July 1, 1996, maturity date July 1,
  2001.................................................        --      4,125

RDC Loan, interest at 7.75%, quarterly principal
  payments of $18 beginning October 1, 1997, maturity
  date July 1, 2004....................................       500        500

Economic Development Partnership ('EDP I'), total
  commitment of $6,000, interest at 3%, quarterly
  principal payments of $118 beginning April 1, 1997,
  maturity date October 1, 2009........................     6,000      6,000

Sunny Day Fund I ('SDF I'), total commitment of $7,000,
  interest at 3%, quarterly principal payments of $137
  beginning April 1, 1997, maturity date October 1,
  2009.................................................     7,000      7,000


                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. FINANCING ARRANGEMENTS--(CONTINUED)

                                                            SEPTEMBER 30,
                                                          ------------------
                                                           1994       1995
                                                          -------    -------
Community Development Block Grant Program ('CDBG'),
  total commitment of $700, interest at 3%, quarterly
  principal payments of $7 beginning July 1, 1998,
  maturity date August 17, 2010........................        --        345

Economic Development Partnership ('EDP II'), total
  commitment of $5,600, interest at 3%, quarterly
  principal payments of $27 beginning July 1, 1998,
  maturity date July 1, 2010...........................        --      1,300

Sunny Day Fund II ('SDF II'), total commitment of
  $6,000, interest at 3%, quarterly principal payments
  of $429 beginning July 1, 1998, maturity date October
  1, 2001..............................................        --      6,000

Housing and Urban Development ('HUD') Bond, total
  commitment of $8,500, interest at 8.12%, six payments
  ranging from $400 to $1,300 beginning October 1,
  1996, maturity date September 26, 2003...............     5,000      5,000

Pennsylvania Industrial Development Authority Note
  ('PIDA'), total commitment of $4,000, interest at 2%,
  quarterly principal and interest payments of $36,
  maturity date October 1, 2009........................     2,000      1,885

Bethlehem Subordinated Note, interest at 7%, annual
  principal payments of $1,833 beginning October 1,
  2000, maturity date October 1, 2002..................     5,500      5,500

Business Infrastructure Development ('BID') Program,
  total commitment of $2,650, interest at 3% paid
  quarterly in arrears, beginning on the first day of
  the month following the ninetieth day after such Loan
  is made, principal paid in quarterly installments....        --         --


Enterprise Zone Competitive Program ('ECP'), total
  commitment of $1,000, interest at 3% paid quarterly
  in arrears, beginning on the first day of the month
  following the ninetieth day after such Loan is made,
  principal paid in quarterly installments.............   $    --    $    --
                                                          -------    -------
                                                           36,000     47,655

     Less--Original issue discount.....................     1,155        990
                                                          -------    -------
                                                           34,845     46,665

     Less--Current maturities..........................        86      1,713
                                                          -------    -------
                                                          $34,759    $44,952
                                                          -------    -------
                                                          -------    -------

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. FINANCING ARRANGEMENTS--(CONTINUED)

  Congress Loan and Security Agreement

     BarTech entered into a Loan and Security Agreement (the 'Congress Loan and Security Agreement') with Congress Financial Corporation ('Congress') on September 21, 1994. The Loan and Security Agreement provides that BarTech may borrow up to $55,000 under (i) a term loan in the amount of $4,125 ('Term Loan I'), (ii) a term loan in the amount of $4,125 minus a percentage of the orderly liquidation value of certain of BarTech's equipment ('Term Loan II') (Term Loan I and Term Loan II, collectively, the 'Term Loans'), and (iii) Revolving Loans up to an amount equal to $46,750 (the 'Revolving Loans'). The Revolving Loans are limited by the amount of eligible receivables and inventories, as defined. The Congress Loan and Security Agreement will expire on September 21, 1998, and will automatically be renewed from year to year unless sooner terminated. The term of each of the Term Loans is 60 months.

     As of September 30, 1995, $4,125 in principal was outstanding under the Loan and Security Agreement. No amounts have been advanced under Term Loan II, and no amounts are outstanding under the Revolving Loans.

     BarTech pays interest on outstanding amounts under the Term Loans and the Revolving Loans at a rate per annum equal to the Prime Rate plus 1 3/4%. BarTech pays interest on amounts outstanding under the Term Loans and the Revolving Loans comprising any Eurodollar Rate Loan at a rate per annum equal to the Adjusted Eurodollar Rate plus 3 1/2%.


     The Term Loans and the Revolving Loans are secured by a first position lien on BarTech's inventory, accounts receivable and equipment at the Johnstown and Lackawanna facilities (other than with respect to the Johnstown Modernization Equipment and the Lackawanna Modernization Equipment) and other miscellaneous collateral. Congress holds a second position security interest in the Johnstown Modernization Equipment, the Lackawanna Modernization Equipment, Johnstown real estate, Lackawanna real estate and other ancillary Lackawanna collateral. Congress is a party, along with BarTech's other creditors, to an Intercreditor Agreement, which governs lien priority positions and disposition of collateral as among the creditors.

     The Congress Loan and Security Agreement contains certain affirmative and negative covenants, including, among others, covenants requiring BarTech, subject to certain exceptions to: (i) not merge, consolidate with any other person or sell, assign, lease, abandon or otherwise dispose of any stock or indebtedness or any of its assets, other than as permitted by the Congress Loan and Security Agreement; (ii) not create or incur additional liens, encumbrances or indebtedness, other than as permitted by the Congress Loan and Security Agreement; (iii) not make any loans or advance any money, except as provided by the Congress Loan and Security Agreement; (iv) not pay any dividends or make any other distributions to stockholders; (v) maintain certain levels of working capital; and (vi) avoid cumulative losses in excess of certain amounts.

  Economic Development Financing

     In connection with the acquisition of the assets of the Bethlehem BRW Division and Phase One of its modernization and expansion plan, BarTech entered into loan agreements with lenders in Pennsylvania and New York to procure financing for the transaction.

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. FINANCING ARRANGEMENTS--(CONTINUED)

  Pennsylvania

     BarTech entered into a Master Agreement with the Commonwealth of Pennsylvania and various of its agencies (collectively, the 'Commonwealth') on July 18, 1994 (the 'Master Agreement'). Pursuant to the Master Agreement, BarTech has and will continue to enter into loan agreements with the Commonwealth, through its Department of Commerce ('Commerce') and Department of Community Affairs. The total amount committed to BarTech by the Commonwealth pursuant to the Master Agreement is $32,950. The loans have been or will be made through the Sunny Day Fund ('SDF'), the Johnstown Industrial Development Corporation ('JIDC'), the Pennsylvania Industrial Development Authority ('PIDA'), the Business Infrastructure Development Program ('BID'), the Economic Development Partnership ('EDP'), the Community Development Block Grant Program ('CDBG') and the Enterprise Zone Competitive Program ('ECP'). (The loans governed by the Master Agreement are collectively referred to herein as the 'Commonwealth Loans'). As of September 30, 1995, approximately $22,530 in aggregate principal amount of Commonwealth Loans was outstanding.

  New York

     JDA Guaranteed Marine Midland Term Loan. BarTech is party to a Loan and Use Agreement, dated September 21, 1994, with Marine Midland Bank ('Marine Midland') (the 'Marine Midland Loan'), whereby Marine Midland loaned $10,000 to BarTech for use in connection with the acquisition of Lackawanna, Pennsylvania real estate from Bethlehem. The Marine Midland Loan is guaranteed by the New York Job Development Authority ('JDA'). The Marine Midland Loan is payable in equal monthly principal installments of $93 commencing on November 1, 1995, together with interest thereon, and matures on October 1, 2004. Interest on the Marine Midland Loan accrues at a rate based on a Prime Rate, or the LIBOR Rate, as selected by BarTech, which rate was 6.81% as of September 30, 1995.

     RDC Loan. BarTech is party to a Loan Agreement with the Buffalo and Erie County Regional Development Corporation ('RDC') providing for a loan in the amount of $500 to be used by BarTech for working capital needs (the 'RDC Loan'). The RDC Loan bears interest at a rate of 7.75% per annum until July 1, 1999, and at an adjustable rate thereafter. The RDC Note matures on July 1, 2004. The RDC Loan is secured by a Security Agreement which grants RDC a security interest in equipment, fixtures, inventory, accounts, chattel paper, documents, instruments and general intangibles.

  Bethlehem Subordinated Loan Agreement

     Pursuant to the terms of a Subordinated Loan Agreement, dated September 21,1994, Bethlehem loaned to BarTech $5,500 (the 'Bethlehem Loan'). The outstanding principal balance under the Bethlehem Loan is payable in three equal installments on the first day of October in each of 2000, 2001, and 2002 at a rate of 7% per annum and matures on October 1, 2002. The Bethlehem Loan is secured by a subordinated security interest in certain real and personal property of BarTech and any and all proceeds therefrom. The outstanding principal amount under the Bethlehem Loan has been reduced by an original issue discount.

  Rokop Financing Commitment

     BarTech is party to an agreement dated July 19, 1995, with Rokop Corporation (the 'Rokop Agreement'), whereby Rokop has agreed to modify and install for BarTech one five-stand bloom/billet continuous casting machine and perform the construction related thereto, for a total contract price of $19,875. Rokop agreed to make a financing commitment of $7,200 for this project. In connection with

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


4. FINANCING ARRANGEMENTS--(CONTINUED)

the Rokop Agreement, BarTech executed in advance and delivered two promissory notes in the amounts of $3,300 and $1,000, which will mature 51 months after the start-up date and 21 months after the start-up date, respectively ('Term Note A' and 'Term Note B', respectively), and agreed to execute and deliver no later than December 15, 1995, a third note in the principal amount of $2,900 which will mature 10 months from the start-up date ('Term Note C'). These notes become effective and begin to accrue interest at the start up date of the continuous caster machine. Each of the notes bears interest at a rate per annum of 6.5%. Term Notes A and B are secured by a first priority lien and a purchase money security interest in the caster, and Term Note C will be secured by a first priority lien on certain collateral having a value of at least $2,900.

     Principal installments required under the long-term debt obligations are summarized as follows for the years ending September 30:

1996..........   $ 1,713
1997..........     3,166
1998..........     4,861
1999..........     6,250
2000..........     6,353
Thereafter....    25,312
                 -------
                 $47,655
                 -------
                 -------

     At September 30, 1994, notes payable reflects a $1,000 note to Bethlehem issued in exchange for raw materials and supplies purchased as part of the acquisition. The note was repaid on December 20, 1994.

5. INCOME TAXES

     BarTech adopted the provisions of Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' which requires use of an asset and liability method of accounting for income taxes.

     The components of BarTech's deferred income tax assets and liabilities are as follows:

                                                             SEPTEMBER 30,
                                                          -------------------
                                                           1994        1995
                                                          -------    --------
Deferred tax assets (liabilities)--
     Net operating loss carryforwards..................   $   102    $  7,751

     Property basis differences........................     6,288       4,346
     Other.............................................      (400)       (400)
                                                          -------    --------
       Total...........................................     5,990      11,697
     Less--Valuation allowance.........................    (5,990)    (11,697)
                                                          -------    --------
     Net deferred tax assets...........................  $    --    $     --
                                                          -------    --------
                                                          -------    --------

     As of September 30, 1995, BarTech had available for federal and state income tax purposes, net operating loss carryforwards of approximately $19,800 expiring in 2010.

     The realization of the above tax benefits depends upon BarTech's ability to generate future taxable income. BarTech has established a valuation allowance to offset this deferred tax benefit.

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. PREFERRED STOCK

     On September 26, 1994, BarTech issued 1,100 shares of Series A cumulative Preferred Stock with a $.001 par value to Bethlehem in connection with the Contribution Agreement. The shares were issued at $5,000 per share or $5,500 in total.

     In each year, the Series A Preferred Stock is entitled to receive, whether or not declared by the Board of Directors, cash dividends equal to $350 per share, which such dividends are cumulative. In the event BarTech is liquidated, the holders of Series A Preferred Stock are entitled to a liquidation preference, prior to any payment on the Common Stock, of $5,000 per share plus any unpaid dividends. BarTech is required to redeem all shares of Series A Preferred Stock on the sixth anniversary of the date of original issuance of such shares (September 26, 2000) for a total of $5,000 per share plus all accrued or declared but unpaid dividends, and BarTech may, at its option, redeem shares of Series A Preferred Stock at an earlier date at the mandatory redemption price, plus accrued but unpaid dividends. Holders of Series A Preferred Stock do not generally vote on stockholders' matters. However, the consent or vote of 66 2/3% in voting power of the Series A Preferred Stock is required on certain matters, including the issuance of senior equity securities. The shares of Series A Preferred Stock are only transferable by a holder of Series A Preferred Stock to an affiliate of such holder or upon the prior written consent of BarTech. Upon redemption or repurchase by BarTech, shares of Series A Preferred Stock will not be reissued and will be cancelled.

     One share of Series B Preferred Stock was issued to BarTech's union. The

Series B Preferred Stock is not entitled to receive dividends and is nonredeemable. In the event that BarTech is liquidated, the holder of Series B Preferred Stock is to be entitled to a liquidation preference, after payment to the holders of the Series A Preferred Stock and prior to any payment on the Common Stock, of $100 per share. The Series B Preferred Stock does not generally vote on stockholder matters; however, the holder of Series B Preferred Stock has the right to nominate and elect two directors to the Board of Directors, and to remove such directors as provided in the By-Laws.

7. STOCK PLANS

     As part of its collective bargaining agreement, BarTech agreed to grant its employees a minimum of 20% equity interest in BarTech's common stock through one or more employee stock ownership plans ('ESOP') (subject to dilution for events occurring subsequent to February 1994). The allocation methodology and timing has not yet been determined by the parties. Distributions will commence within a specified period of time after the end of the year in which a participant's employment terminates. The ESOP has not been established as of September 30, 1995.

     In the event that no public market exists for its common stock, BarTech will be obligated to repurchase the shares distributed to an employee under the ESOPs. The price of the shares shall be the price reflected in the most recent applicable valuation.

     Under Equity Award Agreements with certain executive employees, BarTech is committed to award common stock grants which, in the aggregate, represent 5.75% of BarTech's common stock after giving effect to the issuance of common stock to the ESOP (subject to further dilution for events occurring subsequent to the execution of such agreements). The awards vest over three year periods from the date of initial employment. The value of these awards on the date of commitment was recorded as deferred compensation and will be amortized over the terms of the employment agreements.

                             BAR TECHNOLOGIES INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. RELATED PARTY TRANSACTIONS

     On September 21, 1994, BarTech entered a management agreement with Johnstown Advisors Corp. ('Advisors'). Advisors is owned by the principals of BRW Partners Inc., the general partner of BRW Steel Holdings LP, which owns 100% of the common stock of BarTech. Under this agreement, Advisors provides certain management and financial services relating to the transition, modernization, and operation of BarTech. Advisors' management fee for its services are $500 per year plus out-of-pocket expenses. BarTech paid $500 to Advisors for the year ended September 30, 1995.

9. SUBSEQUENT EVENT


     On April 2, 1996, BarTech consummated an amended merger agreement with Bliss & Laughlin Industries Inc. ('B&L'), a major independent cold finished processor of steel bars. BarTech acquired B&L for $9.50 per common share in cash for an aggregate purchase price of $37,980. The terms of the merger agreement also provide that, under certain circumstances, holders of B&L common stock will receive additional consideration if the Company sells all or substantially all of the stock or assets of B&L or merges B&L into an unaffiliated third party within one year of the date of the merger agreement. BarTech financed the acquisition, as well as repayment of certain existing BarTech and B&L indebtedness of approximately $28,700, and pre-funding of Phase II of BarTech's capitalization and modernization plan of approximately $20,000, with a portion of a $30,000 equity investment by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates and $91,609 aggregate principal amount of Senior Secured Notes due 2001.

     As part of these transactions, the authorized capital stock of BarTech was amended and now consists of 1,000,000 shares of Class A Common Stock, 600,000 shares of Special Class B Common Stock and 5,000 shares of Preferred Stock, each with a par value of $0.001 per share. The Special Class B Common Stock allows the holders to designate directors who will hold 50% of the voting power of the board of directors. The Special Class B Common Stock will also have certain rights in the event of a liquidation, dissolution or winding up of BarTech.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  AS OF SEPTEMBER 30, 1995 AND MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                          SEPTEMBER 30, 1995
                                                          ------------------    MARCH 31, 1996
                                                                                --------------
                                                                                 (UNAUDITED)
                        ASSETS
Current assets:
  Cash & Cash Equivalents..............................        $    918            $    912
  Accounts Receivable, Net.............................          18,670              18,219
  Inventories (Note 2).................................          30,001              30,385
  Prepaid Expenses & Other.............................           1,389               1,603
                                                          ------------------    --------------
          Total current assets.........................          50,978              51,119
                                                          ------------------    --------------
Property, plant and equipment, at cost.................          32,026              32,551
  Less--Accumulated Depreciation.......................         (14,804)            (15,842)
                                                          ------------------    --------------
  Property, plant and equipment, net...................          17,222              16,709
                                                          ------------------    --------------
  Other assets.........................................           3,670               3,774
                                                          ------------------    --------------
                                                               $ 71,870            $ 71,602
                                                          ------------------    --------------
                                                          ------------------    --------------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving Credit (Note 3)............................        $ 13,900            $ 16,700
  Accounts Payable.....................................          14,379              13,671
  Accounts Payable--Stelco.............................           1,031               1,919
  Accrued Liabilities..................................           5,182               4,150
  Income Taxes Payable.................................             514                  --
                                                          ------------------    --------------
          Total current liabilities....................          35,006              36,440
                                                          ------------------    --------------
Non-current retirement benefits liability (Note 8).....           1,948               4,415
                                                          ------------------    --------------
Deferred income taxes..................................           1,348               1,343
                                                          ------------------    --------------
Long term debt (Note 4)................................           3,600               3,600
                                                          ------------------    --------------
Stockholders' equity (Note 5)
  Preferred Stock, $1.00 Par Value; 1,500,000 Shares
     Authorized, No Shares Outstanding in 1995 and

     1996..............................................              --                  --
  Common Stock, Par Value $.01; Authorized 6,000,000
     Shares Issued & Outstanding, 3,969,518 at
     September 30, 1995 and March 31, 1996.............              40                  40
  Additional Paid-ln Capital, Common Stock.............          25,229              25,229
  Retained Earnings....................................           6,183               2,147
  Cumulative Translation Adjustment....................          (1,484)             (1,612)
                                                          ------------------    --------------
          Total stockholders' equity...................          29,968              25,804
                                                          ------------------    --------------
                                                               $ 71,870            $ 71,602
                                                          ------------------    --------------
                                                          ------------------    --------------


        The accompanying notes are an integral part of these statements.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME AND LOSS
                FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                                                 MARCH 31,
                                                            --------------------
                                                             1995         1996
                                                            -------      -------
Net sales..............................................     $88,041      $77,102
Cost of sales..........................................      76,779       70,578
                                                            -------      -------
  Gross profit.........................................      11,262        6,524
Selling expenses.......................................       1,363        1,378
Administrative expenses................................       5,359        3,959
                                                            -------      -------
  Operating income.....................................       4,540        1,187
Interest expense, net..................................        (791)        (715)
Other income (expense), net............................           1       (1,897)
                                                            -------      -------
Income (loss) before income taxes......................       3,750       (1,425)
Income tax provision...................................        (770)        (243)
                                                            -------      -------
Net income (loss) before cumulative effect of a change
  in accounting principle..............................       2,980       (1,668)
Cumulative effect of change in accounting principle....          --       (2,368)
                                                            -------      -------
Net income (loss)......................................     $ 2,980      $(4,036)
                                                            -------      -------
                                                            -------      -------

Per share data
  Net income (loss) before cumulative effect of a
     change in accounting principle....................     $   .75      $  (.42)
  Cumulative effect of change in accounting
     principle.........................................          --         (.59)
                                                            -------      -------
  Net income (loss)....................................     $   .75      $ (1.01)
                                                            -------      -------
  Average shares outstanding...........................   3,969,518    3,969,518
                                                          ---------    ---------
                                                          ---------    ---------




 The accompanying notes are an integral part of these consolidated statements.
                                      F-21

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED MARCH 31, 1995, AND 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)



                                                           1995       1996
                                                          -------    -------
Cash flows from operating activities:
  Net Income (Loss)....................................   $ 2,980    $(4,036)
  Adjustments to Reconcile Net Income (Loss) to net
     cash provided by operating activities:
     Depreciation......................................       912      1,053
     Gain on Sale of Equipment.........................        --          3
     Provision For Losses on Accounts Receivables......        93         36
  Increase (Decrease) In Prepaid Pension Benefits......       (20)        56
  (Increase) Decrease in Current Assets:
     Accounts Receivables..............................    (5,771)       360
     Inventories.......................................    (6,220)      (458)
     Prepaid Expenses..................................        67       (215)
     (Increase) Decrease in Other Assets...............        71       (169)
  Increase (Decrease) in Current Liabilities:
     Accounts Payable..................................     4,799        203
     Accrued Liabilities...............................       548     (1,026)
     Income Taxes Payable..............................        75       (507)
  Increase (Decrease) in Non-Current Retirement
     Benefit...........................................        (9)     2,457
  Increase (Decrease) in Deferred Income Taxes.........        --         --
                                                          -------    -------
Net Cash Provided by (Used For) Operating Activities...    (2,475)    (2,243)
                                                          -------    -------
Cash flows from investing activities:
  Property, Plant & Equipment Additions................      (951)      (585)
  Proceeds from Sale of Equipment......................        --          1
                                                          -------    -------
  Net Cash Used For Investing Activities...............      (951)      (584)
                                                          -------    -------
Cash flows from financing activities:
  Net Borrowing (Payments) Under Revolving Credit
     Agreement.........................................     3,350      2,800
                                                          -------    -------
  Net Cash Provided by Financing Activities............     3,350      2,800
                                                          -------    -------
Effect of exchange rate changes........................       232         21
                                                          -------    -------
Net increase (decrease) in cash and cash equivalents...       156         (6)
Cash and cash equivalents, Beginning of Period.........       926        918

                                                          -------    -------
Cash and cash equivalent, End of Period................   $ 1,082    $   912
                                                          -------    -------
                                                          -------    -------


 The accompanying notes are an integral part of these consolidated statements.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1995 AND MARCH 31, 1996
                                  (UNAUDITED)


1. CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements included herein have been prepared by Bliss & Laughlin Industries Inc. (the 'Company'), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate and make the information presented not misleading.

     It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's financial statements for its fiscal year ended September 30, 1995, included elsewhere in this Prospectus.


     In the opinion of management, all adjustments consisting of normal recurring adjustments necessary to present fairly the consolidated financial position of Bliss & Laughlin Industries Inc. and Subsidiaries as of March 31, 1996, and the consolidated results of operations and consolidated statements of cash flows for the three months then ended, have been included. The results of operations for this period are not necessarily indicative of the operating results for a full year.


     Inventories for Bliss & Laughlin Steel Company ('BLSC'), a subsidiary of Bliss & Laughlin Industries Inc., are valued at LIFO. Because the inventory value determination under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that point, interim LIFO determinations must necessarily be based upon management's estimates of expected year-end inventory levels and costs. Since future estimates of inventory levels and prices are subject to many forces beyond the control of management, interim financial results are subject to final year-end LIFO inventory adjustments.

2. INVENTORIES


     Inventories for BLSC are valued at LIFO; inventories at Canadian Drawn Steel Company Inc. ('CDSC') are valued at FIFO. Inventories include the following amounts (in thousands):


                            SEPTEMBER 30,    MARCH 31,
                                1995           1996
                            -------------    ---------
Raw Material.............      $15,457        $14,987
Finished Goods...........       17,592         18,446
LIFO Reserve.............       (3,048)        (3,048)
                            -------------    ---------
Total Inventories........      $30,001        $30,385
                            -------------    ---------
                            -------------    ---------



     The amount of inventory valued at LIFO at March 31, 1996 amounted to $22,885,000 and represents 75% of total inventory.


3. FINANCING ARRANGEMENTS

     On December 9, 1994, the Company entered into an amendment to its revolving credit agreement with The Northern Trust Company ('Northern') and LaSalle National Bank ('LaSalle'), which provides up to $20,000,000 under a revolving credit facility. The revolving credit facility is secured by the Company's accounts receivable, inventories and certain equipment, excluding CDSC's assets, and a first mortgage on the Company's Batavia, Illinois property. Among other things, the restrictive covenants include limits on capital expenditures, a minimum tangible net worth (excluding cumulative translation adjustments) of at least $28,250,000 at September 30, 1995 and at all times thereafter, a maximum

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                     SEPTEMBER 30, 1995 AND MARCH 31, 1996
                                  (UNAUDITED)


3. FINANCING ARRANGEMENTS--(CONTINUED)


ratio of total liabilities to tangible net worth is limited to at least 1.8 to 1 at September 30, 1995 and at all times thereafter, and prohibitions on paying cash dividends in an amount that exceeds 25 percent of the Company's net income for the preceding fiscal year. Interest on the revolving credit facility is computed at the prime rate and/or a LIBOR based rate at the option of the Company. Funds available but unused bear interest at the rate of 1/2% per annum. Advances of credit under this credit facility were payable on January 26, 1996. On January 26, 1996, the Company entered into an amendment with Northern and LaSalle to extend the termination date of the Revolving Credit Agreement to February 26, 1996. Subsequent amendments extended the termination date through April 2, 1996.


     On April 28, 1994, the Company's CDSC subsidiary entered into an agreement with NBD Bank, Canada ('NBD'), which provided up to $5,800,000 (U.S.) under a revolving demand credit facility. On March 28, 1995, the agreement was renewed through April 30, 1996, and the available facility was increased $7,000,000 (U.S.). The facility is unsecured; however, the agreement contains a negative pledge clause which prohibits CDSC from encumbering its assets to secure any other indebtedness, excepting specific liens that are limited to the property financed by the lien holder. The restrictive covenants in the agreement include a CDSC minimum tangible net worth, computed based on Canadian GAAP, of $10,000,000 (Canadian), a maximum ratio of total liabilities to tangible net worth of 1.2 to 1, and a minimum working capital of $3,000,000 (Canadian). Under the agreement, NBD must approve all mergers, acquisitions or changes in ownership. Interest rates for Canadian dollars are at the Canadian prime rate or NBD's cost of funds plus 1%. Interest rates for U.S. dollars are at the U.S. prime rate or LIBOR based rates.


     Of the total loans outstanding at March 31, 1996 against the revolving credit agreements, all was borrowed at the prime rate.


     In accordance with the loan agreement between BLSC and the Development Authority of Cartersville, Georgia ('Authority'), Northern has issued an irrevocable letter of credit in the amount of $3,852,000. Of this total amount, $3,600,000 is available to pay principal on the Authority's outstanding Tax Exempt Industrial Revenue Bonds and $252,000 is available to pay interest when it becomes due. Northern has also issued a $666,000 irrevocable letter of credit to support workers compensation insurance reserves in 1994. In 1995, Northern increased the letter of credit to $775,000.


     At March 31, 1996 the Company was not in full compliance with all covenants of each credit agreement due to the adoption by CDSC of SFAS No. 106: Employers Accounting for Post-Retirement Benefits other than Pensions. NBD has issued a waiver due to this non-compliance.


4. LONG TERM DEBT


     In December 1988, the Company secured $3,600,000 of borrowings by the issuance of Tax Exempt Industrial Revenue Bonds ('Bonds') through the Development Authority of Cartersville, Georgia, to partially finance the construction and equipping of BLSC's Cartersville plant. The interest rate on the Bonds is a weekly interest rate representing the minimum rate of interest which, in the opinion of the Remarketing Agent, would be necessary to sell the Bonds in a secondary market. The interest rates paid on these Bonds varied from 3.50% to 3.85% during the 1996 Second Quarter and was 3.75% at March 31, 1996. The Company must fund a bond sinking fund for purposes of retiring the Bonds. Principal payments of $300,000 are due on each December 1 beginning in the year 2009 and continuing through 2012. Payments of $400,000 are then due on each December 1 through the year 2018.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                     SEPTEMBER 30, 1995 AND MARCH 31, 1996
                                  (UNAUDITED)


5. STOCKHOLDERS' EQUITY

     On December 15, 1988, the Company sold 704,559 shares of common stock to the public at $10.50 per share. On May 11, 1990, the Company sold 1,559,759 shares of common stock to Stelco Inc. for $12.00 per share. No dividends were declared during the quarter.

6. STOCK OPTION PLANS

     Effective December 15, 1988 (the date of the initial public offering), the Company established an Employees' Incentive Stock Option Plan ('ISOP') and a nonstatutory Directors' Stock Option Plan ('DSOP'). A total of up to 130,000 and 65,000 shares of common stock of the Company are reserved for issuance upon exercise of options under the IOSP and DSOP, respectively.

     For both plans, any options granted to employees and directors become exercisable on the first anniversary date of the grant date, and shall vest and become exercisable over a four-year period from the grant date. Twenty-five percent (25%) of the options become exercisable on each anniversary of the grant date, and to the extent vested, shall be exercisable for a term of ten years from the grant date.


     Below is a summary of both plans as of March 31, 1996:



                                                      ISOP      DSOP
                                                     ------    ------
Outstanding, October 1, 1995......................   86,500    45,000

Forfeitures.......................................        0        --
Outstanding, March 31, 1996.......................   86,500    45,000
Exercisable, March 31, 1996:
  Options @ $10.50................................   49,000    30,000
  Options @ $5.50.................................   37,500    15,000
                                                     ------    ------
  Total exercisable...............................   86,500    45,000
Available for Grant, March 31, 1996...............   43,500    20,000


7. INCOME TAXES

     Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109: Accounting for Income Taxes.

8. POST EMPLOYMENT RETIREMENT BENEFITS

     BLSC and CDSC sponsor defined benefit post retirement plans for health care and life insurance that covers most full-time employees. The plans pay stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and for BLSC, after a stated deductible has been met. Participants become eligible for the benefits if they retire from BLSC or CDSC and after reaching age 55 with 10 or more years of service for BLSC. The BLSC plan is contributory, with retiree contributions adjusted annually. The CDSC plan is non-contributory. Neither plan is funded.

     The Company adopted SFAS No. 106: Employers' Accounting for Post-retirement Benefits Other Than Pensions ('SFAS No. 106'), as of October 1, 1992 for BLSC. This standard requires that the expected cost of these post-retirement benefits must be charged to expense during the years that the employees render service. The Company elected to immediately recognize the transition obligation as of October 1, 1992. Accordingly, the Company recognized a cumulative effect of a change in accounting principle of $1,789,000 ($.45 per share). The effect of this change in accounting was to

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                     SEPTEMBER 30, 1995 AND MARCH 31, 1996
                                  (UNAUDITED)


8. POST EMPLOYMENT RETIREMENT BENEFITS--(CONTINUED)

decrease 1993 pretax income by $142,000. Prior to fiscal 1993, BLSC recognized post-retirement health care costs in the year that the benefits were paid.

     For measurement purposes, a 14.0% annual rate of increase in the per capita cost of BLSC's covered health care claims was assumed for 1996; the rate was assumed to decrease by 1/2 of 1% per year to 7%, and remain at that level thereafter. To illustrate the health care cost trend on amounts reported, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of September 30, 1995, by approximately $158,000 and the aggregate of the service and interest cost components of net post-retirement health care cost for the year then ended by $22,000. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.75%.

     As of October 1, 1995, the Company has adopted SFAS No. 106 for its foreign subsidiary CDSC. The Company has elected to immediately recognize the transaction obligation and accordingly has recognized a cumulative effect of a change in accounting principle of $2,368,000 (U.S.) ($.59 per share). The $2,368,000 expense was not tax effected since any tax benefit would be offset by a valuation reserve due to the long-term nature of their realization.

     For measurement purposes, a 14% annual rate of increase per capita cost of CDSC's covered health care claims was assumed for 1996; the rate was assumed to decrease to 5% after seven years, and remain at that level thereafter. To illustrate the health care cost trend on amounts reported, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of October 1, 1995 by approximately $482,000 (U.S.) and the aggregate of the service and interest cost components of net post-retirement health care costs for the 1996 fiscal year by $329,000 (U.S.). The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 8.5%. Prior to the 1996 fiscal year, CDSC recognized post-retirement health care costs in the year that the benefits were paid.

9. TRANSLATION OF FOREIGN CURRENCIES

     All balance sheet asset and liability accounts of CDSC, a foreign subsidiary, are translated into U.S. Dollars using the rates of exchange in effect at the balance sheet date. Results of operations are translated using the weighted average exchange rate during the period. Adjustments arising from foreign currency translations are recorded in a separate component of Stockholders' Equity, 'Cumulative Translation Adjustment'.

10. MERGER AGREEMENT


     On April 2, 1996, the Company consummated an amended agreement and plan of merger by and among the Company, Bar Technologies, Inc. ('BarTech'), a Delaware corporation, and B&L Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of BarTech, whereby BarTech acquired the Company for $9.50 per common share in cash for an aggregate purchase price of $37,980,000. The terms of the merger agreement also provide that, under certain circumstances, holders of the Company's common stock will receive additional consideration if all or substantially all of the stock or assets are sold or merged into an unaffiliated third party of BarTech within one year of the date of the merger agreement. Other Income for the six months ended March 31, 1996 includes a $1,000,000 payment to BarTech in connection with entering into the merger agreement and $897,000 of expenses incurred by the Company related to the merger for, among other things, legal expenses and professional fees.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Bliss & Laughlin Industries Inc.:

We have audited the accompanying consolidated balance sheets of Bliss & Laughlin Industries Inc. (a Delaware corporation) and Subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of income and loss, common stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bliss & Laughlin Industries Inc. and Subsidiaries as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, effective October 1, 1993, the Company changed its method of accounting for income taxes. Additionally, as discussed in Note 7 to the financial statements, effective October 1, 1992, the Company changed its method of accounting for postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
November 10, 1995 (except with respect to the matter discussed in Note 17, as to which the date is April 2, 1996)

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            1994        1995
                                                          --------    --------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................   $    926    $    918
  Accounts receivable, less allowances of $355 in 1994
     and $397 in 1995..................................     18,466      18,670
  Inventories..........................................     27,255      30,001
  Prepaid expenses.....................................        837       1,389
                                                          --------    --------
     Total current assets..............................     47,484      50,978
                                                          --------    --------
Property, Plant and Equipment:
  Land and land improvements...........................      1,680       1,720
  Buildings and building improvements..................      9,165       9,623
  Machinery and other equipment........................     19,030      20,683
                                                          --------    --------
                                                            29,875      32,026
  Accumulated depreciation.............................    (13,032)    (14,804)
                                                          --------    --------
  Net property, plant and equipment....................     16,843      17,222
                                                          --------    --------
Other assets...........................................      3,412       3,670
                                                          --------    --------
     Total assets......................................   $ 67,739    $ 71,870
                                                          --------    --------
                                                          --------    --------

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving credit.....................................   $ 16,550    $ 13,900
  Accounts payable.....................................     13,965      14,379
  Accounts payable--Stelco.............................      1,203       1,031
  Payroll and other accrued liabilities................      4,530       5,182
  Income taxes payable.................................        799         514
                                                          --------    --------
     Total current liabilities.........................     37,047      35,006
                                                          --------    --------
Noncurrent Retirement Benefits Liability...............      1,959       1,948
                                                          --------    --------
Deferred Income Taxes..................................        411       1,348
                                                          --------    --------
Long-Term Debt.........................................      3,600       3,600
                                                          --------    --------
Commitments and Contingencies..........................

Stockholders' Equity...................................
  Preferred stock, $1.00 par value; authorized
     1,500,000 shares; no shares outstanding in 1994 or
     1995..............................................         --          --
  Common stock, $.01 par value; authorized 6,000,000
     shares issued and outstanding, 3,969,518 in 1994
     and 1995..........................................         40          40
  Additional paid-in capital--common stock.............     25,229      25,229
  Retained earnings....................................        971       6,183
  Cumulative translation adjustment....................     (1,518)     (1,484)
                                                          --------    --------
     Total stockholders' equity........................     24,722      29,968
                                                          --------    --------
     Total liabilities and stockholders' equity........   $ 67,739    $ 71,870
                                                          --------    --------
                                                          --------    --------

 The accompanying notes are an integral part of these consolidated statements.
                                      F-28

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME AND LOSS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            1993         1994         1995
                                                          ---------    ---------    ---------
Net sales..............................................   $ 136,923    $ 152,435    $ 169,372
Cost of sales..........................................    (127,923)    (136,173)    (148,093)
                                                          ---------    ---------    ---------
  Gross Profit.........................................       9,000       16,262       21,279
Selling expenses.......................................      (2,462)      (2,672)      (2,759)
Administrative expenses................................      (7,345)      (8,695)      (8,928)
                                                          ---------    ---------    ---------
  Operating income (loss)..............................        (807)       4,895        9,592
Interest expense, net..................................      (1,035)      (1,266)      (1,508)
Other income (expense), net............................           6            2         (264)
                                                          ---------    ---------    ---------
  Income (loss) before provision for income taxes and
     cumulative effect of change in accounting
     principle.........................................      (1,836)       3,631        7,820
Income tax provision...................................        (594)        (866)      (2,608)
Net income (loss) before cumulative effect of change in
  accounting principle.................................      (2,430)       2,765        5,212
Cumulative effect of change in accounting principle....      (1,789)         813           --
                                                          ---------    ---------    ---------
  Net income (loss)....................................   $  (4,219)   $   3,578    $   5,212
                                                          ---------    ---------    ---------
                                                          ---------    ---------    ---------

Per share data:
  Net income (loss) per share before cumulative effect
     of change in Accounting Principle.................   $    (.61)   $     .70    $    1.31
  Cumulative effect of change in Accounting
     Principle.........................................        (.45)         .20           --
                                                          ---------    ---------    ---------
  Net income (loss) per share..........................   $   (1.06)   $     .90    $    1.31
                                                          ---------    ---------    ---------
                                                          ---------    ---------    ---------

 The accompanying notes are an integral part of these consolidated statements.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995
               (DOLLARS IN THOUSANDS, EXCEPT SHARES OUTSTANDING)

                                            COMMON STOCK
                                  ---------------------------------     PREFERRED STOCK
                                                         ADDITIONAL   --------------------               CUMULATIVE
                                    SHARES                PAID-IN       SHARES               RETAINED    TRANSLATION
                                  OUTSTANDING   AMOUNT    CAPITAL     OUTSTANDING   AMOUNT   EARNINGS    ADJUSTMENT     TOTAL
                                  -----------   ------   ----------   -----------   ------   --------   -------------  -------
BALANCE,
  SEPTEMBER 30, 1992............   3,969,518     $ 40     $ 25,229        --         $ --    $ 1,612      $    (766)   $26,115
1993 net loss...................          --       --           --        --           --     (4,219)            --     (4,219)
Cumulative translation
  adjustment....................          --       --           --        --           --         --           (677)      (677)
                                  -----------   ------   ----------       --        ------   --------   -------------  -------

BALANCE,
  SEPTEMBER 30, 1993............   3,969,518     $ 40     $ 25,229        --         $ --    $(2,607)     $  (1,443)   $21,219
1994 net income.................          --       --           --        --           --      3,578             --      3,578
Cumulative translation
  adjustment....................          --       --           --        --           --         --            (75)       (75)
                                  -----------   ------   ----------                 ------   --------   -------------  -------
BALANCE,
  SEPTEMBER 30, 1994............   3,969,518     $ 40     $ 25,229        --         $ --    $   971      $  (1,518)   $24,722
1995 net income.................          --       --           --        --           --      5,212             --      5,212
Cumulative translation
  adjustment....................          --       --           --        --           --         --             34         34
                                  -----------   ------   ----------       --        ------   --------   -------------  -------
BALANCE,
  SEPTEMBER 30, 1995............   3,969,518     $ 40     $ 25,229        --         $ --    $ 6,183      $  (1,484)   $29,968
                                  ----------    ------   ----------       --        ------   --------   -------------  --------
                                  ----------    ------   ----------       --        ------   --------   -------------  --------


 The accompanying notes are an integral part of these consolidated statements.
                                      F-30

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                           1993       1994       1995
                                                          -------    -------    -------
Cash flow from operating activities:
  Net income (loss)....................................   $(4,219)   $ 3,578    $ 5,212
  Adjustments to reconcile net income (loss) to net
     cash provided by (used for) operating activities--
     Depreciation and amortization.....................     1,506      1,616      1,764
     Provision for losses on accounts receivable.......        97         99        (72)
     Decrease (increase) in prepaid pension cost.......        12        (14)        23
  Decrease (increase) in current assets--
  Accounts receivable..................................    (3,247)      (486)      (127)
     Inventories.......................................    (8,441)     2,310     (2,733)
     Prepaid expenses..................................      (290)        40       (550)
  (Increase) in other assets...........................       (91)      (362)      (281)
  Increase (Decrease) in current liabilities--
     Accounts payable..................................     4,206     (3,241)       237
     Payroll and other accrued liabilities.............       436      1,567        651
     Income taxes payable..............................       582        (46)      (286)
  (Decrease) increase in noncurrent retirement benefits
     liability.........................................     1,901        (73)       (11)
  Increase (Decrease) in deferred income taxes.........        83       (481)       934
                                                          -------    -------    -------
          Net cash provided for (used for) operating
            activities.................................    (7,465)     4,507      4,761
                                                          -------    -------    -------
Cash flows from investing activities:
  Purchase of property, plant and equipment............    (1,612)    (1,949)    (2,144)
                                                          -------    -------    -------
          Net cash used for investing activities.......    (1,612)    (1,949)    (2,144)
                                                          -------    -------    -------
Cash flows from financing activities:
  Net (payments) receipts under revolving credit
     agreements........................................     9,000     (2,448)    (2,650)
                                                          -------    -------    -------
          Net cash (used for) provided by financing
            activities.................................     9,000     (2,448)    (2,650)
                                                          -------    -------    -------
Effect of exchange rate changes........................       185        (11)        25
Net (decrease) increase in cash and cash equivalents...       108         99         (8)
Cash and cash equivalents, beginning of year...........       719        827        926
                                                          -------    -------    -------

Cash and cash equivalents, end of year.................   $   827    $   926    $   918
                                                          -------    -------    -------
                                                          -------    -------    -------
Supplemental cash flow disclosures:
  Interest paid during the year........................   $ 1,079    $ 1,277    $ 1,942
  Income taxes paid (refunds received) during the
     year..............................................       (63)        16      2,537

 The accompanying notes are an integral part of these consolidated statements.
                                      F-31

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1993, 1994 AND 1995

1. THE COMPANY

     In 1990, Bliss & Laughlin Industries Inc. ('BLI') created Canadian Drawn Steel Company Inc. ('CDSC') as a wholly owned subsidiary. On May 11, 1990, BLI, through CDSC, purchased substantially all the assets of the Canadian Drawn Steel Company business unit of Stelco Inc. ('Canadian Drawn'). After the purchase, BLI owned 100% of the common stock of Bliss & Laughlin Steel Company ('BLSC') (an Illinois corporation) and CDSC (a Canadian corporation). The financial statements reflect the consolidated financial position and results of operations of BLI, BLSC and, since May 11, 1990, the results of operations for CDSC (collectively, the 'Company'). Substantially all of the assets of the Company are in BLSC and CDSC, the operating subsidiaries.

2. SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents includes primarily cash as well as highly liquid investments purchased with maturities of three months or less.

  Inventories

     Inventories are stated at the lower of cost or market and include the costs of material, labor and factory overhead. The last-in, first-out ('LIFO') method is used to determine the cost of BLSC inventories. Under the LIFO method, current costs are charged to cost of sales for the year. The first-in, first-out ('FIFO') method is used to determine the cost of CDSC inventories. Inventories recorded under the LIFO method were $19,557,000, or 72%, in 1994 and $22,181,000, or 74%, in 1995; the remainder of inventory is recorded under the FIFO method.

  Property and Depreciation

     Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided principally on the straight-line method over the estimated useful lives of the assets. The average life of plant and equipment acquired before October 30, 1984, is 25 years for buildings and 7 years for machinery and equipment. For assets acquired after October 30, 1984, the average lives are 40 years for buildings and 12 years for machinery and equipment. Purchased software is capitalized and amortized over 5 years. Accelerated methods and lives are used for income tax purposes.

     Expenditures for maintenance and repairs which do not significantly increase the life or efficiency of the asset are charged to expense when incurred. Expenditures for renewals and betterments are capitalized and depreciated over the shorter of their estimated useful lives or the remaining useful life of the asset to which they relate. The net gain or loss on property replaced, retired or otherwise disposed of is recognized in the period incurred.


  Income Taxes

     The provision for income taxes is based on pretax income in the consolidated financial statements, including those items for which actual tax payment or tax benefit is deferred to future years. Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109: Accounting for Income Taxes. SFAS No. 109 utilizes the liability method of accounting for deferred income taxes.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Earnings (Loss) Per Share

     Earnings (loss) per common share is computed based on the weighted average number of shares of common stock outstanding and common stock equivalents during the respective years. The weighted average number of shares used for computing earnings (loss) per share was 3,969,518 for fiscal years 1994 and 1993 and 3,975,153 for fiscal year 1995, respectively. Common stock equivalents were anti-dilutive in fiscal years 1993 and 1994.

  Line of Business Segments

     Substantially all of the Company's business is the production and distribution of cold finished steel bars through regional facilities in the United States and Canada.

  Translation of Foreign Currencies

     The Company translates foreign currency financial statements of its Canadian subsidiary by translating balance sheet accounts at the current exchange rate and income statement accounts at the weighted average exchange rate for the year. The resulting translation adjustments are included in stockholders' equity. Gains and losses on foreign currency transactions and the related tax effects are immaterial and are reflected in net income (loss).

  Consolidation

     The consolidated financial statements include all majority-owned subsidiaries. All significant intercompany transactions of consolidated subsidiaries have been eliminated.

  Dividends

     The Company has not paid cash dividends on its common stock and currently intends to retain all anticipated earnings for the foreseeable future to support the development of its business. Under the terms of its financing agreement (see note 6), the Company is prohibited from paying cash dividends in an amount that exceeds 25% of the Company's net income for the preceding fiscal year.

3. PENSIONS

     BLSC maintains pension plans covering substantially all hourly employees of the Harvey, Illinois, and Media, Ohio, plants. Employees ot the Batavia, Illinois, and Cartersville, Georgia, plants are not covered. Benefits are based on years of service and employee's age at termination. CDSC maintains pension plans covering substantially all employees. Benefits for the salaried employees' plan are based on an average salary for the five most recent years prior to retirement. Benefits for the bargaining unit employees' plan are based on years of service. The Company's policy is to fund pension cost in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

3. PENSIONS--(CONTINUED)
     The components of the net periodic pension cost are summarized as follows:

                                                             1993           1994           1995
                                                          -----------    -----------    -----------
Service cost...........................................   $   417,000    $   408,000    $   300,000
Interest cost on projected benefit obligations.........     1,051,000      1,088,000      1,152,000
Actual return on plan assets...........................    (1,538,000)    (1,195,000)    (1,209,000)
Net amortization (deferral)............................       323,000       (153,000)      (169,000)
                                                          -----------    -----------    -----------
Net periodic pension cost..............................   $   253,000    $   148,000    $    74,000
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------

     The following table set forth the plan's funded status and amount of prepaid (accrued) pension cost recognized in the Company's consolidated balance sheets at September 30, 1994 and 1995:

                                                                     1994                          1995
                                                          --------------------------    --------------------------
                                                            ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                                            EXCEED        BENEFITS        EXCEED        BENEFITS
                                                          ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
                                                           BENEFITS        ASSETS        BENEFITS        ASSETS
                                                          -----------    -----------    -----------    -----------
Accumulated benefit obligation--

  Vested...............................................   $11,918,000     $ 608,000     $13,009,000    $  834,000
  Non vested...........................................       428,000        70,000         379,000        82,000
                                                          -----------    -----------    -----------    -----------
     Total.............................................    12,346,000       678,000      13,388,000       916,000
Effect of projected future salary increases............       600,000             0         736,000        22,000
                                                          -----------    -----------    -----------    -----------
Projected benefit obligation...........................    12,946,000       678,000      14,124,000       938,000
Plan assets, at fair market value......................    14,000,000       651,000      15,742,000       789,000
                                                          -----------    -----------    -----------    -----------
Plan assets in excess of (less than) projected benefit
  obligation...........................................     1,054,000       (27,000)      1,618,000      (149,000)
Unrecognized prior service cost........................       844,000        88,000         520,000       159,000
Unrecognized transition net assets being amortized over
  10 years.............................................      (278,000)      (35,000)        (64,000)      (23,000)
Unrecognized actuarial and investment losses...........       809,000        33,000         471,000        63,000
Additional minimum liability...........................            --       (85,000)             --      (178,000)
                                                          -----------    -----------    -----------    -----------
Prepaid (accrued) pension cost recognized in the
  consolidated balance sheet...........................   $ 2,429,000     $ (26,000)    $ 2,545,000    $ (128,000)
                                                          -----------    -----------    -----------    -----------
                                                          -----------    -----------    -----------    -----------

     For the BLSC plans, the weighted averaged assumed discount rate used in determining the actuarial present value of projected benefit obligations was 8.75% and 7.75% in 1994 and 1995, respectively; the long-term anticipated rate of return was 8.5% in 1994 and 1995. For the CDSC plans, the weighted average assumed discount rate was 8.5% and the long-term anticipated rate of return was 8.5% in 1994 and 1995. The assumed rate of increase in future compensation levels for determining the actuarial present value of projected benefit obligation for CDSC's salaried employees' plan was 6% in 1994 and 1995. At September 30, 1995, the plan assets for all plans were invested in units of various trust funds administered by a trustee.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

3. PENSIONS--(CONTINUED)

     In accordance with SFAS No. 87: Employers' Accounting for Pensions, the Company has recorded an additional minimum pension liability of $178,000 at September 30, 1995.

4. COMMITMENTS AND CONTINGENCIES

     The Company, as any other manufacturing company, is from time to time subject to investigations, claims, and lawsuits arising out of the normal course of its business, including those which may relate to commercial transactions as well as environmental matters.


     In the opinion of management, none of the current legal proceedings will have a material adverse effect on the Company's consolidated financial position or results of operations. Additionally, the Company does not believe its exposure to material expenditures is substantial with respect to any known environmental claims or liabilities.

     On September 29, 1995, a class action suit was filed by an alleged stockholder against the Company and each member of the Company's Board of Directors for alleged breach of fiduciary duty in approving the merger agreement publicly announced on September 18, 1995 by and among the Company, BRW Steel Corporation ('BRW') and B&L Acquisition Corporation, a wholly-owned subsidiary of BRW ('Merger Sub'). The suit alleges that the merger agreement was being advanced through unfair procedures and that the Company's Board of Directors had not sought to maximize stockholder value. Additionally, the complaint alleges that an $8.25 per share offer received from international Metals Acquisition Corporation was inadequate. The suit was amended on October 20, 1995, to include the provisions of the amended merger agreement which was entered into as of October 4, 1995, by and among the Company, BRW and Merger Sub and provides for a $9.50 price per share in the merger. The amended complaint alleges the same grounds as the original complaint and in addition alleges that the directors had breached their fiduciary duty by agreeing to the termination fee provision in the amended merger agreement. The plaintiff seeks injunctive relief against the proposed merger and unspecified damages.

     The directors believe they have meritorious defenses to the lawsuit and intend to defend the lawsuit vigorously. While the Company and its directors believe strongly that the plaintiff will be unsuccessful in gaining any form of relief, there can be no assurance that the court will not grant relief, including damages. Moreover, it is currently not possible to estimate reasonably the amount of any such damages.

     On September 29, 1995, Stelco filed a lawsuit against certain present and former officers and key employees of the Company and their respective beneficial owners of shares of common stock of the Company. The lawsuit was subsequently dismissed without prejudice. The Company was not named as a defendant in this lawsuit.

5. INVENTORIES

     Inventories consisted of the following at September 30:

                                         1994           1995
                                      -----------    -----------
Rough steel and work in process....   $14,188,000    $15,457,000
Finished steel.....................    15,779,000     17,592,000
LIFO reserve.......................    (2,712,000)    (3,048,000)
                                      -----------    -----------
                                      $27,255,000    $30,001,000
                                      -----------    -----------
                                      -----------    -----------

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

5. INVENTORIES--(CONTINUED)

     During 1995, certain inventory quantities were increased resulting in the creation of a new LIFO cost layer. Had the LIFO method not been used, cost of sales would have been higher by approximately $10,000 in 1994 and lower by approximately $53,000 in 1995. Capitalized costs included in inventory consist of material, labor and factory overhead. Factory overhead is calculated using uniform capitalization rules.

6. FINANCING ARRANGEMENTS

     The Company's indebtedness as of September 30, 1994 and 1995, was composed of the following:

                                                   1994           1995
                                                -----------    -----------
Revolving credit.............................   $16,550,000    $13,900,000
                                                -----------    -----------
                                                -----------    -----------
Long-term debt--lndustrial Revenue Bonds.....   $ 3,600,000    $ 3,600,000
                                                -----------    -----------
                                                -----------    -----------

     Borrowings during the years were as follows:

                                                             1993           1994           1995
                                                          -----------    -----------    -----------
Short-term bank borrowings--
  Maximum month-end borrowings.........................   $19,000,000    $20,150,000    $20,643,000
  Average month-end borrowings.........................    15,137,000     18,379,000     18,066,000
  Weighted average interest rate for the fiscal year...           4.4%           6.4%           7.4%
  Weighted average interest rate at year-end...........           4.6%           7.1%           7.1%
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
Total borrowings--
    Average month-end borrowings.......................   $18,737,000    $21,979,000    $21,666,000
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------


     On January 28 and December 9, 1994, the Company entered into amendments to its revolving credit agreement with The Northern Trust Company ('Northern') and LaSalle National Bank, which provides up to $20,000,000 under a revolving credit facility. The revolving credit facility is secured by the Company's accounts receivable, inventories and equipment, excluding CDSC's assets, and a first mortgage on the Company's Batavia, Illinois property. Among other things, the restrictive covenants include limits on capital expenditures, a minimum tangible net worth (excluding cumulative translation adjustments) of at least $28,250,000 at September 30, 1995 and at all times thereafter, a maximum ratio of total liabilities to tangible net worth is limited to at least 1.8 to 1 at September 30, 1995 and at all times thereafter, and prohibitions on paying cash dividends in an amount that exceeds 25 percent of the Company's net income for the preceding fiscal year. Interest on the revolving credit facility is computed at the prime rate and/or a LIBOR based rate at the option of the Company. Funds available but unused bear interest at the rate of 1/2% per annum. Advances of credit under this credit facility are payable on January 26, 1996.

     On April 28, 1994, the Company's CDSC subsidiary entered into an agreement with NBD Bank Canada ('NBD'), which provided up to $5,800,000 (U.S.) under a revolving demand credit facility. On March 28, 1995, the agreement was renewed through April 30, 1996, and the available facility was increased to $7,000,000 (U.S.). The facility is unsecured; however, the agreement contains a negative pledge clause which prohibits CDSC from encumbering its assets to secure any other indebtedness, excepting specific liens that are limited to the property financed by the lienholder. The restrictive covenants in the agreement include a CDSC minimum tangible net worth, computed based on

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

6. FINANCING ARRANGEMENTS--(CONTINUED)

Canadian GAAP, of $10,000,000 (Canadian), a maximum ratio of total liabilities to tangible net worth of 1.2 to 1, and a minimum working capital of $3,000,000 (Canadian). Under the agreement, NBD must approve all mergers, acquisitions or changes in ownership. Interest rates for Canadian dollars are at the Canadian prime rate or NBD's cost of funds plus 1%. Interest rates for U.S. dollars are at the U.S. prime rate or LIBOR based rates.

     The interest rate on loans outstanding at September 30, 1995, ranged from 6.91% to 7.125% on loans based on LIBOR. Of the total loans outstanding at September 30, 1995 against the revolving credit agreements, $300,000 was borrowed at prime rate.

     In December 1988, BLSC secured $3,600,000 of borrowings by the issuance of Tax Exempt Industrial Revenue Bonds through the Development Authority of Cartersville, Georgia, to partially finance the construction and equipping of the Cartersville plant. The interest rate on the bonds is a weekly interest rate representing the minimum rate of interest which, in the opinion of the

Remarketing Agent, would be necessary to sell the bonds in a secondary market. The interest rates paid on these bonds varied from 3.15% to 5.85% during fiscal year 1995 and was 4.65% at September 30, 1995. The Company must fund a bond sinking fund for purposes of retiring the bonds. Principal payments of $300,000 are due on each December 1 beginning in the year 2009 and continuing through 2012. Payments of $400,000 are then due on each December 1 through the year 2018.

     In accordance with the loan agreement between BLSC and the Development Authority of Cartersville, Georgia, Northern has issued an irrevocable letter of credit in the amount of $3,852,000. Of this total amount, $3,600,000 is available to pay principal on the Bonds and $252,000 is available to pay interest when it becomes due. Northern has also issued a $666,000 irrevocable letter of credit to support workers compensation insurance reserves in 1994. In 1995, Northern increased the letter of credit to $775,000.

     At September 30, 1995, the available portion of all revolving credit facilities after adjusting for outstanding letters of credit amounted to $8,473,000. In the aggregate, $58,686,000 of assets are utilized to secure all borrowings.

     The Company is in full compliance with all covenants of each credit agreement.

7. POST EMPLOYMENT RETIREMENT BENEFIT

     The Company sponsors a defined benefit post retirement plan for health care and life insurance that covers most full-time employees. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from the Company after reaching age 55 with 10 or more years of service. The plan is contributory, with retiree contributions adjusted annually. The Company does not fund this plan.

     The Company adopted SFAS No. 106: Employers' Accounting for Post-retirement Benefits Other Than Pensions, as of October 1, 1992 for BLSC. This standard requires that the expected cost of these post-retirement benefits must be charged to expense during the years that the employees render service. The Company elected to immediately recognize the transition obligation as of October 1,1992. Accordingly, the Company recognized a cumulative effect of a change in accounting principle of $1,789,000 ($.45 per share). The effect of this change in accounting was to decrease 1993 pretax income by $142,000. Prior to fiscal 1993, the Company recognized post-retirement health care costs in the year that the benefits were paid.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

7. POST EMPLOYMENT RETIREMENT BENEFIT--(CONTINUED)


     The following table sets forth the funded status of the plan, reconciled to the accrued post-retirement benefit cost recognized in the Company's consolidated balance sheet as of September 30, 1994 and 1995:

                                                             1994          1995
                                                          ----------    ----------
Accumulated post-retirement benefit obligation
  ('APBO')--
  Retirees.............................................   $1,142,000    $  952,000
  Fully eligible active plan participants..............      219,000       244,000
  Other active plan participants.......................      891,000     1,145,000
                                                          ----------    ----------
Accrued post-retirement benefit costs..................   $2,252,000    $2,341,000
                                                          ----------    ----------
                                                          ----------    ----------

     Net periodic post-retirement benefit cost for 1994 and 1995 included the following components:

Service cost of benefits and earned....................   $ 60,000    $ 57,000
Interest on APBO.......................................    177,000     188,000
                                                          --------    --------
Net periodic post-retirement benefit cost..............   $237,000    $245,000
                                                          --------    --------
                                                          --------    --------

     For measurement purposes, a 14.0% annual rate of increase in the per capita cost of covered health care claims was assumed for 1996; the rate was assumed to decrease by 1/2 of 1% per year to 7%, and remain at that level thereafter. To illustrate the health care cost trend on amounts reported, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of September 30, 1995, by approximately $158,000 and the aggregate of the service and interest cost components of net post-retirement health care cost for the year then ended by $22,000. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.75%.

     Additionally, the CDSC subsidiary of the Company is required to adopt the provisions of SFAS No. 106 for the 1996 fiscal year. Based on preliminary actuarial estimates, the Company expects the accumulated post-retirement benefit obligation to be approximately $2,000,000. The cost of providing these benefits, which was not significant for the years 1993, 1994 and 1995, is currently recognized as expense when paid. The Company has not yet determined the method of adoption.

8. INCOME TAXES


     Effective October 1, 1993, the Company adopted SFAS No. 109: Accounting for Income Taxes. SFAS No. 109 requires financial statements to reflect deferred income taxes for the future tax consequences of events recognized in different years for financial reporting and tax reporting purposes. This accounting change increased 1994 net income by $813,000 ($.20 per share). The financial statements for years prior to 1994 have not been restated to reflect the adoption of this standard.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

8. INCOME TAXES--(CONTINUED)

     Components of deferred income taxes as of September 30, 1994 and 1995 were as follows:

ASSETS (LIABILITIES)                                         1994           1995
- -------------------------------------------------------   -----------    -----------
Federal Net Operating Loss Carryforwards...............   $   756,000    $        --
Post-retirement benefits...............................       754,000        743,000
Tax in excess of Book depreciation.....................    (1,228,000)    (1,299,000)
Other, net.............................................        67,000        235,000
Canadian Deferred Income Tax...........................      (411,000)      (538,000)
                                                          -----------    -----------
                                                              (62,000)      (859,000)
Less: Valuation allowance..............................      (349,000)            --
                                                          -----------    -----------
Deferred Income Taxes, Net.............................   $  (411,000)   $  (859,000)
                                                          -----------    -----------
                                                          -----------    -----------

     The Company recorded a valuation allowance as of September 30, 1994 equal to 100% of the domestic portion of the net deferred tax asset. During 1995, the valuation allowance decreased by $349,000 due to management's belief that the net deferred tax assets will reverse during periods in which the Company will generate net taxable income and fully utilize the remaining net operating loss carryforward.

     The income tax provision (benefit) components for the fiscal years 1993, 1994 and 1995, were composed of:

                                                            1993        1994         1995
                                                          --------    --------    ----------

Current provision (benefit)--
  Federal..............................................   $     --    $ 24,000    $1,620,000
  State................................................    (25,000)         --       128,000
  Foreign..............................................    480,000     842,000     1,208,000
                                                          --------    --------    ----------
                                                           455,000     866,000     2,956,000
Deferred (prepaid) provision relating to--
  Tax over book depreciation...........................     94,000     271,000       207,000
  Prepaid pension benefits.............................      2,000     (10,000)      (66,000)
  Uniform cost capitalization..........................     22,000      32,000            --
  Accrued vacation benefits............................    (24,000)     (2,000)     (111,000)
  Other, net...........................................     45,000     (18,000)      (29,000)
  Valuation Allowance..................................         --    (273,000)     (349,000)
                                                          --------    --------    ----------
                                                           139,000          --      (348,000)
                                                          --------    --------    ----------
  Income tax provision (benefit).......................   $594,000    $866,000    $2,608,000
                                                          --------    --------    ----------
                                                          --------    --------    ----------

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

8. INCOME TAXES--(CONTINUED)

     A reconciliation between the statutory federal income tax rate and the effective income tax rate recorded is shown below:

                                                             1993          1994          1995
                                                          ----------    ----------    ----------
Statutory federal income tax rates.....................          35%           35%           35%
                                                          ----------    ----------    ----------
                                                          ----------    ----------    ----------
Statutory federal provision (benefit)..................   $ (643,000)   $1,271,000    $2,737,000
State provision (benefit), net of federal tax effect...      (16,000)           --        83,000
Utilization of NOL carryforward and valuation allowance
  change...............................................           --      (552,000)     (349,000)
Foreign tax rate differential..........................       60,000       123,000        79,000
Unbenefitted NOL carryforward..........................    1,062,000            --            --
Other, net.............................................      131,000        24,000        58,000
                                                          ----------    ----------    ----------
                                                          $  594,000    $  866,000    $2,608,000
                                                          ----------    ----------    ----------
                                                          ----------    ----------    ----------
Effective income taxes rates...........................           --         23.9%         33.4%

                                                          ----------    ----------    ----------
                                                          ----------    ----------    ----------

9. LEASES

     The Company leases trucks and other miscellaneous equipment for various lease terms, none of which exceeds five years. Lease agreements frequently include renewal options and usually require that the Company pay for insurance and maintenance expense.

     Property, plant and equipment includes costs associated with capital leases of $0 and $59,000 as of September 30, 1994 and 1995, respectively. Accumulated depreciation includes amortization associated with these capital leases of $0 and $12,000 as of September 30, 1994 and 1995, respectively. Capital lease amortization is included in depreciation expense.

     Rental payments for operating leases are charged to cost of operations in the period incurred. Rental expense for operating leases were $344,000, $278,000 and $265,000 for the years ended September 30, 1993, 1994 and 1995, respectively. Future minimum lease payments for all leases at September 30, 1995, total $547,000.

10. SUPPLEMENTAL INFORMATION

     Interest income in each of the three years ended September 30, 1995, is insignificant and has been netted against interest expense on the consolidated statements of income. The following additional supplemental information is provided for the three years ended September 30:

                                              1993          1994          1995
                                           ----------    ----------    ----------
Depreciation............................   $1,440,000    $1,486,000    $1,594,000
Amortization on Capitalized Software....       66,000       130,000       170,000
Maintenance and repairs.................    3,252,000     3,157,000     3,866,000

11. SALARY SAVINGS AND PROFIT SHARING PLANS

     The Company maintains a Salary Savings Plan for all nonbargaining unit domestic employees. The Company contributes $200 per participant per plan year plus 60% of the first $1,000 of a participant's contribution and 40% of the second $1,000 of the participant's contribution. The Company also maintains a Salary Savings Plan for all Harvey, Illinois, bargaining unit employees.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995


11. SALARY SAVINGS AND PROFIT SHARING PLANS--(CONTINUED)

     The Company contributes $100 per participant per plan year. Provisions under both of these plans were $102,000, $138,000 and $163,000 for the years ended September 30, 1993, 1994 and 1995, respectively.

     Effective December 1988, the Company established a salary savings plan for all Medina, Ohio, bargaining unit employees. The Company does not make contributions to this plan.

     Effective October 1, 1987, the Company established a profit sharing plan for all nonbargaining unit employees. The profit sharing amount is based upon the Company's income before taxes and profit sharing expenses and may range up to 10% of each participant's base salary. Provisions under this plan were $0, $558,000 and $663,000, for the years ended September 30, 1993, 1994 and 1995, respectively.

12. STOCK OPTION PLANS

     Effective December 15, 1988, the Company established an Employee Incentive Stock Option Plan ('ISOP') and a nonstatutory Directors' Stock Option Plan ('DSOP'). A total of up to 130,000 and 65,000 shares of common stock of the Company are reserved for issuance upon exercise of options under the ISOP and DSOP, respectively. On December 15, 1988, pursuant to the ISOP, 30 key employees were granted options to purchase a specific number of shares. The number of shares exercisable per employee ranges from 1,000 to 4,000. On December 15, 1988, pursuant to the DSOP, the three directors of the Company who are not employees of the Company were granted options to purchase 10,000 shares each.

     Effective May 11, 1990, the Company granted additional options to 36 key employees to purchase shares of common stock pursuant to the ISOP. The number of shares exercisable per employee ranges from 500 to 5,000. Also effective May 11, 1990, the Company granted options to the three directors of the Company, who are not employees, to purchase 5,000 shares each of common stock pursuant to the DSOP.

     For both plans, the options granted to employees and directors became exercisable on the first anniversary date of the grant dates, December 15, 1989, and May 11, 1991, respectively, and vested and became exercisable over a four-year period from the grant dates, with 25% of the options becoming exercisable on each anniversary of the grant dates. To the extent vested, the options shall be exercisable for a term of 10 years from the grant dates. The exercise price per share of common stock for the 1988 options is $10.50, the initial offering price per share of the Company's common stock. The exercise price per share of common stock for the 1990 options is $5.50, the closing price per share of the Company's common stock as reported on the NASDAQ National Market System on May 11, 1990. No options were granted or exercised in 1994 or 1995.

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                       SEPTEMBER 30, 1993, 1994 AND 1995

12. STOCK OPTION PLANS--(CONTINUED)

     Below is a summary of options for both plans as of September 30, 1994 and 1995:

                                               ISOP                 DSOP
                                         ----------------     ----------------
                                           FISCAL YEAR          FISCAL YEAR
                                         ----------------     ----------------
                                          1994      1995       1994      1995
                                         ------    ------     ------    ------
Outstanding, October 1................   97,000    97,000     45,000    45,000
Forfeited.............................       --    10,500         --        --
Outstanding, September 30.............   97,000    86,500     45,000    45,000
Exercisable, September 30:
  Options @ $10.50....................   56,000    49,000     30,000    30,000
  Options @ $5.50.....................   41,000    37,500     15,000    15,000
  Total exercisable...................   97,000    86,500     45,000    45,000
Available for grant, September 30.....   33,000    43,500     20,000    20,000
                                         ------    ------     ------    ------
                                         ------    ------     ------    ------

13. SUPPLEMENTAL INCENTIVE COMPENSATION PLAN

     Approximately 28 key management employees of the Company, including all executive officers of the Company, participate in the Company's Supplemental Incentive Compensation Plan (the 'Incentive Plan'). The Incentive Plan provides for payment of cash awards depending upon, among other factors, the degree to which certain specified income levels have been attained during the Company's fiscal year. Provisions under this plan were $0, $472,000 and $468,000 for the years ended September 30, 1993, 1994 and 1995.

14. SPLIT DOLLAR LIFE INSURANCE

     In September 1988, BLSC entered into a split dollar life insurance agreement with each of the three executive officers of the Company and certain other officers and key employees of BLSC whereby the premiums on the corresponding insurance policies are paid by BLSC. Under the agreement, such persons have each executed a collateral assignment of their policies, BLSC, as assignee, is entitled to recover the aggregate premium payments made by it through any combination of (1) borrowing against the policies, (2) the cash surrender value of the policies if the policies should be surrendered and (3) payment in the event of the insured's death. Premiums paid for the coverage were $253,000 in 1994 and 1993 and $211,000 in 1995.

15. ALLOWANCE FOR DOUBTFUL ACCOUNTS


     An analysis of the allowance for doubtful accounts for fiscal years 1993, 1994 and 1995, is as follows:

                                                       1993        1994         1995
                                                     --------    ---------    --------
Balance, beginning of year........................   $507,000    $ 533,000    $355,000
  Provision charged to income.....................     72,000      (41,000)    (72,000)
  Accounts written off, net of recoveries.........    (46,000)    (137,000)    114,000
                                                     --------    ---------    --------
  Balance, end of year............................   $533,000    $ 355,000    $397,000
                                                     --------    ---------    --------
                                                     --------    ---------    --------

               BLISS & LAUGHLIN INDUSTRIES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       SEPTEMBER 30, 1993, 1994 AND 1995

16. GEOGRAPHIC INFORMATION

     The majority of the Company's business is conducted in the Great Lakes Region. The Company operates four plants in that region, three in the United States and one in Canada. The decision on which plant to use to source a product sale is based on the nature of the product, the availability of each plant to produce the product, the relative proximity of the plant to the source of raw material and the ultimate customer and other factors.

     Summary financial information by geographic area included in the consolidated financial statements for the years ended September 30, 1993, 1994 and 1995, is as follows (in thousands):

                                                            1993        1994        1995
                                                          --------    --------    --------
Net Sales--
  United States........................................   $108,909    $120,327    $130,860
  Canada...............................................     28,014      32,108      38,512
                                                          --------    --------    --------
     Total consolidated................................   $136,923    $152,435    $169,372
                                                          --------    --------    --------
                                                          --------    --------    --------
Income (loss) before income taxes and cumulative effect
  of change in accounting principle--
  Income (loss) from North American operations.........   $   (260)   $  5,495    $ 10,213
  General Corporate expense............................     (1,576)     (1,864)     (2,393)
                                                          --------    --------    --------

     Total consolidated................................   $ (1,836)   $  3,631    $  7,820
                                                          --------    --------    --------
                                                          --------    --------    --------
Identifiable assets--
  United States........................................   $ 51,878    $ 49,654    $ 52,896
  Canada...............................................     17,117      18,085      18,974
                                                          --------    --------    --------
     Total consolidated................................   $ 68,995    $ 67,739    $ 71,870
                                                          --------    --------    --------
                                                          --------    --------    --------

     Export sales included in the United States sales approximated $551,000, $2,319,000 and $2,710,000, for 1993, 1994 and 1995, respectively. Export sales included in Canada sales approximated $2,979,000, $7,126,000 and $9,041,000, for 1993, 1994 and 1995, respectively. Intercompany sales were insignificant in all years presented and have been eliminated from the above totals. In fiscal year 1995, there were no sales to one customer which exceeded 10% of total sales.

17. SUBSEQUENT EVENT

     On April 2, 1996, the Company consummated an amended agreement and plan of merger by and among the Company, Bar Technologies, Inc. ('BarTech'), a Delaware corporation, and B&L Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of BarTech, whereby BarTech acquired the Company for $9.50 per common share in cash for an aggregate purchase price of $37,980,000. The terms of the merger agreement also provide that, under certain circumstances, holders of the Company's common stock will receive additional consideration if all or substantially all of the stock or assets are sold or merged into an unaffiliated third party of BarTech within one year of the date of the merger agreement.

            ------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

TABLE OF CONTENTS

Additional Information................................................     2
Summary...............................................................     3
Risk Factors..........................................................    14
The Company...........................................................    25
Use of Proceeds.......................................................    26
The Exchange Offer....................................................    27
Capitalization........................................................    35
Pro Forma Financial Information.......................................    37
Selected Financial Information........................................    42
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...............................................    45
Business..............................................................    51
Projections...........................................................    69
Management............................................................    82
Certain Transactions..................................................    89
Principal Stockholders................................................    90
Description of Other Indebtedness.....................................    93
Description of Exchange Notes.........................................    98
Summary of Collateral and Intercreditor Agreements....................   136
Notes Registration Rights.............................................   145
Certain Federal Income Tax Considerations.............................   147
Plan of Distribution..................................................   147
Legal Matters.........................................................   148
Independent Public Accountants........................................   148
Index to Financial Statements.........................................   F-1

                                ---------------


UNTIL                                          , 1996 (90 DAYS AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

            ------------------------------------------------------

            ------------------------------------------------------

PROSPECTUS

BAR TECHNOLOGIES INC.

OFFER TO EXCHANGE $91,609,000 OF ITS 13 1/2% SENIOR SECURED NOTES DUE 2001 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $91,609,000 OF ITS OUTSTANDING 13 1/2% SENIOR SECURED NOTES DUE 2001

[LOGO]
BARTECH


       , 1996


            ------------------------------------------------------
            ------------------------------------------------------

                    APPENDIX FOR GRAPHIC AND IMAGE MATERIAL

1. The diagram illustrates in summary form the process steps that will be eliminated as a result of the replacement of the ingot based process used by the Bethlehem BRW Division with the continuous casting process. (Page 55)

2. The diagram illustrates the layout of the Johnstown Facility after Phase One has been completed and shows in summary form the installation of new equipment and reactivation of existing facilities proposed in Phase Two. (Page 58)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the 'Law') provides as follows:

          '(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).'

     Section 102(b)(7) of the Law provides as follows:

          '(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.'

     Directors and officers of the registrants may be entitled to indemnification under the charter documents, by-laws or contractual arrangements.

     In addition, the answer to this Item 20 is incorporated by reference to:
Articles Seventh and Eighth of the Amended and Restated Certificate of Incorporation of BarTech in substantially the form included as Exhibit 3.1 to this Registration Statement; and Article V of the Amended and Restated By-Laws of BarTech in substantially the form included as Exhibit 3.2 to this Registration Statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBIT
NUMBER  DESCRIPTION OF EXHIBITS
- ------- ------------------------------------------------------------------------
 2.1*   -- Stock Subscription Agreement, dated as of March 1, 1996, among
           Blackstone/BarTech Acquisition Corporation, BarTech and BRW Steel
           Holdings, L.P.
 2.2*   -- Amendment No. 1 to Stock Subscription Agreement, dated as of April 1,
           1996, among Blackstone/BarTech Acquisition Corporation, BarTech and
           BRW Steel Holdings, L.P.
 2.3*   -- Assignment and Subscription Agreement, dated as of April 2, 1996, by and among Blackstone/BarTech Acquisition Corporation, BarTech and BRW
           Steel Holdings, L.P.
 2.4*   -- Stockholders' Agreement, dated as of April 2, 1996, among Blackstone
           Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore
           Capital Partners II L.P., Blackstone Family Investment Partnership II
           L.P., BRW Steel Holdings, L.P., BRW Steel Offshore Holdings, L.P. and
           BarTech.
 3.1*   -- Amended and Restated Certificate of Incorporation of BarTech.
 3.2*   -- Amended and Restated By-Laws of BarTech.
 4.1*   -- Indenture, dated as of April 1, 1996, among BarTech, B&L Acquisition
           Corporation, Bliss & Laughlin Industries Inc., Bliss & Laughlin Steel
           Company, Canadian Drawn Steel Company Inc. and United States Trust
           Company of New York.
 4.2*   -- Form of Note.
 4.3*   -- Form of Exchange Note.
 4.4*   -- Registration Rights Agreement, dated as of April 1, 1996, by and among BarTech, Bliss & Laughlin Industries Inc., Bliss & Laughlin
           Steel Company, Canadian Drawn Steel Company Inc. and Chase Securities
           Inc.
 4.5*   -- Common Stock Registration Rights Agreement, dated as of April 1,
           1996, among BarTech, BRW Steel Holdings, L.P., BRW Steel Offshore
           Holdings, L.P., Blackstone Capital Partners II Merchant Banking Fund

           L.P. and Chase Securities Inc.
 4.6*   -- Warrant Agreement, dated as of April 1, 1996, between BarTech and
           United States Trust Company of New York.
 5.1*   -- Opinion of Simpson Thacher & Bartlett regarding legality of the securities being registered.
 8.1*   -- Opinion of Simpson Thacher & Bartlett regarding certain tax matters.
10.1*   -- Credit Agreement, dated as of April 2, 1996, among BarTech, Bliss &
           Laughlin Steel Company and Chemical Bank.

EXHIBIT
NUMBER  DESCRIPTION OF EXHIBITS
- ------- ------------------------------------------------------------------------
10.2*   -- Master Pledge Agreement, dated as of April 2, 1996, among BRW Steel
           Holdings, L.P., BRW Steel Offshore Holdings, L.P., BarTech, Bliss &
           Laughlin Industries Inc., Bliss & Laughlin Steel Company and United
           States Trust Company of New York.
10.3*   -- Agreement, dated July 18, 1995, by and between Rokop Corporation and
           BRW Steel Corporation.
10.4*   -- Employment Agreement, dated September 15, 1994, between BarTech and
           James R. Powers.
10.5*   -- Employment Agreement, dated September 15, 1994, between BarTech and
           Denny Bozic.
10.6*   -- Memorandum of Understanding, dated October 19, 1994, between BarTech and Birchel S. Brown.
10.7*   -- Employment Agreement, dated May 11, 1990, between Bliss & Laughlin
           Industries Inc. and Gregory H. Parker (incorporated by reference to
           Bliss & Laughlin Industries Inc.'s Annual Report on Form 10-K for the
           year ended September 30, 1990).
10.8*   -- Employment Agreement, dated May 11, 1990, between Bliss & Laughlin
           Industries Inc. and Anthony J. Romanovich (incorporated by reference to Bliss & Laughlin Industries Inc.'s Annual Report on Form 10-K for
           the year ended September 30, 1990).
10.9*   -- Bliss & Laughlin Industries Inc. Employees' Incentive Stock Option
           Plan (incorporated by reference to Exhibit 10.13 to Bliss & Laughlin
           Industries Inc.'s Registration Statement on Form S-1, Registration
           No. 33-25421).
10.10*  -- First Amendment to Bliss & Laughlin Industries Inc. Employees'
           Incentive Stock Option Plan, dated February 5, 1992.
10.11*  -- Bliss & Laughlin Industries Inc. Directors' Stock Option Plan
           (incorporated by reference to Exhibit 10.14 to Bliss & Laughlin
           Industries Inc.'s Registration Statement on Form S-1, Registration
           No. 33-25421).
10.12*  -- Bliss & Laughlin Industries Inc. Directors' Deferred Compensation
           Plan effective as of March 1, 1994 (incorporated by reference to
           Bliss & Laughlin Industries Inc.'s Annual Report on Form 10-K for the
           year ended September 30, 1994).

10.13*  -- Letter Agreement, dated September 22, 1994, between Johnstown
           Advisory Corp. and BarTech.
10.14*  -- Letter Agreement, dated April 2, 1996, among BarTech, Johnstown
           Acquisition Corp., Johnstown Advisors Corp. and Blackstone Management
           Partners L.P.
10.15*  -- Master Agreement, dated July 18, 1994, by and among the Commonwealth of Pennsylvania, acting by and through the Department of Commerce, the Pennsylvania Industrial Development Authority, the Commonwealth of Pennsylvania, acting by and through the Department of Community
           Affairs, the Johnstown Industrial Development Corporation, the County of Cambria, the City of Johnstown, BarTech and BRW Steel
           Corporation--Johnstown.
10.16*  -- Amendment No. 1 to the Master Agreement, dated September 21, 1994, by and among the Commonwealth of Pennsylvania, acting by and through the Department of Commerce, the Pennsylvania Industrial Development
           Authority, the Commonwealth of Pennsylvania, acting by and through the Department of Community Affairs, the Johnstown Industrial
           Development Corporation, the County of Cambria, the City of Johnstown and BarTech.
10.17*  -- Sunny Day Fund Loan Agreement, dated September 21, 1994, by and between BarTech and the Commonwealth of Pennsylvania acting by and through its Department of Commerce.

EXHIBIT
NUMBER  DESCRIPTION OF EXHIBITS
- ------- ------------------------------------------------------------------------
10.18*  -- Pennsylvania Industrial Development Authority Consent, Subordination
           and Assumption Agreement, dated August 4, 1994, effective as of
           September 21, 1994, by BarTech and Johnstown Industrial Development
           Corporation in favor of the Pennsylvania Industrial Development
           Authority.
10.19*  -- Economic Development Partnership Loan Agreement, dated September 21,
           1994, between the City of Johnstown and BarTech.
10.20*  -- Economic Development Set-Aside Loan Agreement, dated as of July 6,
           1995, between the City of Johnstown and BarTech.
10.21*  -- Economic Development Set-Aside Loan Agreement, dated as of November
           6, 1995, between the City of Johnstown and BarTech.
10.22*  -- Section 108 Loan Agreement, dated July 20, 1994, by and between the
           City of Johnstown, the County of Cambria and BarTech.
10.23*  -- Amendment No. 1 to Section 108 Loan Agreement, dated August 1994, by and among the City of Johnstown, the County of Cambria and BarTech.
10.24*  -- Loan and Use Agreement, dated September 21, 1994, by and between
           Marine Midland Bank and BarTech.
10.25*  -- Loan Agreement, dated August 12, 1994, by and between BarTech and
           Buffalo and Erie County Regional Development Corporation.
10.26*  -- Community Development Block Grant Loan Agreement, dated as of

           November 3, 1995, between Cambria County and BarTech.
10.27*  -- BID Loan Agreement, dated March 12, 1996, between Johnstown
           Industrial Development Corporation and BarTech.
10.28*  -- Contribution Agreement, dated December 1993, by and between BarTech and Bethlehem Steel Corporation.
10.29*  -- Amendment No. 1 to Contribution Agreement, dated January 1994, by and between BarTech and Bethlehem Steel Corporation.
10.30*  -- Amendment No. 2 to Contribution Agreement, dated January 7, 1994, by and between BarTech and Bethlehem Steel Corporation.
10.31*  -- Amendment No. 3 to Contribution Agreement, dated June 7, 1994, by and between BarTech and Bethlehem Steel Corporation.
10.32*  -- Amendment No. 4 to Contribution Agreement, dated June 29, 1994, by and between BarTech and Bethlehem Steel Corporation.
10.33*  -- Amendment No. 5 to Contribution Agreement, dated September 21, 1994, by and between BarTech and Bethlehem Steel Corporation.
10.34*  -- Subordinated Loan Agreement, dated September 21, 1994, by and between
           BarTech and Bethlehem Steel Corporation.
10.35*  -- Loan Agreement, dated as of December 1, 1988, between Development
           Authority of Cartersville and Bliss & Laughlin Steel Company
           (incorporated by reference to Exhibit 10(e) to Bliss & Laughlin
           Industries Inc.'s Annual Report on Form 10-K for the year ended
           September 30, 1989).
10.36*  -- Collective Bargaining Agreement, dated February 15, 1994, by and between the United Steelworkers of America, AFL-CIO and BarTech.
10.37*  -- Amendment No. 1 to the Collective Bargaining Agreement, dated
           September 21, 1994, by and between the United Steelworkers of America, AFL-CIO and BRW Steel Corporation.
10.38*  -- Letter Agreement, dated March 28, 1996, among BRW Steel Holdings,
           L.P., BarTech and the United Steel Workers of America.

EXHIBIT
NUMBER  DESCRIPTION OF EXHIBITS
- ------- ------------------------------------------------------------------------
10.39*  -- Amended and Restated Intercreditor and Subordination Agreement, dated as of April 2, 1996, by and among United States Trust Company of New
           York, Bethlehem Steel Corporation, the Pennsylvania Lenders (as
           defined therein), the Lackawanna Lenders (as defined therein),
           Chemical Bank, Rokop Corporation, those parties who in the future become Government Lenders (as defined therein), those parties who in the future become Notes Refinancing Lenders (as defined therein),
           BarTech, Bliss & Laughlin Steel Company, Canadian Drawn Steel
           Company, and each of the other Pledgors (as defined therein) from time to time made party thereto.
10.40*  -- Memorandum of Understanding, dated March 6, 1996, between
           Pennsylvania Electric Company and BarTech.
12.1*   -- Computation of ratio of earnings to fixed charges.

21.1*   -- List of subsidiaries of BarTech.
23.1    -- Consent of Simpson Thacher & Bartlett (included in their opinions previously filed as Exhibits 5.1 and 8.1).
23.2    -- Consent of Simpson Thacher & Bartlett.
23.3    -- Consent of Arthur Andersen LLP (Pittsburgh office).
23.4    -- Consent of Arthur Andersen LLP (Chicago office).
24.1    -- Powers of Attorney (included in the signature pages to the
           Registration Statement).
25.1*   -- Statement on Form T-1 of the eligibility of United States Trust
           Company of New York.
99.1*   -- Form of Letter of Transmittal.
99.2*   -- Form of Notice of Guaranteed Delivery.
99.3*   -- Exchange Agreement to be entered into between BarTech and United
           States Trust Company of New York.

- ------------------

* Previously filed.


     (b) Financial Statement Schedules.

     All schedules are omitted as the required information is presented in the registrants' consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Each undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of New York, State of New York on the 11th day of July, 1996.


                                          BAR TECHNOLOGIES INC.


                                          By: /s/ JAMES R. POWERS
                                            Name: James R. Powers
                                            Title: President, Chief Executive
                                                   Officer and Director



     Pursuant to the requirements of the Securities Act of 1993, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                          TITLE                       DATE
- -------------------------  --------------------------------------  -------------
 /s/ JAMES R. POWERS       President, Chief Executive Officer and   July 11, 1996
- -------------------------  Director
     James R. Powers       (Principal Executive Officer)

            *              Secretary and Director                   July 11, 1996
- -------------------------
   Kenneth R. Brotman

            *              Class B Director                         July 11, 1996
- -------------------------
    David A. Stockman

/s/ MIKAEL SALOVAARA        Class B Director                        July 11, 1996
- -------------------------
    Mikael Salovaara

/s/ ROBERT B. MCKEON       Chairman and Director                    July 11, 1996
- -------------------------
    Robert B. McKeon

            *              Director                                 July 11, 1996
- -------------------------
   Thomas J. Campbell


            *              Director                                 July 11, 1996
- -------------------------
      Edward N. Ney

            *              Director
- -------------------------
    Harold A. Poling

            *              Director                                 July 11, 1996
- -------------------------
     Daniel R. DeVos

        SIGNATURE                          TITLE                       DATE
- -------------------------  --------------------------------------  -------------
            *              Director                                 July 11, 1996
- -------------------------
    Anthony Rainaldi

            *              Director                                 July 11, 1996
- -------------------------
     Buddy W. Davis

/s/ MARY ANN LINK          Controller                               July 11, 1996
- -------------------------  (Principal Financial and Accounting
    Mary Ann Link          Officer)

 *By:/s/ ROBERT B. MCKEON
- -------------------------
    Robert B. McKeon
    Attorney-In-Fact

  /s/ MIKAEL SALOVAARA
- -------------------------
    Mikael Salovaara
    Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Chicago, State of Illinois on the 11th day of July, 1996.


                                          BLISS & LAUGHLIN INDUSTRIES INC.


                                          By:      /s/ PAUL J. AUSTGEN
                                            Name:  Paul J. Austgen
                                            Title: Vice President, Finance,
                                                   Secretary and Treasurer



     Pursuant to the requirements of the Securities Act of 1993, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                          TITLE                       DATE
- -------------------------  --------------------------------------  -------------

/s/ ANTHONY J. ROMANOVICH  Senior Vice President                    July 11, 1996
- -------------------------  (Principal Executive Officer)
  Anthony J. Romanovich

            *              Director                                 July 11, 1996
- -------------------------
   Kenneth R. Brotman

/s/ PAUL J. AUSTGEN        Vice President, Finance, Secretary and   July 11, 1996
- -------------------------  Treasurer
    Paul J. Austgen        (Principal Financial and Accounting
                           Officer)

/s/ MIKAEL SALOVAARA       Director                                 July 11, 1996
- -------------------------
    Mikael Salovaara

/s/ ROBERT B. MCKEON       Director                                 July 11, 1996
- -------------------------
    Robert B. McKeon

            *              Director                                 July 11, 1996

- -------------------------
   Thomas J. Campbell

*By:/s/ ROBERT B. MCKEON
- -------------------------
    Robert B. McKeon
    Attorney-In-Fact

  /s/ MIKAEL SALOVAARA
- -------------------------
    Mikael Salovaara
    Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Chicago, State of Illinois on the 11th day of July, 1996.


                                          BLISS & LAUGHLIN STEEL COMPANY


                                          By:      /s/ PAUL J. AUSTGEN
                                            Name:  Paul J. Austgen
                                            Title: Vice President, Finance,
                                                   Secretary and Treasurer



     Pursuant to the requirements of the Securities Act of 1993, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                          TITLE                       DATE
- -------------------------  --------------------------------------  -------------

/s/ ANTHONY J. ROMANOVICH  Senior Vice President                    July 11, 1996
- -------------------------  (Principal Executive Officer)
  Anthony J. Romanovich

            *              Director                                 July 11, 1996
- -------------------------
   Kenneth R. Brotman

/s/ PAUL J. AUSTGEN        Vice President, Finance, Secretary and   July 11, 1996
- -------------------------  Treasurer
    Paul J. Austgen        (Principal Financial and Accounting
                           Officer)

/s/ MIKAEL SALOVAARA       Director                                 July 11, 1996
- -------------------------
    Mikael Salovaara

/s/ ROBERT B. MCKEON       Director                                 July 11, 1996
- -------------------------
    Robert B. McKeon


            *              Director                                 July 11, 1996
- -------------------------
   Thomas J. Campbell

*By:/s/ ROBERT B. MCKEON
- -------------------------
    Robert B. McKeon
    Attorney-In-Fact

  /s/ MIKAEL SALOVAARA
- -------------------------
    Mikael Salovaara
    Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Chicago, State of Illinois on the 11th day of July, 1996.


                                          CANADIAN DRAWN STEEL COMPANY INC.


                                          By: /s/ JAMES BARNETT
                                            Name: James Barnett
                                            Title: President



     Pursuant to the requirements of the Securities Act of 1993, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                          TITLE                       DATE
- -------------------------  --------------------------------------  -------------

/s/ JAMES BARNETT          President and Sole Director              July 11, 1996
- -------------------------  (Principal Executive Officer)
      James Barnett

           *               Accounting Manager                       July 11, 1996
- -------------------------  (Principal Financial and Accounting
    Martyn Durham          Officer)

*By:/s/ ROBERT B. MCKEON
- -------------------------
    Robert B. McKeon
    Attorney-In-Fact

  /s/ MIKAEL SALOVAARA
- -------------------------
    Mikael Salovaara
    Attorney-In-Fact